As filed with the Securities and Exchange Commission on October 3, 2025
Registration No. 333-290427

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GILDAN ACTIVEWEAR INC.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Canada (State or other jurisdiction of incorporation or organization)	2200, 2250, 2300 (Primary Standard Industrial Classification Code Numbers)	Not Applicable (I.R.S Employer Identification Number)
600 de Maisonneuve Boulevard West
33rd Floor
Montréal, Québec
Canada H3A 3J2
(514) 735-2023
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gildan USA LLC
1980 Clements Ferry Road,
Charleston, SC 29492
(843) 606-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service of the Registrant)

Copies to:
Matthew B. Goodman Mario Schollmeyer Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Joel T. May Darcy R. White Jones Day 1221 Peachtree Street, N.E., Suite 400 Atlanta, GA 30361 (404) 521-3939	Virginia A. Piekarski Carlyle R. Cromer Hanesbrands Inc. 101 North Cherry Street Winston-Salem, NC 27101 336-918-3453 336-749-7482

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the proposed merger described in the enclosed proxy statement/prospectus.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information contained in this Proxy Statement/Prospectus is subject to completion and amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Proxy Statement/Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION — DATED OCTOBER 3, 2025
PROXY STATEMENT OF HANESBRANDS INC.	PROSPECTUS OF GILDAN ACTIVEWEAR INC.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Hanesbrands Inc.:
On August 13, 2025, Hanesbrands Inc. (“Hanesbrands”), Gildan Activewear Inc. (“Gildan”), Galaxy Merger Sub 2, Inc., a direct wholly owned subsidiary of Gildan (“Second Gildan Merger Sub”), Galaxy Merger Sub 1, Inc., a direct wholly owned subsidiary of Second Gildan Merger Sub (“First Gildan Merger Sub”), Helios Holdco, Inc., a direct wholly owned subsidiary of Hanesbrands (“Hanesbrands Holdco”), and Helios Merger Sub, Inc., a direct wholly owned subsidiary of Hanesbrands Holdco (“Hanesbrands Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”) that provides for the acquisition of Hanesbrands by Gildan through multiple steps. On the terms and subject to the conditions set forth in the Merger Agreement, first, Hanesbrands Merger Sub will merge with and into Hanesbrands (the “Hanesbrands Merger”), with Hanesbrands surviving the Hanesbrands Merger as a direct wholly owned subsidiary of Hanesbrands Holdco (the “Hanesbrands Merger Surviving Corporation”). Second, immediately following the Hanesbrands Merger, Hanesbrands Merger Surviving Corporation will be converted into a Maryland limited liability company (the “LLC Conversion”). Third, immediately following the LLC Conversion, First Gildan Merger Sub will merge with and into Hanesbrands Holdco (the “First Gildan Merger”), with Hanesbrands Holdco surviving the First Gildan Merger as a direct wholly owned subsidiary of Second Gildan Merger Sub (“First Gildan Merger Surviving Corporation”). Fourth, immediately following the First Gildan Merger, First Gildan Merger Surviving Corporation will merge with and into Second Gildan Merger Sub (the “Second Gildan Merger” and, together with the Hanesbrands Merger, the LLC Conversion and the First Gildan Merger, the “Transactions”), with Second Gildan Merger Sub surviving the Second Gildan Merger as a direct wholly owned subsidiary of Gildan.
At the time the Hanesbrands Merger becomes effective (the “Hanesbrands Merger Effective Time”): (a) each share of common stock, par value $0.01 per share, of Hanesbrands (“Hanesbrands Common Stock”) outstanding immediately prior to the Hanesbrands Merger Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Hanesbrands Holdco (“Hanesbrands Holdco Common Stock”), with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of Hanesbrands Holdco, and (b) each Hanesbrands stock option, restricted stock unit and performance unit will be converted into an equity award covering that number of shares of Hanesbrands Holdco Common Stock equal to the number of shares of Hanesbrands Common Stock subject to such equity award, with substantially the same terms and conditions as the awards so converted.
At the First Gildan Merger Effective Time, each share of Hanesbrands Holdco Common Stock outstanding immediately prior to the First Gildan Merger Effective Time (other than certain excluded shares as described in the Merger Agreement) will be converted into the right to receive (a) 0.102 (the “Exchange Ratio”) common shares of Gildan (“Gildan Common Shares”) (the “Share Consideration”) and (b) $0.80 in cash, without interest (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”), subject to applicable tax withholding.
For purposes of this proxy statement/prospectus (this “Proxy Statement/Prospectus”), where applicable, after the consummation of the Hanesbrands Merger, all references to Hanesbrands, Hanesbrands Common Stock, options to purchase shares of Hanesbrands Common Stock granted under the Hanesbrands’ 2020 Omnibus Incentive Plan (as amended, the “Hanesbrands Equity Plan”) or as part of an inducement grant pursuant to the rules and regulations of the NYSE (“Hanesbrands Options”), Hanesbrands restricted stock units granted under the Hanesbrands Equity Plan (“Hanesbrands RSUs”), Hanesbrands performance stock units granted under the Hanesbrands Equity Plan (“Hanesbrands PSUs,” and together with Hanesbrands Options and Hanesbrands RSUs, the “Hanesbrands Equity Awards”) and Hanesbrands Equity Awards and other securities of Hanesbrands shall be deemed, as applicable, to be references to Hanesbrands Holdco, Hanesbrands Holdco Common Stock and the same securities and awards of Hanesbrands Holdco, and all references to holders of Hanesbrands Common Stock (“Hanesbrands Stockholders”) shall be deemed to be references to stockholders of Hanesbrands Holdco.

The Exchange Ratio is fixed and will not be adjusted to reflect changes in the price of Hanesbrands Common Stock or Gildan Common Shares prior to the First Gildan Merger Effective Time. The Gildan Common Shares issued in connection with the Transactions will be listed on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”). Based on the number of shares of Hanesbrands Common Stock and Gildan Common Shares outstanding as of the close of business on September 30, 2025, upon completion of the Transactions, we expect that former Hanesbrands Stockholders would own approximately 19.49% of the outstanding Gildan Common Shares immediately after the Transactions, and persons who were Gildan Shareholders immediately prior to the Transactions would own approximately 80.51% of the outstanding Gildan Common Shares immediately after the Transactions. Gildan Common Shares are traded on the NYSE and the TSX under the symbol “GIL.” Hanesbrands Common Stock is traded on the NYSE under the symbol “HBI.” We encourage you to obtain current quotes for the Hanesbrands Common Stock and Gildan Common Shares.
Pursuant to the Merger Agreement, at the First Gildan Merger Effective Time:
•
each outstanding Hanesbrands Option, whether vested or unvested, or as part of an inducement grant, will be converted into an option to purchase a number of Gildan Common Shares (each, a “Gildan Option”) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Hanesbrands Common Stock subject to such Hanesbrands Option immediately prior to the First Gildan Merger Effective Time multiplied by (b) the Equity Award Exchange Ratio (as defined below). The exercise price per Gildan Common Share with respect to each Gildan Option will be equal to the quotient (rounded up to the nearest whole cent) of (i) the exercise price per share of Hanesbrands Common Stock with respect to the related Hanesbrands Option divided by (ii) the Equity Award Exchange Ratio. Each Gildan Option will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Hanesbrands Option immediately prior to the First Gildan Merger Effective Time;

•
each outstanding Hanesbrands RSU, whether vested or unvested, will be converted into a Gildan restricted stock unit (each, a “Gildan RSU”) denominated in a number of Gildan Common Shares equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Hanesbrands Common Stock subject to such Hanesbrands RSU immediately prior to the First Gildan Merger Effective Time multiplied by (b) the Equity Award Exchange Ratio; and

•
each outstanding Hanesbrands PSU, whether vested or unvested, will be converted into a Gildan RSU denominated in a number of Gildan Common Shares equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Hanesbrands Common Stock subject to such Hanesbrands PSU immediately prior to the First Gildan Merger Effective Time based on the target level of performance multiplied by (b) the Equity Award Exchange Ratio.

“Equity Award Exchange Ratio” means the sum of (a) 0.102 and (b) the quotient, rounded to two decimal places, obtained by dividing (i) $0.80 by (ii) the average of the volume weighted averages of the trading prices of Gildan Common Shares on the NYSE on each of the 20 consecutive trading days ending on (and including) the trading day that is two trading days prior to the date on which the closing of the Transactions occurs.
Settlement of any Gildan RSU corresponding to a Hanesbrands RSU or Hanesbrands PSU will be made in Gildan Common Shares purchased by Gildan on the secondary market. Each Gildan RSU will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Hanesbrands RSU or Hanesbrands PSU immediately prior to the First Gildan Merger Effective Time; provided that, in the case of any Hanesbrands PSU, the performance-based vesting conditions shall no longer apply.
Notwithstanding the treatment of the Hanesbrands Options and the Hanesbrands Common Stock pursuant to the Merger Agreement described above, the Merger Agreement provides that if the number of Gildan Common Shares to be issued or issuable by Gildan in connection with the Transactions (including the shares issuable as Share Consideration, under any Gildan Options and otherwise included in the number of shares issuable for purposes of the TSX security holder approval requirement, collectively, the “Fully Diluted Issued Shares”) would result in the Fully Diluted Issued Shares being in excess of 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement, the amount of the Cash Consideration and the Share Consideration will be proportionately adjusted such that the Fully Diluted Issued Shares represent 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement; provided that each holder of a share of Hanesbrands Common Stock shall receive the same economic value for each share of Hanesbrands Common Stock that it would have received pursuant to the Merger Agreement as if such adjustment did not apply.
Because the Exchange Ratio is fixed, the market value of the Merger Consideration to holders of Hanesbrands Common Stock will fluctuate with the market price of the Gildan Common Shares and will not be known at the time that Hanesbrands Stockholders vote on the Transactions. Based on the closing price of Gildan Common Shares of $50.94 on the NYSE on August 11, 2025, the last full trading day prior to media reports regarding a potential transaction, the implied value of the Merger Consideration to holders of Hanesbrands Common Stock was approximately $6.00 per share of Hanesbrands Common Stock (which represented a 24.1% premium to the unaffected closing price of $4.83 on August 11, 2025, and a 33.1% premium to the 30-day volume-weighted average price of $4.51 as of August 11, 2025). On October 1, 2025, the latest practicable trading day before the date of this Proxy Statement/Prospectus, the closing price of Gildan Common Shares on the NYSE was $59.31 per share, resulting in an implied value of the Merger Consideration to holders of Hanesbrands Common Stock of approximately $6.85 per share of Hanesbrands Common Stock.
No appraisal rights will be available to Hanesbrands Stockholders in connection with the Transactions.
At the special meeting of Hanesbrands Stockholders to be held on November 25, 2025 (the “Special Meeting”), Hanesbrands Stockholders will be asked to consider and vote on (1) a proposal to approve the Transactions as contemplated by the Merger Agreement (the “Merger Proposal”), (2) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Hanesbrands’ named executive officers that is based on or otherwise relates to the Transactions (the “Non-binding Compensation Proposal”) and (3) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transactions (the “Adjournment Proposal,” and, collectively with the Merger Proposal and the Non-binding Compensation Proposal, the “Proposals”). The board of directors of Hanesbrands (the “Hanesbrands Board”) unanimously recommends that Hanesbrands Stockholders vote “FOR” each of the Proposals at the Special Meeting.
We cannot complete the Transactions unless the Merger Proposal is approved by Hanesbrands Stockholders. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card in order to authorize the individuals named on your proxy card to vote your shares at the Special Meeting.

This Proxy Statement/Prospectus provides you with important information about the Special Meeting, the Transactions and each of the Proposals. We encourage you to read the entire document carefully, in particular the Risk Factors section on page 16 for a discussion of risks relevant to the Transactions.
We look forward to the successful completion of the Transactions.
As noted above, the Hanesbrands Board unanimously recommends that Hanesbrands Stockholders vote “FOR” the Merger Proposal and each of the other Proposals.
Sincerely, Stephen B. Bratspies Chief Executive Officer Hanesbrands Inc.	Sincerely, Glenn J. Chamandy President and Chief Executive Officer Gildan Activewear Inc.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE OR CANADIAN SECURITIES REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying Proxy Statement/Prospectus is dated            , 2025, and is first being mailed to Hanesbrands Stockholders on or about            , 2025.

ADDITIONAL INFORMATION
Hanesbrands and Gildan file and furnish annual, quarterly and other reports, proxy statements or management circulars and other information with the U.S. Securities and Exchange Commission (the “SEC”). This Proxy Statement/Prospectus incorporates by reference important business and financial information about Hanesbrands and Gildan from documents that are not included in or delivered with this Proxy Statement/Prospectus. For a listing of the documents incorporated by reference into this Proxy Statement/Prospectus, see the section entitled “Where You Can Find Additional Information” on page 175. You can obtain copies of the documents incorporated by reference into this Proxy Statement/Prospectus, without charge, from the SEC’s website at www.sec.gov or, with respect to Gildan, on SEDAR+, of the Canadian Securities Administrators, the Canadian equivalent of the SEC’s system, at www.sedarplus.ca.
You may also obtain copies of documents filed by Hanesbrands with the SEC from Hanesbrands’ website at ir.hanesbrands.com under the tab “Investors” and copies of documents filed by Gildan with the SEC and SEDAR+ from Gildan’s website at gildancorp.com/en/investors/ under the tab “Reports and Filings.”
We are not incorporating the contents of the websites of the SEC, Hanesbrands, Gildan or any other entity or any other website into this Proxy Statement/Prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this Proxy Statement/Prospectus at these websites only for your convenience.
You can also request copies of such documents incorporated by reference into this Proxy Statement/Prospectus (excluding all exhibits, unless an exhibit has specifically been incorporated by reference into this Proxy Statement/Prospectus), without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
Hanesbrands Inc. 101 N. Cherry Street Winston-Salem, North Carolina 27101 Attention: Corporate Secretary Telephone: (336) 519-8080	Gildan Activewear Inc. 600 de Maisonneuve Boulevard West 33rd Floor Montréal, Québec Canada H3A 3J2 Attention: Corporate Secretary Telephone: (514) 735-2023
In addition, if you have questions about the Transactions or the Special Meeting, need additional copies of this Proxy Statement/Prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact D.F. King & Co., Inc. (“D.F. King”), Hanesbrands’ proxy solicitor, at the following address and telephone numbers:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Toll-Free: (800) 317-8033
Banks and Brokerage Firms: (212) 931-0845
HBI@dfking.com
You will not be charged for any of the documents that you request. If you would like to request documents, please do so by November 18, 2025 (which is five Business Days before the date of the Special Meeting) in order to receive them before the Special Meeting.
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ABOUT THIS PROXY STATEMENT/PROSPECTUS
This Proxy Statement/Prospectus, which forms part of a registration statement on Form F-4 (File No. 333-290427) filed with the SEC by Gildan, constitutes a prospectus of Gildan under Section 5 of the Securities Act, with respect to the Gildan Common Shares to be issued to holders of Hanesbrands Common Stock (“Hanesbrands Stockholders”) pursuant to the Agreement and Plan of Merger, dated as of August 13, 2025 (as it may be amended from time to time), by and among Gildan, First Gildan Merger Sub, Second Gildan Merger Sub, Hanesbrands, Hanesbrands Holdco and Hanesbrands Merger Sub.
This Proxy Statement/Prospectus also constitutes a notice of meeting and a proxy statement of Hanesbrands under Section 14(a) of the Exchange Act, with respect to the Special Meeting, at which Hanesbrands Stockholders will be asked to consider and vote on, among other matters, a proposal to approve the Transactions.
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated            , 2025. The information contained in this Proxy Statement/Prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date or period of time applies. Neither the mailing of this Proxy Statement/Prospectus to Hanesbrands Stockholders nor the issuance by Gildan of Gildan Common Shares as a result of the Transactions will create any implication to the contrary.
This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation in such jurisdiction.
The information concerning Gildan and the Gildan Merger Subs contained in, or incorporated by reference into, this Proxy Statement/Prospectus has been provided by Gildan, and information concerning Hanesbrands and the Hanesbrands Parties contained in, or incorporated by reference into, this Proxy Statement/Prospectus has been provided by Hanesbrands.
Unless otherwise specified, currency amounts referenced in this Proxy Statement/Prospectus are in U.S. dollars.

Hanesbrands Inc.
101 N. Cherry Street
Winston-Salem, North Carolina 27101
(336) 519-8080
NOTICE OF SPECIAL MEETING OF HANESBRANDS TO BE HELD ON NOVEMBER 25, 2025
YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Hanesbrands:
Notice is hereby given that Hanesbrands Inc. (“Hanesbrands”) will hold a special meeting of its stockholders (the “Special Meeting”) on November 25, 2025, beginning at 9:00 a.m., Eastern Time. The Special Meeting will be held in a virtual meeting format only, via live audio webcast, and there will not be a physical meeting location. You will be able to attend the Special Meeting online and to vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/HBI2025SM (the “Special Meeting Website”).
The Special Meeting will be held for the following purposes:
•
to consider and vote on a proposal (the “Merger Proposal”) to approve the merger of Helios Merger Sub, Inc. with and into Hanesbrands (the “Hanesbrands Merger”), the conversion of Hanesbrands into a Maryland limited liability company (the “LLC Conversion”), the merger of Galaxy Merger Sub 1, Inc. with and into Helios Holdco, Inc. (the “First Gildan Merger”), and the merger of Helios Holdco, Inc. with and into Galaxy Merger Sub 2, Inc. (the “Second Gildan Merger” and, together with the Hanesbrands Merger, the LLC Conversion and the First Gildan Merger, the “Transactions”), pursuant to the terms of the Agreement and Plan of Merger, dated as of August 13, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among Gildan Activewear Inc., a corporation incorporated under the Canada Business Corporations Act (“Gildan”), Galaxy Merger Sub 2, Inc., a Maryland corporation and direct wholly owned subsidiary of Gildan (“Second Gildan Merger Sub”), Galaxy Merger Sub 1, Inc., a Maryland corporation and direct wholly owned subsidiary of Second Gildan Merger Sub (“First Gildan Merger Sub”), Hanesbrands, Helios Holdco, Inc., a Maryland corporation and direct wholly owned subsidiary of Hanesbrands (“Hanesbrands Holdco”), and Helios Merger Sub, Inc., a Maryland corporation and direct wholly owned subsidiary of Hanesbrands Holdco (“Hanesbrands Merger Sub”);

•
to consider and vote on a proposal (the “Non-binding Compensation Proposal”) to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Hanesbrands’ named executive officers that is based on or otherwise relates to the Transactions; and

•
to consider and vote on a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transactions.

Hanesbrands will transact no other business at the Special Meeting, except, subject to obtaining the prior written consent of Gildan, such business as may properly be brought before the Special Meeting or any adjournment or postponement thereof. The accompanying Proxy Statement/Prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.
Hanesbrands Stockholders of record at the close of business on September 30, 2025 (the “Record Date”) will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.
The board of directors of Hanesbrands (the “Hanesbrands Board”) has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. The

Hanesbrands Board unanimously recommends that Hanesbrands Stockholders vote “FOR” the Merger Proposal, “FOR” the Non-binding Compensation Proposal and “FOR” the Adjournment Proposal.
No appraisal rights will be available to Hanesbrands Stockholders in connection with the Transactions.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The parties cannot complete the Transactions without approval of the Merger Proposal. Assuming a quorum is present, the approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Hanesbrands Common Stock outstanding and entitled to vote thereon as of the Record Date.
Whether or not you plan to attend the Special Meeting, Hanesbrands urges you to please promptly mark, sign and date the accompanying proxy and return it in the enclosed postage-paid envelope, which requires no postage if mailed in the United States, or to submit your votes electronically by calling the toll-free telephone number or using the Internet as described in the instructions included with the accompanying proxy card, so that your shares may be represented and voted at the Special Meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder), please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares.
If you have any questions about how to vote or direct a vote in respect of your shares of Hanesbrands Common Stock, you may contact Hanesbrands’ proxy solicitor, D.F. King, toll-free at (800) 317-8033. Banks and brokers may call collect at (212) 931-0845.
By Order of the Board of Directors,
/s/ Virginia Piekarski

Virginia Piekarski
Vice President, Interim Chief Legal Officer & Secretary
Winston-Salem, North Carolina
Dated:            , 2025

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FREQUENTLY USED TERMS
Certain terms that are defined in and frequently used throughout this Proxy Statement/Prospectus may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this Proxy Statement/Prospectus:
“Adjournment Proposal” refers to the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transactions.
“Alternative Proposal” refers to any bona fide, written proposal, offer, inquiry or indication of intent made by any third party relating to or concerning (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Hanesbrands, in each case, as a result of which the stockholders of Hanesbrands immediately prior to such transaction would cease to own at least 80% of the total voting power of Hanesbrands or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (b) the acquisition by any third party of more than 20% of the net revenues, net income or total assets of Hanesbrands and its subsidiaries, on a consolidated basis, or (c) the direct or indirect acquisition by any third party of more than 20% of the outstanding shares of Hanesbrands Common Stock.
“CBCA” refers to the Canada Business Corporations Act, R.S.C., 1985, c. C-44, as amended.
“Business Day” refers to any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Toronto or Montréal, Canada, are authorized by law or executive order to be closed.
“Canadian Securities Administrators” refers to Autorité des marchés financiers du Québec and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.
“Canadian Securities Laws” refers to the Securities Act (Québec) and all other applicable securities laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada, and the rules and policies of the TSX, each as amended.
“Cancelled Shares” refers to each share of Hanesbrands Holdco Common Stock that is owned by Hanesbrands Holdco, Gildan or any of their respective subsidiaries (including, with respect to Hanesbrands Holdco, the Hanesbrands Merger Surviving Corporation and, with respect to Gildan, Gildan Merger Subs) immediately prior to the First Gildan Merger Effective Time, other than shares held in a fiduciary, representative or other capacity on behalf of third parties (whether or not held in a separate account), which will be cancelled at the First Gildan Merger Effective Time and will cease to exist, and no consideration shall be delivered in exchange therefor.
“Cash Consideration” refers to $0.80 in cash, without interest, per share of Hanesbrands Common Stock.
“CITA” refers to the Income Tax Act (Canada), as amended.
“Clearance Date” refers to the date on which the Form F-4 is declared effective under the Securities Act.
“Closing” refers to the closing of the Transactions.
“Closing Date” refers to the date on which the Closing shall occur.
“Code” refers to the Internal Revenue Code of 1986, as amended.
“Debt Commitment Letter” refers to the debt commitment letter, dated as of August 13, 2025, among Gildan and the Debt Financing entities party thereto (including all exhibits, annexes, schedules and term sheets attached thereto), as amended, amended and restated, supplemented, replaced or otherwise modified in compliance with the Merger Agreement (and including any joinders thereto), pursuant to which the Debt Financing entities party thereto have agreed, subject only to the applicable financing conditions, to provide or cause to be provided the Debt Financing described therein for the purposes of financing the Transactions and the other transactions contemplated by the Merger Agreement, repaying all principal, interest and fees outstanding under the Hanesbrands Credit Agreement, the Hanesbrands ARS Facility Agreement and the redemption and/or discharge of the Hanesbrands Notes.

“Debt Financing” refers to any debt financing obtained by Gildan or any of its affiliates in connection with the Transactions or the other transactions contemplated by the Merger Agreement.
“Deferred Hanesbrands RSUs” means each equity retainer or long-term incentive payment comprised of an award under the Hanesbrands Equity Plan that is subject to a deferral election pursuant to a Hanesbrands Deferral Plan.
“DOJ” refers to the U.S. Department of Justice.
“DTC” refers to The Depository Trust Company.
“End Date” refers to 5:00 p.m., New York City time, on May 13, 2026.
“Equity Award Exchange Ratio” refers to the sum of (a) the Exchange Ratio and (b) the quotient, rounded to two decimal places, obtained by dividing (i) the Cash Consideration by (ii) the Gildan Share Price.
“ERISA” refers to the Employee Retirement Income Security Act of 1974, as amended.
“Excepted Stockholder” refers to any stockholder of Hanesbrands that would be a “five percent transferee shareholder” of Gildan within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the Transactions that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c).
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” refers to 0.102.
“First Gildan Merger” refers to the proposed merger of First Gildan Merger Sub with and into Hanesbrands Holdco, resulting in Hanesbrands Holdco surviving as a direct wholly owned subsidiary of Second Gildan Merger Sub.
“First Gildan Merger Effective Time” refers to the effective time of the First Gildan Merger.
“First Gildan Merger Sub” refers to Galaxy Merger Sub 1, Inc., a Maryland corporation and direct wholly owned subsidiary of Second Gildan Merger Sub.
“First Gildan Merger Surviving Corporation” refers to Hanesbrands Holdco, which, at the First Gildan Merger Effective Time, survives the First Gildan Merger as a direct wholly owned subsidiary of Second Gildan Merger Sub.
“Form F-4” refers to the registration statement on Form F-4 pursuant to which the offer and sale of Gildan Common Shares in connection with the First Gildan Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Gildan (together with any amendments or supplements thereto).
“Fractional Holdco Shares” refers to Hanesbrands Holdco Common Stock that would be exchanged for a fraction of a Gildan Common Share (after aggregating all shares represented by the common certificates representing shares of Hanesbrands Holdco Common Stock and uncertificated shares of Hanesbrands Holdco Common Stock represented by book-entry form delivered by such holder).
“Fractional Share Cash Amount” refers to an amount equal to the product of (a) the aggregate net cash proceeds as determined in accordance with the Merger Agreement and (b) a fraction, the numerator of which is such fractional part of a Gildan Common Share, and the denominator of which is the number of Gildan Common Shares constituting a portion of the exchange fund that represents the aggregate of all fractional entitlements of all holders of Hanesbrands Holdco Common Stock.
“FTC” refers to the U.S. Federal Trade Commission.
“Fully Diluted Issued Shares” refers to the number of Gildan Common Shares to be issued or issuable by Gildan in connection with the Transactions or transactions related to the Transactions (including the Gildan Common Shares issuable as Share Consideration, the Gildan Common Shares issuable under any Gildan Options into which Hanesbrands Options would be converted and any Gildan Common Shares issued or issuable that are otherwise included in the number of securities issued or issuable for purposes of the TSX’s security holder approval requirement in Section 611 of the TSX Company Manual).
“GAAP” refers to U.S. generally accepted accounting principles.
“Gildan” refers to Gildan Activewear Inc., a corporation incorporated under the CBCA.
“Gildan Approvals” refers to any consent, approval, authorization or permit of, action by, filing with or notification to any governmental entity or other third party in connection with (a) the filing of the First Gildan Merger articles of merger and the Second Gildan Merger articles of merger with, and the acceptance for record of such filings by, the SDAT, (b) (i) the consents required to be obtained under the HSR Act and (ii) if applicable, the consents under the antitrust laws of non-U.S. jurisdictions, (c) compliance with the applicable requirements of the Securities Act, the Exchange Act and Canadian Securities Laws, including the filing with the SEC of the Form F-4 (including the Proxy Statement/Prospectus), (d) compliance with the rules and regulations of the NYSE and the TSX (including the approval of the Gildan Share Issuance and the listing on the NYSE and the TSX of the Gildan Common Shares issuable in connection with the Transactions) and (e) compliance with any applicable foreign or state securities or blue sky laws.
“Gildan’s Articles” refers to Gildan’s restated articles of incorporation dated February 15, 2011.
“Gildan Board” refers to the board of directors of Gildan.
“Gildan’s By-laws” refers to Gildan’s By-law one, dated June 9, 1988 and By-law two, dated February 20, 2019, each as amended.
“Gildan Common Shares” refers to the common shares of Gildan.
“Gildan Disclosure Schedules” refers to the confidential disclosure schedules delivered by Gildan to Hanesbrands concurrently with the execution and delivery of the Merger Agreement.
“Gildan DSU Award” refers to a deferred share unit award in respect of Gildan Common Shares.
“Gildan Merger Subs” refers to the First Gildan Merger Sub and the Second Gildan Merger Sub.
“Gildan Mergers” refers to the First Gildan Merger and the Second Gildan Merger.
“Gildan Option” refers to an option to purchase Gildan Common Shares.
“Gildan PSU” refers to a performance share unit award in respect of Gildan Common Shares.
“Gildan RSU” refers to a restricted stock unit denominated in a number of Gildan Common Shares, which results from the automatic conversion of a Hanesbrands RSU or Hanesbrands PSU granted under the Hanesbrands Equity Plan (whether vested or unvested) that is outstanding immediately prior to the First Gildan Merger Effective Time.
“Gildan Shareholders” refers to holders of Gildan Common Shares.
“Gildan Share Issuance” refers to the issuance of Gildan Common Shares in connection with the Transactions.
“Gildan Share Price” refers to the average of the volume weighted averages of the trading prices of Gildan Common Shares on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Gildan and Hanesbrands in good faith) on each of the 20 consecutive trading days ending on (and including) the trading day that is two trading days prior to the Closing Date.
“Gildan Tax Counsel” refers to Sullivan & Cromwell LLP.
“Hanesbrands” refers to Hanesbrands Inc., a Maryland corporation.
“Hanesbrands Approvals” refers to any consent, approval, authorization or permit of, action by, filing with or notification in connection with (a) the filing of Hanesbrands Merger articles of merger, Hanesbrands articles of conversion, First Gildan Merger articles of merger and the Second Gildan Merger articles of merger with, and the acceptance for record of such filings by, the SDAT, in accordance with the Merger Agreement,
x

(b) (i) the consents required to be obtained under the HSR Act and (ii) if applicable, the consents under the antitrust laws of non-U.S. jurisdictions, (c) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Form F-4 (including the Proxy Statement/Prospectus), (d) compliance with the rules and regulations of the NYSE and (e) compliance with any applicable foreign or state securities or blue sky laws.
“Hanesbrands ARS Facility Agreement” refers to the Amended and Restated Receivables Purchase Agreement, dated March 8, 2019, by and among HBI Receivables LLC, Hanesbrands, PNC Bank, N.A., PNC Capital Markets LLC and the other parties from time to time party thereto.
“Hanesbrands Benefit Plans” refers to all compensation and/or pension or other benefit plans, programs, policies, practices, contracts, agreements or other arrangements, whether or not in writing and whether or not funded, in each case, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any multiemployer plan), in each case that are sponsored, maintained or contributed to by Hanesbrands or any of its subsidiaries for the benefit of current or former employees or directors of Hanesbrands or its subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable law.
“Hanesbrands Board” refers to the board of directors of Hanesbrands.
“Hanesbrands Common Stock” refers to the common stock, par value $0.01 per share, of Hanesbrands.
“Hanesbrands Credit Agreement” refers to that certain sixth amended and restated credit agreement, dated as of March 7, 2025, by and among Hanesbrands, as borrower, the lenders party thereto, JPMorgan Chase Bank N.A., as the administrative agent and the collateral agent and the other parties thereto, and as further supplemented, amended, restated or amended and restated in accordance with its terms.
“Hanesbrands Deferral Plans” refers to Hanesbrands’ Non-Employee Director Deferred Compensation Plan (as amended and restated as of December 9, 2008 and as further amended effective as of November 15, 2016 and March 1, 2019), Hanesbrands’ Executive Deferred Compensation Plan (as amended and restated as of November 1, 2013 and as further amended effective as of November 1, 2013 and March 1, 2019) and the Hanesbrands’ Supplemental Employee Retirement Plan (effective as of January 1, 2006), as amended.
“Hanesbrands Disclosure Schedules” refers to the confidential disclosure schedules delivered by Hanesbrands to Gildan concurrently with the execution and delivery of the Merger Agreement.
“Hanesbrands Equity Awards” refers to the Hanesbrands Options, the Hanesbrands RSUs and the Hanesbrands PSUs.
“Hanesbrands Equity Plan” refers to the Hanesbrands’ 2020 Omnibus Incentive Plan, as amended on each of April 24, 2023 and April 29, 2025, together with any addenda thereto.
“Hanesbrands ESPP” refers to the Hanesbrands Employee Stock Purchase Plan.
“Hanesbrands Holdco” refers to Helios Holdco, Inc., a Maryland corporation and direct wholly owned subsidiary of Hanesbrands.
“Hanesbrands Holdco Common Stock” refers to the common stock, par value $0.01 per share, of Hanesbrands Holdco.
“Hanesbrands Indenture” refers to that certain senior notes indenture, dated as of February 14, 2023, by and among Hanesbrands, each of the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee.
“Hanesbrands Intervening Event” refers to any material event, change, occurrence or development with respect to Hanesbrands and its subsidiaries (taken as a whole) that is unknown and not reasonably foreseeable to the Hanesbrands Board as of the time of exchange of signature pages to the Merger Agreement, or if known or reasonably foreseeable to the Hanesbrands Board as of the time of exchange of signature pages to the Merger Agreement, the material consequences of which were not known or reasonably foreseeable to the

Hanesbrands Board as of the time of exchange of signature pages to the Merger Agreement; provided that (a) the receipt, existence or terms of an Alternative Proposal or a Superior Proposal, (b) Hanesbrands meeting or exceeding any internal or analysts’ expectations or projections or (c) changes after the execution and delivery of the Merger Agreement in the market price or trading volume of the shares of Hanesbrands Common Stock (provided that in the case of clauses (b) and (c), the events, changes, occurrences, or developments underlying any such performance or changes may be taken into account in factors determining whether a Hanesbrands Intervening Event has occurred to the extent not otherwise excluded by the definition thereof) shall not be deemed to constitute a Hanesbrands Intervening Event.
“Hanesbrands LLC” refers to the Maryland limited liability company resulting from the proposed conversion of the Hanesbrands Merger Surviving Corporation at the LLC Conversion Effective Time.
“Hanesbrands Merger” refers to the proposed merger of Hanesbrands Merger Sub with and into Hanesbrands, resulting in Hanesbrands surviving as a direct, wholly owned subsidiary of Hanesbrands Holdco.
“Hanesbrands Merger Effective Time” refers to the effective time of the Hanesbrands Merger.
“Hanesbrands Merger Sub” refers to Helios Merger Sub, Inc., a Maryland corporation and direct wholly owned subsidiary of Hanesbrands Holdco.
“Hanesbrands Merger Surviving Corporation” refers to Hanesbrands, which, at the Hanesbrands Merger Effective Time, survives the Hanesbrands Merger as a direct wholly owned subsidiary of Hanesbrands Holdco.
“Hanesbrands Notes” refers to the 9.000% senior unsecured notes due 2031, issued pursuant to the Hanesbrands Indenture.
“Hanesbrands Option” refers to an option to purchase shares of Hanesbrands Common Stock granted under the Hanesbrands Equity Plan or as part of an inducement grant pursuant to the rules and regulations of the NYSE.
“Hanesbrands Parties” refers to Hanesbrands, Hanesbrands Merger Sub and Hanesbrands Holdco.
“Hanesbrands Preferred Stock” refers to the preferred stock of Hanesbrands, having a par value of $0.01 per share.
“Hanesbrands PSU” refers to each performance stock unit of Hanesbrands granted under the Hanesbrands Equity Plan.
“Hanesbrands Recommendation” refers to the Hanesbrands Board recommendation that the stockholders of Hanesbrands approve the Transactions.
“Hanesbrands RSU” refers to each award of restricted stock units granted under the Hanesbrands Equity Plan, including Deferred Hanesbrands RSUs and Stock Equivalent Hanesbrands RSUs.
“Hanesbrands Stockholder Approval” refers to the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the approval of the Transactions at the Special Meeting and the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith.
“Hanesbrands Stockholders” refers to the holders of the Hanesbrands Common Stock.
“Hanesbrands Tax Counsel” refers to Jones Day.
“Hanesbrands Termination Fee” refers to a fee of $67.5 million in cash.
“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board.
“LLC Conversion” refers to the proposed conversion of Hanesbrands, immediately following the Hanesbrands Merger, into a Maryland limited liability company, in accordance with the MGCL and the MLLCA.

“LLC Conversion Effective Time” refers to the effective time of the LLC Conversion.
“Material Adverse Effect” with respect to Hanesbrands or Gildan, as applicable, refers to an event, change, fact, condition, occurrence, effect, result or development that, individually or in the aggregate, (x) has, or would reasonably be expected to have, a materially adverse effect on the business, operations, financial or other condition, properties, assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole, or (y) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of such party or any of its subsidiaries to consummate the Transactions, but, solely in the case of clause (x), shall not include events, changes, facts, conditions, occurrences, effects, results or developments to the extent relating to or resulting from: (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, including trade regulations, trade disputes, restrictions and tariffs (or similar taxes), or changes in or affecting domestic or foreign interest or exchange rates; (b) any decline in the market price or trading volume of such party’s shares, or any change in the credit rating of such party or any of its securities (provided that the events, changes, facts, conditions, occurrences, effects or developments underlying such decline or change may be taken into account in determining whether a Material Adverse Effect in respect of such party has occurred to the extent not otherwise excluded by the definition thereof); (c) changes or developments in the industries in which such party or its subsidiaries operate; (d) changes in law after the date of the Merger Agreement; (e) the execution, delivery or performance of the Merger Agreement or the public announcement or pendency or consummation of the Transactions or other transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, partnerships, customers or suppliers or governmental entities (but only to the extent the impact was proximately caused by the execution, delivery or performance of the Merger Agreement or the public announcement or pendency or consummation of the Transactions); (f) performance by such party of their express obligations under the Merger Agreement or with the prior written consent or at the written direction of the other party; (g) any act of civil unrest, civil disobedience, war, terrorism, sabotage, military activity or escalation of hostilities involving the United States or any other governmental entity or the declaration by the United States or any other governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on August 13, 2025 (including, in each applicable case, whether physical or cyber), provided that this exclusion will not apply to cyberattacks, cyber intrusions, or any other cyber incidents that are specifically directed or targeted at Hanesbrands or Gildan or their respective subsidiaries; (h) any hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events; (i) any pandemic, epidemic or disease outbreak or other comparable events; (j) changes in GAAP, IFRS or other applicable accounting standards after the date of the Merger Agreement; (k) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided that the events, changes, facts, conditions, occurrences, effects or developments underlying any such failure may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); or (l) solely with respect to Hanesbrands, Hanesbrands or its subsidiaries taking any remedy action requested by Gildan for regulatory approval; except, with respect to clauses (a), (c), (d), (g), (h), (i) and (j) above, to the extent the impact thereof disproportionately and adversely affects the applicable party and its subsidiaries, taken as a whole, relative to the other participants in the same or similar industries or geographies in which such party and its subsidiaries operate, the disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect.
“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of August 13, 2025, by and among Gildan, First Gildan Merger Sub, Second Gildan Merger Sub, Hanesbrands, Hanesbrands Holdco and Hanesbrands Merger Sub, as it may be amended from time to time in accordance with its terms.
“Merger Consideration” refers collectively to the Share Consideration and the Cash Consideration.
“Merger Proposal” refers to the proposal by the Hanesbrands Board to Hanesbrands Stockholders to approve the Transactions.
“MGCL” refers to the Maryland General Corporation Law, as amended.
“MLLCA” refers to the Maryland Limited Liability Company Act, as amended.

“Non-binding Compensation Proposal” refers to the proposal that Hanesbrands Stockholders will vote on at the Special Meeting to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Hanesbrands’ named executive officers that is based on or otherwise relates to the Transactions.
“NYSE” refers to the New York Stock Exchange.
“Organizational Documents” refers to (a) with respect to any person that is a corporation, its articles or certificate of incorporation or charter, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other person that is not an individual, its comparable organizational documents.
“Parties” refers to Gildan, the Gildan Merger Subs and the Hanesbrands Parties.
“Pre-Closing Bonus Amount” refers to the aggregate amount of the annual or other short-term cash bonus entitlements payable to each employee of Hanesbrands or its subsidiaries who remains employed through such time pursuant to Hanesbrands Benefit Plans in respect of the portion of the applicable performance period in which the Closing occurs that has elapsed as of the Closing Date.
“Proposals” refers to the Merger Proposal, the Non-binding Compensation Proposal and the Adjournment Proposal.
“Proxy Statement/Prospectus” refers to this proxy statement/prospectus, including, without limitation, the cover pages, About this Proxy Statement/Prospectus, Currency, Questions and Answers and Summary.
“Qualifying Transaction” refers to an Alternative Proposal (substituting in the definition thereof “50%” for “20%” and for “80%” in each place each such phrase appears) that is publicly proposed or publicly disclosed and not irrevocably and publicly withdrawn in good faith and without qualification at least two Business Days prior to the event giving rise to termination in accordance with the Merger Agreement.
“Record Date” refers to the close of business on September 30, 2025.
“Representatives” refers to, with respect to a person, such person’s officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives.
“SDAT” refers to the State Department of Assessments and Taxation of Maryland.
“SEC” refers to the U.S. Securities and Exchange Commission.
“Second Gildan Merger” refers to the proposed merger in which Hanesbrands Holdco is merged with and into Second Gildan Merger Sub, resulting in Second Gildan Merger Sub surviving as a direct wholly owned subsidiary of Gildan.
“Second Gildan Merger Effective Time” refers to the effective time of the Second Gildan Merger.
“Second Gildan Merger Sub” refers to Galaxy Merger Sub 2, Inc., a Maryland corporation and direct wholly owned subsidiary of Gildan.
“Second Gildan Merger Surviving Corporation” refers to Second Gildan Merger Sub, which, at the Second Gildan Merger Effective Time, survives the Second Gildan Merger as a direct wholly owned subsidiary of Gildan.
“Second Request” refers to a request for additional information or documentary material from the FTC or the DOJ.
“Securities Act” refers to the Securities Act of 1933, as amended.
“SEDAR+” refers to SEDAR+, the successor system to the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval, the website of which is accessible at www.sedarplus.ca, and any further successor of the Canadian Securities Administrators for the transmission, receipt, acceptance, review and dissemination of documents filed in electronic format.
“Share Consideration” refers to a number of Gildan Common Shares equal to the Exchange Ratio, in accordance with the Merger Agreement.
“Special Meeting” refers to the special meeting of Hanesbrands Stockholders to be held on November 25, 2025 at 9:00 a.m., Eastern Time.
“Stock Equivalent Hanesbrands RSU” refers to each Hanesbrands RSU corresponding to a cash deferral invested in a stock equivalent account under one of the Hanesbrands Deferral Plans.
“Superior Proposal” refers to an Alternative Proposal (substituting in the definition thereof 25% for 20% and 75% for 80%, respectively, in each place each such phrase appears) made after the date of the Merger Agreement, that the Hanesbrands Board, including any committee thereof, determines in good faith, after consultation with the Hanesbrands’ outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, that, if consummated, would result in a transaction (a) more favorable to Hanesbrands Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, including the Transactions, (b) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements (including the anticipated timing thereof) and any other aspects considered relevant by the Hanesbrands Board, or any committee thereof, and (c) for which financing, if a cash transaction (in whole or in part), is fully committed or reasonably determined to be available by the Hanesbrands Board, or any committee thereof (in each case, after taking into account any revisions to the terms of the Merger Agreement proposed by Gildan).
“Termination Date” refers to the date, if any, on which the Merger Agreement is terminated pursuant to the Merger Agreement.
“Transactions” refers to the Hanesbrands Merger, the LLC Conversion, the First Gildan Merger, and the Second Gildan Merger.
“TSX” refers to the Toronto Stock Exchange.
“TSX Standard Listing Conditions” refers to the conditions in the letter of the TSX granting conditional listing approval of the listing of the Gildan Common Shares to be issued in the First Gildan Merger.
“U.S.” refers to the United States of America.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING
The following are brief answers to certain questions that you, as a stockholder of Hanesbrands, may have regarding the Transactions and the other matters being considered at the Special Meeting. These questions and answers may not address all questions that may be important to you. You are urged to carefully read this Proxy Statement/Prospectus and the other documents referred to in this Proxy Statement/Prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Please refer to the section entitled “Summary” on page 1 for a summary of important information regarding the Merger Agreement and the Transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this Proxy Statement/Prospectus. You may obtain the information incorporated by reference in this Proxy Statement/Prospectus, without charge, by following the instructions under the section entitled “Where You Can Find Additional Information” on page 175.
Q:
Why am I receiving this Proxy Statement/Prospectus?

A:
On August 13, 2025, Hanesbrands entered into the Merger Agreement with Gildan, Second Gildan Merger Sub, First Gildan Merger Sub, Hanesbrands Holdco, Hanesbrands Merger Sub. The Merger Agreement provides for, among other things, the acquisition of Hanesbrands by Gildan through multiple steps, including: (a) the Hanesbrands Merger, pursuant to which Hanesbrands Merger Sub will merge with and into Hanesbrands with Hanesbrands surviving the Hanesbrands Merger as the Hanesbrands Merger Surviving Corporation, a direct wholly owned subsidiary of Hanesbrands Holdco; (b) the LLC Conversion, pursuant to which the Hanesbrands Merger Surviving Corporation will be converted into a Maryland limited liability company; (c) the First Gildan Merger, pursuant to which, First Gildan Merger Sub will merge with and into Hanesbrands Holdco with Hanesbrands Holdco surviving the First Gildan Merger as the First Gildan Merger Surviving Corporation, a direct wholly owned subsidiary of Second Gildan Merger Sub; and (d) the Second Gildan Merger, pursuant to which the First Gildan Merger Surviving Corporation will merge with and into Second Gildan Merger Sub with Second Gildan Merger Sub surviving the Second Gildan Merger as a direct wholly owned subsidiary of Gildan. We collectively refer to the above as the “Transactions.” The Merger Agreement, which governs the terms and conditions of the Transactions, is attached hereto as Annex A.

You are receiving this Proxy Statement/Prospectus in connection with the solicitation by the Hanesbrands Board of proxies of Hanesbrands Stockholders to vote in favor of the Transactions and other important matters.
This Proxy Statement/Prospectus constitutes both a proxy statement of Hanesbrands and a prospectus of Gildan. It is a proxy statement because the Hanesbrands Board is soliciting proxies from Hanesbrands Stockholders. It is a prospectus because Gildan will issue to Hanesbrands Stockholders Gildan Common Shares as part of the Merger Consideration in connection with the Transactions.
Your vote is very important. The Transactions cannot be completed unless the Merger Proposal is approved by a majority of the shares of Hanesbrands Common Stock outstanding and entitled to vote thereon as of the Record Date. We encourage you to submit a proxy to have your shares of Hanesbrands Common Stock voted as soon as possible.
Q;
What matters am I being asked to vote on?

A:
At the Special Meeting, Hanesbrands Stockholders will also be asked to consider and vote on:

•
the Merger Proposal, pursuant to which the Hanesbrands Stockholders are being asked to approve the Transactions;

•
the Non-binding Compensation Proposal, pursuant to which the Hanesbrands Stockholders are being asked to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Hanesbrands’ named executive officers that is based on or otherwise relates to the Transactions; and

•
the Adjournment Proposal, pursuant to which the Hanesbrands Stockholders are being asked to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transactions.

Your vote is very important, regardless of the number of shares that you own. The approval of the Merger Proposal is a condition to the obligations of the Parties to complete the Transactions. Neither the approval of the Non-binding Compensation Proposal nor the approval of the Adjournment Proposal is a condition to the obligations of the Parties to complete the Transactions.
Q:
When and where will the Special Meeting take place?

A:
The Special Meeting will be held virtually via the Internet on November 25, 2025, beginning at 9:00 a.m., Eastern Time. The Special Meeting will be held solely via live audio webcast and there will not be a physical meeting location. If you are a registered stockholder or beneficial owner of Hanesbrands Common Stock as of the Record Date, you may attend the virtual Special Meeting by visiting www.virtualshareholdermeeting.com/HBI2025SM. You will need the 16-digit control number found on your proxy card to participate in the Special Meeting and vote your shares electronically. If your shares are held in the name of a bank, broker or other holder of record, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the Special Meeting.

You may log into www.virtualshareholdermeeting.com/HBI2025SM beginning at 8:45 a.m., Eastern time on November 25, 2025. The Special Meeting will begin promptly at 9:00 a.m., Eastern time on November 25, 2025. If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual meeting site for assistance. See the section entitled “The Special Meeting — Date, Time and Place of the Special Meeting” on page 31.
Even if you plan to attend the Special Meeting, Hanesbrands recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Special Meeting.
Q:
Does my vote matter?

A:
Yes, your vote is very important, regardless of the number of shares that you own. The Transactions cannot be completed unless, among other things, the Merger Proposal is approved by Hanesbrands Stockholders.

A failure to return or submit your proxy or to vote at the Special Meeting as provided in this Proxy Statement/Prospectus will have the same effect as a vote “AGAINST” the Merger Proposal. The failure to return or submit your proxy or to attend the Special Meeting will have no effect on the Non-binding Compensation Proposal (assuming a quorum is present) or the Adjournment Proposal (assuming a quorum is present), and an abstention from voting on the Non-binding Compensation Proposal or the Adjournment Proposal will have no effect on the Non-binding Compensation Proposal and no effect on the Adjournment Proposal, as applicable. The Hanesbrands Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Non-binding Compensation Proposal and “FOR” the Adjournment Proposal.
Q:
What will Hanesbrands Stockholders receive for their shares if the Transactions are completed?

A:
Under the Merger Agreement, at the Hanesbrands Merger Effective Time, each share of Hanesbrands Common Stock, issued and outstanding immediately prior to the Hanesbrands Merger Effective Time (other than Cancelled Shares and Hanesbrands Equity Awards as described herein in “The Merger Agreement — Treatment of Hanesbrands Equity Awards” on page 95) will be automatically converted into one validly issued, fully paid and non-assessable share of Hanesbrands Holdco Common Stock with the same rights, powers and privileges of Hanesbrands Common Stock. These shares of Hanesbrands Holdco Common Stock will constitute the only outstanding shares of capital stock of Hanesbrands Holdco. At the First Gildan Merger Effective Time, each share of Hanesbrands Holdco Common Stock that is outstanding immediately prior to the First Gildan Merger Effective Time (other than Cancelled Shares and Hanesbrands Equity Awards as described herein in “The Merger Agreement — Treatment of Hanesbrands Equity Awards” on page 95) will be automatically converted into the right to receive (a) a number of Gildan Common Shares equal to the “Exchange Ratio” of 0.102 (the “Share Consideration”) and (b) $0.80 in cash, without interest (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”), subject to applicable tax withholding. Each holder of

Hanesbrands Holdco Common Stock will receive cash (without interest and less any applicable withholding taxes) in lieu of any fractional Gildan Common Shares that such stockholder would otherwise receive as Merger Consideration in the Transactions, in the manner provided by the Merger Agreement.
The Exchange Ratio is fixed and will not be adjusted to reflect changes in the price of Hanesbrands Common Stock or Gildan Common Shares prior to the Hanesbrands Merger Effective Time or the First Gildan Merger Effective Time. The Gildan Common Shares issued in connection with the Transactions will be listed on the NYSE and the TSX under the symbol “GIL.” Based on the number of shares of Hanesbrands Common Stock and Gildan Common Shares outstanding as of the close of business on September 30, 2025, upon completion of the Transactions, we expect that former holders of Hanesbrands Common Stock would own approximately 19.49% of the outstanding Gildan Common Shares, and Gildan Shareholders immediately prior to the Transactions would own approximately 80.51% of the outstanding Gildan Common Shares immediately after the Transactions. Hanesbrands Common Stock is traded on the NYSE under the symbol “HBI.” We encourage you to obtain current quotes for the Gildan Common Shares and the Hanesbrands Common Stock.
Because Gildan will issue a fixed number of Gildan Common Shares in exchange for each share of Hanesbrands Holdco Common Stock, the value of the Merger Consideration that holders of Hanesbrands Common Stock will receive in the Transactions will depend on the market price of Gildan Common Shares at the First Gildan Merger Effective Time and will not be known at the time that Hanesbrands Stockholders vote on the Transactions. The market price of Gildan Common Shares that holders of Hanesbrands Holdco Common Stock receive at the First Gildan Merger Effective Time could be greater than, less than or the same as the market price of Gildan Common Shares on the date of this Proxy Statement/Prospectus or at the time of the Special Meeting. Accordingly, you should obtain current market quotations for Gildan Common Shares and Hanesbrands Common Stock before deciding how to vote with respect to the Merger Proposal. Based on the unaffected closing price of Gildan Common Shares of $50.94 on the NYSE on August 11, 2025, the last full trading day prior to media reports regarding a potential transaction, the implied value of the Merger Consideration to holders of Hanesbrands Common Stock was approximately $6.00 per share of Hanesbrands Common Stock (which represented a 24.1% premium to the unaffected closing price of $4.83 on August 11, 2025, and a 33.1% premium to the 30-day volume-weighted average price of $4.51 as of August 11, 2025). On October 1, 2025, the latest practicable trading day before the date of this Proxy Statement/Prospectus, the closing price of Gildan Common Shares on the NYSE was $59.31 per share, resulting in an implied value of the Merger Consideration to holders of Hanesbrands Common Stock of approximately $6.85 per share of Hanesbrands Common Stock.
If the aggregate number of Gildan Common Shares to be issued or issuable by Gildan in connection with the Transactions or transactions related to the Transactions would result in the Fully Diluted Issued Shares being in excess of 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement, the amount of the Cash Consideration and the Share Consideration will be proportionately adjusted such that the Fully Diluted Issued Shares (taking into account such adjustment) represents 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement; provided that each holder of a share of Hanesbrands Common Stock shall receive the same economic value for each share of Hanesbrands Common Stock that it would have received pursuant to the Merger Agreement as if such adjustment did not apply, valuing the Share Consideration based upon the average of the volume weighted averages of the trading prices of Gildan Common Shares on the NYSE on each of the 20 consecutive NYSE trading days ending on (and including) the trading day that is one trading day prior to the date of the Merger Agreement.
For more information regarding the Merger Consideration to be received by Hanesbrands Stockholders if the Transactions are completed, see the section entitled “The Merger Agreement — Merger Consideration” on page 93.
Q:
How does the Hanesbrands Board recommend that I vote at the Special Meeting?

A:
The Hanesbrands Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Non-binding Compensation Proposal and “FOR” the Adjournment Proposal.

For a discussion of the factors that the Hanesbrands Board considered in resolving to recommend that Hanesbrands Stockholders vote to approve the Transactions, see the section entitled “The Merger Proposal — Recommendation of the Hanesbrands Board; Hanesbrands’ Reasons for the Transactions” on page 47. In addition, in considering the recommendation of the Hanesbrands Board with respect to the Transactions, you should be aware that the Hanesbrands’ directors and executive officers have interests that may be different from, or in addition to, the interests of Hanesbrands Stockholders generally. Please see the section entitled “The Merger Proposal — Interests of Hanesbrands’ Directors and Executive Officers in the Transactions” on page 65.
Q:
Do any of the Hanesbrands’ directors or executive officers have any interests in the Transactions that are different from, or in addition to, my interests as a Hanesbrands Stockholder?

A:
In considering the recommendations of the Hanesbrands Board, Hanesbrands Stockholders should be aware that Hanesbrands’ directors and executive officers have interests in the Transactions that may be different from, or in addition to, the interests of Hanesbrands Stockholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger Proposal — Interests of Hanesbrands’ Directors and Executive Officers in the Transactions” on page 65.

Q:
If my Hanesbrands stock is represented by physical stock certificates, should I send my stock certificates now?

A:
No. After the Transactions are completed, you will receive a transmittal form from Computershare Investor Services Inc. (the “Exchange Agent”) with instructions for the surrender of your Hanesbrands stock certificates. Please do not send your stock certificates with your proxy card.

Q:
Who may vote at the Special Meeting?

A:
All holders of record of shares of Hanesbrands Common Stock who held shares as of the Record Date, September 30, 2025, are entitled to receive notice of, and to vote at, the Special Meeting. Each such holder of Hanesbrands Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Hanesbrands Common Stock that such holder owned of record as of the Record Date. Attendance at the Special Meeting is not required to vote. See below and the section entitled “The Special Meeting — Voting by Proxy or at the Special Meeting” on page 33 for instructions on how to vote your shares without attending the Special Meeting.

If you hold shares of Hanesbrands Common Stock through a broker, bank or other nominee, you are not a holder of record, but instead you hold your shares in “street name” and the record holder of your shares is your broker, bank or other nominee. Your bank, broker or other nominee will send you, as the beneficial owner of such shares, a package describing the procedures for voting your shares and you must instruct the bank, broker other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and by the Internet.
Q:
What is a proxy?

A:
A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of Hanesbrands Common Stock is referred to as a “proxy card.”

Q:
How many votes does each share of Hanesbrands Common Stock have?

A:
Each Hanesbrands Stockholder is entitled to one vote for each share of Hanesbrands Common Stock held of record as of the Record Date. As of the Record Date, there were 353,802,157 shares of Hanesbrands Common Stock outstanding and entitled to vote at the Special Meeting.

Q:
How many votes must be present to hold the Special Meeting?

A:
A quorum is the minimum number of shares required to be present, either by the appearance of the stockholder in person (including virtually) or through representation by proxy, to hold a valid meeting.

The presence, in person (including virtually) or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting constitutes a quorum for the transaction of business. Your shares of Hanesbrands Common Stock are counted as present at the Special Meeting if:
•
you are present in person (including virtually) at the Special Meeting and your shares are registered in your name or you have a legal proxy from your bank, broker or other nominee to vote your shares; or

•
you have properly executed and submitted a proxy card or authorized a proxy over the phone or the Internet, prior to the Special Meeting.

If a quorum is not present, the Special Meeting may be adjourned or postponed until the holders of the number of shares of Hanesbrands Common Stock required to constitute a quorum are present.
Q:
Where will the Gildan Common Shares that I receive in the Transactions be publicly traded?

A:
The Gildan Common Shares ultimately to be issued to holders of Hanesbrands Common Stock in the Transactions will be listed for trading on the NYSE and TSX under the symbol “GIL.”

Q:
What happens if the Transactions are not completed?

A:
If the Merger Proposal is not approved by Hanesbrands Stockholders, or if the Transactions are not completed for any other reason, Hanesbrands Stockholders will not receive the Merger Consideration or any other consideration in connection with the Transactions, and their shares of Hanesbrands Common Stock will remain outstanding.

If the Transactions are not completed, Gildan and Hanesbrands will each remain public companies independent of one another, and the Hanesbrands Common Stock will continue to be listed and traded on the NYSE under the symbol “HBI.”
If the Merger Agreement is terminated under specified circumstances, Hanesbrands may be required to pay Gildan a termination fee of $67.5 million in cash. If the Merger Agreement is terminated by either party due to failure to obtain the Hanesbrands Stockholder Approval, Hanesbrands will reimburse Gildan for its expenses in an amount up to $17.5 million. If the Hanesbrands Termination Fee subsequently becomes payable, any previously paid expense reimbursement amount will be deducted from the amount of the Hanesbrands Termination Fee. See the section entitled “The Merger Agreement — Termination or Abandonment of the Merger Agreement” on page 115 for a more detailed discussion of the termination provisions and potential termination payments.
Q:
What is a “broker non-vote”?

A:
Under the NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the Proposals are “non-routine” matters under NYSE rules.

A “broker non-vote” occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the Proposals are non-routine matters under NYSE rules for which brokers do not have discretionary authority to vote, Hanesbrands does not expect there to be any broker non-votes at the Special Meeting. As a result, no bank, broker or other nominee will be permitted to vote your shares of Hanesbrands Common Stock at the Special Meeting without receiving instructions. If you are a beneficial owner of shares of Hanesbrands Common Stock, failure to instruct your bank, broker or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Non-binding Compensation Proposal or the Adjournment Proposal.

Q:
What stockholder vote is required for the approval of each proposal at the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Special Meeting?

A:
Proposal 1: Merger Proposal.   Assuming a quorum is present at the Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Hanesbrands Common Stock outstanding and entitled to vote on the Merger Proposal as of the Record Date. Accordingly, a Hanesbrands Stockholder’s abstention from voting or the failure of any Hanesbrands Stockholder to vote (including the failure of a Hanesbrands Stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Merger Proposal) will have the same effect as a vote “AGAINST” the Merger Proposal.

Proposal 2: Non-binding Compensation Proposal.   Assuming a quorum is present at the Special Meeting, approval of the advisory Non-binding Compensation Proposal requires the affirmative vote of a majority of the votes cast on the Non-binding Compensation Proposal at the Special Meeting. Accordingly, if a Hanesbrands Stockholder present in person (including virtually) at the Special Meeting abstains from voting, or responds by proxy with an “abstain” vote, the abstention will not be treated as a vote cast, and therefore will have no effect on the Non-binding Compensation Proposal. If a Hanesbrands Stockholder is not present in person (including virtually) at the Special Meeting and does not respond by proxy, it will have no effect on the vote count for the Non-binding Compensation Proposal (assuming a quorum is present).
Proposal 3: Adjournment Proposal.   Assuming a quorum is present at the Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal at the Special Meeting. Accordingly, if a Hanesbrands Stockholder present in person (including virtually) at the Special Meeting abstains from voting, or responds by proxy with an “abstain” vote, the abstention will not be treated as a vote cast, and therefore will have no effect on the Adjournment Proposal. If a Hanesbrands Stockholder is not present in person (including virtually) at the Special Meeting and does not respond by proxy, it will have no effect on the vote count for the Adjournment Proposal.
Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, the compensation that may be paid or become payable to Hanesbrands’ named executive officers (i.e., the Non-binding Compensation Proposal)?

A:
Under SEC rules, Hanesbrands is required to seek a non-binding, advisory vote of its stockholders with respect to the compensation that may be paid or become payable to Hanesbrands’ named executive officers that is based on or otherwise relates to the Transactions.

Q:
What happens if Hanesbrands Stockholders do not approve, by non-binding, advisory vote, the compensation that may be paid or become payable to Hanesbrands’ named executive officers (i.e., the Non-binding Compensation Proposal)?

A:
Because the vote to approve the Non-binding Compensation Proposal is advisory in nature, the outcome of the vote will not be binding upon Hanesbrands or the combined company, and the completion of the Transactions is not conditioned or dependent upon the approval of the Non-binding Compensation Proposal. Accordingly, the compensation that is subject to the vote, which is described in the section entitled “The Merger Proposal — Interests of Hanesbrands’ Directors and Executive Officers in the Transactions” on page 65 of this Proxy Statement/Prospectus, may be paid to Hanesbrands’ named executive officers even if Hanesbrands’ stockholders do not approve the Non-binding Compensation Proposal.

Q:
How can I vote?

A:
You may vote your shares during the Special Meeting at www.virtualshareholdermeeting.com/HBI2025SM or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

Internet:   By accessing the Internet at www.proxyvote.com and following the instructions on the proxy card or in the notice of Special Meeting and the Proxy Statement/Prospectus.

Telephone:   By calling toll-free 1-800-690-6903 and following the instructions on the proxy card or in the notice of Special Meeting and the Proxy Statement/Prospectus.
Mail:   If you requested and received your proxy materials by mail, by signing, dating and mailing the enclosed proxy card.
If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return your proxy card.
Each share of Hanesbrands Common Stock represented by a proxy properly authorized over the Internet or by telephone or by a properly completed written proxy will be voted at the Special Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If a proxy is properly authorized but no instructions are specified, such shares will be voted “FOR” the Merger Proposal, “FOR” the Non-binding Compensation Proposal and “FOR” the Adjournment Proposal.
If you participate in the Hanesbrands Inc. Retirement Savings Plan (the “Hanesbrands 401(k) Plan”) and have contributions invested in the stock equivalent account (the “HBI Stock Fund”) in the Hanesbrands 401(k) Plan as of the Record Date, you will receive a proxy, which will serve as voting instructions for the trustee of the Hanesbrands 401(k) Plan. You must return your proxy card to Broadridge Financial Solutions, Inc. (“Broadridge”) or authorize a proxy to vote your shares over the Internet or by telephone on or prior to November 24, 2025 for shares held directly or by November 20, 2025 for shares held in a Hanesbrands Equity Plan. If you have not authorized a proxy to vote your shares over the Internet or by telephone or if your proxy card is not received by Broadridge by that date, or if you sign and return your proxy card without instructions marked in the boxes, the trustee of the Hanesbrands 401(k) Plan will vote shares attributable to your investment in the HBI Stock Fund in the Hanesbrands 401(k) Plan in the same proportion as other shares held in the HBI Stock Fund for which the trustee received timely instructions. If no participants vote their shares, then the trustee will not vote any of the shares in the Hanesbrands 401(k) Plan.
If you hold shares of Hanesbrands common stock through a broker, bank or other nominee, you are not a holder of record, but instead you hold your shares in “street name” and the record holder of your shares is your broker, bank or other nominee. Your bank, broker or other nominee will send you, as the beneficial owner of such shares, a package describing the procedures for voting your shares and you must instruct the bank, broker other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and by the Internet.
Even if you plan to attend the Special Meeting, Hanesbrands recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the Special Meeting.
Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”

A:
If your shares of Hanesbrands Common Stock are registered directly in your name with Computershare, the transfer agent for Hanesbrands, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote your shares directly at the Special Meeting. You may also grant a proxy for your vote directly to Hanesbrands or to a third party to vote your shares at the Special Meeting.

If your shares of Hanesbrands Common Stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares and you must instruct the bank, broker or other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and by the Internet.

Q:
If my shares of Hanesbrands Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:
No. Your bank, broker or other nominee will only be permitted to vote your shares of Hanesbrands Common Stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under NYSE rules, banks, brokers and other nominees who hold shares of Hanesbrands Common Stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the Proposals. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

Since there are no items on the agenda that your broker has discretionary authority to vote upon, your shares will not be counted as present at the Special Meeting for the purposes of determining a quorum if you fail to instruct your broker on how to vote on the Proposals. If you fail to submit any instruction to your bank, broker or other nominee, it will have no effect on the Non-binding Compensation Proposal, assuming that a quorum is otherwise present, and it will have no effect on the Adjournment Proposal, assuming that a quorum is present. However, failure to instruct your bank, broker or other nominee on how to vote will have the same effect as a vote “AGAINST” the Merger Proposal.
Q:
What should I do if I receive more than one set of voting materials for the Special Meeting?

A:
If you hold shares of Hanesbrands Common Stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Hanesbrands Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Special Meeting.

Record Holders.   For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or via the Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this Proxy Statement/Prospectus in order to ensure that all of your shares of Hanesbrands Common Stock held directly by you are voted.
Shares in “street name.”   For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to make sure that you vote all of your shares held in “street name.”
Q:
If a stockholder gives a proxy, how are the shares of Hanesbrands Common Stock voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Hanesbrands Common Stock in the way that you indicate. For each item before the Special Meeting, you may specify whether your shares of Hanesbrands Common Stock should be voted “FOR,” “AGAINST,” or “ABSTAIN.”

Q:
How will my shares of Hanesbrands Common Stock be voted if I sign and return a blank proxy or do not indicate how to vote my shares on one or more Proposals?

A:
If you sign, date and return your proxy and do not indicate how you want your shares of Hanesbrands Common Stock to be voted with respect to one or more Proposals, then your shares of Hanesbrands Common Stock will be voted on such uninstructed Proposals in accordance with the recommendations of the Hanesbrands Board: “FOR” the Merger Proposal, “FOR” the Non-binding Compensation Proposal and “FOR” the Adjournment Proposal.

Q:
Can I change my vote after I have submitted my proxy?

A:
Any Hanesbrands Stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the Special Meeting by doing any of the following:

•
properly authorizing a new proxy with a later date by mail, Internet or telephone;

•
giving written notice of your revocation to Hanesbrands’ Corporate Secretary with a later date than the date of the previously submitted proxy; or

•
attending and voting at the Special Meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the Special Meeting and vote thereat. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Hanesbrands Inc.
101 N. Cherry Street,
Winston-Salem, North Carolina 27101
336-519-8080
Attention: Corporate Secretary
For more information, see the section entitled “The Special Meeting — Revocability of Proxies and Changes to a Hanesbrands Stockholder’s Vote” on page 34.
Q:
If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:
If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:
Where can I find the voting results of the Special Meeting?

A:
The preliminary voting results for the Special Meeting are expected to be announced at the Special Meeting. In addition, within four Business Days following certification of the final voting results, Hanesbrands will file the final voting results of the Special Meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:
Do Hanesbrands Stockholders have dissenters’ or appraisal rights?

A:
No. Pursuant to the Hanesbrands charter, as amended and restated (the “Hanesbrands Charter”), and the Hanesbrands Holdco charter, no appraisal rights will be available to holders of Hanesbrands Common Stock or Hanesbrands Holdco Common Stock in connection with the Transactions.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Merger Proposal?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” on page 16. You also should read and carefully consider the risk factors with respect to Hanesbrands and Gildan that are contained in the documents that are incorporated by reference into this Proxy Statement/Prospectus.

Q:
What happens if I sell my shares of Hanesbrands Common Stock after the Record Date but before the Special Meeting?

A:
The Record Date is earlier than the date of the Special Meeting. If you sell or otherwise transfer your shares of Hanesbrands Common Stock after the Record Date but before the Special Meeting, you will retain your right to vote at the Special Meeting. However, if the Merger Proposal is approved and the Transactions are completed, you will not be able to receive the Merger Consideration with respect to the shares of Hanesbrands Common Stock that you sold.

Q:
Who is paying for the Special Meeting and this proxy solicitation?

A:
Hanesbrands has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Special Meeting. Hanesbrands estimates that it will pay D.F. King a fee of approximately $20,000, plus reimbursement for certain out-of-pocket fees and expenses. Hanesbrands has agreed to indemnify D.F.

King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Hanesbrands also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Hanesbrands Common Stock. Hanesbrands’ directors, officers and employees and Gildan’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
Q:
When is Gildan’s acquisition of Hanesbrands expected to be completed?

A:
Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement — Conditions to the Transactions” on page 95, including approval of the Merger Proposal by Hanesbrands Stockholders, the Transactions are expected to be completed in late 2025 or early 2026. However, neither Hanesbrands nor Gildan can predict with certainty the actual date on which the Transactions will be completed, or if the Transactions will be completed at all, because completion of the Transactions is subject to certain conditions and factors outside the control of both companies, including the receipt of certain required regulatory approvals.

Q:
What equity stake will Hanesbrands Stockholders hold in Gildan immediately following the Transactions?

A:
Based on the number of Gildan Common Shares and shares of Hanesbrands Common Stock outstanding as of the close of business on September 30, 2025, at the First Gildan Merger Effective Time, former holders of Hanesbrands Common Stock are expected to own approximately 19.49% of the outstanding Gildan Common Shares, and persons who were Gildan Shareholders immediately prior to the Transactions are expected to own approximately 80.51% of the outstanding Gildan Common Shares. The relative ownership interests of Gildan Shareholders and former holders of Hanesbrands Common Stock in Gildan immediately following the Transactions will depend on the number of Gildan Common Shares and shares of Hanesbrands Common Stock issued and outstanding immediately prior to the Transactions. If the aggregate number of Gildan Common Shares to be issued or issuable by Gildan in connection with the Transactions or transactions related to the Transactions would result in the Fully Diluted Issued Shares being in excess of 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement, the amount of the Cash Consideration and the Share Consideration will be proportionately adjusted such that the Fully Diluted Issued Shares (taking into account such adjustment) represents 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement; provided that each holder of a share of Hanesbrands Common Stock shall receive the same economic value for each share of Hanesbrands Common Stock that it would have received pursuant to the Merger Agreement as if such adjustment did not apply, valuing the Share Consideration based upon the average of the volume weighted averages of the trading prices of Gildan Common Shares on the NYSE on each of the 20 consecutive NYSE trading days ending on (and including) the trading day that is one trading day prior to the date of the Merger Agreement.

Q:
If I am a holder of Hanesbrands Common Stock, how will I receive the Merger Consideration to which I am entitled?

A:
Your shares of Hanesbrands Common Stock will, at the Hanesbrands Merger Effective Time, be converted into Hanesbrands Holdco Common Stock in the same form and amount held by you now with no further action needed from you. Your shares of Hanesbrands Holdco Common Stock will then, at the First Gildan Merger Effective Time, be automatically converted into the right to receive the Gildan Common Shares and cash (including any cash in lieu of any fractional Gildan Common Shares) to which you are entitled. Promptly after the First Gildan Merger Effective Time, the Exchange Agent will mail to you a letter of transmittal or other materials, as applicable. After receiving the proper and completed documentation from you, as applicable, following the completion of the Transactions, the Exchange Agent will deliver to you the Gildan Common Shares and cash (including any cash in lieu of any fractional Gildan Common Shares) to which you are entitled as Merger Consideration. More information may be found in the sections entitled “The Merger Agreement — Merger Consideration” and “The Merger Agreement — No Fractional Shares” on page 93.

Q:
Will the Gildan Common Shares to be issued to holders of Hanesbrands Common Stock at the First Gildan Merger Effective Time be traded on an exchange?

A:
Yes. It is a condition to the completion of the Transactions that the Gildan Common Shares to be issued in connection with the First Gildan Merger be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject only to the TSX Standard Listing Conditions. All Gildan Common Shares received by holders of Hanesbrands Common Stock in connection with the Transactions will be listed on the NYSE and the TSX under the symbol “GIL” and may be traded on the exchanges by stockholders. On September 8, 2025, the TSX conditionally approved the listing of the Gildan Common Shares that Gildan anticipates issuing in connection with the First Gildan Merger.

Gildan Common Shares to be issued to Hanesbrands Stockholders in connection with the Transactions will be freely transferable, except for Gildan Common Shares issued to any stockholder deemed to be an “affiliate” of Gildan for purposes of U.S. federal securities law. Gildan Common Shares to be issued to Hanesbrands Stockholders as part of the Merger Consideration will not be subject to any resale restrictions under applicable Canadian Securities Laws, provided that (a) the trade is not a “control distribution” as defined in National Instrument 45-102 — Resale of Securities of the Canadian securities administrators, (b) no unusual effort is made to prepare the market or to create a demand for the Gildan Common Shares, (c) no extraordinary commission or consideration is paid to a person in respect of such sale, and (d) if the selling security holder is an insider or officer of Gildan, as the case may be, the selling security holder has no reasonable grounds to believe that Gildan is in default of applicable Canadian Securities Law. For more information, see the section entitled “The Merger Proposal — Restrictions on Resales of Gildan Common Shares Received in the Transactions” on page 73.
Q:
What are the material U.S. federal income tax consequences of the Transactions?

A:
For U.S. federal income tax purposes, (a) the Hanesbrands Merger and LLC Conversion, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) the First Gildan Merger and Second Gildan Merger (collectively, the “Gildan Mergers”), taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is expected that Section 367(a)(1) of the Code should not apply to cause the Gildan Mergers to result in gain recognition by holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration (other than any Excepted Stockholder). As described further in the section entitled “The Merger Agreement — Conditions to the Transactions” beginning on page 95, the obligation of Hanesbrands to complete the Transactions is conditioned on the receipt by Hanesbrands of a required tax representation letter, although this condition would nevertheless not be satisfied if Hanesbrands Tax Counsel, due to a change in law, is unable to deliver an opinion based on such tax representation letter to the effect that for U.S. federal income tax purposes the Gildan Mergers should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not generally apply to cause the Gildan Mergers to result in gain recognition to U.S. holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration (other than any Excepted Stockholder), and Hanesbrands is unable to obtain such an opinion from an alternative tax counsel pursuant to the Merger Agreement. In addition, Gildan and Hanesbrands expect to receive opinions from legal counsel that the Gildan Mergers should qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not generally apply to cause the Gildan Mergers to result in gain recognition to U.S. holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration (other than any Excepted Stockholder) at or prior to the time of the consummation of the Transactions. If any of the facts, representations, assumptions or statements underlying the tax opinions described above are or become incorrect, incomplete, or are violated, the validity of, and the conclusions reached in, such tax opinions may be affected or jeopardized, and the U.S. federal income tax consequences of the Gildan Mergers could differ materially from those discussed below. In addition, the opinions will be subject to certain qualifications and limitations as set forth therein. Assuming such treatment, generally, for U.S. federal income tax purposes, if you are a U.S. holder (as defined in the section entitled “The Merger Proposal — Certain U.S. Federal Income Tax Consequences” beginning on page 75), and you are not an Excepted Stockholder, on the surrender of Hanesbrands Holdco Common

Stock in exchange for the Merger Consideration in the Gildan Mergers you generally will recognize gain, but not loss, in an amount equal to the lesser of: (a) the cash consideration (excluding cash received in lieu of fractional Gildan Common Shares, if any) received in the Gildan Mergers; and (b) the excess, if any, of (i) the sum of the cash consideration (excluding cash received in lieu of fractional Gildan Common Shares, if any) plus the fair market value of the Gildan Common Shares (including any fractional Gildan Common Shares deemed received) received in the Gildan Mergers, over (ii) such U.S. holder’s tax basis in its shares of Hanesbrands Holdco Common Stock surrendered. In addition, a U.S. holder generally will recognize gain or loss with respect to any cash received in lieu of fractional Gildan Common Shares. If you are a non-U.S. holder (as defined in the section entitled “The Merger Proposal — Certain U.S. Federal Income Tax Consequences” beginning on page 75) of Hanesbrands Common Stock, the Transactions will generally not result in tax to you under U.S. federal income tax laws unless you have certain connections to the United States. You are encouraged to seek tax advice regarding such matters.
Q:
What are the material Canadian federal income tax consequences of the Transactions?

A:
A Canadian Holder (as defined in the section entitled “The Merger Proposal — Certain Canadian Federal Income Tax Consequences”) who disposes of Hanesbrands Holdco Common Stock in exchange for Gildan Common Shares and the Cash Consideration (including cash received in lieu of a fractional Gildan common share) in connection with the First Gildan Merger will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the sum of the aggregate of the fair market value of the Gildan Common Shares and Cash Consideration received exceeds (or is less than) the adjusted cost base of the Canadian Holder’s Hanesbrands Holdco Common Stock determined immediately before the disposition and any reasonable costs of disposition. The adjusted cost base of the Canadian Holder’s Hanesbrands Holdco Common Stock will generally be equal to the adjusted cost base of the Canadian Holder’s Hanesbrands Common Stock immediately before the Hanesbrands Merger.

Holders that hold Hanesbrands Common Stock through a Registered Plan (as defined in the section entitled “The Merger Proposal — Certain Canadian Federal Income Tax Consequences”) should consult their own tax advisors with respect to the consequences of participating in the Transactions. See the section entitled “The Merger Proposal — Certain Canadian Federal Income Tax Consequences — Eligibility for Investment.”
A Non-Canadian Holder (as defined in the section entitled “The Merger Proposal — Certain Canadian Federal Income Tax Consequences”) will not be subject to tax under the CITA on any capital gain realized on a disposition of Hanesbrands Common Stock or Hanesbrands Holdco Common Stock in connection with the Hanesbrands Merger or First Gildan Merger, or on a subsequent disposition of a Gildan Common Share acquired as a result of the First Gildan Merger, as applicable, unless the relevant share is “taxable Canadian property” and is not “treaty-protected property” (as those terms are defined in the CITA) of the Non-Canadian Holder, at the time of the disposition.
For more information, see the section entitled “The Merger Proposal — Certain Canadian Federal Income Tax Consequences” on page 82.
Q:
Is the Exchange Ratio subject to adjustment based on changes in the prices of Hanesbrands Common Stock or Gildan Common Shares? Can it be adjusted for any other reason?

A:
For the Share Consideration portion of the Merger Consideration, for each share of Hanesbrands Holdco Common Stock, you will receive a fixed number of Gildan Common Shares equal to the Exchange Ratio of 0.102, not a number of shares that will be determined based on a fixed market value. The market value of Gildan Common Shares and the market value of Hanesbrands Common Stock at the First Gildan Merger Effective Time and the Hanesbrands Merger Effective Time, respectively, may vary significantly from their respective values on the date that the Merger Agreement was executed or at other dates, such as the date of this Proxy Statement/Prospectus or the date of the Special Meeting. Stock price changes may result from a variety of factors, including changes in Gildan’s or Hanesbrands’ respective businesses, operations or prospects, regulatory considerations, and general business, market, industry or economic conditions. The Exchange Ratio will not be adjusted to reflect any changes in the market value of Gildan

Common Shares or the market value of Hanesbrands Common Stock. Therefore, the aggregate market value of the Gildan Common Shares that you are entitled to receive at the effective time could vary significantly from the value of such shares on the date of this Proxy Statement/Prospectus or the date of the Special Meeting. See the risk factor entitled “Because the Exchange Ratio is fixed and the market price of shares of Gildan Common Shares has fluctuated and will continue to fluctuate, Hanesbrands Stockholders cannot be sure of the value of the Merger Consideration they will receive in the Transactions prior to the closing of the Transactions” on page 16.
However, the Merger Consideration will be equitably adjusted to provide you and Gildan with the same economic effect as contemplated by the Merger Agreement in the event of any further reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar transaction involving Hanesbrands Common Stock or Gildan Common Shares prior to the Hanesbrands Merger Effective Time.
In addition, the Merger Agreement provides that if the aggregate number of Gildan Common Shares to be issued or issuable by Gildan in connection with the Transactions or transactions related to the Transactions would result in the Fully Diluted Issued Shares being in excess of 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement, the amount of the Cash Consideration and the Share Consideration will be proportionately adjusted such that the Fully Diluted Issued Shares (taking into account such adjustment) represents 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement; provided that each holder of a share of Hanesbrands Common Stock shall receive the same economic value for each share of Hanesbrands Common Stock that it would have received pursuant to the Merger Agreement as if such adjustment did not apply, valuing the Share Consideration based upon the average of the volume weighted averages of the trading prices of Gildan Common Shares on the NYSE on each of the 20 consecutive NYSE trading days ending on (and including) the trading day that is one trading day prior to the date of the Merger Agreement.
Q:
What should I do now?

A:
You should read this Proxy Statement/Prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:
How can I find more information about Hanesbrands or Gildan?

A:
You can find more information about Hanesbrands or Gildan from various sources described in the section entitled “Where You Can Find Additional Information” on page 175 of this Proxy Statement/Prospectus.

Q:
Whom do I call if I have questions about the Special Meeting or the Transactions?

A:
If you have questions about the Special Meeting or the Transactions, or desire additional copies of this Proxy Statement/Prospectus or additional proxies, you may contact:

D.F. King & Co., Inc.
Hanesbrands Stockholders call toll-free from the U.S. and Canada at (800) 317-8033
Banks and brokers may call collect at (212) 931-0845

SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement/Prospectus and may not contain all of the information that might be important to you. Hanesbrands and Gildan urge you to read carefully the remainder of this Proxy Statement/Prospectus, including the attached annexes, the documents incorporated by reference into this Proxy Statement/Prospectus and the other documents to which Hanesbrands and Gildan have referred you. You may obtain the information incorporated by reference into this Proxy Statement/Prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information” on page 175. Each item in this summary includes a page reference to direct you to a more complete description of the topics presented in this summary.
Information about the Companies (page 89)
Gildan Activewear Inc.
600 de Maisonneuve Boulevard West
33rd Floor
Montréal, Québec
Canada H3A 3J2
Gildan is a leading manufacturer of everyday basic apparel. Gildan’s product offering includes activewear, underwear and socks, sold to a broad range of customers, including wholesale distributors, screenprinters or embellishers, as well as to retailers that sell to consumers through their physical stores and/or e-commerce platforms and to global lifestyle brand companies. Gildan markets its products in North America, Europe, Asia Pacific, and Latin America, under a diversified portfolio of Gildan-owned brands including Gildan®, American Apparel®, Comfort Colors®, GOLDTOE® and Peds®, and under an exclusive licensing agreement for the printwear channel for Champion®. Gildan also owns and operates vertically integrated, large-scale manufacturing facilities, which are primarily located in Central America, the Caribbean, North America and Bangladesh.
Gildan was incorporated on May 8, 1984, under the CBCA. Gildan’s principal executive offices and registered office are located at 600 de Maisonneuve Boulevard West, 33rd Floor, Montréal, Québec, Canada H3A 3J2, and its main telephone number at that address is (514) 735-2023. Gildan Common Shares are listed on the NYSE and the TSX under the symbol “GIL.”
Additional information about Gildan can be found on its website at www.gildancorp.com. The information contained in, or that can be accessed through, Gildan’s website is not intended to be incorporated into this Proxy Statement/Prospectus. For additional information about Gildan, see the section entitled “Where You Can Find Additional Information” on page 175.
Galaxy Merger Sub 1, Inc.
600 de Maisonneuve Boulevard West
33rd Floor
Montréal, Québec
Canada H3A 3J2
First Gildan Merger Sub, a Maryland corporation and a direct wholly owned subsidiary of Second Gildan Merger Sub, was formed solely for the purpose of facilitating the transactions contemplated by the Merger Agreement (including the Transactions). First Gildan Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement (including the Transactions). By operation of the First Gildan Merger, First Gildan Merger Sub will merge with and into Hanesbrands Holdco. As a result, immediately following the First Gildan Merger, Hanesbrands Holdco will survive the First Gildan Merger as a direct wholly owned subsidiary of Second Gildan Merger Sub. Upon completion of the First Gildan Merger, First Gildan Merger Sub will cease to exist as a separate entity.
First Gildan Merger Sub’s address is 600 de Maisonneuve Boulevard West, 33rd Floor, Montréal, Québec, Canada H3A 3J2, and its telephone number is (514) 735-2023.

Galaxy Merger Sub 2, Inc.
600 de Maisonneuve Boulevard West
33rd Floor
Montréal, Québec
Canada H3A 3J2
Second Gildan Merger Sub, a Maryland corporation and a direct wholly owned subsidiary of Gildan, was formed solely for the purpose of facilitating the transactions contemplated by the Merger Agreement (including the Transactions). Second Gildan Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement (including the Transactions). By operation of the Second Gildan Merger, Hanesbrands Holdco will merge with and into Second Gildan Merger Sub. As a result, immediately following the Second Gildan Merger, Second Gildan Merger Sub will survive the Second Gildan Merger as a direct wholly owned subsidiary of Gildan.
Second Gildan Merger Sub’s address is located at 600 de Maisonneuve Boulevard West, 33rd Floor, Montréal, Québec, Canada H3A 3J2, and its telephone number is (514) 735-2023.
Hanesbrands Inc.
101 N. Cherry Street
Winston-Salem, North Carolina 27101
Attention: Corporate Secretary
Telephone: (336) 519-8080
Hanesbrands is a global leader in everyday iconic apparel with a mission to create a more comfortable world for everybody. Hanesbrands owns a portfolio of some of the world’s most recognized apparel brands including Hanes, the leading basic apparel brand in the U.S.; Bonds, an Australian staple since 1915 that is setting new standards for design and innovation; Maidenform, America’s number one shapewear brand; and Bali, America’s number one national bra brand. Hanesbrands owns the majority of its worldwide manufacturing facilities and has built a strong reputation for organizational values and responsibilities.
Hanesbrands’ principal executive offices are located at 101 N. Cherry Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 519-8080. Hanesbrands Common Stock is listed on the NYSE under the symbol “HBI.”
Additional information about Hanesbrands can be found on its website at www.Hanes.com/investors. The information contained in, or that can be accessed through, Hanesbrands’ website is not intended to be incorporated into this Proxy Statement/Prospectus. For additional information about Hanesbrands, see the section entitled “Where You Can Find Additional Information” on page 175.
Helios Holdco, Inc.
Hanesbrands Holdco, a Maryland corporation and a direct wholly owned subsidiary of Hanesbrands, was formed solely for the purpose of facilitating the Transactions. Hanesbrands Holdco has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Transactions. By operation of the Hanesbrands Merger, Hanesbrands will become a direct wholly owned subsidiary of Hanesbrands Holdco, and immediately following the Hanesbrands Merger, Hanesbrands shall be converted into a Maryland limited liability company. By operation of the First Gildan Merger, First Gildan Merger Sub will merge with and into Hanesbrands Holdco. Hanesbrands Holdco will survive as a direct wholly owned subsidiary of Second Gildan Merger Sub, before immediately merging with and into Second Gildan Merger Sub. Second Gildan Merger Sub will survive the Second Gildan Merger as a direct wholly owned subsidiary of Gildan. Upon completion of the First Gildan Merger, Hanesbrands Holdco will cease to exist as a separate entity.
Hanesbrands Holdco’s address is 101 N. Cherry Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 519-8080.

Helios Merger Sub, Inc.
Hanesbrands Merger Sub, a Maryland corporation and a direct wholly owned subsidiary of Hanesbrands Holdco, was formed solely for the purpose of facilitating the Transactions. Hanesbrands Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Transactions. By operation of the Hanesbrands Merger, Hanesbrands Merger Sub will merge with and into Hanesbrands. As a result, Hanesbrands will survive as a direct wholly owned subsidiary of Hanesbrands Holdco. Upon completion of the Hanesbrands Merger, Hanesbrands Merger Sub will cease to exist as a separate entity.
Hanesbrands Merger Sub’s address is 101 N. Cherry Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 519-8080.
Risk Factors (page 16)
The transactions contemplated by the Merger Agreement involve risks, some of which are related to the Transactions. In considering the Transactions, including whether to vote for the Merger Proposal, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors” on page 16, together with the other information included or incorporated by reference in this Proxy Statement/Prospectus.
Transaction Structure (page 36)
The Merger Agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, (a) at the Hanesbrands Merger Effective Time, Hanesbrands Merger Sub will merge with and into Hanesbrands, with Hanesbrands surviving the Hanesbrands Merger as a direct wholly owned subsidiary of Hanesbrands Holdco, (b) immediately following the Hanesbrands Merger, at the LLC Conversion Effective Time, the Hanesbrands Merger Surviving Corporation will be converted into a Maryland limited liability company, (c) immediately following the LLC Conversion at the First Gildan Merger Effective Time, First Gildan Merger Sub will merge with and into Hanesbrands Holdco, with Hanesbrands Holdco surviving the First Gildan Merger as a direct wholly owned subsidiary of Second Gildan Merger Sub, and (d) immediately following the First Gildan Merger, at the Second Gildan Merger Effective Time, the First Gildan Merger Surviving Corporation will merge with and into Second Gildan Merger Sub, with Second Gildan Merger Sub surviving the Second Gildan Merger as a direct wholly owned subsidiary of Gildan.
The terms and conditions of the Transactions are contained in the Merger Agreement, which is described in this Proxy Statement/Prospectus and attached to this Proxy Statement/Prospectus as Annex A. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Transactions. All descriptions in this summary and elsewhere in this Proxy Statement/Prospectus of the terms and conditions of the Transactions are qualified in their entirety by reference to the full text of the Merger Agreement. For a summary of the Merger Agreement, see the section entitled “The Merger Agreement” on page 91.
Merger Consideration (page 93)
Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Hanesbrands Merger Effective Time, by virtue of the Hanesbrands Merger and without any action on the part of Hanesbrands, Hanesbrands Merger Sub or the holders of any securities of Hanesbrands or Hanesbrands Merger Sub, each share of Hanesbrands Common Stock that is outstanding immediately prior to the Hanesbrands Merger Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of the Hanesbrands Holdco Common Stock with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of Hanesbrands Holdco. Subsequently, at the First Gildan Merger Effective Time, each share of Hanesbrands Holdco Common Stock that is outstanding immediately prior to the First Gildan Merger Effective Time (other than Cancelled Shares and Hanesbrands Equity Awards) will be automatically converted into the right to receive: (a) 0.102 Gildan Common Shares and (b) $0.80 in cash, without interest.
The Merger Agreement provides that if the aggregate number of Gildan Common Shares to be issued or issuable by Gildan in connection with the Transactions or transactions related to the Transactions would result in the Fully Diluted Issued Shares being in excess of 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement, the amount of the Cash Consideration and the Share Consideration will be proportionately adjusted such that the Fully Diluted Issued Shares (taking into account such adjustment) represents 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement; provided that each holder of a share of Hanesbrands Common Stock shall receive the same economic value for each share of Hanesbrands Common Stock that it would have received pursuant to the Merger Agreement as if such adjustment did not apply, valuing the Share Consideration based upon the average of the volume weighted averages of the trading prices of Gildan Common Shares on the NYSE on each of the 20 consecutive NYSE trading days ending on (and including) the trading day that is one trading day prior to the date of the Merger Agreement.
The Merger Consideration will be equitably adjusted in the event of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares involving Hanesbrands Common Stock or Gildan Common Shares prior to the Hanesbrands Merger Effective Time, to proportionally reflect such change.
For a full description of the treatment of Hanesbrands Equity Awards in the Transactions, see the sections entitled “The Merger Agreement — Treatment of Hanesbrands Equity Awards” and “The Merger Agreement — Merger Consideration” on pages 95 and 93, respectively.
Recommendation of Hanesbrands’ Board of Directors (page 47)
The Hanesbrands Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Non-binding Compensation Proposal and “FOR” the Adjournment Proposal. For a description of some of the factors considered by the Hanesbrands Board in reaching its decision to approve the Merger Agreement and additional information on the recommendation of the Hanesbrands Board that Hanesbrands Stockholders vote to approve the Transactions, see the section entitled “The Merger Proposal — Recommendation of the Hanesbrands Board; Hanesbrands’ Reasons for the Transactions” on page 47.
Comparative Per Share Market Price Information (page 29)
The following table sets forth the closing price per share of Gildan Common Shares on the TSX and the NYSE and of Hanesbrands Common Stock on the NYSE on August 11, 2025, the last full trading day prior to media reports of a potential transaction, August 12, 2025, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and on October 1, 2025, the last practicable trading day prior to the mailing of this Proxy Statement/Prospectus.
Date	Gildan Common Shares TSX	Gildan Common Shares NYSE	Hanesbrands Common Stock NYSE
	(C$)	(US$)	(US$)
August 11, 2025	70.24	50.94	4.83
August 12, 2025	67.65	49.12	6.18
October 1, 2025	82.70	59.31	6.77
Opinion of Hanesbrands’ Financial Advisor (page 53)
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Hanesbrands Board that, as of August 13, 2025, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Gildan and its affiliates) of the outstanding shares of Hanesbrands Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated August 13, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Hanesbrands Board in connection with its consideration of the transactions contemplated by the Merger Agreement, which are referred to collectively as the “Transactions” throughout this section and the summary of Goldman Sachs’ opinion below under the caption “— Opinion of Hanesbrands’ Financial Advisor.” Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Hanesbrands Common Stock should vote with respect to the Transactions or any other matter. Pursuant to an engagement letter between Hanesbrands and Goldman Sachs, Hanesbrands has agreed to pay Goldman Sachs a transaction fee of approximately $47 million, all of which is contingent upon consummation of the Transactions.
The Special Meeting (page 31)
Date, Time and Place of the Special Meeting
The Special Meeting will held virtually via the Internet on November 25, 2025 at 9:00 a.m., Eastern Time. The Special Meeting will be held solely via live audio webcast and there will not be a physical meeting location. Hanesbrands Stockholders will be able to attend the Hanesbrands Special Meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/HBI2025SM.
Record Date and Outstanding Shares of Hanesbrands Common Stock
Only holders of record of shares of Hanesbrands Common Stock outstanding as of the close of business on September 30, 2025, the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. Hanesbrands Stockholders may cast one vote for each share of Hanesbrands Common Stock that Hanesbrands Stockholders own of record as of that Record Date. As of the Record Date, there were 353,802,157 shares of Hanesbrands Common Stock outstanding.
Quorum
A quorum of Hanesbrands Stockholders is necessary to transact business at the Special Meeting. The presence, in person (including virtually) or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting constitutes a quorum for the transaction of business. All shares of Hanesbrands Common Stock represented by a valid proxy and all abstentions will be counted as present for purposes of establishing a quorum. All of the Proposals are considered “non-routine” matters under the NYSE rules, and therefore, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” are expected at the meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the beneficial owner provides their bank, broker or other nominee with voting instructions.
Votes Required
Proposal	Required Vote	Vote Impact
		For	Against	Abstain
1. Merger Proposal	Affirmative vote of the holders of a majority of the shares outstanding and entitled to vote	For the proposal	Against the proposal	Against the proposal
2. Non-binding Compensation Proposal	Affirmative vote of a majority of votes cast	For the proposal	Against the proposal	No effect
3. Adjournment Proposal	Affirmative vote of a majority of votes cast	For the proposal	Against the proposal	No effect
Required Vote to Approve the Merger Proposal
Assuming a quorum is present at the Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Hanesbrands Common Stock outstanding and entitled to vote thereon as of the Record Date. Accordingly, a Hanesbrands Stockholder’s abstention from voting or the failure of any Hanesbrands Stockholder to vote (including the failure of a Hanesbrands

Stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Merger Proposal) will have the same effect as a vote “AGAINST” the Merger Proposal.
Required Vote to Approve the Non-binding Compensation Proposal
Assuming a quorum is present at the Special Meeting, approval of the Non-binding Compensation Proposal requires the affirmative vote of a majority of the votes cast on the Non-binding Compensation Proposal. Accordingly, if a Hanesbrands Stockholder present in person (including virtually) at the Special Meeting abstains from voting, or responds by proxy with an “abstain” vote, the abstention will not be treated as a vote cast, and therefore will have no effect on the vote count of the Non-binding Compensation Proposal. If a Hanesbrands Stockholder is not present in person (including virtually) at the Special Meeting and does not respond by proxy, it will have no effect on the vote count for the Non-binding Compensation Proposal (assuming a quorum is present).
Required Vote to Approve the Adjournment Proposal
Assuming a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal. Accordingly, if a Hanesbrands Stockholder present in person (including virtually) at the Special Meeting abstains from voting, or responds by proxy with an “abstain” vote, the abstention will not be treated as a vote cast, and therefore will have no effect on the vote count for the Adjournment Proposal. If a Hanesbrands Stockholder is not present in person (including virtually) at the Special Meeting and does not respond by proxy, it will have no effect on the vote count for the Adjournment Proposal (assuming a quorum is present).
Voting by Directors and Executive Officers
As of the Record Date, Hanesbrands directors and executive officers, and their affiliates, as a group, owned and were entitled to vote approximately 0.8% of the total outstanding shares of Hanesbrands Common Stock. Although no Hanesbrands director or executive officer has entered into any agreement obligating them to do so, Hanesbrands currently expects that all of its directors and executive officers will vote their shares “FOR” the Merger Proposal, “FOR” the Non-binding Compensation Proposal and “FOR” the Adjournment Proposal. See the section entitled “The Merger Proposal — Interests of Hanesbrands’ Directors and Executive Officers in the Transactions” on page 65.
Listing of Gildan Common Shares (page 65)
The completion of the Transactions is conditional upon the approval for listing of Gildan Common Shares issuable under the Merger Agreement on the NYSE, subject to official notice of issuance, and the TSX, subject only to the TSX Standard Listing Conditions, prior to the First Gildan Merger Effective Time. On September 8, 2025, the TSX conditionally approved the listing of the Gildan Common Shares that Gildan anticipates issuing in connection with the First Gildan Merger.
Delisting and Deregistration of Hanesbrands Common Stock (page 65)
If the Transactions are completed, Hanesbrands Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and Hanesbrands will no longer be required to file periodic reports with the SEC with respect to Hanesbrands Common Stock.
Hanesbrands has agreed to cooperate with Gildan and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE and the SEC to delist the Hanesbrands Common Stock from the NYSE and to terminate its registration under the Exchange Act as promptly as practicable after the First Gildan Merger Effective Time.
Debt Financing (page 73)
As of June 29, 2025, Gildan had total long-term debt of approximately $1,856 million and, as of June 28, 2025, Hanesbrands had total long-term debt of approximately $2,317 million. Long-term debt includes the current portion of long-term debt and excludes deferred debt issuance costs and debt discount, lease obligations and accounts receivable securitization facility amounts, as applicable.
Under the Debt Commitment Letter, Canadian Imperial Bank of Commerce (“CIBC”), Morgan Stanley Senior Funding, Inc. (“MS”) and the other financial institutions party to the Debt Commitment Letter have committed to provide $2.3 billion of transaction financing, comprised of a bridge facility in an aggregate principal amount of $1.2 billion (the “Bridge Facility”) and term loans in an aggregate principal amount of $1.1 billion (the “Term Loans”). On September 10, 2025, Gildan entered into a joinder to the Debt Commitment Letter pursuant to which a portion of the commitments in respect of the Bridge Facility and Term Loans were syndicated to certain other financial institutions. On September 23, 2025, Gildan priced an offering of $600 million aggregate principal amount of 4.700% senior unsecured notes, due October 7, 2030 (the “2030 Notes”) and $600 million aggregate principal amount of 5.400% senior unsecured notes, due October 7, 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”) and expects settlement of the Notes to occur on or about October 7, 2025 pursuant to an exemption from the Securities Act. In connection with the settlement of the Notes, Gildan expects to terminate the commitments under the Bridge Facility. The proceeds of the Term Loans and the Notes offering will be used to directly or indirectly fund (a) the Cash Consideration, (b) the refinancing of certain of Hanesbrands’ existing indebtedness and transaction fees and (c) transaction fees and expenses associated with the Transactions.
In addition, on September 16, 2025, Gildan entered into a third amendment agreement with the required lenders under Gildan’s existing revolving credit facility providing for certain modifications to such facility conditioned on the consummation of the Transactions, including an increase in the aggregate revolving commitments thereunder from $1 billion to $1.2 billion, additional flexibility regarding acquisitions and asset sales, certain modifications to requirements relating to subsidiary guarantors and other modifications. The effectiveness of the increase in the revolving commitments and other modifications pursuant to such agreement are subject to the consummation of the Transactions.
Certain U.S. Federal Income Tax Consequences (page 75)
Gildan and Hanesbrands intend that (a) the Hanesbrands Merger and LLC Conversion, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) the Gildan Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is expected that Section 367(a)(1) of the Code should not apply to cause the Gildan Mergers to result in gain recognition by holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration (other than any Excepted Stockholder). As described further in the section entitled “The Merger Agreement — Conditions to the Transactions” beginning on page 95, the obligation of Hanesbrands to complete the Transactions is conditioned on the receipt by Hanesbrands of a required tax representation letter, although this condition would nevertheless not be satisfied if Hanesbrands Tax Counsel, due to a change in law, is unable to deliver an opinion based on such tax representation letter to the effect that for U.S. federal income tax purposes the Gildan Mergers should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not generally apply to cause the Gildan Mergers to result in gain recognition to U.S. holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration (other than any Excepted Stockholder), and Hanesbrands is unable to obtain such an opinion from an alternative tax counsel pursuant to the Merger Agreement. In addition, Gildan and Hanesbrands expect to receive opinions from legal counsel that the Gildan Mergers should qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not generally apply to cause the Gildan Mergers to result in gain recognition to U.S. holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration (other than any Excepted Stockholder) at or prior to the time of the consummation of the Transactions. If any of the facts, representations, assumptions or statements underlying the tax opinions described above are or become incorrect, incomplete, or are violated, the validity of, and the conclusions reached in, such tax opinions may be affected or jeopardized, and the U.S. federal income tax consequences of the Gildan Mergers could differ materially from those discussed below. In addition, the opinions will be subject to certain qualifications and limitations as set forth therein.
Assuming such treatment, generally, for U.S. federal income tax purposes, if you are a U.S. holder (as defined in the section entitled “The Merger Proposal — Certain U.S. Federal Income Tax Consequences”

beginning on page 75), and you are not an Excepted Stockholder, on the surrender of Hanesbrands Holdco Common Stock in exchange for the Merger Consideration in the Gildan Mergers you generally will recognize gain, but not loss, in an amount equal to the lesser of: (a) the cash consideration (excluding cash received in lieu of fractional Gildan Common Shares, if any) received in the Gildan Mergers and (b) the excess, if any, of (i) the sum of the cash consideration (excluding cash received in lieu of fractional Gildan Common Shares, if any) plus the fair market value of the Gildan Common Shares (including any fractional Gildan Common Shares deemed received) received in the Gildan Mergers, over (ii) such U.S. holder’s tax basis in its shares of Hanesbrands Holdco Common Stock surrendered. In addition, a U.S. holder generally will recognize gain or loss with respect to any cash received in lieu of fractional Gildan Common Shares. If you are a non-U.S. holder (as defined in the section entitled “The Merger Proposal — Certain U.S. Federal Income Tax Consequences” beginning on page 75) of Hanesbrands Common Stock, the Transactions will generally not result in tax to you under U.S. federal income tax laws unless you have certain connections to the United States.
Under Section 367(a) of the Code and the Treasury Regulations thereunder, special rules may apply to a U.S. holder that actually or constructively owns 5% or more, by vote or value, of the issued and outstanding Gildan Common Shares immediately after the completion of the Gildan Mergers. Any such U.S. holder is urged to consult such U.S. holder’s own tax adviser regarding the U.S. federal income tax consequences of the Gildan Mergers with regard to such U.S. holder’s particular circumstances, including with respect to the possibility of entering into a “gain recognition agreement” and otherwise complying with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain.
For the definitions of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of certain material U.S. federal income tax consequences of the Transactions to U.S. and non-U.S. holders, see the section entitled “The Merger Proposal — Certain U.S. Federal Income Tax Consequences” on page 75.
The U.S. federal income tax consequences described above may not apply to all Hanesbrands Stockholders. The tax consequences to Hanesbrands Stockholders will depend on their individual situations. Accordingly, all Hanesbrands Stockholders are urged to consult their own tax advisors for a full understanding of the particular tax consequences of the Transactions to them.
Certain Canadian Federal Income Tax Consequences (page 82)
A Canadian Holder (as defined in the section entitled “The Merger Proposal — Certain Canadian Federal Income Tax Consequences”) who disposes of Hanesbrands Holdco Common Stock in exchange for Gildan Common Shares and the Cash Consideration (including cash received in lieu of a fractional Gildan common share) in connection with the First Gildan Merger will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the sum of the aggregate of the fair market value of the Gildan Common Shares and Cash Consideration received exceeds (or is less than) the adjusted cost base of the Canadian Holder’s Hanesbrands Holdco Common Stock determined immediately before the disposition and any reasonable costs of disposition. The adjusted cost base of the Canadian Holder’s Hanesbrands Holdco Common Stock will generally be equal to the adjusted cost base of the Canadian Holder’s Hanesbrands Common Stock immediately before the Hanesbrands Merger.
Holders that hold Hanesbrands Common Stock through a Registered Plan (as defined in the section entitled “The Merger Proposal — Certain Canadian Federal Income Tax Consequences”) should consult their own tax advisors with respect to the consequences of participating in the Transactions. See the section entitled “The Merger Proposal — Certain Canadian Federal Income Tax Consequences — Eligibility for Investment.”
A Non-Canadian Holder (as defined in the section entitled “The Merger Proposal — Certain Canadian Federal Income Tax Consequences”) will not be subject to tax under the CITA on any capital gain realized on a disposition of Hanesbrands Common Stock or Hanesbrands Holdco Common Stock in connection with the Hanesbrands Merger or First Gildan Merger, or on a subsequent disposition of a Gildan Common Share acquired as a result of the First Gildan Merger, as applicable, unless the relevant share is “taxable Canadian property” and is not “treaty-protected property” (as those terms are defined in the CITA) of the Non-Canadian Holder, at the time of the disposition.
For more information, see the section entitled “The Merger Proposal — Certain Canadian Federal Income Tax Consequences” on page 82.

Accounting Treatment of the Transactions (page 72)
In accordance with IFRS 3, Business Combinations, Gildan will account for the Transactions using the acquisition method of accounting. Accordingly, the total purchase consideration in connection with the Transactions will be allocated to Hanesbrands’s identifiable assets acquired and liabilities assumed based on their fair values as of the closing of the Transactions. Any excess of the total purchase consideration over the fair value of the identifiable assets acquired and liabilities assumed from Hanesbrands will be recorded as goodwill. The financial condition and financial performance of Gildan after completion of the Transactions will reflect Hanesbrands results thereafter. The earnings of Gildan following the completion of the Transactions will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense.
Regulatory Approvals Required for the Transactions (page 72)
The completion of the Transactions is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act, under which the Transactions may not be completed until notification and report forms have been filed with the FTC, and the Antitrust Division of the DOJ, and the applicable waiting period has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filing of their respective HSR Act notifications or the early termination of that waiting period. If the FTC or DOJ issues a Second Request, prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period (or commit not to complete the merger for a specified period of time). The Parties’ HSR Act notifications were filed with the FTC and the DOJ on September 18, 2025. The waiting period under the HSR Act will expire on October 20, 2025 at 11:59 p.m. Eastern Time, unless earlier terminated or extended by the issuance of a Second Request by the FTC or DOJ. The Transactions cannot be completed until Gildan and Hanesbrands obtain the consents required to be obtained under the HSR Act.
The Transactions may also be subject to clearance or approval under antitrust laws of non-U.S. jurisdictions. It is a condition to Gildan’s obligation to consummate the Transactions that the requisite consents have been obtained.
For more information see the sections of this Proxy Statement/Prospectus entitled “The Merger Agreement — Conditions to the Transactions” and “The Merger Agreement — Regulatory Filings and Efforts; Other Actions” on pages 95 and 112, respectively.
Treatment of Hanesbrands Equity Awards (page 95)
Hanesbrands Options
Each Hanesbrands Option, whether vested or unvested, that is outstanding as of immediately prior to the First Gildan Merger Effective Time will, at the First Gildan Merger Effective Time, be converted into a Gildan Option. The number of Gildan Common Shares subject to each such Gildan Option will be determined by multiplying the number of shares of Hanesbrands Common Stock subject to such Hanesbrands Option immediately prior to the First Gildan Merger Effective Time by the Equity Award Exchange Ratio, and rounding the resulting number down to the nearest whole number of Gildan Common Shares. The exercise price per Gildan Common Share with respect to each Gildan Option will be determined by dividing the exercise price per share of Hanesbrands Common Stock with respect to the related Hanesbrands Option by the Equity Award Exchange Ratio, and rounding the resulting number up to the nearest whole cent. The terms and conditions of each such Gildan Option will otherwise remain unchanged as a result of the conversion.
Hanesbrands RSUs
Each Hanesbrands RSU, whether vested or unvested, that is outstanding as of immediately prior to the First Gildan Merger Effective Time, will, at the First Gildan Merger Effective Time, be converted into a Gildan RSU. The number of Gildan Common Shares subject to each such Gildan RSU will be determined by multiplying the number of shares of Hanesbrands Common Stock subject to such Hanesbrands RSU immediately prior to the First Gildan Merger Effective Time by the Equity Award Exchange Ratio, and rounding the resulting number down to the nearest whole number of Gildan Common Shares. The terms and conditions of each such Gildan RSU will otherwise remain unchanged as a result of the conversion. Upon settlement of a Gildan RSU corresponding to a Hanesbrands RSU outstanding immediately prior to the First Gildan Merger Effective Time, Gildan will deliver to the holder thereof a Gildan Common Share purchased by Gildan on the secondary market.
Hanesbrands PSUs
Each Hanesbrands PSU, whether vested or unvested, that is outstanding as of immediately prior to the First Gildan Merger Effective Time, will, at the First Gildan Merger Effective Time, be converted into a Gildan RSU. The number of Gildan Common Shares subject to each such Gildan RSU corresponding to a Hanesbrands PSU will be determined by multiplying the number of shares of Hanesbrands Common Stock subject to such Hanesbrands RSU immediately prior to the First Gildan Merger Effective Time (based on the target level of performance) by the Equity Award Exchange Ratio, and rounding the resulting number down to the nearest whole number of Gildan Common Shares. The terms and conditions of each such Gildan RSU will otherwise remain unchanged as a result of the conversion, except that the performance-based vesting conditions will no longer apply. Upon settlement of a Gildan RSU corresponding to a Hanesbrands PSU outstanding immediately prior to the First Gildan Merger Effective Time, Gildan will deliver to the holder thereof a Gildan Common Share purchased by Gildan on the secondary market.
No Appraisal and Dissenters’ Rights (page 73)
Holders of Hanesbrands Common Stock are not entitled to any dissenters’ or appraisal rights and are not entitled to exercise any rights of objecting stockholders to receive the fair value of their shares in connection with the Transactions because, as permitted by the MGCL, the Hanesbrands Charter and the Hanesbrands Holdco charter provide that stockholders shall not be entitled to exercise any rights of objecting stockholders provided for by the MGCL unless the Hanesbrands Board shall determine that such rights apply. The Hanesbrands Board has not and will not make such determination for the Transactions.
Conditions to the Transactions (page 95)
Mutual Conditions to Closing
The respective obligations of the Parties to effect the Transactions are subject to the satisfaction or waiver at or prior to the Closing of each the following conditions:
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obtaining the Hanesbrands Stockholder Approval;

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effectiveness of the Form F-4 (of which this Proxy Statement/Prospectus forms a part) in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form F-4 having been issued and remaining in effect and no proceeding to that effect having been commenced;

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no injunction or similar law or order having been entered, enacted or promulgated by a governmental entity of competent jurisdiction and continuing to be in effect that prohibits or makes illegal the consummation of the Transactions;

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the consents required to be obtained under the HSR Act with respect to the Transactions having been obtained; and

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the Gildan Common Shares to be issued in the First Gildan Merger having been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject only to the TSX Standard Listing Conditions.

Conditions to the Obligations of the Hanesbrands Parties
The obligation of the Hanesbrands Parties to effect the Transactions is also subject to the satisfaction or waiver by Hanesbrands, at or prior to the Closing, of the following conditions:
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the representations and warranties of Gildan and each Gildan Merger Sub contained in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date, as though made as of such time (except to the extent expressly made as of a particular date or period of time, in which case, as of such date or period of time), subject to the differentiated materiality standards provided in the Merger Agreement;
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Gildan and each Gildan Merger Sub having performed in all material respects the obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Closing;

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since August 13, 2025, no event, change, fact, condition, occurrence, effect, result or development having occurred that has had, or would reasonably be expected to have, a Material Adverse Effect (as defined below) on Gildan that is continuing;

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Hanesbrands’ receipt of a certificate of the chief executive officer or another executive officer of Gildan, certifying that the conditions set forth in the bullets directly above have been satisfied;

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Hanesbrands’ receipt of a representation letter dated as of the Closing Date and signed by an officer of Gildan, providing the basis of facts, representations and assumptions for Hanesbrands Tax Counsel to draft an opinion that the Gildan Mergers should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not generally apply to cause the Gildan Mergers to result in gain recognition to holders of Gildan Common Shares (other than Excepted Stockholders); and

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Hanesbrands Tax Counsel shall not have delivered to Hanesbrands an opinion that, as a result of a change in law occurring after the date of the Merger Agreement, Hanesbrands Tax Counsel is or would be unable to provide an opinion to the effect that for U.S. federal income tax purposes, the Gildan Mergers should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not generally apply to cause the Gildan Mergers to result in gain recognition to U.S. holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration (other than any Excepted Stockholder) (and Hanesbrands is unable to obtain such an opinion from an alternative tax counsel).

Conditions to the Obligations of Gildan and the Gildan Merger Subs
The obligations of Gildan and the Gildan Merger Subs to effect the Transactions are also subject to the satisfaction or waiver by Gildan, at or prior to the Closing, of the following conditions:
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the representations and warranties of the Hanesbrands Parties contained in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date, as though made as of such time (except to the extent expressly made as of a particular date or period of time, in which case, as of such date or period of time), subject to the differentiated materiality standards provided in the Merger Agreement;

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the Hanesbrands Parties having performed in all material respects the obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Closing;

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since August 13, 2025, no event, change, fact, condition, occurrence, effect, result or development having occurred that has had, or would reasonably be expected to have, a Material Adverse Effect on Hanesbrands that is continuing;

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Gildan’s receipt of a certificate of the chief executive officer or another executive officer of Hanesbrands, certifying that the conditions set forth in the bullets directly above have been satisfied;

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Gildan Tax Counsel shall not have delivered to Gildan an opinion that, as a result of a change in law occurring after the date of the Merger Agreement, Gildan Tax Counsel is or would be unable to provide an opinion to the effect that for U.S. federal income tax purposes no gain or loss will be recognized under Section 361 of the Code by any of the Parties (and Gildan is unable to obtain such an opinion from an alternative tax counsel); and

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obtaining the required consents under applicable non-U.S. jurisdictions.

No Solicitation (page 104)
The Merger Agreement generally restricts the ability of Hanesbrands and its subsidiaries and their respective Representatives to: (a) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer, inquiry or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, an Alternative Proposal; (b) engage in, continue or otherwise participate in any discussions or negotiations with any person regarding an Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an Alternative Proposal (except solely to notify such person that the provisions of the Merger Agreement prohibit any such discussions or negotiations); (c) furnish any non-public information relating to Hanesbrands or its subsidiaries in connection with or for the purpose of facilitating an Alternative Proposal or any proposal, offer, inquiry or indication of intent that would reasonably be expected to lead to, or result in, an Alternative Proposal; (d) recommend or enter into any other letter of intent, memorandum of understanding, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other agreement with respect to an Alternative Proposal (except for confidentiality agreements or clean team agreements permitted by the Merger Agreement); or (e) approve, authorize or agree to do any of the actions outlined in clauses (a)-(d) above or otherwise knowingly facilitate any effort or attempt to make an Alternative Proposal.
However, prior to the time, but not after the Hanesbrands Stockholder Approval is obtained, if Hanesbrands receives an unsolicited Alternative Proposal and the Hanesbrands Board has determined in good faith after consultation with its outside legal and financial advisors that such proposal constitutes or would reasonably be expected to lead to a Superior Proposal and the failure to take such actions would reasonably be likely to be inconsistent with the Hanesbrands Board’s statutory standard of conduct under applicable law, Hanesbrands may take various actions, including providing information in response to a request therefor (including non-public information) to the third party who made such Alternative Proposal (if, and only if, prior to furnishing such information, Hanesbrands enters into a confidentiality agreement (and clean team agreement, if warranted) with such third party) and engaging in discussions or negotiations with any such third party (including its Representatives) regarding such Alternative Proposal.
Hanesbrands is required to promptly give notice to Gildan if it or any of its Representatives receives (a) any inquiries, proposals or offers with respect to an Alternative Proposal or that would reasonably be expected to lead to an Alternative Proposal, (b) any request for information that, to the knowledge of Hanesbrands, after reasonable inquiry of the requesting person, is or is reasonably likely to have been made in connection with any Alternative Proposal or (c) any discussions or negotiations with respect to any Alternative Proposal or inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Proposal are sought to be initiated or continued with Hanesbrands. Hanesbrands will be required to thereafter keep Gildan reasonably informed on a reasonably current basis (but, in any event, within 48 hours after any material change or development) of any material developments regarding any Alternative Proposal or any material change to the terms of any such Alternative Proposal and the status of any such discussions or negotiations with respect thereto.
For more detailed information, see the section entitled “The Merger Agreement — No Solicitation” on page 104.
Financing (page 108)
Gildan has agreed to use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary or advisable to arrange and obtain the Debt Financing and consummate the Debt Financing on or prior to the Closing to the extent required to pay the minimum amount required to be paid by Gildan in connection with the consummation of the Transactions after taking into account cash on hand, available lines of credit and other sources of funds available to Gildan. See the section entitled “— Debt Financing” above.
In the event any portion of the Debt Financing becomes unavailable on the terms and conditions in the Debt Commitment Letter, subject to certain limitations and other than as a result of Hanesbrands’ breach of the Merger Agreement or failure to satisfy certain conditions, (a) Gildan is required to promptly notify Hanesbrands of the unavailability and reasons therefor, (b) as promptly as practicable, Gildan is required to use reasonable best efforts to obtain alternative financing on terms and conditions, taken as a whole, no less favorable to Gildan than as contemplated by the Debt Commitment Letter and not involving conditions that constitute an adverse effect on financing (as described further below), which is at least equal to the minimum amount required to be paid by Gildan in connection with the consummation of the Transactions, when taken together with available Debt Financing, any cash on hand, available lines of credit and other available sources of funds and (c) Gildan is required to use reasonable best efforts to obtain and provide to Hanesbrands a copy of a new financing commitment that provides for such alternative financing, subject to customary redactions. Gildan is required to give Hanesbrands prompt notice of any material breach, default or repudiation by any party to the Debt Commitment Letter of which Gildan or its affiliates becomes aware. To the extent requested by Hanesbrands, Gildan is required to keep Hanesbrands informed on a reasonably current basis upon request of the status of its efforts to arrange Debt Financing.
Hanesbrands has agreed to use reasonable best efforts, and cause its subsidiaries to use reasonable best efforts to, and use reasonable best efforts to cause the appropriate representatives of Hanesbrands and its subsidiaries to, provide customary cooperation reasonably requested by Gildan in connection with any Debt Financing or alternative financing (provided that such requested cooperation is subject to certain specified limitations).
If requested in writing by Gildan, Hanesbrands is required to, and to cause each of its subsidiaries and each of their respective representatives to, use reasonable best efforts to cooperate with Gildan to, and use reasonable best efforts to take actions that are necessary to, allow or effect (a) the satisfaction and discharge of the aggregate principal amount of the Hanesbrands Notes and/or (b) the conditional redemption of the Hanesbrands Notes at the closing, in each case which must be conditioned on the occurrence of the closing of the Transactions.
Hanesbrands has agreed, at the request of Gildan, for each of the Hanesbrands Credit Agreement and the Hanesbrands ARS Facility Agreement, to furnish a notice in respect of payment in full and termination of outstanding commitments to the relevant party and provide Gildan at certain dates prior to the closing date customary draft and executed payoff letters and related guarantee and lien release documentation. In addition, Hanesbrands will, at the request of Gildan, cooperate in good faith and use reasonable best efforts to promptly assist Gildan in arranging for the continuation, modification, back-stop and/or replacement of certain other financing arrangements of Hanesbrands or its subsidiaries.
For more detailed information, see the section entitled “The Merger Agreement — Financing” on page 108.
Termination or Abandonment of the Merger Agreement (page 115)
Subject to conditions and circumstances described in the Merger Agreement, the Merger Agreement may be terminated and abandoned at any time prior to the First Gildan Merger Effective Time:
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by mutual written consent of Hanesbrands and Gildan;

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by either Hanesbrands or Gildan, if:

•
the First Gildan Merger Effective Time has not occurred on or before the End Date, subject to a one time automatic extension of 90 days if all conditions to Closing (other than those conditions that by their nature are satisfied at Closing) have been satisfied or waived except for the receipt of consents under the HSR Act, and, if applicable, those under the antitrust laws of non-U.S. jurisdictions with respect to the Transactions, or approval of the listing on the NYSE and the TSX of the Gildan Common Shares issuable in connection with the Transactions; provided that the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that has been the primary cause of the failure to consummate the Transactions on or before such date;

•
any governmental entity of competent jurisdiction has issued or entered an injunction or similar order permanently enjoining or prohibiting the consummation of the Transactions, and such injunction or order has become final and non-appealable; provided that the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in a manner that has been the primary cause of such injunction or order; or

•
the Hanesbrands Stockholder Approval is not obtained at the Special Meeting or at any adjournment or postponement thereof;

•
by Hanesbrands:

•
at any time prior to the receipt of the Hanesbrands Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal; or

•
if there has been a breach or failure to perform in any material respect by Gildan or the Gildan Merger Subs of any representation, warranty, covenant or agreement set forth in Merger Agreement and such breach or failure to perform would result in a failure of certain conditions to Closing and such breach or failure to perform is not curable by five Business Days prior to the End Date, or if curable by the End Date, has not been cured within 45 Business Days after the giving of written notice thereof by Hanesbrands; however, the right to terminate the Merger Agreement due to such a breach or failure will not be available to Hanesbrands if any of the Hanesbrands Parties is in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement;

•
by Gildan:

•
if there has been a breach or failure to perform in any material respect by any of the Hanesbrands Parties of any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach or failure to perform would result in a failure of certain conditions to Closing and such breach or failure is not curable by five Business Days prior to the End Date, or if curable by the End Date, has not been cured within 45 Business Days after the giving of notice thereof by Gildan; however, the right to terminate the Merger Agreement due to such a breach or failure will not be available to Gildan if Gildan or either of the Gildan Merger Subs is in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement; or

•
prior to receipt of the Hanesbrands Stockholder Approval, if the Hanesbrands Board has effected a change of recommendation.

If the Merger Agreement is terminated under specified circumstances, Hanesbrands may be required to pay Gildan a termination fee of $67.5 million in cash. If the Merger Agreement is terminated by either party due to failure to obtain the Hanesbrands Stockholder Approval, Hanesbrands will reimburse Gildan for its expenses in an amount up to $17.5 million. If the Hanesbrands Termination Fee subsequently becomes payable, any previously paid expense reimbursement amount will be deducted from the amount of the Hanesbrands Termination Fee.
For a more detailed explanation of the termination provisions of the Merger Agreement, as well as a discussion of the effect of termination and potential termination payments, see the section entitled “The Merger Agreement — Termination or Abandonment of the Merger Agreement” on page 115.
Your Rights as a Gildan Shareholder Will Be Different from Your Rights as a Hanesbrands Stockholder (page 140)
At the First Gildan Merger Effective Time, each eligible share of Hanesbrands Holdco Common Stock, as converted from Hanesbrands Common Stock at the Hanesbrands Merger Effective Time, will be converted into the right to receive the Merger Consideration, consisting of (a) 0.102 Gildan Common Shares and (b) $0.80 in cash, without interest. As a result, holders of Hanesbrands Common Stock will have different rights once they become Gildan Shareholders due to differences between the organizational documents of Gildan and Hanesbrands and differences between Maryland law, where Hanesbrands is incorporated, and the CBCA, under which Gildan is incorporated. For a summary of the material differences between the rights of Gildan Shareholders and the existing rights of holders of Hanesbrands Common Stock, see the section entitled “Comparison of Rights of Gildan Shareholders and Hanesbrands Stockholders” on page 140.
Interests of Hanesbrands’ Directors and Executive Officers in the Transactions (page 65)
Details of the beneficial ownership of Hanesbrands Common Stock of Hanesbrands’ directors and executive officers are set out in the section of this Proxy Statement/Prospectus entitled “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management of Hanesbrands” beginning on page 137. In addition, Hanesbrands Stockholders should be aware that Hanesbrands’ directors and executive officers have interests in the Transactions that may be different from, or in addition to, the interests of Hanesbrands Stockholders generally, including, among other things, the treatment of outstanding Hanesbrands Equity Awards under the Merger Agreement, the potential payment of severance benefits and acceleration of outstanding Hanesbrands Equity Awards upon certain terminations of employment, the vesting of a retention award held by Mr. Lewis upon certain terminations of employment, certain pre-Closing and post-Closing employment arrangements with Mr. Bratspies, and rights to ongoing indemnification and insurance coverage.
The Hanesbrands Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve and declare advisable the Merger Agreement and the Transactions, and in recommending to Hanesbrands Stockholders that the Transactions be approved.
These interests are discussed in more detail in the section entitled “The Merger Proposal — Interests of Hanesbrands’ Directors and Executive Officers in the Transaction,” beginning on page 65.

RISK FACTORS
You should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this Proxy Statement/Prospectus, before making a voting decision on the Merger Proposal, the Non-binding Compensation Proposal and the Adjournment Proposal. As Gildan shareholders following the effective time, holders of Hanesbrands Common Stock will be subject to all risks inherent in the business of Gildan in addition to the risks relating to Hanesbrands. The market value of Gildan Common Shares will reflect the performance of the business relative to, among other things, that of the competitors of Gildan and Hanesbrands and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss.
In addition, Hanesbrands’ and Gildan’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of Hanesbrands, in its Annual Report on Form 10-K for the fiscal year ended December 28, 2024, and in the case of Gildan, in its Annual Report on Form 40-F for the fiscal year ended December 29, 2024, each of which is incorporated by reference into this Proxy Statement/Prospectus. For more information, please see the section entitled “Where You Can Find Additional Information” on page 175.
Risks Related to the Transactions
Because the Exchange Ratio is fixed and the market price of shares of Gildan Common Shares has fluctuated and will continue to fluctuate, Hanesbrands Stockholders cannot be sure of the value of the Merger Consideration they will receive in the Transactions prior to the closing of the Transactions.
At the First Gildan Merger Effective Time, each share of Hanesbrands Holdco Common Stock, as converted from Hanesbrands Common Stock at the Hanesbrands Merger Effective Time, that is outstanding immediately prior to the First Gildan Merger Effective Time (other than Cancelled Shares and Hanesbrands Equity Awards as described herein in “The Merger Agreement — Treatment of Hanesbrands Equity Awards” on page 95) will be converted into the right to receive the Share Consideration, which refers to 0.102 Gildan Common Shares and the Cash Consideration, which refers to $0.80 in cash, without interest. Additionally, if the aggregate number of Gildan Common Shares to be issued or issuable by Gildan in connection with the Transactions or transactions related to the Transactions would result in the Fully Diluted Issued Shares being in excess of 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement, the amount of the Cash Consideration and Share Consideration will be proportionately adjusted such that the Fully Diluted Issued Shares (taking into account such adjustment) represents 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement. Because the Exchange Ratio is fixed, the value of the Share Consideration will depend on the market price of Gildan Common Shares at the effective time. The market prices of Gildan Common Shares and Hanesbrands Common Stock have fluctuated prior to and after the date of the announcement of the Transactions and are expected to continue to fluctuate from the date of this Proxy Statement/Prospectus until the Closing Date, which could occur a considerable amount of time after the date hereof. Because the value of the Merger Consideration will depend on the market price of Gildan Common Shares at the time the Transactions are completed, Hanesbrands Stockholders will not know or be able to determine at the time of the Special Meeting the market value of the Merger Consideration they would receive upon completion of the Transactions. Changes in the prices of Gildan Common Shares and Hanesbrands Common Stock may result from a variety of factors, including, among others, general market and economic conditions, changes in Gildan’s and Hanesbrands’ respective businesses, operations and prospects, risks inherent in their respective businesses, changes in market assessments of the likelihood that the Transactions will be completed and/or the value that may be generated by the proposed acquisition and changes with respect to expectations regarding the timing of the Transactions and regulatory considerations. Many of these factors are beyond Hanesbrands’ and Gildan’s control.
The Gildan Common Shares to be received by holders of Hanesbrands Common Stock as a result of the Transactions will have different rights from shares of Hanesbrands Common Stock.
If the Transactions are consummated, holders of Hanesbrands Common Stock will no longer be stockholders of Hanesbrands but will instead become shareholders of Gildan. The rights of former holders of Hanesbrands Common Stock as shareholders of Gildan will then be governed by the CBCA and by the terms of Gildan’s Articles and Gildan’s By-laws, which are in some respects materially different than the terms of Hanesbrands’ charter and bylaws, which currently govern the rights of Hanesbrands Stockholders. See the section of this Proxy Statement/Prospectus entitled “Comparison of Rights of Gildan Shareholders and Hanesbrands Stockholders” on page 140 for a discussion of the different rights associated with Gildan Common Shares and Hanesbrands Common Stock.
The Transactions are subject to various closing conditions, including regulatory and Hanesbrands stockholder approvals as well as other uncertainties, and there can be no assurances as to whether and when it may be completed.
Closing of the Transactions is subject to the satisfaction or waiver of a number of conditions specified in the Merger Agreement, and it is possible that such conditions may prevent, delay or otherwise materially adversely affect the completion of the Transactions. These conditions include, among other things: (a) receipt of the Hanesbrands Stockholder Approval; (b) effectiveness of the Form F-4 (of which this Proxy Statement/Prospectus forms a part) in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form F-4 having been issued and remaining in effect and no proceeding to that effect having been commenced; (c) the absence of any injunction or similar law or order having been entered, enacted or promulgated by a governmental entity of competent jurisdiction and continuing to be in effect that prohibits or makes illegal the consummation of the Transactions; (d) the consents required to be obtained under the HSR Act with respect to the Transactions having been obtained; (e) the Gildan Common Shares to be issued in the First Gildan Merger having been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject only to the TSX Standard Listing Conditions; (f) the accuracy of the representations and warranties of each of Hanesbrands and Gildan, subject to certain materiality standards set forth in the Merger Agreement; (g) compliance by each party in all material respects with such party’s obligations under the Merger Agreement; and (h) with respect to each party, the absence of a Material Adverse Effect.
Assurance cannot be provided that all required consents and approvals will be obtained or that all closing conditions will otherwise be satisfied (or waived, if applicable), and, if all required consents and approvals are obtained and all closing conditions are satisfied (or waived, if applicable), assurance cannot be provided as to the terms, conditions and timing of such consents and approvals or the timing of the completion of the Transactions. Many of the conditions to completion of the Transactions are not within either Hanesbrands’ or Gildan’s control, and neither company can predict when or if these conditions will be satisfied (or waived, if applicable). Any delay in completing the Transactions could cause Hanesbrands and/or Gildan not to realize some or all of the benefits that each expects to achieve if the Transactions are successfully completed within the expected timeframe.
After Gildan’s combination with Hanesbrands, Gildan may fail to realize projected benefits and synergies of the combination, which could adversely affect the value of Gildan Common Shares after the Transactions.
The success of Gildan’s combination with Hanesbrands will depend, in part, on Gildan’s ability to realize the anticipated benefits and synergies from combining the businesses of Hanesbrands and Gildan, including operational and other synergies that are believed to be achieved by the combined company. The anticipated benefits and synergies of Gildan’s combination with Hanesbrands may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that are not currently foreseen. Some of the assumptions that have been made, such as the achievement of operating synergies, may not be realized. The integration process may, for Hanesbrands and Gildan, result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the Transactions that were not discovered in the course of performing due diligence. Coordinating certain aspects of the operations and personnel of Gildan with Hanesbrands after the combination of Gildan and Hanesbrands will involve complex operational, technological and personnel-related challenges. Additionally, the integration will require significant time and focus from management following the combination which may disrupt the business of the combined company. If Gildan does not realize the expected synergies within the time frame expected or at all, Gildan’s financial results may be adversely affected.
The announcement and pendency of the Transactions could adversely affect each of Hanesbrands’ and Gildan’s business, results of operations and financial condition.
The announcement and pendency of the Transactions could cause disruptions in and create uncertainty surrounding Hanesbrands’ and Gildan’s business, including affecting Hanesbrands’ and Gildan’s relationships with its existing and future customers, suppliers and employees, which could have an adverse effect on Hanesbrands’ or Gildan’s business, results of operations and financial condition, regardless of whether the Transactions are completed. In particular, Hanesbrands and Gildan could potentially lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the Transactions. Hanesbrands and Gildan could also potentially lose customers or suppliers, and new customer or supplier contracts could be delayed or decreased. The attention of Hanesbrands’ and Gildan’s respective management may be directed towards closing the Transactions, including obtaining regulatory approvals and other Transactions-related considerations and may be diverted from the day-to-day business operations of Hanesbrands and Gildan and matters related to the Transactions may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Hanesbrands and Gildan. Additionally, the Merger Agreement requires each party to obtain the other party’s consent prior to taking certain specified actions while the Transactions is pending. These restrictions may prevent Gildan and Hanesbrands from pursuing otherwise attractive business opportunities prior to the closing of the Transactions. Any of these matters could adversely affect the businesses of, or harm the results of operations, financial condition or cash flows of Gildan and the market value of Gildan Common Shares.
If the Transactions do not close, the prices of Hanesbrands Common Stock and Gildan Common Shares may fall to the extent that the current prices of Hanesbrands Common Stock and Gildan Common Shares reflect a market assumption that the Transactions will close. In addition, the failure to close the Transactions may result in negative publicity or a negative impression of Hanesbrands in the investment community and may affect Hanesbrands’ and Gildan’s relationship with employees, customers, suppliers and other partners.
Hanesbrands and Gildan will incur substantial transaction fees and costs in connection with the Transactions.
Hanesbrands and Gildan have incurred, and expect to incur, additional, substantial non-recurring expenses in connection with the Transactions, including costs relating to obtaining required approvals and, in the case of Hanesbrands, compensation payments to its executives triggered by a qualifying termination in connection with the change in control of Hanesbrands as a result of the Transactions. Hanesbrands and Gildan have incurred significant financial services, accounting, tax and legal fees in connection with the process of negotiating and evaluating the terms of the Transactions. Additional significant unanticipated costs may be incurred in the course of coordinating and combining the businesses of Hanesbrands and Gildan. Even if the Transactions do not close, Hanesbrands and Gildan will need to pay certain costs relating to the Transactions incurred prior to the date the Transactions were abandoned, such as financial advisory, accounting, tax, legal, filing and printing fees. Such costs may be significant and could have an adverse effect on the future results of operations, cash flows and financial condition of Gildan and Hanesbrands. In addition to its own fees and expenses, if the Merger Agreement is terminated under specified circumstances, Hanesbrands will be required to pay to Gildan a $67.5 million termination payment in cash. If the Merger Agreement is terminated by either party due to failure to obtain the Hanesbrands Stockholder Approval, Hanesbrands will reimburse Gildan for its expenses in an amount up to $17.5 million. If the termination fee subsequently becomes payable, any previously paid expense reimbursement amount will be deducted from the amount of the termination fee. For more information, see the section entitled “The Merger Agreement — Termination or Abandonment of the Merger Agreement” on page 115.
The unaudited pro forma condensed consolidated financial information of Hanesbrands and Gildan is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the combination of Gildan and Hanesbrands.
The unaudited pro forma condensed consolidated financial information included in this Proxy Statement/Prospectus has been prepared using the consolidated historical financial statements of Gildan and Hanesbrands, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of the combined company after the combination of Gildan and Hanesbrands. The information used in the preparation of the pro forma condensed consolidated financial information of Hanesbrands and Gildan is preliminary and based on information available as of the date hereof. In addition, the unaudited pro forma condensed consolidated financial information included in this Proxy Statement/Prospectus is based in part on certain assumptions regarding the Transactions. These assumptions may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the combination of Gildan and Hanesbrands. Accordingly, the historical information incorporated by reference in this Proxy Statement/Prospectus and unaudited pro forma condensed consolidated financial information included in this Proxy Statement/Prospectus does not necessarily represent the combined company’s results of operations and financial condition had Hanesbrands and Gildan operated as a combined entity during the periods presented, or of the combined company’s results of operations and financial condition after the combination of Gildan and Hanesbrands. The combined company’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.
In preparing the unaudited pro forma condensed consolidated financial information contained in this Proxy Statement/Prospectus, Gildan has given effect to, among other items, the combination of Gildan and Hanesbrands, the payment of the Merger Consideration and the indebtedness of Gildan on a consolidated basis after giving effect to the combination of Gildan and Hanesbrands, including the indebtedness of Hanesbrands and refinancing thereof. The unaudited pro forma condensed consolidated financial information may not reflect all of the costs that are expected to be incurred by Hanesbrands and Gildan in connection with the Transactions. For more information, see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” on page 119, including the notes thereto.
Gildan may not be able to obtain the term loan financing necessary to complete the acquisition, which could delay or prevent the completion of the Transactions.
Gildan has entered into the Debt Commitment Letter pursuant to which certain financial institutions have agreed, subject to the satisfaction of various conditions, to provide a subsidiary of Gildan with the Term Loans. Gildan expects to use the proceeds of the Term Loans to refinance a portion of the indebtedness of Hanesbrands in connection with the consummation of the Transactions. However, Gildan has not yet entered into definitive agreements with respect to the Term Loans and the commitments of the lenders under the Debt Commitment Letter are subject to a number of customary conditions. There can be no assurance that these conditions will be satisfied or waived, or that the Term Loans will be available to Gildan when required, if at all. If the Term Loans are not available, Gildan may need to seek alternative financing to fund the acquisition and related transactions. Such alternative financing may not be available on acceptable terms, in a timely manner, or at all. If Gildan is unable to obtain financing, Gildan may be forced to delay or fail to complete the acquisition. Gildan’s obligation to complete the acquisition under the Merger Agreement is not conditioned upon Gildan’s receipt of any financing.
The substantial additional indebtedness that Gildan will incur in connection with the Transactions could adversely affect Gildan’s (and after the combination of Gildan and Hanesbrands, the combined company’s) financial position, including by decreasing its business flexibility, ability to satisfy its debt obligations and credit ratings.
After the combination of Gildan and Hanesbrands, the combined company will have substantially increased borrowings compared to Gildan’s historical level of borrowings. Gildan’s long-term debt was approximately $1,856 million as of June 29, 2025, including the current portion of long-term debt and excluding deferred debt issuance costs and debt discount and lease obligations. The combined company’s pro forma consolidated long-term debt as at June 29, 2025, if the acquisition of Hanesbrands had been completed on that same date, would have been approximately $4.2 billion, of which $2.0 billion would have been at variable rates of interest when assuming that the Term Loans are fully funded and the Bridge Facility is replaced with the Notes, which priced on September 23, 2025 and are expected to settle on or about October 7, 2025.
Gildan expects to incur approximately $2.3 billion of additional debt on a pro forma basis as of June 29, 2025, as a result of obtaining the Term Loans and completing the Notes offering. In addition, Gildan has entered into an amending agreement with the required lenders under its existing revolving credit facility in connection with the Transactions providing for certain modifications to such facility conditioned on the consummation of the Transactions, including an increase in the aggregate revolving commitments thereunder from $1 billion to $1.2 billion, additional flexibility regarding acquisitions and asset sales, certain modifications to requirements relating to subsidiary guarantors and other modifications. This increased level of borrowings could have the effect, among other things, of reducing Gildan’s liquidity and the combined company’s flexibility to respond to changing business and economic conditions as well as Gildan’s ability to make investments that are important to its growth and strategies while meeting its other cash needs. Also, the combined company’s ability to make payments of principal and interest on its indebtedness will depend upon its future performance, which will be subject to general economic, financial and business conditions, sufficient cash flow from Hanesbrands, the implementation of the integration with Hanesbrands and other factors affecting its operations, many of which will be beyond the combined company’s control.
Accordingly, the amount of cash required to service the combined company’s increased borrowing levels and increased aggregate dividends after the combination of Gildan and Hanesbrands, and thus the demands on the combined company’s cash resources, will be greater than the amount of cash flows required to service Gildan’s borrowings and pay dividends prior to the combination. If Gildan completes the acquisition of Hanesbrands and obtains control of Hanesbrands but Gildan does not achieve the expected benefits and cost savings from the acquisition, or if the financial performance of the combined company does not meet current expectations, then Gildan’s ability to service Gildan’s indebtedness may be adversely impacted. The increased levels of borrowings and dividends after the combination of Gildan and Hanesbrands could also reduce funds available for the combined company’s capital expenditures and other activities, may create competitive disadvantages for the combined company relative to other companies with lower debt levels, and may reduce the combined company’s ability to complete share repurchases and dividend payouts.
The agreements that will govern Gildan’s indebtedness that would be incurred in connection with the acquisition of Hanesbrands may contain various affirmative and negative covenants that may, subject to certain customary exceptions, restrict the combined company’s ability to, among other things, create liens over its property, change its line of business and/or merge or consolidate with any other person or sell or convey certain of its assets to another person. In addition, some of the agreements that will govern the combined company’s new Debt Financings may contain financial covenants that will require it to maintain certain financial ratios. Various risks, uncertainties and events beyond the combined company’s control could affect its ability to comply with these covenants and failure to comply with them could result in an event of default, which, if not cured or waived, could accelerate repayment obligations. Under these circumstances, the combined company may not have sufficient funds or other resources to satisfy all of its obligations.
Gildan’s credit ratings impact the cost and availability of future borrowings and, accordingly, Gildan’s cost of capital. Gildan’s credit ratings reflect each credit rating organization’s opinion of Gildan’s financial and business strength, operating performance and ability to meet Gildan’s debt obligations. The change in borrowing levels of Gildan as a result of the Transactions and the additional indebtedness incurred in connection thereunder could cause rating agencies which rate the outstanding debt obligations of Gildan to reevaluate in the future and reduce their current ratings. If any of Gildan’s credit ratings are reduced, Gildan may not be able to sell additional debt securities, borrow money, refinance the transaction facilities if drawn or establish alternatives to the transaction facilities in the amounts, at the times or interest rates or upon the more favorable terms and conditions that might be available if Gildan’s current credit ratings are maintained.
In addition, future borrowings under circumstances in which the combined company’s debt is rated below investment grade may contain further restrictions that impose restrictions on the way the combined company operates after the combination of Gildan and Hanesbrands.
Gildan or Hanesbrands may waive one or more of the closing conditions without re-soliciting Hanesbrands Stockholder Approval.
Certain conditions to Gildan’s and Hanesbrands’ obligations, respectively, to close the Transactions may be waived, in whole or in part, to the extent legally permissible, either unilaterally or by agreement of Gildan and Hanesbrands. In the event that any such waiver does not require re-solicitation of proxies, the Parties will have the discretion to close the Transactions without seeking further approval of Hanesbrands Stockholders.
The opinion of Hanesbrands’ financial advisor rendered to the Hanesbrands Board does not reflect any changes in circumstances between the signing of the Merger Agreement and the closing of the Transactions.
The Hanesbrands Board has received an opinion from Goldman Sachs, Hanesbrands’ financial advisor, dated August 13, 2025, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in preparing its opinion, the Merger Consideration to be paid to the holders (other than Gildan and its affiliates) of the outstanding shares of Hanesbrands Common Stock pursuant to the Merger Agreement was fair, from a financial point of view to such holders as more fully described below in the section entitled “— Opinion of Hanesbrands’ Financial Advisor”. However, the Hanesbrands Board has not obtained an updated opinion as of the date of this Proxy Statement/Prospectus. Changes in the operations and prospects of Gildan or Hanesbrands, general market and economic conditions and other factors that may be beyond the control of Gildan or Hanesbrands, and on which the forecasts and assumptions used by Hanesbrands’ financial advisor in connection with rendering its opinion may have been based, may significantly alter the value of Gildan or Hanesbrands or the prices of the Gildan Common Shares or of the shares of Hanesbrands Common Stock by the time the Transactions are completed. Such opinion does not speak as of the time the Transactions will be completed or as of any date other than the date of such opinion and the Hanesbrands Board does not anticipate asking its financial advisor to update its opinion. The Hanesbrands Board’s recommendation that Hanesbrands Stockholders vote “FOR” approval of the Merger Proposal, “FOR” the Non-binding Compensation Proposal and “FOR” the Adjournment Proposal, however, is made as of the date of this Proxy Statement/Prospectus.
For a description of the opinion that the Hanesbrands Board received from its financial advisor, see the sections entitled “The Merger Proposal — Opinion of Hanesbrands’ Financial Advisor” on page 53. A copy of the opinion of Goldman Sachs is attached as Annex B to this Proxy Statement/Prospectus.
Hanesbrands Stockholders do not have dissenters’ or appraisal rights in the Transactions.
Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the MGCL, a stockholder may not dissent from a merger as to shares that are listed on a national securities exchange or if the charter of the company provides that the holders are not entitled to exercise the rights of an objecting stockholder under the MGCL. Hanesbrands Common Stock is, and is expected to be on the record date, listed on the NYSE. Further, as permitted by the MGCL, the Hanesbrands Charter and the Hanesbrands Holdco charter provide that stockholders shall not be entitled to exercise any rights of objecting stockholders provided for by the MGCL unless the Hanesbrands Board shall determine that such rights apply. The Hanesbrands Board has not and will not make such determination for the Transactions. Thus, Hanesbrands Stockholders will not be entitled to dissenters’ or appraisal rights in the Transactions with respect to their shares of Hanesbrands Common Stock. For more information, see the section entitled “No Appraisal and Dissenters’ Rights” on page 73.
While the Transactions are pending, Hanesbrands is subject to business uncertainties and contractual restrictions that could materially adversely affect Hanesbrands’ operating results, financial position and/or cash flows or result in a loss of employees, suppliers, vendors or customers.
The Merger Agreement generally requires Hanesbrands to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course prior to the earlier of the termination of the Merger Agreement and the First Gildan Merger Effective Time. In addition, the Merger Agreement includes a variety of specified restrictions on the conduct of Hanesbrands’ business, which, in the event the Merger Agreement is not earlier terminated, expire at the First Gildan Merger Effective Time. Among other things and subject to the other terms of the Merger Agreement and certain other exceptions and limitations, Hanesbrands may not, outside of the ordinary course of business, incur additional indebtedness, issue additional shares of Hanesbrands Common Stock outside of its equity incentive plans, repurchase Hanesbrands Common Stock, pay dividends, acquire assets, securities or property, dispose of businesses or assets, enter into certain material contracts or make certain additional capital expenditures. Hanesbrands may find that these and other contractual restrictions in the Merger Agreement delay or prevent Hanesbrands from making certain changes, or limit its ability to make certain changes, during such period, even if Hanesbrands’ management believes that making certain changes may be advisable. The pendency of the Transactions may also divert management’s attention and Hanesbrands’ resources from ongoing business and operations.
Hanesbrands’ employees, suppliers, vendors or customers may experience uncertainties about the effects of the Transaction. It is possible that some employees, suppliers, vendors or customers and other parties with whom Hanesbrands has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with Hanesbrands as a result of the proposed acquisition. Similarly, current and prospective employees may experience uncertainty about their future roles with Hanesbrands following completion of the Transactions, which may materially and adversely affect Hanesbrands’ ability to attract and retain key employees. If any of these effects were to occur, it could materially and adversely impact Hanesbrands’ operating results, financial position, cash flows and/or stock price.
Directors and executive officers of Hanesbrands have interests in the Transactions that may differ from the interests of Hanesbrands Stockholders generally, including, if the Transactions are completed, the receipt of financial and other benefits.
In considering the recommendations of the Hanesbrands Board, Hanesbrands Stockholders should be aware that Hanesbrands’ directors and executive officers have interests in the Transactions that are different from, or in addition to, the interests of Hanesbrands Stockholders generally. These interests may include, among others, the treatment of outstanding Hanesbrands Equity Awards under the Merger Agreement, the potential payment of severance benefits and acceleration of outstanding Hanesbrands Equity Awards upon certain terminations of employment, vesting of certain retention awards, certain pre-Closing and post-Transactions employment arrangements and rights to ongoing indemnification and insurance coverage. These interests are described in more detail in the section entitled “The Merger Proposal — Interests of Hanesbrands’ Directors and Executive Officers in the Transactions” on page 65.
Except in specified circumstances, if the First Gildan Merger Effective Time has not occurred by the End Date, either Hanesbrands or Gildan may choose not to proceed with the Transactions.
Either Hanesbrands or Gildan may terminate the Merger Agreement if the First Gildan Merger Effective Time has not occurred on or before 5:00 p.m., New York City time, on May 13, 2026 (the “End Date”); provided that to the extent the condition to obtain the authorizations required to be obtained under the HSR Act, and, if applicable, under the antitrust laws of non-U.S. jurisdictions, or the approval of the listing on the NYSE and the TSX of the Gildan Common Shares issuable in connection with the Transactions have not been satisfied or waived on or prior to the End Date, but all other conditions to Closing have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the End Date will be automatically extended for 90 days, to August 11, 2026. However, this right to terminate the Merger Agreement will not be available to Hanesbrands or Gildan if such party has breached in any material respect its obligations under the Merger Agreement in any manner that has been the primary cause of the failure to consummate the Transactions on or before the End Date. For more information, see the section entitled “The Merger Agreement — Termination or Abandonment of the Merger Agreement” on page 115.
There may be less publicly available information concerning Gildan than there is for issuers that are not foreign private issuers because, as a foreign private issuer, Gildan is exempt from a number of rules under the Exchange Act and is permitted to file less information with the SEC than issuers that are not foreign private issuers and Gildan, as a foreign private issuer, is permitted to follow home country practice in lieu of the listing requirements of NYSE, subject to certain exceptions.
For so long as Gildan remains a foreign private issuer under the Exchange Act, Gildan is exempt from certain rules under the Exchange Act. Gildan is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. As a foreign private issuer, Gildan is also not required to prepare its financial statements in accordance with GAAP. In addition, Gildan is exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act. The members of the Gildan board, officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Accordingly, the publicly available information concerning Gildan might differ from information that is publicly available for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. In addition, certain information may be provided by Gildan in accordance with Canadian law, which may differ in substance or timing from such disclosure requirements under the Exchange Act. For example, disclosure with respect to Gildan annual meetings of shareholders will be governed by Canadian law. Further, as a foreign private issuer, Gildan is subject to different corporate governance requirements under the NYSE rules. Subject to certain exceptions, the rules of NYSE permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of NYSE, including, for example, board, committee and director independence requirements. Gildan is required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under NYSE listing standards in its annual report filed with the SEC or on its website. Accordingly, Gildan Shareholders may not have the same protections under the NYSE rules as those that are afforded to shareholders of companies that are required to comply with all of the NYSE corporate governance requirements.
Gildan is organized under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the U.S. against Gildan, its officers, or members of the Gildan board.
Gildan is organized under the laws of Canada. A substantial portion of Gildan’s assets are located outside the U.S., and many of Gildan’s directors and officers and some of the experts named in this Proxy Statement/Prospectus are residents of jurisdictions outside of the U.S. and the assets of such persons may be located outside of the U.S. As a result, it may be difficult for investors to effect service within the U.S. upon Gildan and those directors, officers and experts, or to enforce judgments obtained in U.S. courts against Gildan or such persons either inside or outside of the U.S., or to enforce in U.S. courts judgments obtained against Gildan or such persons in courts in jurisdictions outside the U.S., in any action predicated upon the civil liability provisions of the federal securities laws of the U.S.
Investors should not assume that Canadian courts: (a) would enforce judgments of U.S. courts obtained in actions against Gildan or such persons predicated upon the civil liability provisions of the federal securities laws of the U.S. or the securities or blue sky laws of any state within the United States or (b) would enforce, in original actions, liabilities against us or such persons predicated upon the federal securities laws of the U.S. or any such state securities or blue sky laws.
Resales of Gildan Common Shares following the Transactions, or the perception that such sales may occur, may cause the market value of Gildan Common Shares to decline.
Gildan expects to issue up to approximately 36,087,820 Gildan Common Shares at the First Gildan Merger Effective Time in connection with the Transactions. The issuance of these new Gildan Common Shares could have the effect of depressing the market value for Gildan Common Shares. The increase in the number of Gildan Common Shares outstanding may lead to sales of such Gildan Common Shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, Gildan Common Shares.
Current Gildan Shareholders and Hanesbrands Stockholders will have a reduced ownership and voting interest after the Transactions and will exercise less influence over the management of the combined company.
Based on the number of shares of Hanesbrands Common Stock outstanding as of the close of business on September 30, 2025, at the First Gildan Merger Effective Time, Gildan expects to issue up to approximately 36,087,820 Gildan Common Shares in connection with the Transactions. As a result, it is expected that, immediately after the First Gildan Merger Effective Time, former Hanesbrands Stockholders would own approximately 19.49% of the outstanding Gildan Common Shares. Consequently, current Gildan Shareholders in the aggregate will have less influence over the management and policies of the combined company than they currently have over the management and policies of Gildan, and Hanesbrands Stockholders in the aggregate will have significantly less influence over the management and policies of the combined company than they currently have over the management and policies of Hanesbrands.
Hanesbrands and Gildan may be targets of claims or securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Transactions from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed.
The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.
The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of Gildan’s business and Hanesbrands’ business. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.
If the Transactions are not treated as a “reorganization” for U.S. federal income tax purposes, or if the requirements of Section 367(a) of the Code are not met, holders of Hanesbrands Common Stock may be required to recognize a greater amount of gain for U.S. federal income tax purposes upon their exchange shares of Hanesbrands Common Stock for the Merger Consideration.
Although Hanesbrands’ obligation to complete the Transactions is conditioned on its receipt of a required tax representation letter, providing the basis of facts, representations and assumptions for Hanesbrands Tax Counsel to draft an opinion that the Gildan Mergers should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not generally apply to cause the Gildan Mergers to result in gain recognition to holders of Hanesbrands Holdco Common Stock (other than Excepted Stockholders), neither Gildan nor Hanesbrands has applied for, or expects to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Gildan Mergers. Accordingly, no assurance can be given that the IRS will agree with the conclusions reached in such opinion or that it will not challenge the intended U.S. federal income tax consequences of the Gildan Mergers. If the Gildan Mergers were to fail to qualify as a reorganization for U.S. federal income tax purposes, U.S. holders of Hanesbrands Holdco Common Stock would recognize gain or loss on their exchange of Hanesbrands Holdco Common Stock for the Merger Consideration. If the Gildan Mergers qualified as a reorganization but were subject to the application of Section 367(a)(1) of the Code, U.S. holders of Hanesbrands Holdco Common Stock may be required to recognize the full amount of any gain, but not loss, on their exchange of Hanesbrands Holdco Common Stock for the Merger Consideration. For a more detailed discussion of certain material U.S. federal income tax consequences of the Transactions, see the section entitled “The Merger Proposal — Certain U.S. Federal Income Tax Consequences” on page 75.
The IRS may not agree that Gildan should be treated as a foreign corporation for U.S. federal income tax purposes.
Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the U.S. or under the law of the U.S. or of any State. Accordingly, under generally applicable U.S. federal income tax rules, Gildan, which is organized under the laws of Canada, would generally be classified as a foreign corporation. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain specific rules that may cause a foreign corporation to be treated as a U.S. corporation for U.S. federal income tax purposes (or to be subject to certain other adverse tax consequences). Gildan believes that it should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code immediately following the Transactions. There can be no assurance, however, that the IRS will not take a contrary position or that the relevant U.S. federal income tax law will not be changed (possibly with retroactive effect) in a manner that would result in a contrary conclusion. If it were determined that Gildan is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, Gildan could be subject to substantial U.S. tax liability and its non-U.S. shareholders could be subject to U.S. withholding tax on any dividends.
The Merger Agreement contains provisions that make it more difficult for Hanesbrands to pursue alternatives to the Transactions and may discourage other companies from trying to acquire Hanesbrands for greater consideration than what Gildan has agreed to pay.
The Merger Agreement contains provisions that make it more difficult for Hanesbrands to sell its business to a party other than Gildan. These provisions include a general prohibition on Hanesbrands soliciting any

Alternative Proposal. Further, there are only limited circumstances in which Hanesbrands may terminate the Merger Agreement to accept an Alternative Proposal and limited exceptions to Hanesbrands’ agreement that its board of directors will not withdraw or modify the recommendation of its board of directors in favor of the approval of the Transactions. In the event that the Hanesbrands Board makes an adverse recommendation change, then Hanesbrands may be required to pay to Gildan a termination payment of $67.5 million in cash. See “The Merger Agreement — No Solicitation” and “The Merger Agreement — Termination or Abandonment of the Merger Agreement” on pages 104 and 115, respectively, of this Proxy Statement/Prospectus.
The Parties believe these provisions are reasonable and not preclusive of other offers, but these restrictions might discourage a third party that has an interest in acquiring Hanesbrands or discourage Hanesbrands from considering an Alternative Proposal.
If an Alternative Proposal to acquire Hanesbrands is made, consummation of the Transactions may be delayed.
If an Alternative Proposal to acquire Hanesbrands is made, the attention of Hanesbrands’ and Gildan’s respective management may be diverted away from the Transactions, which may delay or impede consummation of the Transactions. Matters related to such Alternative Proposal, including any potential related litigation, may require commitments of time and resources of both Hanesbrands and Gildan and their respective representatives, which could otherwise have been devoted to the Transactions.
The financial forecasts are based on various assumptions that may not be realized.
The financial estimates set forth in the forecasts included under the section entitled “The Merger Proposal — Certain Unaudited Prospective Financial Information” on page 60 were based on assumptions of, and information available to, the respective management teams of Hanesbrands and Gildan (as applicable) when prepared and these estimates and assumptions are subject to uncertainties, many of which are beyond the control of Hanesbrands and Gildan and may not be realized. Many factors mentioned in this Proxy Statement/Prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from the estimates. In view of these uncertainties, the inclusion of financial estimates in this Proxy Statement/Prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
The financial estimates set forth in the forecasts included under the section entitled “The Merger Proposal — Certain Unaudited Prospective Financial Information” on page 60 were based on assumptions that were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and Hanesbrands and Gildan do not undertake any obligation, other than as required by applicable law, to update the financial estimates in this Proxy Statement/Prospectus to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The prospective financial information included in this Proxy Statement/Prospectus has been prepared by, and is the responsibility of, the respective company’s management. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information.
No independent registered public accounting firm has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, neither PricewaterhouseCoopers LLP nor KPMG LLP expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report and the KPMG LLP report incorporated by reference in this document relates to Hanesbrands’ and Gildan’s previously issued financial statements, respectively. It does not extend to the prospective financial information and should not be read to do so.
See “The Merger Proposal — Certain Unaudited Prospective Financial Information” on page 60 for more information.

Risks Related to Hanesbrands’ Business
You should read and consider the risk factors specific to Hanesbrands’ business that will also affect the combined company. These risks are described in Hanesbrands’ Annual Report on Form 10-K for the fiscal year ended December 28, 2024, which is incorporated by reference into this Proxy Statement/Prospectus, and in other documents that are incorporated by reference into this Proxy Statement/Prospectus. See the section entitled “Where You Can Find Additional Information” on page 175 for the location of information incorporated by reference into this Proxy Statement/Prospectus.
Risks Related to Gildan’s Business
You should read and consider the risk factors specific to Gildan’s business that will also affect the combined company. These risks are described in Gildan’s Annual Report on Form 40-F for the fiscal year ended December 29, 2024 and its interim Management’s Discussion and Analysis on Form 6-K for the quarterly periods ended March 30, 2025 and June 29, 2025, which are incorporated by reference into this Proxy Statement/Prospectus, and in other documents that are incorporated by reference into this Proxy Statement/Prospectus. See the section entitled “Where You Can Find Additional Information” on page 175 for the location of information incorporated by reference into this Proxy Statement/Prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
From time to time, Gildan and Hanesbrands make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. This Proxy Statement/Prospectus, including information incorporated by reference into this Proxy Statement/Prospectus, may contain certain “forward-looking statements” and forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities legislation and regulations (collectively, “FLI”). FLI is included in this Proxy Statement/Prospectus to provide Gildan Shareholders and Hanesbrands Stockholders and potential investors with information about Gildan and Hanesbrands, including each company’s management’s respective assessment of Gildan’s and Hanesbrands’ future plans and operations, which FLI may not be appropriate for other purposes and are subject to important risks, uncertainties and assumptions. FLI generally can be identified by the use of conditional or forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “project,” “assume,” “anticipate,” “plan,” “foresee,” “believe,” “pro forma,” “outlook,” or “continue” or the negatives of these terms or variations of them or similar terminology. These forward-looking statements include, among others, statements regarding the expected Closing and the timing of the Transactions; the anticipated benefits of the Transactions including the expected run-rate synergies and the timing to realize such synergies; the unaudited prospective financial information included herein; competitive position, market penetration, consumer reach, product offering, innovation, operational capabilities and go-to-market capabilities of the combined business; Gildan’s financial position following the closing of the Transactions; operational plans for the combined business; the efficiencies to be achieved as a result of the Transactions; the expected sources of financing of the Transactions and the consummation of the financing contemplated by the Debt Commitment Letter and Debt Financing to replace all or a portion thereof; the refinancing of Hanesbrands’ existing debt; and the planned post-Closing strategic alternatives review by Gildan in respect of the Hanesbrands Australia business. Any statements contained in this Proxy Statement/Prospectus that are not statements of historical fact, including statements about Gildan’s beliefs and expectations, are forward-looking statements and should be evaluated as such.
Reference is made to the section entitled “Risk Factors” and the public filings made by Gildan and Hanesbrands with the SEC and, in the case of Gildan, with the applicable Canadian securities regulatory authorities, for a discussion of the various factors that may affect Gildan’s, Hanesbrands’ and/or the combined business’ future results. Material factors and assumptions that were applied in drawing a conclusion or making a forecast or projection are also set out throughout such documents and this Proxy Statement/Prospectus.
FLI is inherently uncertain, and the results or events expressed or implied in such FLI may differ materially from actual results or events. Material factors, which could cause actual results or events to differ materially from a conclusion, forecast or projection in such FLI, include, but are not limited to, those discussed and identified in public filings made by Gildan and Hanesbrands with the SEC and, in the case of Gildan, with the applicable Canadian securities regulatory authorities and the following: the timing and completion of the Transactions, including the timely receipt of Gildan Approvals and Hanesbrands Approvals to satisfy the closing conditions of the Transactions; the realization of anticipated benefits and synergies of the Transactions and the timing and quantum thereof; the success of integration plans and the time required to successfully integrate the combined business; the focus of management time and attention on the Transactions and other potential disruptions arising from the Transactions; potential undisclosed liabilities not identified during the due diligence process; the accuracy of the combined and pro forma financial information of the combined business; and the ability of Gildan to obtain the financing contemplated by the Debt Commitment Letter or permanent financing to replace all or a portion of such financing. In addition, the following risks apply to Gildan and are expected to apply to the combined business following the closing of the Transactions: changes in general economic, financial or geopolitical conditions globally or in one or more of the markets Gildan serves; Gildan’s ability to implement its growth strategies and plans, including its ability to bring projected capacity expansion online; the intensity of competitive activity and Gildan’s ability to compete effectively; Gildan’s reliance on a small number of significant customers, including Gildan’s largest distributor; the fact that Gildan’s customers do not commit to minimum quantity purchases; Gildan’s ability to anticipate, identify or react to changes in consumer preferences and trends; Gildan’s ability to manage production and inventory levels effectively in relation to changes in customer demand; fluctuations and volatility in the prices of raw materials and energy-related inputs, from current levels, used to manufacture and transport Gildan’s products; Gildan’s reliance on key suppliers and Gildan’s ability to maintain an uninterrupted supply of raw materials, intermediate materials and finished goods; the impact of climate, political, social and economic risks, natural disasters, epidemics, pandemics and endemics, in the countries in which Gildan operates or sell to, or from which Gildan sources production; disruption to manufacturing and distribution activities due to such factors as operational issues, disruptions in transportation logistic functions, labor disruptions, political or social instability, weather-related events, natural disasters, epidemics and pandemics, and other unforeseen adverse events; compliance with applicable trade, competition, taxation, environmental, health and safety, product liability, employment, patent and trademark, corporate and securities, licensing and permits, data privacy, bankruptcy, anti-corruption and other laws and regulations in the jurisdictions in which Gildan operates; the imposition of trade remedies, compliance with or changes to duties and tariffs, international trade legislation, bilateral and multilateral trade agreements and trade preference programs that Gildan is currently relying on in conducting its manufacturing operations or the application of safeguards thereunder; the impact, including broader economic impacts, of the tariffs imposed by the U.S. administration through a series of executive orders, and of any retaliation measures adopted by other governments, or the imposition of further restrictions or prohibitions on the export or import of goods between countries; elimination of government subsidies and credits that Gildan currently benefits from, and the non-realization of anticipated new subsidies and credits; factors or circumstances that could increase Gildan’s effective income tax rate, including the outcome of any tax audits or changes to applicable tax laws or treaties; changes to and failure to comply with consumer product safety laws and regulations; changes in Gildan’s relationship with its employees or changes to domestic and foreign employment laws and regulations; Gildan’s reliance on key management and its ability to attract and/or retain key personnel; negative publicity as a result of actual, alleged or perceived violations of human rights, labor and environmental laws or international labor standards, or unethical labor or other business practices by Gildan or one of its third-party contractors; Gildan’s ability to protect Gildan’s intellectual property rights; operational problems with Gildan’s information systems or those of Gildan’s service providers as a result of system failures, viruses, security and cybersecurity breaches, disasters and disruptions due to system upgrades or the integration of systems; an actual or perceived breach of data security; rapid developments in artificial intelligence; changes in accounting policies and estimates; exposure to risks arising from financial instruments, including credit risk on trade accounts receivables and other financial instruments, liquidity risk, foreign currency risk and interest rate risk, as well as risks arising from commodity prices; trends associated with Hanesbrands’ business; Hanesbrands’ ability to successfully implement its strategic plans, including its supply chain restructuring and consolidation and other cost savings initiatives; the rapidly changing retail environment and the level of consumer demand; the effects of any geopolitical conflicts (including the ongoing Russia-Ukraine conflict and Middle East conflicts) or public health emergencies or severe global health crises, including effects on consumer spending, global supply chains, critical supply routes and the financial markets; Hanesbrands’ ability to deleverage on the anticipated time frame or at all; any inadequacy, interruption, integration failure or security failure with respect to Hanesbrands’ information technology; future intangible assets or goodwill impairment due to changes in Hanesbrands’ business, market condition, or other factors; significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to Hanesbrands’ international operations, including the imposition of or changes in duties, taxes, tariffs and other charges impacting Hanesbrands’ products or supply chain, or the threat thereof; Hanesbrands’ ability to effectively manage its complex international tax structure; and Hanesbrands’ future financial performance. These factors may cause Gildan’s and/or Hanesbrands’, as applicable, actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such FLI.
There can be no assurance that the expectations represented by the FLI will prove to be correct. The purpose of the FLI is to provide the reader with a description of Gildan’s or Hanesbrands’ management’s expectations regarding Gildan’s or Hanesbrands’ future financial performance, as applicable, and may not be appropriate for other purposes. Furthermore, unless otherwise stated, the FLI contained in this Proxy Statement/Prospectus are made as of the date hereof, and there is no obligation to update publicly or to revise any of the included FLI, whether as a result of new information, future events, or otherwise unless required by applicable legislation or regulation. The FLI contained in this Proxy Statement/Prospectus are expressly qualified by this cautionary statement.
For additional information about factors that could cause Gildan’s or Hanesbrands’ results to differ materially from those described in the forward-looking statements, please see the section entitled “Risk Factors” on page 16 as well as in the reports that Hanesbrands and Gildan have filed with the SEC and SEDAR+, as applicable, described in the section entitled “Where You Can Find Additional Information” on page 175.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Gildan Common Shares are currently listed on the TSX and the NYSE under the symbol “GIL” and Hanesbrands Common Stock is currently listed on the NYSE under the symbol “HBI.”
The table below sets forth, for the periods indicated, the per share high and low sales prices for Gildan Common Shares as reported on the TSX and the NYSE and for Hanesbrands Common Stock as reported on the NYSE. All share prices are based on closing prices.
	Gildan Common Shares TSX		Gildan Common Shares NYSE		Hanesbrands Common Stock NYSE
	High	Low	High	Low	High	Low
	(in C$)		(in US$)		(in US$)
Annual information for the past five calendar years
2024	70.44	41.90	50.23	31.32	8.91	3.96
2023	50.59	36.71	37.28	27.15	8.71	3.57
2022	54.39	34.50	42.78	26.36	17.36	5.84
2021	54.18	31.95	43.10	24.92	22.37	14.40
2020	39.56	14.71	30.12	10.14	17.62	7.17
Quarterly information for the past two calendar years and subsequent quarters
2025
Third Quarter	80.40	67.65	57.80	49.12	6.59	4.07
Second Quarter	70.10	53.67	50.22	37.68	5.95	4.32
First Quarter	78.42	63.08	55.09	44.19	8.60	5.76
2024
Fourth Quarter	70.44	63.25	50.23	46.28	8.91	6.84
Third Quarter	64.00	51.88	47.50	37.71	7.35	4.66
Second Quarter	52.77	44.62	38.35	32.64	5.74	4.44
First Quarter	51.02	41.90	37.85	31.32	5.80	3.96
2023
Fourth Quarter	50.59	37.83	37.28	27.28	4.48	3.64
Third Quarter	43.32	36.71	32.63	27.15	5.56	3.57
Second Quarter	45.35	37.02	33.79	27.27	5.24	3.87
First Quarter	45.71	37.65	33.66	27.55	8.71	4.90
The above table shows only historical data. The data may not provide meaningful information to Hanesbrands Stockholders in determining whether to approve the Transactions. Hanesbrands Stockholders are urged to obtain current market quotations for Hanesbrands Common Stock and Gildan Common Shares and to review carefully the other information contained in, or incorporated by reference into, this Proxy Statement/Prospectus, when considering whether to approve the Transactions. For more information, see the section entitled “Where You Can Find Additional Information” on page 175.
The following table presents the closing price per share of Gildan Common Shares on the TSX and the NYSE and of Hanesbrands Common Stock on the NYSE on (a) August 11, 2025, the last full trading day prior to media reports regarding a potential transaction, (b) August 12, 2025, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and (c) October 1, 2025, the last practicable trading day prior to the mailing of this Proxy Statement/Prospectus. This table also shows the implied value of the Merger Consideration payable for each share of Hanesbrands Common Stock, which was calculated by multiplying the closing price of Gildan Common Shares on the NYSE on those dates by the Exchange Ratio and adding $0.80 in respect of the Cash Consideration.

Date	Gildan Common Shares TSX	Gildan Common Shares NYSE	Hanesbrands Common Stock NYSE	Equivalent value of Merger Consideration per share of Hanesbrands Common Stock based on price of Gildan Common Shares on NYSE
	(C$)	(US$)	(US$)	(US$)
August 11, 2025	70.24	50.94	4.83	6.00
August 12, 2025	67.65	49.12	6.18	5.81
October 1, 2025	82.70	59.31	6.77	6.85
Hanesbrands Common Stockholders will not receive the Merger Consideration until the First Gildan Merger Effective Time, which may occur a substantial period of time after the Special Meeting, or not at all. There can be no assurance as to the trading prices of Hanesbrands Common Stock or Gildan Common Shares at the First Gildan Merger Effective Time. The market prices of Hanesbrands Common Stock and Gildan Common Shares are likely to fluctuate prior to the First Gildan Merger Effective Time and cannot be predicted. We urge you to obtain current market quotations for both Hanesbrands Common Stock and Gildan Common Shares.
The table below sets forth the dividends declared per Gildan Common Share for the periods indicated.
GIL
(US$)
Nine Months Ended September 28, 2025	0.678
Year Ended December 29, 2024	0.820
Year Ended December 31, 2023	0.744
Year Ended January 1, 2023	0.676
Year Ended January 2, 2022	0.462
Year Ended January 3, 2021	0.154
The Hanesbrands Board suspended Hanesbrands’ quarterly cash dividend in January 2023. Hanesbrands last paid the Hanesbrands Stockholders a quarterly dividend of $0.15 per share on December 13, 2022, and has not declared or paid dividends on shares of Hanesbrands Common Stock since. The terms of the Merger Agreement limit Hanesbrands’ ability to declare or pay dividends prior to the completion of the Transactions.

THE SPECIAL MEETING
This Proxy Statement/Prospectus is being provided to Hanesbrands Stockholders in connection with the solicitation of proxies by the Hanesbrands Board for use at the Special Meeting and at any adjournments or postponements of the Special Meeting. Hanesbrands Stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement and the Transactions.
Date, Time and Place of the Special Meeting
The Special Meeting is scheduled to be held virtually via the Internet on November 25, 2025, beginning at 9:00 a.m., Eastern Time. The Special Meeting will be held solely via live audio webcast and there will not be a physical meeting location. Hanesbrands Stockholders will be able to attend the Special Meeting online and vote their shares electronically during the meeting by visiting the Special Meeting Website at www.virtualshareholdermeeting.com/HBI2025SM. If you are a registered stockholder or beneficial owner of Hanesbrands Common Stock as of the Record Date, you may attend the virtual Special Meeting by visiting www.virtualshareholdermeeting.com/HBI2025SM. You will need the 16-digit control number found on your proxy card to participate in the Special Meeting and vote your shares electronically. If your shares are held in the name of a bank, broker or other holder of record, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the Special Meeting.
You may log into www.virtualshareholdermeeting.com/HBI2025SM beginning at 8:45 a.m., Eastern time on November 25, 2025. The Special Meeting will begin promptly at 9:00 a.m., Eastern time on November 25, 2025. If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual meeting site for assistance.
Purpose of the Special Meeting
At the Special Meeting, Hanesbrands Stockholders will be asked to consider and vote on the following proposals, which we collectively refer to as the “Proposals”:
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Proposal 1: Approval of the Transactions. To consider and vote on the Merger Proposal;

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Proposal 2: Approval, on an Advisory (Non-Binding) Basis, of Certain Merger-Related Compensatory Arrangements with Hanesbrands’ Named Executive Officers. To consider and vote on the advisory Non-binding Compensation Proposal; and

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Proposal 3: Adjournment of the Special Meeting. To consider and vote on the Adjournment Proposal.

Recommendation of the Hanesbrands Board of Directors
The Hanesbrands Board unanimously recommends that Hanesbrands Stockholders vote:
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Proposal 1: “FOR” the Merger Proposal;

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Proposal 2: “FOR” the Non-binding Compensation Proposal; and

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Proposal 3: “FOR” the Adjournment Proposal.

At a meeting of the Hanesbrands Board held on August 12, 2025, the Hanesbrands Board unanimously: (a) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable and in the best interests of Hanesbrands and its stockholders; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions; (c) recommended that the stockholders of Hanesbrands approve the Transactions; and (d) directed that the Transactions be submitted to a vote at a meeting of Hanesbrands’ stockholders.
See also the section entitled “The Merger Proposal — Recommendation of the Hanesbrands Board; Hanesbrands’ Reasons for the Transactions” on page 47.
Record Date and Outstanding Shares of Hanesbrands Voting Stock
The Record Date to determine stockholders who are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof is the close of business on September 30, 2025. As of the Record Date, there were 353,802,157 shares of Hanesbrands Common Stock issued and outstanding.

Quorum; Abstentions and Broker Non-Votes
A quorum of Hanesbrands Stockholders is necessary to conduct the Special Meeting. The presence (including virtually) or representation by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast as the Special Meeting will constitute a quorum. Shares of Hanesbrands Common Stock represented at the Special Meeting by attendance via the Special Meeting Website or represented by proxy and entitled to vote, but not voted, including shares for which a stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the Proposals are considered “non-routine” matters under NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the Special Meeting. If a quorum is not present, the Special Meeting may be adjourned or postponed until the holders of the number of shares of Hanesbrands Common Stock required to constitute a quorum shall be present.
Under the NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under the NYSE rules, as applicable, are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the Proposals are considered “non-routine” matters under the NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, Hanesbrands does not expect any broker non-votes at the Special Meeting and, if you hold your shares of Hanesbrands Common Stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the Proposals unless they have received voting instructions from the beneficial owners.
Vote Required
The vote required to approve each of the Proposals listed below assumes the presence of a quorum at the Special Meeting. As described above, Hanesbrands does not expect there to be any broker non-votes at the Special Meeting.
Proposal	Required Vote	Effect of Certain Actions
Proposal 1: Merger Proposal
Approval requires the affirmative vote of the holders of a majority of the shares of Hanesbrands Common Stock outstanding and entitled to vote on the Merger Proposal as of the Record Date (assuming a quorum is present).

Abstentions, failures to vote, including due to the failure of any Hanesbrands Stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Merger Proposal, and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal.

Proposal 2: Non-binding Compensation Proposal	Approval requires the affirmative vote of a majority of the votes cast on the Non-binding Compensation Proposal (assuming a quorum is present).	Abstentions, failures to vote, and broker non-votes will have no effect on the vote count for the Non-binding Compensation Proposal.
Proposal 3: Adjournment Proposal	Approval requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal (assuming a quorum is present).	Abstentions, failures to vote, and broker non-votes will have no effect on the vote count for the Adjournment Proposal.

Adjournment and Postponement
Although it is currently not expected, the Special Meeting may be adjourned in the absence of a quorum by the chairman of the meeting.
If a quorum is present at the Special Meeting, the Special Meeting could also be adjourned in order to provide more time to solicit additional votes, if necessary or appropriate, in favor of the Merger Proposal. In such event, adjournment will require approval of the Adjournment Proposal.
At any subsequent reconvening of the Special Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been effectively revoked prior to the time the proxy is voted at the reconvened meeting.
Voting by Directors and Executive Officers
As of the Record Date, Hanesbrands directors and executive officers, and their affiliates, as a group, owned and were entitled to vote approximately 0.8% of the total outstanding shares of Hanesbrands Common Stock. Although no Hanesbrands director or executive officer has entered into any agreement obligating them to do so, Hanesbrands currently expects that all of its directors and executive officers will vote their shares “FOR” the Merger Proposal, “FOR” the Non-binding Compensation Proposal and “FOR” the Adjournment Proposal. See the section entitled “The Merger Proposal — Interests of Hanesbrands’ Directors and Executive Officers in the Transactions” on page 65.
Voting by Proxy or at the Special Meeting
Voting and Submitting a Proxy for Hanesbrands Common Stock Held by Holders of Record
You may vote your shares during the Special Meeting at www.virtualshareholdermeeting.com/HBI2025SM or you may authorize a proxy to vote on your behalf. There are three ways to authorize proxy:
Internet: By accessing the Internet at www.proxyvote.com and following the instructions on the proxy card or in the notice of Special Meeting or the Proxy Statement/Prospectus.
Telephone: By calling toll-free 1-800-690-6903 and following the instructions on the proxy card or in the notice of Special Meeting or the Proxy Statement/Prospectus.
Mail: If you requested and received your proxy materials by mail, by signing, dating and mailing the enclosed proxy card.
If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return your proxy card.
Each share of Hanesbrands Common Stock represented by a proxy properly authorized over the Internet or by telephone or by a properly completed written proxy will be voted at the Special Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified in the validly executed proxy, such shares will be voted “FOR” the Merger Proposal, “FOR” the Non-binding Compensation Proposal, and “FOR” the Adjournment Proposal.
If you participate in the Hanesbrands 401(k) Plan and have contributions invested in the HBI Stock Fund in the Hanesbrands 401(k) Plan as of the Record Date, you will receive a proxy card, which will serve as voting instructions for the trustee of the Hanesbrands 401(k) Plan. You must return your proxy card to Broadridge or authorize a proxy to vote your shares over the Internet or by telephone on or prior to November 24, 2025 for shares held directly or by November 20, 2025 for shares held in a Hanesbrands 401(k) Plan. If you have not authorized a proxy to vote your shares over the Internet or by telephone or if your proxy card is not received by Broadridge by that date, or if you sign and return your proxy card without instructions marked in the boxes, the trustee of the Hanesbrands 401(k) Plan will vote shares attributable to your investment in the HBI Stock Fund in the Hanesbrands 401(k) Plan in the same proportion as other shares held in the HBI Stock Fund for which the trustee received timely instructions. If no participants vote their shares, then the trustee will not vote any of the shares in the Hanesbrands 401(k) Plan.

Unless properly and timely revoked in one of the manners set forth in the section entitled “— Revocability of Proxies and Changes to a Hanesbrands Stockholder’s Vote” on page 34, all duly executed proxies representing shares of Hanesbrands Common Stock entitled to vote will be voted at the Special Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions with respect to any proposal, then the Hanesbrands officers identified on the proxy will vote your shares consistent with the recommendation of the Hanesbrands Board on such proposal. If you are a stockholder of record, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on November 24, 2025.
Hanesbrands does not expect that any matter other than the Proposals will be brought before the Special Meeting and the Hanesbrands bylaws provide that the only business that may be conducted at the Special Meeting are those proposals specifically designated in the notice of special meeting.
Voting and Submitting a Proxy for Hanesbrands Common Stock Held in “Street Name”
If you hold your shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your shares of Hanesbrands Common Stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the Proposals; see the section entitled “— Quorum; Abstentions and Broker Non-Votes” on page 32.
Revocability of Proxies and Changes to a Hanesbrands Stockholder’s Vote
Any stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Special Meeting. If you are a Hanesbrands Stockholder of record, you may revoke your proxy by any of the following actions:
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by giving written notice of revocation to the Corporate Secretary of Hanesbrands with a date later than the date of the previously submitted proxy;

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by properly authorizing a new proxy with a later date by mail, Internet or telephone; or

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by attending the Special Meeting and voting at www.virtualshareholdermeeting.com/HBI2025SM.

Only your last submitted proxy card will be considered.
Execution or revocation of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote thereat.
Tabulation of Votes
The Hanesbrands Board will appoint an independent inspector of elections for the Special Meeting. The inspector of elections will, among other matters, determine the number of shares of Hanesbrands Common Stock represented at the Special Meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Hanesbrands Stockholders at the Special Meeting.
Solicitation of Proxies; Expenses of Solicitation
Hanesbrands is soliciting proxies to provide an opportunity to all Hanesbrands Stockholders to vote on agenda items at the Special Meeting, whether or not the stockholders are able to attend the Special Meeting or any adjournment or postponement thereof. Hanesbrands will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, Hanesbrands will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Hanesbrands Common Stock and secure their voting instructions, if necessary. Hanesbrands may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

Hanesbrands has also retained D.F. King to assist in soliciting proxies and in communicating with Hanesbrands Stockholders and estimates that it will pay them a fee of approximately $20,000 plus reimbursement for certain out-of-pocket fees and expenses. Hanesbrands also has agreed to indemnify D.F. King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Hanesbrands or by Hanesbrands directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of Hanesbrands will not be paid any additional amounts for their services or solicitation in this regard.
Householding
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Hanesbrands and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Hanesbrands that they or Hanesbrands will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or Hanesbrands if you hold shares directly in your name. Written requests should be made to Hanesbrands Inc., 101 N. Cherry Street, Winston-Salem, North Carolina 27101, Attention: Corporate Secretary, and oral requests may be made by calling Hanesbrands’ Corporate Secretary’s Office at 336-519-8080.

THE MERGER PROPOSAL
This section of this Proxy Statement/Prospectus describes the various aspects of the Transactions and related matters. This section may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement/Prospectus and the documents incorporated by reference into this Proxy Statement/Prospectus, including the full text of the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A, for a more complete understanding of the Transactions. In addition, important business and financial information about each of Hanesbrands and Gildan is included in or incorporated by reference into this Proxy Statement/Prospectus. For a listing of the documents incorporated by reference into this Proxy Statement/Prospectus, see the section entitled “Where You Can Find Additional Information” on page 175.
Approval by Hanesbrands Stockholders of the Merger Proposal is required by Section 3-105(e) of the MGCL and is a condition to the Closing under the Merger Agreement. If Hanesbrands Stockholders fail to approve the Merger Proposal, the Transactions will not occur.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Hanesbrands Common Stock outstanding and entitled to vote thereon as of the Record Date. Abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal.
IF YOU ARE A HANESBRANDS STOCKHOLDER, THE HANESBRANDS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL (PROPOSAL 1).
Transaction Structure
The Merger Agreement provides, among other things, that, subject to the terms and conditions set forth therein of the Merger Agreement, (a) at the Hanesbrands Merger Effective Time, Hanesbrands Merger Sub will merge with and into Hanesbrands, with the separate corporate existence of Hanesbrands Merger Sub ceasing and Hanesbrands surviving the Hanesbrands Merger as Hanesbrands Merger Surviving Corporation, a direct wholly owned subsidiary of Hanesbrands Holdco, (b) immediately following the Hanesbrands Merger, at the LLC Conversion Effective Time, the Hanesbrands Merger Surviving Corporation will be converted into a Maryland limited liability company, (c) immediately following the LLC Conversion, at the First Gildan Merger Effective Time, First Gildan Merger Sub will merge with and into Hanesbrands Holdco, with the separate corporate existence of First Gildan Merger Sub ceasing and Hanesbrands Holdco surviving the First Gildan Merger as First Gildan Merger Surviving Corporation, a direct wholly owned subsidiary of Second Gildan Merger Sub, and (d) immediately following the First Gildan Merger, at the Second Gildan Merger Effective Time, the First Gildan Merger Surviving Corporation will merge with and into Second Gildan Merger Sub, with the separate corporate existence of First Gildan Merger Surviving Corporation ceasing and Second Gildan Merger Sub surviving the Second Gildan Merger as a direct wholly owned subsidiary of Gildan.
The Transactions will have the effects set forth in the Merger Agreement and the relevant provisions of the MGCL and MLLCA. The terms and conditions of the Transactions are contained in the Merger Agreement, which is described in this Proxy Statement/Prospectus and attached to this Proxy Statement/Prospectus as Annex A. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Transactions. All descriptions in this summary and elsewhere in this Proxy Statement/Prospectus of the terms and conditions of the Transactions are qualified in their entirety by reference to the full text of the Merger Agreement.
Merger Consideration
Under the Merger Agreement, at the Hanesbrands Merger Effective Time, by virtue of the Hanesbrands Merger and without any action on the part of Hanesbrands, Hanesbrands Merger Sub or the holders of any securities of Hanesbrands or Hanesbrands Merger Sub, each share of Hanesbrands Common Stock that is outstanding immediately prior to the Hanesbrands Merger Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of the Hanesbrands Holdco Common Stock with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of Hanesbrands Holdco. Subsequently, at the First Gildan Merger Effective Time, each share of

Hanesbrands Holdco Common Stock that is outstanding immediately prior to the First Gildan Merger Effective Time (other than Cancelled Shares and Hanesbrands Equity Awards as described herein in “The Merger Agreement — Treatment of Hanesbrands Equity Awards” on page 95) will be automatically converted into the right to receive (a) the Share Consideration, being 0.102 duly authorized and validly issued as fully paid and nonassessable Gildan Common Shares and (b) the Cash Consideration, being $0.80 in cash, without interest.
Notwithstanding the foregoing, the Merger Agreement provides that if the aggregate number of Gildan Common Shares to be issued or issuable by Gildan in connection with the Transactions or transactions related to the Transactions would result in the Fully Diluted Issued Shares being in excess of 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement, the amount of the Cash Consideration and the Share Consideration will be proportionately adjusted such that the Fully Diluted Issued Shares (taking into account such adjustment) represents 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement; provided that each holder of a share of Hanesbrands Common Stock shall receive the same economic value for each share of Hanesbrands Common Stock that it would have received pursuant to the Merger Agreement as if such adjustment did not apply, valuing the Share Consideration based upon the average of the volume weighted averages of the trading prices of Gildan Common Shares on the NYSE on each of the 20 consecutive NYSE trading days ending on (and including) the trading day that is one trading day prior to the date of the Merger Agreement.
The Merger Consideration will be equitably adjusted in the event of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares involving Hanesbrands Common Stock or Gildan Common Shares prior to the Hanesbrands Merger Effective Time, to proportionally reflect such change.
Based on the closing price of Gildan Common Shares of $50.94 on the NYSE on August 11, 2025, the last full trading day prior to media reports of a potential transaction, the implied value of the Merger Consideration to holders of Hanesbrands Common Stock was approximately $6.00 per share of Hanesbrands Common Stock (which represented a 24.1% premium to the unaffected closing price of $4.83 on August 11, 2025, and a 33.1% premium to the 30-day volume-weighted average price of $4.51 as of August 11, 2025). Based on the closing price of Gildan Common Shares of $49.12 on the NYSE on August 12, 2025, the last full trading day prior to the public announcement of the signing of the Merger Agreement, the implied value of the Merger Consideration to holders of Hanesbrands Common Stock was approximately $5.81 per share of Hanesbrands Common Stock. The implied value of the Merger Consideration will fluctuate, however, as the market price of Gildan Common Shares fluctuates, because the Merger Consideration that is payable per share of Hanesbrands Common Stock is a fixed fraction of a Gildan Common Share. As a result, the value of the Merger Consideration that Hanesbrands Common Stockholders will receive upon the Closing could be greater than, less than or the same as the value of the Merger Consideration on the date of this Proxy Statement/Prospectus or at the time of the Special Meeting. Accordingly, you are encouraged to obtain current share price quotations for Hanesbrands Common Stock and Gildan Common Shares before deciding how to vote with respect to the approval of the Merger Agreement. Hanesbrands Common Stock trades on the NYSE under the symbol “HBI” and Gildan Common Shares trade on the NYSE and the TSX under the symbol “GIL.” The price of Gildan Common Shares on the NYSE is reported in U.S. dollars, while the price of Gildan Common Shares on the TSX is reported in Canadian dollars.
Background of the Transactions
The following chronology summarizes the key events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the Hanesbrands Board, Hanesbrands management, the Gildan Board, Gildan management or their respective representatives and other parties.
The Hanesbrands Board regularly reviews Hanesbrands’ strategy, operating performance and capital structure with a view toward maximizing long-term stockholder value. In connection with this ongoing oversight, the Hanesbrands Board and senior management periodically evaluate a full range of potential strategic and financial alternatives, including operational, cost reduction and other growth initiatives relating to Hanesbrands’ standalone plan, as well as portfolio realignments, business divestitures, licensing arrangements, capital-raising transactions and the possible sale of the entire company.

Beginning in the fall of 2022, the Hanesbrands Board, with the assistance of its financial advisor, Goldman Sachs & Co. LLC (“Goldman Sachs”), undertook a comprehensive assessment of Hanesbrands’ portfolio configuration. The Hanesbrands Board’s review included an evaluation, among other things, of (a) a potential spin-off or divestiture of the Champion business, (b) the sale of Hanesbrands’ Australia and Intimates businesses, (c) licensing transactions with certain strategic partners and (d) a potential sale of the entire business. The Hanesbrands Board also evaluated Hanesbrands’ capital allocation strategy and leverage profile and the execution of its operational, cost-reduction and growth initiatives under the “Full Potential” transformation plan that was publicly announced in 2021, which had resulted in the sale of the U.S. sheer hosiery and European Innerwear businesses.
In November 2022, Hanesbrands received an unsolicited, non-binding indication of interest from a strategic counterparty (“Party A”) regarding a possible merger of equals premised on synergy opportunities. On November 30, 2022, Hanesbrands and Party A entered into a customary confidentiality and standstill agreement, the terms of which are now expired. Hanesbrands and Party A engaged in price discovery and due diligence through the first half of 2023.
On April 4, 2023, Hanesbrands entered into a new engagement letter with Goldman Sachs to serve as financial advisor in connection with a possible sale of all or a portion of the company. Hanesbrands selected Goldman Sachs due to, among other reasons, its industry expertise and prior knowledge of Hanesbrands’ business.
Also on April 4, 2023, while discussions with Party A were ongoing, Hanesbrands received a preliminary indication of interest from a financial sponsor (“Party B”) regarding a potential take private transaction with a per share price ranging from $6.50 to $7.50, which included the value of the Champion business. The offer was subject to due diligence, given Party B’s indication of interest was based only on public information.
On May 10, 2023, Hanesbrands entered into a confidentiality and standstill agreement with Party B, the terms of which are now expired, to conduct due diligence. Hanesbrands’ engagement with Party B did not advance beyond preliminary due diligence discussions.
In June 2023, Party A withdrew its proposal, which at the time implied a per-share value of approximately $6.00 and included the value of the Champion business, citing concerns regarding Hanesbrands’ high levels of debt, which would burden the combined business, as well as risks to Hanesbrands’ longer-term outlook.
Following the termination of discussions with Party A and Party B, the Hanesbrands Board continued to evaluate Hanesbrands’ strategic alternatives considering, among other things, macroeconomic pressures affecting consumer discretionary spending, inventory levels across the retail channel, margin compression and Hanesbrands’ leverage profile.
On August 7, 2023, Barington Capital Group L.P. and its affiliates (collectively, “Barington”) sent a letter to the Hanesbrands Board regarding its recommendations to create stockholder value and other views. On August 8, 2023, Barington issued a press release publicly announcing the letter. Also on August 8, 2023, Hanesbrands issued a press release reiterating its commitment to creating stockholder value.
In September 2023, Hanesbrands publicly announced that it was exploring strategic alternatives for the Champion business and engaged Goldman Sachs and Evercore Group L.L.C. (“Evercore”) to serve as financial advisors in connection with a potential Champion transaction. Evercore was engaged to provide additional perspective given, among other things, their industry expertise. Hanesbrands will pay Evercore a fee of $4.5 million, contingent on the consummation of the Transactions.
On November 16, 2023, Hanesbrands entered into a cooperation agreement (the “Cooperation Agreement”) with Barington regarding the composition of the Hanesbrands Board and related matters, the original term of which extended through October 12, 2024 but was subsequently extended to October 31, 2024 pursuant to the First Amendment to the Cooperation Agreement among Hanesbrands and Barington (the “First Amendment”). Under the Cooperation Agreement, Hanesbrands agreed to engage Barington Companies Management, LLC as an advisor to Hanesbrands for a fee of $20,000 per month. Barington also agreed to certain voting and standstill agreements with Hanesbrands. Also on November 16, 2023, the Hanesbrands Board elected three new independent directors to the Hanesbrands Board, each to serve until the 2024 annual meeting of Hanesbrands’ stockholders and until his or her successor was elected and qualifies.

The description of the terms of the Cooperation Agreement and the First Amendment are qualified in their entirety by reference to the full text of the Cooperation Agreement and the First Amendment, each of which is an exhibit to Hanesbrands’ Annual Report on Form 10-K for the Fiscal Year ended on December 28, 2024.
On December 12, 2023, following the November 2023 election to the Hanesbrands Board of three new independent directors and in connection with the Hanesbrands Board’s refreshment process, three other independent directors resigned from the Hanesbrands Board, effective December 31, 2023. Also on December 12, 2023, the Hanesbrands Board elected William Simon as Chair of the Hanesbrands Board, effective December 31, 2023.
During late 2023 and into 2024, Hanesbrands conducted a broad, competitive process for the sale of the Champion business and its U.S.-based outlet store business. On June 4, 2024, Hanesbrands entered into an agreement to sell the Champion business to Authentic Brands Group LLC (“Authentic Brands Group”), as further described in the Stock and Asset Purchase Agreement among Hanesbrands, ABG-Sparrow IPCO LLC and Authentic Brands Group, which is an exhibit to Hanesbrands’ Annual Report on Form 10-K for the Fiscal Year ended on December 28, 2024. Hanesbrands completed the sale of the Champion business on September 30, 2024. Hanesbrands also completed the sale of its U.S.-based outlet store business to an affiliate of Hilco Merchant Resources, LLC in the third quarter of 2024.
Also in late 2023 into 2024, information was made public during Gildan’s proxy contest with Browning West that Gildan’s management had been considering pursuing large acquisitions, including, as per certain media reports, Hanesbrands.
During the fourth quarter of 2024 and into the first quarter of 2025, the Hanesbrands Board continued to evaluate opportunities with respect to its standalone plan, including investments required to improve Hanesbrands’ performance and growth trends, and the ability to make those investments while focusing on debt reduction. The Hanesbrands Board continued to evaluate the standalone plan and these potential initiatives against various strategic alternatives, while taking into consideration, among other things, a potential leadership transition, how the business would perform without the Champion business and changing economic conditions and consumer sentiment.
Effective January 16, 2025, Hanesbrands extended the term of the Cooperation Agreement with Barington through November 30, 2025, as further described in the Second Amendment to the Cooperation Agreement among Hanesbrands and Barington and its affiliates, which is an exhibit to Hanesbrands’ Current Report on Form 8-K filed January 27, 2025.
On February 13, 2025, as further described in its Current Report on Form 8-K filed February 13, 2025, Hanesbrands announced that its Chief Executive Officer, Stephen Bratspies, would step down at the end of 2025, or upon the sooner appointment of his successor. The Hanesbrands Board retained Spencer Stuart to help conduct a search for Mr. Bratspies’ successor.
On March 3, 2025, based on, among other things, the Hanesbrands Board’s discussions over the prior months, prior reports of Gildan’s historical interest in an acquisition of Hanesbrands and the potential risks associated with the ongoing Chief Executive Officer search and leadership transition, Mr. Simon asked Goldman Sachs to engage with Gildan to see if there would be any interest on the part of Gildan in a preliminary conversation regarding a potential transaction with Hanesbrands. Accordingly, on March 10, 2025, a representative of Goldman Sachs spoke with Rhodri J. Harries, Gildan’s Executive Vice-President, Chief Administrative Officer, who indicated there would likely be interest in such a preliminary conversation but would follow up after discussing with the Gildan Chief Executive Officer, who then would need to discuss with the Chair of the Gildan Board.
On March 27, 2025, Mr. Harries spoke with a representative of Goldman Sachs and indicated Gildan was open to preliminary discussions on the basis that any transaction would need to include a significant stock component given Gildan’s commitment to maintaining an investment grade rating. Mr. Harries also indicated that Gildan was not interested in participating in a broader sale process and any discussions would need to occur on a fully confidential basis. On March 30, 2025, at the direction of the Hanesbrands Board, a representative of Goldman Sachs and Mr. Harries discussed the possibility of organizing a meeting among the two companies’ management teams in mid- to late April. In early April, the parties exchanged preliminary drafts of a confidentiality and standstill agreement.

Subsequently, a meeting between senior management of the two companies was tentatively planned; however, following the U.S. government’s announcement of new tariffs on April 2, 2025, Gildan requested a postponement to assess the potential impact of the tariffs. On April 29, 2025, Gildan reported its financial results for the first quarter of 2025.
On April 29, 2025, the Hanesbrands Board held a regularly scheduled meeting in connection with Hanesbrands’ 2025 Annual Meeting of Stockholders, at which it conducted routine business and received an update on the ongoing search for a successor Chief Executive Officer. Representatives of Goldman Sachs and Jones Day, Hanesbrands’ outside legal counsel, were also present. During the Hanesbrands Board meeting, Mr. Simon and representatives of Goldman Sachs reported to the Hanesbrands Board regarding the initial outreach to Gildan. In addition, representatives of Goldman Sachs provided an overview of Gildan’s business and reviewed, among other things, potential strategic alternatives, including Hanesbrands’ standalone plan, which had been developed in October 2024 and approved by the Hanesbrands Board in January 2025 (the “January 2025 Plan”), potential sale transactions, including a combination with Gildan at a premium, and potential divestitures of the Australia or Intimates businesses.
On May 8, 2025, Hanesbrands reported its financial results for the first quarter of 2025.
Also on May 8, 2025, Mr. Mitarotonda, the Chairman, President and Chief Executive Officer of Barington, who was entitled to participate as an observer at Hanesbrands Board meetings under the terms of the Cooperation Agreement, delivered a confidential letter to the Hanesbrands Board supporting the exploration of a potential transaction with Gildan. The letter was sent in Mr. Mitarotonda’s capacity as a representative of Barington.
On May 9, 2025, the Hanesbrands Board held a special meeting at which representatives of Goldman Sachs and Jones Day were present. Representatives of Goldman Sachs reported to the Hanesbrands Board that Gildan had agreed to re-engage on initial limited due diligence. Representatives of Goldman Sachs also reviewed with the Hanesbrands Board other financial and strategic alternatives that might be available to Hanesbrands, including reviewing the universe of other potential acquirors. A representative of Jones Day advised the directors of their statutory duties as directors. After discussion of the potential risks and benefits of a potential combination with Gildan, the ongoing status of the Chief Executive Officer search and transition process and, in light of the Chief Executive Officer search process, the importance of assessing in the near term whether any such transaction warranted further consideration, among other matters, the Hanesbrands Board directed management to negotiate a customary confidentiality agreement with Gildan under which due diligence materials could be provided. At such time and in consideration of the initial discussions with Gildan in March 2025, the Hanesbrands Board also directed Hanesbrands’ management to meet with members of the Gildan management team to begin to evaluate a potential transaction with Gildan with the understanding that a premium to the current stock price would be an essential component of the Hanesbrands Board’s willingness to consider a potential transaction.
On May 23, 2025, Hanesbrands and Gildan executed a mutual confidentiality and standstill agreement. The agreement contained customary standstill restrictions on each of Gildan and Hanesbrands, which would terminate with respect to either Gildan or Hanesbrands in the event that (a) the other party entered into a definitive agreement or it was publicly disclosed that the other party was soliciting proposals for a merger or other transaction involving 50% or more of its equity securities or 50% or more of its consolidated assets, (b) a third party commenced a tender or exchange offer to acquire 50% or more of the other party’s equity securities and such other party’s board of directors did not recommend against the offer within 10 days of receipt or (c) the other party became subject to bankruptcy or similar proceedings.
On May 28, 2025, Messrs. Bratspies, Lewis, Faircloth, Cavaliere and Pleiman of Hanesbrands met with a group of senior executives from Gildan, including Glenn Chamandy, Gildan’s President and Chief Executive Officer, and Luca Barile, Gildan’s Executive Vice-President, Chief Financial Officer. The meeting participants discussed, among other things, each company’s operating performance, strategic priorities and the potential synergy opportunities that could potentially result from a combination of Hanesbrands and Gildan.
On June 6, 2025, representatives of Morgan Stanley & Co. LLC (“Morgan Stanley”), Gildan’s financial advisor, contacted representatives of Goldman Sachs and provided Gildan’s conditions for pursuing any transaction, together with a non-binding oral indication of interest contemplating an all-stock no premium business combination at then-current market prices of Hanesbrands and Gildan.

On June 8, 2025, based on the prior conversations of the Hanesbrands Board and at the direction of Messrs. Simon and Bratspies, representatives of Goldman Sachs contacted Morgan Stanley to reject the offer on behalf of Hanesbrands and indicated that a premium would be an essential component of the Hanesbrands Board’s willingness to consider a potential transaction.
On June 12, 2025, representatives of Morgan Stanley contacted representatives of Goldman Sachs to present a revised oral non-binding indication of interest (the “June 12 Offer”), which would provide 0.102 Gildan Common Shares and $0.60 in cash for each share of Hanesbrands Common Stock, without a financing contingency, subject to customary conditions, including due diligence. The June 12 Offer also indicated the view of Gildan’s management that a potential combination between Hanesbrands and Gildan would be expected to enable the combined company to realize at least $200 million of annual run-rate cost synergies. The June 12 Offer represented a 14.4% premium over the trading price of Hanesbrands Common Stock as of the prior trading day.
On June 16, 2025, the Hanesbrands Board held a special meeting to discuss the June 12 Offer, at which representatives of Goldman Sachs and Jones Day were present. Representatives of Jones Day refreshed the directors of their statutory duties as directors, which Jones Day had previously discussed with the directors during the May 9, 2025 meeting of the Hanesbrands Board. Representatives of Goldman Sachs reported on the current status of discussions with Gildan and reviewed with the Hanesbrands Board the June 12 Offer, including the at least $200 million of estimated annual run-rate synergies that Gildan’s management expected could be realized by the potential combination, and other strategic alternatives available to Hanesbrands that had been discussed previously. With respect to identifying and contacting additional potential acquirors, representatives of Goldman Sachs reviewed Hanesbrands’ consideration of strategic alternatives over the past three years and the universe of potential bidders, some of whom had already considered and declined to pursue a transaction with Hanesbrands, and others that had material limitations on their ability to complete such a transaction, including, among other things, limitations due to integration of recent acquisitions and leverage and other financings limitations. Representatives of Goldman Sachs and Jones Day discussed with the Hanesbrands Board protections that would allow the Hanesbrands Board to solicit and consider a superior proposal. At the conclusion of the meeting, the Hanesbrands Board determined to reject the revised offer from Gildan and communicate the need for greater value for Hanesbrands Stockholders.
On June 18, 2025, at the Hanesbrands Board’s direction, representatives of Goldman Sachs communicated to Morgan Stanley that the Hanesbrands Board had rejected the offer and that a higher premium would be needed for Hanesbrands Stockholders. At the direction of Hanesbrands, representatives of Goldman Sachs conveyed a Hanesbrands proposal to Morgan Stanley for a transaction that would provide Hanesbrands Stockholders 0.105 Gildan Common Shares and $1.10 in cash for each share of Hanesbrands Common Stock, which reflected feedback from representatives of Morgan Stanley regarding the importance to the Gildan Board of structuring any transaction between the parties in a manner that maintained its investment grade rating, among other structural considerations.
On June 19, 2025, representatives of Morgan Stanley indicated to representatives of Goldman Sachs that Gildan would need to conduct at least three weeks of additional due diligence to determine if the June 12 Offer could be improved. Also on June 19, 2025, representatives of Morgan Stanley shared with representatives of Goldman Sachs a high-priority due diligence request list, which included commercial, tax, information technology, accounting and capital structure due diligence items.
On June 20, 2025, the Hanesbrands Board held a special meeting with representatives of Goldman Sachs and Jones Day present to discuss the status of discussions regarding a potential transaction with Gildan. During such meeting, representatives of Goldman Sachs updated the Hanesbrands Board regarding the response from Morgan Stanley, specifying that Gildan had requested a three-week period to conduct high-priority due diligence in order to refine its synergy analysis and assess its ability to increase its offer. Representatives of Goldman Sachs reviewed with the Hanesbrands Board the categories of information being sought, which included the January 2025 Plan. At such time, members of the Hanesbrands Board discussed whether the January 2025 Plan should be refreshed due to passage of time and to address, among other things, the then-current macroeconomic environment. Following discussion, the Hanesbrands Board directed Goldman Sachs to convey that Hanesbrands was prepared to provide the requested high-priority due diligence items over the next three weeks to allow Gildan the opportunity to find greater value for Hanesbrands Stockholders. The Hanesbrands Board also directed management to review the January 2025 Plan for potential updates, to address, among other things, global trade policies, intensified retail dynamics affecting Hanesbrands’ industry and consumer sentiment, all of which were factors expected to impact Hanesbrands’ business and future financial performance. The Hanesbrands Board also discussed due diligence that Hanesbrands would seek from Gildan, which included Gildan’s standalone projections, an analysis of expected synergies and an understanding of Gildan’s strategy for running a branded business following the consummation of the potential transaction.
Between June 20, 2025 and July 15, 2025, Hanesbrands provided responses to the high-priority due diligence requests made by Gildan in connection with its effort to find greater value for Hanesbrands Stockholders, which included a meeting on June 23, 2025 among representatives of Hanesbrands, Gildan, Goldman Sachs and Morgan Stanley to discuss due diligence matters.
On June 25, 2025, representatives of Goldman Sachs shared with representatives of Morgan Stanley an initial reverse due diligence request list to enable Hanesbrands to assess material risks that could impact the value of the Gildan Common Shares being issued as part of the Merger Consideration. Between June 25, 2025 and July 5, 2025, Gildan provided responses to these requests, including by providing Gildan’s latest available cash and debt balances and shares outstanding as well as Gildan’s long-range plan.
Also on June 25, 2025, the Hanesbrands Board held a special meeting with representatives of Goldman Sachs and Jones Day present to discuss the status of the potential transaction with Gildan. Members of Hanesbrands’ management updated the Hanesbrands Board on the status of the ongoing due diligence process. In addition, Hanesbrands’ management discussed current business trends and certain modifications to the January 2025 Plan, which reflected, among other things, management’s best then-current estimates as to future performance based on prevailing market conditions and management’s assessment of changes in sentiment of both consumers and retailers, as discussed in further detail under “— Certain Unaudited Prospective Financial Information” (the “June 2025 Plan”). Management also advised the Hanesbrands Board that in addition to reflecting additional risks, the modifications took potential upside into consideration. After such review, management noted for the Hanesbrands Board that the modifications to the January 2025 Plan ultimately resulted in adjustments that were consistent with Hanesbrands’ disclosures regarding its long-term guidance as well as forward-looking guidance for 2025. After discussion, the Hanesbrands Board approved the June 2025 Plan and its inclusion in the due diligence materials to be provided to Gildan.
On June 26, 2025, Gildan and Hanesbrands entered into a mutual clean team agreement pursuant to which certain competitively sensitive information would be shared with a limited set of representatives of each party. The agreement contained customary restrictions and protections for the sharing of competitively sensitive information. The clean room was opened on June 27, 2025 and Hanesbrands shared its responses to the due diligence requests submitted by Gildan.
On June 30, 2025, members of management from Hanesbrands, including Messrs. Bratspies, Lewis and Pleiman, and from Gildan, including Mr. Jad Moussalli, Vice-President, Corporate Development, held a meeting to discuss the June 2025 Plan.
On July 2, 2025, members of management from Hanesbrands and Gildan, including Messrs. Lewis, Pleiman, Faircloth and Moussalli, held a meeting to discuss potential cost reductions and synergy opportunities that could be available to the combined company.
On July 15, 2025, Messrs. Bratspies, Lewis, Pleiman, Chamandy, Harries and Moussalli held a meeting regarding due diligence on Gildan related to, among other things, its long-range plan, synergy assumptions and strategic objectives for the combined company, including objectives for Hanesbrands’ branded businesses.
On July 15, 2025, with the benefit of the additional information provided by Hanesbrands, representatives of Morgan Stanley orally conveyed to representatives of Goldman Sachs Gildan’s revised proposal to acquire each share of Hanesbrands Common Stock for 0.102 Gildan Common Shares plus $0.80 in cash for each share of Hanesbrands Common Stock, without a financing contingency, noting that the revised offer reflected Gildan’s best offer (the “July 15 Offer”). The July 15 Offer represented a 32.3% premium over the trading price of Hanesbrands Common Stock as of the prior trading day. The revised offer was conditioned on, among other things, the negotiation of definitive documentation, which was to contain customary terms and conditions.

On July 16, 2025, the Hanesbrands Board held a special meeting with representatives of Goldman Sachs and Jones Day present to discuss the July 15 Offer from Gildan. Representatives of Jones Day refreshed the directors regarding their statutory duties as directors, which Jones Day had previously discussed with the directors at prior meetings of the Hanesbrands Board. Representatives of Goldman Sachs updated the Hanesbrands Board regarding the due diligence process, including the due diligence that Hanesbrands had been conducting regarding Gildan, the ongoing negotiations with Gildan and the terms of the July 15 Offer. In consultation with representatives of Goldman Sachs, the Hanesbrands Board discussed the universe of potential other bidders and the potential for additional consideration from Gildan. The Hanesbrands Board also discussed the circumstances upon which it would be willing to proceed to negotiate the terms of a merger agreement giving effect to a potential transaction, which the Hanesbrands Board noted should include either a go shop provision or, in the alternative, a no shop provision with a termination fee that is on the lower end of the customary range of termination fees in similar precedent transactions. Following the discussion, the Hanesbrands Board directed Goldman Sachs to relay to Morgan Stanley the Hanesbrands Board’s request for a go shop provision in the merger agreement to permit Hanesbrands to actively solicit additional bidders in the post-signing period.
On July 16, 2025, at the Hanesbrands Board’s direction, representatives of Goldman Sachs communicated to Morgan Stanley that the Hanesbrands Board was considering whether to proceed with negotiations and relayed the request of the Hanesbrands Board for a go shop provision in the merger agreement.
On July 17, 2025, representatives of Morgan Stanley communicated to representatives of Goldman Sachs that Gildan had rejected Hanesbrands’ request for a go shop provision and indicated that Gildan expected the merger agreement to contain a customary no shop provision with a “fiduciary out” to restrict Hanesbrands from soliciting additional bidders in the post-signing period but allow Hanesbrands to consider any unsolicited inbound proposals if necessary to comply with the directors’ statutory duties.
On July 18, 2025, the Hanesbrands Board held a special meeting with representatives of Goldman Sachs and Jones Day present to discuss developments with respect to the potential transaction with Gildan. Representatives of Jones Day refreshed the directors regarding their statutory duties as directors, which Jones Day had previously discussed with the directors at prior meetings of the Hanesbrands Board. Representatives of Goldman Sachs updated the Hanesbrands Board regarding the negotiations with Gildan and, at the request of the Hanesbrands Board, provided an assessment of parties that could potentially be interested in a transaction with Hanesbrands, including each party’s acquisition history, financial performance and leverage profile and the likelihood that each such party would be interested in, or able to, pursue a transaction with Hanesbrands at that time. Following discussion, the Hanesbrands Board directed management to proceed with the completion of confirmatory due diligence and the negotiation of a merger agreement, with a focus on the terms of the no shop provision and pursuing a favorable termination fee. The Hanesbrands Board also discussed, among other things, the need for a transaction committee to more efficiently oversee and assist with the review of the merger agreement and open items, and the experience, interest and capacity of the members who would constitute such committee.
On July 19, 2025, the Hanesbrands Board executed a unanimous written consent appointing Mr. Simon, Robert F. Moran and Colin Browne to the transaction committee (the “Transaction Committee”), and delegating the power to oversee the negotiations of the transaction with Gildan to the Transaction Committee but retaining ultimate authority to approve any transaction.
On July 19, 2025, Sullivan & Cromwell LLP (“S&C”) delivered an initial draft of the Merger Agreement to Jones Day. The draft included, among other terms, a customary no shop provision with a “fiduciary out” (which required 24 hours’ notice to Gildan of any inbound proposal), no financing out for Gildan, limited representations and warranties regarding the Gildan business and a covenant requiring Gildan to provide certain limited employee benefits through December 31 of the year in which closing occurs. The draft further provided for a termination fee payable by Hanesbrands in certain circumstances, including in the event of a breach of the no shop provisions, and an expense reimbursement requirement, subject to a cap, in the event the Hanesbrands Stockholders did not approve the transaction. The termination fee amount and the cap on the expense reimbursement requirement were not specified. Finally, the draft provided that Gildan would control the strategy for seeking regulatory approvals and could obligate Hanesbrands to take certain actions to obtain those approvals.

On July 21, 2025, Gildan provided Hanesbrands with an updated confirmatory due diligence request list, which included, among other things, legal, business and financial due diligence items. From July 21, 2025 to August 12, 2025, Hanesbrands and its legal and financial advisors provided responses to these requests. The legal requests covered, among other things, corporate formation, customer and supplier contracting, intellectual property, real property, labor and employment, employee benefits and regulatory compliance matters.
On July 21, 2025, representatives of Goldman Sachs provided a supplemental reverse due diligence request list prepared by Jones Day to representatives of Gildan and Morgan Stanley. Following such time, on July 30, 2025, a reverse legal due diligence call was held among representatives of Jones Day and representatives of Gildan. Representatives of Jones Day subsequently submitted additional requests for written information from Gildan, which information was provided to Hanesbrands in connection with its reverse due diligence review of Gildan.
On July 23, 2025, with input from Hanesbrands’ management, Jones Day delivered a revised draft of the Merger Agreement to S&C. The draft did not include a go shop but, to reduce the penalty for terminating for another deal, included a termination fee equal to 1.6% of the expected equity value of the transaction. The draft also provided that Hanesbrands would have 48 hours to assess and provide notice to Gildan of any inbound proposal and removed the termination trigger for breach of the no shop. Further, the draft removed the expense reimbursement provision, included more fulsome representations and warranties regarding Gildan’s business, revised the regulatory covenants to provide for joint control over strategy and to remove Hanesbrands’ obligation to take certain actions to obtain regulatory approval (subject to further review in connection with the ongoing regulatory analysis) and included a more substantial employee benefits covenant with a longer continuation period after closing for such benefits.
On July 24, 2025, representatives of S&C and representatives of Jones Day met to discuss the revised draft of the Merger Agreement. The discussion covered, among other things, the size of the termination fee, the terms of the no shop, including the time period in which Hanesbrands would have to assess and provide notice to Gildan of any inbound proposal and the termination trigger for breach of the no shop, and Gildan’s right to expense reimbursement in the event that the Hanesbrands Stockholders did not approve the transaction.
On July 25, 2025, the Transaction Committee held a meeting to discuss updates on negotiations with Gildan. Representatives of Goldman Sachs and Jones Day were present. Representatives of Jones Day led the Transaction Committee through the key open issues in the Merger Agreement, which included, among other things, the size of the termination fee, the expense reimbursement provision, the regulatory efforts covenant and treatment of employees after closing.
On July 25, 2025, S&C delivered a revised draft of the Merger Agreement to Jones Day. The draft provided for a termination fee in an amount equal to $80 million, representing approximately 3.6% of the expected equity value of the transaction, and reinserted the expense reimbursement provision after a no vote of stockholders with a cap at $25 million. The draft reverted to Gildan’s original positions with respect to the terms of the no shop, breach of the no shop as a termination trigger, regulatory clearance strategy control and efforts and the employee benefits covenants.
On July 27, 2025, representatives of S&C and representatives of Jones Day met to discuss S&C’s revised draft of the Merger Agreement, including, among other things, the size of the termination fee, reinsertion of the expense reimbursement provision (and the associated cap) and Gildan’s rationale for reverting to its original positions on certain other provisions.
On July 28, 2025, Messrs. Bratspies, Lewis, Pleiman, Chamandy, Harries, Barile and Moussalli held a meeting regarding reverse due diligence on Gildan related to its long-range plan and second quarter results.
On July 29, 2025 and July 30, 2025, the Hanesbrands Board held its regularly scheduled meetings in Winston-Salem, North Carolina. At the meetings, the Hanesbrands Board received updates from management and representatives of Goldman Sachs and Jones Day regarding the status of the process with Gildan. At the request of the Hanesbrands Board, representatives of Goldman Sachs refreshed the Hanesbrands Board regarding the process undertaken over the past several years to assess strategic alternatives that could generate stockholder value and refreshed prior presentations on other potential strategic or financial buyers.

Representatives of Goldman Sachs also provided a comparison of the potential transaction with Gildan to other strategic alternatives, including continuing to execute upon Hanesbrands’ standalone plan, a potential sale of the Australia or Intimates businesses, and potential sales of brands or licensing arrangements. Representatives of Goldman Sachs then reviewed with the Hanesbrands Board its preliminary financial analyses of the Merger Consideration to be paid to the holders (other than Gildan and its affiliates) of the outstanding shares of Hanesbrands Common Stock pursuant to the Merger Agreement. Representatives of Goldman Sachs and Jones Day then discussed certain outstanding issues in the Merger Agreement related to, among other things, the size of the termination fee, the expense reimbursement provision, the regulatory efforts covenant and treatment of employees after closing.
On July 29, 2025, Jones Day returned a revised draft of the Merger Agreement to S&C. The draft did not specify the amount of the termination fee, removed the expense reimbursement provision if the Hanesbrands Stockholders did not approve the transaction, removed breach of the no shop as a termination trigger and reverted to 48 hours for notice of another proposal. The draft also sought mutual control of regulatory strategy and removed the obligations on Hanesbrands to take certain actions to obtain regulatory approval. The draft also indicated that the employee covenants needed to be further discussed.
On July 31, 2025, Gildan reported its financial results for the second quarter of 2025 and reaffirmed its full year 2025 guidance while narrowing the range for adjusted diluted EPS.
On July 31, 2025, representatives of Morgan Stanley communicated to representatives of Goldman Sachs that Gildan would need additional time to negotiate the remaining material issues under the Merger Agreement, complete due diligence and prepare communications materials and, if an agreement were to be reached, would seek an announcement of a transaction in the second week of August.
On August 1, 2025, the Hanesbrands Board held a special meeting with representatives of Goldman Sachs and Jones Day present to discuss the status of the potential transaction. Representatives of Goldman Sachs reported to the Hanesbrands Board on the additional time requested by Gildan and the status of the negotiations. Also on August 1, 2025, Hanesbrands participated in a due diligence call with members of Gildan’s management team for purposes of streamlining Gildan’s diligence of Hanesbrands.
On August 6, 2025, S&C returned a revised draft of the Merger Agreement to Jones Day. The draft did not state a position on the amount of the termination fee, reinserted the expense reimbursement provision but without specifying a cap, reflected a breach of the no shop as a termination trigger and sought 24 hours for notice of another proposal. The draft also reinserted Gildan’s position regarding regulatory clearance obligations and provided a revised set of covenants regarding employee benefits after closing.
On August 7, 2025, Hanesbrands reported its financial results for the second quarter of 2025 and updated its full year 2025 guidance.
On August 8, 2025, representatives of S&C and Jones Day participated in a call to discuss open points in the Merger Agreement. S&C proposed a package of deal protection terms to be considered by Hanesbrands, which included a $70 million termination fee, representing approximately 3.2% of the expected equity value of the transaction, an expense reimbursement provision with a $20 million cap, removal of breach of the no shop as a termination trigger and 24 hours for notice of another proposal. After that call, Jones Day discussed this proposal with Hanesbrands’ management.
On August 8, 2025, the Transaction Committee held a meeting to receive an update on negotiations with Gildan. Representatives of Goldman Sachs and Jones Day were present. Representatives of Jones Day led the Transaction Committee through certain open issues in the Merger Agreement, including, among other things, the proposed deal protections offered by Gildan. Jones Day further updated the Transaction Committee that the parties had identified a number of foreign competition filings, which could extend the closing timeline beyond the end of the year when Mr. Bratspies would step down. After discussion, the Transaction Committee agreed on a response to Gildan’s proposed package of deal protection terms and asked that Jones Day seek a short deadline in the Merger Agreement for the filing of foreign competition filings. The Transaction Committee also asked the advisors to communicate to representatives of Gildan a desire to extend Mr. Bratspies’ employment through the completion of the transaction.

On August 9, 2025, Jones Day returned a revised draft of the Merger Agreement to S&C. The draft included Hanesbrands’ response to Gildan’s proposed deal protections. The response proposed Gildan’s acceptance of removing breach of the no shop as a termination trigger, Hanesbrands’ acceptance of the expense reimbursement provision, a $55 million termination fee, representing approximately 2.5% of the expected equity value of the transaction, a $5 million cap on the expense reimbursement provision, and 48 hours’ notice of another proposal. The draft further reverted to Hanesbrands’ position on the regulatory efforts covenant and made minor revisions to the otherwise acceptable employee benefits covenants. Finally, the draft included a 30-day deadline for filing the foreign competition filings recently identified, subject to certain exceptions.
On August 12, 2025, prior to the market open, media reports surfaced reporting that Hanesbrands and Gildan were in advanced discussions regarding a potential transaction.
Later that day, Mr. Chamandy contacted Mr. Bratspies emphasizing Gildan’s desire to finalize and announce the transaction promptly and expressing support for the Hanesbrands Board’s request regarding Mr. Bratspies’ continued employment with Hanesbrands.
During the course of the day on August 12, 2025, the parties and Mr. Bratspies negotiated a letter agreement that would be executed concurrently with the Merger Agreement regarding an extension of the terms of his employment through the completion of the transaction, pursuant to which Mr. Bratspies would agree to waive any “good reason” rights under his severance agreement related to post-closing duties, receive his current base salary, without any entitlement to annual or long-term incentive awards for 2026, and extend his post-termination non-compete and non-solicitation obligations to 24 months. At Hanesbrands’ election, Mr. Bratspies’ employment could be extended for up to three months after the closing of the transaction, and upon his departure, Mr. Bratspies would be entitled to his enhanced change in control payments in accordance with the terms of his severance agreement. If the Merger Agreement were to be terminated, the letter agreement with Mr. Bratspies would have no effect and any termination benefits would be determined pursuant to the terms of his severance agreement.
Additionally, during the course of the day on August 12, 2025, representatives of Jones Day and S&C discussed and resolved all open matters in the Merger Agreement with guidance from the parties’ respective management teams, including resolving to include a termination fee of $67.5 million, representing approximately 3.1% of the equity value of the transaction based on the closing price of Gildan Common Shares on August 11, 2025, an expense reimbursement cap of $17.5 million, a 48-hour notice period for alerting Gildan to receipt of another proposal, a 35-day deadline for filing the foreign competition filings, mutual control of regulatory strategy but with Gildan as the ultimate decider, a requirement that Hanesbrands take certain actions for regulatory approval if conditioned on closing and required by law and mutually acceptable employee benefits covenants.
After the close of markets on August 12, 2025, the Hanesbrands Board held a special meeting to consider approval of the transaction. Representatives of Goldman Sachs and Jones Day participated in the meeting. Representatives of Jones Day refreshed the directors regarding their statutory duties, which Jones Day had previously discussed with the directors at prior meetings of the Hanesbrands Board. Following Hanesbrands’ announcement of its financial results for the second quarter ended June 28, 2025, the Hanesbrands Board authorized Hanesbrands management to revise the unaudited prospective financial information for fiscal year 2025 included in the June 2025 Plan to reflect Hanesbrands’ actual year-to-date performance. No revisions were made to the unaudited prospective financial information included in the June 2025 Plan for any other year. As part of the discussions on August 12, 2025, the Hanesbrands Board directed Goldman Sachs to use the June 2025 Plan, as so revised (and which revisions are set forth below under “— Certain Unaudited Prospective Financial Information”), for purposes of conducting its financial analyses and rendering its opinion, as described in more detail under “— Opinion of Hanesbrands’ Financial Advisor.” Representatives of Goldman Sachs then reviewed with the Hanesbrands Board its financial analyses of the Merger Consideration to be paid to the holders (other than Gildan and its affiliates) of the outstanding shares of Hanesbrands Common Stock pursuant to the Merger Agreement. Following its presentation, Goldman Sachs rendered to the Hanesbrands Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 13, 2025, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in preparing its opinion, the Merger Consideration to be paid to the holders (other than

Gildan and its affiliates) of the outstanding shares of Hanesbrands Common Stock pursuant to the Merger Agreement was fair, from a financial point of view to such holders as more fully described below in the section entitled “— Opinion of Hanesbrands’ Financial Advisor.”
Representatives of Jones Day updated the Hanesbrands Board regarding the negotiation of the terms of the Merger Agreement. Among other things, the representatives of Jones Day reviewed provisions relating to the Hanesbrands Board’s ability to consider alternative transactions or change its recommendation for intervening events, the termination fee of $67.5 million, representing approximately 3.1% of the equity value of the transaction based on the closing price of Gildan Common Shares on August 11, 2025, the obligations with respect to the required regulatory approvals and the treatment of employee compensation and benefits matters after closing. A representative of Jones Day also reminded the Hanesbrands Board regarding the scope and content of the representations and warranties, key covenants and closing conditions. The Jones Day representative also advised the Hanesbrands Board regarding the debt financing commitments Gildan had obtained for the transaction and the absence of a financing closing condition in the proposed definitive documentation. The Hanesbrands Board then discussed the terms of the Merger Agreement, including provisions affecting closing certainty.
Following these discussions, the Hanesbrands Board adjourned and the Compensation Committee held a special meeting to approve and recommend to the Hanesbrands Board for approval the proposed treatment of options, other long-term equity and cash awards and other executive and employee compensation and benefits matters and to approve the letter agreement with Mr. Bratspies.
Thereafter, the Hanesbrands Board unanimously (a) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable and in the best interests of Hanesbrands and the Hanesbrands Stockholders, (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Transactions, and (c) resolved to recommend that the Hanesbrands Stockholders approve the Transactions and directed that such matters be submitted for consideration of the Hanesbrands Stockholders at the Special Meeting.
After the close of markets on August 12, 2025, the Gildan Board held a special meeting to consider approval of the transaction. Following discussion amongst the Gildan Board, management and third-party advisors, including Morgan Stanley, Sullivan & Cromwell and Stikeman Elliott LLP, the Gildan Board unanimously (a) determined that it was in the best interests of Gildan to enter into the Merger Agreement and (b) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Transactions, the Debt Financing and the issuance of Gildan Common Shares in connection with the Transactions.
On August 13, 2025, after the Hanesbrands Board and Gildan Board meetings on August 12, 2025, Hanesbrands and Gildan signed the Merger Agreement and publicly announced the transaction before trading on the NYSE opened that day.
Recommendation of the Hanesbrands Board; Hanesbrands’ Reasons for the Transactions
Recommendation of the Hanesbrands Board
At the special meeting of the Hanesbrands Board on August 12, 2025, after consideration, including discussions with the Hanesbrands management and representatives of Goldman Sachs and Jones Day, the Hanesbrands Board unanimously:
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determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable and in the best interests of Hanesbrands and the Hanesbrands Stockholders;

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approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Transactions; and

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resolved to recommend that the Hanesbrands Stockholders approve the Transactions and directed that such matters be submitted for consideration of the Hanesbrands Stockholders at the Special Meeting.

Reasons for Recommending the Approval of the Transactions
Prior to and in reaching its decision to unanimously approve the Merger Agreement and declare advisable the Transactions and the other transactions contemplated by the Merger Agreement, the Hanesbrands Board consulted with the Hanesbrands’ financial advisors and legal counsel, discussed the proposed Transactions with the Hanesbrands management and considered a variety of alternatives and factors, including among other matters, the positive factors set forth below, which are not presented in any relative order of importance and each of which supported their determination:
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the Hanesbrands Board’s belief that the business combination with Gildan will create more value for Hanesbrands Stockholders than the value Hanesbrands could create over the same period if it were to continue to operate on a standalone basis, which the Merger Consideration had an implied value per share of Hanesbrands Common Stock of approximately $6.85, based on the closing price of Gildan Common Shares on the NYSE as of October 1, 2025 (the latest practicable trading day prior to the filing of this Proxy Statement/Prospectus) and represented a premium of approximately 41.8% based on the unaffected closing price of $4.83 on August 11, 2025, including as a result of: (a) the expanded scale and complementary go-to market capabilities of the combined company; (b) the state-of-the-art low-cost vertically integrated manufacturing network with scalable capabilities for the combined company; and (c) the combined company’s balance sheet strength, financial flexibility and free cash flow to fund investments in the future growth of the brands and the business, which would allow the combined company to be more competitive in capturing strategic opportunities;

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that based on Gildan’s market price on August 11, 2025, approximately 87% of the Merger Consideration consists of Gildan Common Shares, with the Gildan Common Shares to be issued to Hanesbrands Stockholders constituting slightly less than 20% of the outstanding Gildan Common Shares following the Transactions, offering Hanesbrands Stockholders the opportunity for meaningful ownership participation in the future earnings, dividends, synergies and growth of the combined company, a company which the Hanesbrands Board considers to be an attractive investment for the reasons discussed above;

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the Hanesbrands Board’s review of a synergy analysis showing expected annualized cost synergies for the combined company of at least $200 million expected to be realized within the first three years after the Transactions, including cost of goods sold savings resulting from Gildan’s manufacturing operations and decreased corporate, retail, distribution / logistics and IT costs;

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the Hanesbrands Board’s knowledge of the business, financial condition, leverage profile, strategy, and prospects of Hanesbrands as an independent company, including the execution and other risks involved in achieving those prospects, and the potential timeline for achieving those prospects, particularly in light of the ongoing CEO transition;

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the information received from and discussions had with Gildan management, in consultation with outside financial advisors, regarding Gildan’s business, results of operations, financial and market position, Gildan management’s expectations concerning the combined company’s business and financial prospects and historical and current trading prices of Gildan Common Shares;

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that the combined company is expected to be better positioned to adapt to the changing market, such as consumer sentiment and retailer dynamics, including as a result of global trade policies and intensified retail dynamics affecting Hanesbrands’ industry, all of which were factors expected to impact Hanesbrands’ business and future financial performance, and the Hanesbrands Board’s belief that the mix of stock and cash consideration valued at approximately $6.00 per share as of August 11, 2025 proposed by Gildan represented Gildan’s best offer and was the best strategic alternative in the circumstances;

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that the Merger Consideration had an implied value per share of Hanesbrands Common Stock of $6.00, based on the closing price of Gildan Common Shares on the NYSE as of August 11, 2025 (the last full trading day prior to media reports regarding a potential transaction), which represented a premium of approximately 24.1% based on the unaffected closing price of $4.83 on August 11, 2025; and a 33.1% premium to the 30-day volume-weighted average share price of $4.51 as of August 11, 2025;

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that based on Gildan’s market price on August 11, 2025, approximately 13% of the Merger Consideration consists of cash, which provides Hanesbrands Stockholders with immediate liquidity for a portion of their shares;

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the possibility that Hanesbrands’ trading price, which reached a 52-week low of $4.07 per share during discussions regarding the merger, would decline further in the absence of a transaction due to market uncertainty;

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the Hanesbrands Board’s belief that the Merger Consideration proposed by Gildan was superior to the potential value that might result from other alternatives reasonably available to Hanesbrands at the time that the Merger Agreement was approved, including the continued operation of Hanesbrands as an independent, publicly traded company;

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the Hanesbrands Board’s belief, based in part on discussions with its financial and legal advisors, that it was unlikely that Gildan or any other potential acquiror would be willing to pay a higher price for Hanesbrands, taking into account that (a) Hanesbrands had taken a series of actions over the past several years to pursue strategic alternatives, including potential transactions with Party A and Party B, and had not achieved a superior or certain offer, (b) the Hanesbrands Board had considered the range of strategic alternatives available to Hanesbrands, including the landscape of potential strategic and financial partners and the likelihood that such parties could participate in a process or complete a transaction, and (c) Hanesbrands’ actions had resulted in multiple increases of the Merger Consideration by Gildan to achieve an implied value of $6.00 per share, in addition to other favorable terms contained in the Merger Agreement;

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the financial analyses presented by Goldman Sachs to the Hanesbrands Board and the oral opinion of Goldman Sachs rendered to the Hanesbrands Board on August 12, 2025, which was subsequently confirmed by delivery of its written opinion dated August 13, 2025, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in preparing its opinion, the Merger Consideration to be paid to the holders (other than Gildan and its affiliates) of the outstanding shares of Hanesbrands Common Stock was fair from a financial point of view to such holders, as more fully described below in the section entitled “— Opinion of Hanesbrands’ Financial Advisor.” The full text of the written opinion of Goldman Sachs, dated August 13, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in preparing its opinion, is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the opinion of Goldman Sachs set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion;

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the fact that the terms and conditions of the Merger Agreement and the Transactions, including the absence of a financing condition and the level of commitment by Gildan to obtain the required HSR Act and other foreign regulatory approvals, were the product of arm’s-length negotiations between the Parties and were designed to provide substantial certainty that the Transactions would ultimately be consummated on a timely basis;

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the likelihood of completing the Transactions in a reasonable time period could reduce the period during which Hanesbrands’ business would be subject to the potential uncertainty of the consummation of the Transactions and related disruption;

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the fact that while the Merger Agreement prohibits Hanesbrands from soliciting an alternative acquisition proposal, the Merger Agreement permits Hanesbrands, prior to the time that the Hanesbrands Stockholders approve the Merger Proposal, to engage with third parties in respect of certain unsolicited written alternative acquisition proposals, subject to compliance with certain conditions set forth in the Merger Agreement;

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the fact that the Merger Agreement allows Hanesbrands to terminate the Merger Agreement to enter into a definitive acquisition agreement with respect to a Superior Proposal, subject to payment of a $67.5 million termination fee by Hanesbrands to Gildan; and

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the fact that the Merger Agreement allows the Hanesbrands Board, prior to the time that the Hanesbrands Stockholders approve the Merger Proposal, to change or withdraw its recommendation of the Merger Agreement in connection with a Superior Proposal or if the Hanesbrands Board or any duly constituted and authorized committee thereof determines, after consultation with its financial and legal advisors, that the failure to effect a change of recommendation would reasonably be likely to result in a violation of the Hanesbrands Board’s statutory standard of conduct.
The Hanesbrands Board also considered a variety of risks and potentially negative factors concerning the Transactions and the Merger Agreement, including, among other matters, the following (which are not presented in any relative order of importance):
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the possibility that Hanesbrands Stockholders could receive greater consideration for their shares in a future change-in-control transaction or otherwise in more favorable industry conditions;

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the fact that the closing trading prices for shares of Hanesbrands Common Stock had a high of $8.91 per share (and a low of $4.07 per share) during the 52-week period prior to the announcement of the Transactions on August 13, 2025;

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the risk that if the Transactions are not completed:

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the market price of the shares of Hanesbrands Common Stock could be affected by many factors, including, but not limited to (a) the reason for which the Merger Agreement was terminated and whether such termination results from factors adversely affecting Hanesbrands, (b) the possibility that the marketplace would consider Hanesbrands to be an unattractive acquisition candidate and (c) the possible sale of shares by short-term investors following an announcement of the termination of the Merger Agreement and the resulting impact thereof on the trading price of shares of Hanesbrands Common Stock;

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Hanesbrands would be required to pay its expenses related to the Transactions, including expenses incurred in connection with any litigation that may result from the announcement or pendency of the Transactions, and, in the event the Hanesbrands Stockholders do not approve the Transactions, reimburse Gildan for its expenses up to a cap of $17.5 million;

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the market’s perception of Hanesbrands’ continuing business and prospects could adversely affect the Hanesbrands’ relationships with employees, customers, suppliers, vendors, purchasing agents and other business partners;

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the fact that the Merger Agreement restricts the Hanesbrands’ ability to solicit alternative acquisition proposals and requires the payment of a $67.5 million termination fee if Hanesbrands were to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, which would make it more costly for any other potential purchaser to acquire Hanesbrands;

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the fact that the Merger Agreement contains certain restrictions on the conduct of the Hanesbrands’ business prior to the consummation of the Transactions, which may delay or prevent Hanesbrands from undertaking business opportunities that may arise prior to consummation of the Transactions, and the resultant risk if the Transactions are not consummated;

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the fact that the receipt of cash in exchange for shares of Hanesbrands Common Stock pursuant to the Transactions will be a taxable transaction for U.S. federal income tax purposes;

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the significant costs involved in connection with negotiating the Merger Agreement and consummating the Transactions, the substantial management time and effort required to effectuate the Transactions and the related disruption to Hanesbrands’ day-to-day operations during the pendency of the Transactions, which would be borne by Hanesbrands and the Hanesbrands Stockholders in the event that the Transactions were not completed;

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the potential negative effect of the pendency of the Transactions on Hanesbrands’ business, including uncertainty about the effect of the Transactions on the Hanesbrands’ employees, customers, suppliers, franchisees and other parties, which may impair the Hanesbrands’ ability to attract, retain and motivate key personnel, and could cause customers, suppliers, franchisees and others to seek to change existing business relationships with Hanesbrands;

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the prospect that the premium reflected by the Merger Consideration could decrease after the signing of the Merger Agreement or the date of the date of this Proxy Statement/Prospectus;

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the fact that Hanesbrands’ directors and executive officers have interests in the Transactions that are different from, or in addition to, the interests of Hanesbrands Stockholders generally, as described below under “— Interests of Hanesbrands’ Directors and Executive Officers in the Transaction” and

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the risk that there can be no assurance that all conditions to the Parties’ obligations to complete the Transactions will be satisfied on a timely basis and, as a result, it is possible that the Transactions may be delayed or may not be completed even if the Transactions are approved by Hanesbrands Stockholders.

The factors listed above as supporting the Hanesbrands Board’s decisions were determined by the Hanesbrands Board to outweigh the countervailing considerations and risks. The foregoing discussion of the Hanesbrands Board’s reasons for its recommendation is not meant to be exhaustive, but addresses the material factors considered by the Hanesbrands Board in connection with its recommendation. In view of the wide variety of factors considered by the Hanesbrands Board in connection with its evaluation of the Transactions and the complexity of these matters, the Hanesbrands Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the Hanesbrands Board made its determination and recommendation based on the totality of the information presented to it, and the judgments of individual members of the Hanesbrands Board may have been influenced to a greater or lesser degree by different factors. The factors, potential risks and uncertainties contained in this section contain information that is forward-looking in nature and should be read in conjunction with the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”
Board of Directors and Management of Gildan after the Transactions
Upon completion of the Transactions, the current directors and officers of Gildan are expected to continue in their current positions, other than as may be publicly announced by Gildan in the normal course.
Information about the current directors and senior management of Gildan and Hanesbrands can be found in the documents listed under the section entitled “Where You Can Find Additional Information” on page 175.
Gildan’s Reasons for the Transactions
At its meeting held on August 12, 2025, after due consideration and extensive consultation with Gildan’s management and outside legal and financial advisors to both Gildan and the Gildan Board, the Gildan Board unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement and authorized the issuance of Gildan Common Shares under the Merger Agreement. In doing so, the Gildan Board considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of Gildan and Hanesbrands, with a view to the best interests of Gildan. In making its determination, the Gildan Board considered a number of factors (which are not necessarily presented in order of relative importance) with a view to the best interests of Gildan, including the following:
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the scale and capabilities of the combined company are expected to further enhance Gildan’s position in basic apparel as one of the largest global apparel players by number of units sold, with strong innovation from yarn spinning to end product, and greater supply chain capabilities to support customers;

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the belief that the two businesses are ideally matched to unlock value, bringing together Gildan’s leadership in activewear with Hanesbrands’ leading innerwear retail presence and expertise and the view that the combination is expected to enhance go-to-market capabilities and continued growth in all channels, by accelerating Gildan’s retail penetration with its portfolio of brands while supporting the iconic “Hanes” brand growth in activewear in the retail channel;

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the expectation that the combination will result in meaningfully balanced category and channel exposure, with the addition of Hanesbrands’ iconic innerwear brands enhancing Gildan’s product offering and diversification, broadening its consumer reach while further reinforcing its resilience to seasonal and cyclical variations;

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the combined global supply chain is expected to enhance Gildan’s low-cost advantage, along with the opportunity for value creation by driving manufacturing synergies; Gildan intends to utilize its best-in-class low-cost manufacturing structure and operational expertise, efficiently reallocate production volumes across geographies, and optimize its network, distribution and logistics infrastructure, leaning on its proven operational capabilities;

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Gildan’s identification of at least $200 million in expected annual run-rate cost synergies across supply chain, operations and selling, general and administrative expenses that it expects to be realized within three years;

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the Gildan Board’s knowledge of, and Gildan’s discussions with Hanesbrands management regarding, Hanesbrands’ business operations, financial condition, earnings and prospects and its knowledge of Gildan’s business, operations, financial condition, earnings and prospects, taking into account Hanesbrands’ publicly filed information and the results of Gildan’s due diligence investigation of Hanesbrands;

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that the Exchange Ratio is fixed and will not be adjusted for fluctuations in the market price of Gildan Common Shares or shares of Hanesbrands Common Stock between the date of the Merger Agreement and the Closing Date;

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that the aggregate Cash Consideration is fixed (subject to the Fully Diluted Issued Shares not being in excess of 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement), which gives Gildan additional certainty regarding the amount of cash required to be paid by Gildan to consummate the Transactions;

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that the combination of the Share Consideration and the Cash Consideration is expected to allow Gildan to maintain investment grade ratings;

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that the aggregate number of Gildan Common Shares to be issued or issuable by Gildan in connection with the Transactions or transactions related to the Transactions would not result in the Fully Diluted Issued Shares being in excess of 24.99% of the number of Gildan Common Shares outstanding, on a non-diluted basis;

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other terms of the Merger Agreement which were considered favorable by the Gildan Board, including:

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restrictions on Hanesbrands’ ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction with Hanesbrands, as further discussed in the section entitled “The Merger Agreement — No Solicitation” on page 104;

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the obligation of Hanesbrands to pay Gildan the Hanesbrands Termination Fee upon termination of the Merger Agreement under specified circumstances;

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the Gildan Board’s belief that the restrictions imposed on Gildan’s business and operations until Closing are reasonable and not unduly burdensome; and

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the probability that the conditions to the Transactions will be satisfied.

In connection with its deliberations relating to the Transactions, the Gildan Board also considered potential risks and negative factors concerning the transactions contemplated by the Merger Agreement (which are not necessarily presented in order of relative importance), including the following:
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the risk that Hanesbrands Stockholders may not approve the Merger Proposal and the risk that the Transactions might not be completed in a timely manner or at all, despite Gildan’s efforts;

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the effect that the length of time from announcement until Closing could have on the market price of Gildan Common Shares, Gildan’s operating results (particularly in light of the costs incurred in connection with the Transactions) and the relationships with Gildan’s employees, Gildan Shareholders, customers, suppliers, partners and others that do business with Gildan;

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the risk that the anticipated benefits of the Transactions will not be realized in full or in part, including the risk that expected synergies will not be achieved or will not be achieved in the expected time frame;

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the risk that regulatory authorities may not approve the Transactions or may impose burdensome terms or conditions, giving rise to increased pre-tax transaction costs, and the risk that divestitures or other accommodations required by antitrust regulatory authorities may decrease or eliminate the anticipated strategic and other benefits of the Transactions to Gildan;
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the risk of diverting the attention of Gildan’s senior management from other strategic priorities to implement the Transactions and make arrangements for integration of Gildan’s and Hanesbrands’ operations and infrastructure following the Closing;

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that the Exchange Ratio is fixed and will not be adjusted in the event that the market price of Gildan Common Shares increases relative to the market price of shares of Hanesbrands Common Stock between the date of the Merger Agreement and the Closing Date;

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the potential impact on the market price of Gildan Common Shares as a result of the issuance of the Share Consideration to Hanesbrands Stockholders;

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the ownership dilution to pre-Transactions Gildan Shareholders as a result of the issuance of Gildan Common Shares in connection with the Transactions;

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the additional indebtedness incurred in connection with the Transactions and the related impact on Gildan’s financial condition and credit ratings;

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the risks associated with the occurrence of events that may materially and adversely affect the business, operations, financial condition, properties, assets, liabilities or results of operations of Hanesbrands and/or its subsidiaries but not entitle Gildan to terminate the Merger Agreement;

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the risk associated with not completing the planned post-Closing strategic alternatives review by Gildan in respect of the Hanesbrands Australia business; and

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the risks described in the section entitled “Risk Factors” on page 16.

After consideration of these factors, the Gildan Board determined that, overall, the potential benefits of the Transactions outweighed the potential risks.
The foregoing discussion of factors considered by the Gildan Board is not intended to be exhaustive and may not include all the factors considered by the Gildan Board. In view of the wide variety of factors considered in connection with its evaluation of the Transactions and the complexity of these matters, the Gildan Board did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the Merger Agreement. In addition, individual members of the Gildan Board may have given differing weights to different factors. The Gildan Board conducted an overall review of the factors described above and other material factors, including through discussions with, and inquiry of, Gildan’s management and outside legal and financial advisors.
The foregoing description of Gildan’s consideration of the factors supporting the Transactions is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 27.
Opinion of Hanesbrands’ Financial Advisor
Goldman Sachs rendered its opinion to the Hanesbrands Board that, as of August 13, 2025, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Gildan and its affiliates) of the outstanding shares of Hanesbrands Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated August 13, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Hanesbrands Board in connection with its consideration of the Transaction. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Hanesbrands Common Stock should vote with respect to the Transactions, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
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the Merger Agreement;

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annual reports to stockholders and Annual Reports on Form 10-K of Hanesbrands for the five fiscal years ended December 28, 2024, and annual reports to shareholders and Annual Reports on Form 40-F of Gildan for the five fiscal years ended December 29, 2024;

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certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Hanesbrands and certain interim reports to shareholders and Reports of Foreign Private Issuer on Form 6-K of Gildan;

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certain other communications from Hanesbrands and Gildan to their respective stockholders;

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certain publicly available research analyst reports for Hanesbrands and Gildan;

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certain internal financial analyses and forecasts for Hanesbrands standalone prepared by its management, certain internal financial analyses and forecasts for Gildan standalone prepared by its management and certain financial analyses and forecasts for Gildan pro forma for the Transactions prepared by management of Hanesbrands, in each case, as approved for Goldman Sachs’ use by Hanesbrands as discussed more fully under the section entitled “— Certain Unaudited Prospective Financial Information” (the “Forecasts”);

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certain net operating loss carryforwards of Hanesbrands, as prepared by the management of Hanesbrands and approved for Goldman Sachs’ use by Hanesbrands (the “NOL Forecasts”); and

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certain operating synergies projected by the management of Gildan to result from the Transactions, as approved for Goldman Sachs’ use by Hanesbrands (the “Synergies”).

Goldman Sachs also held discussions with members of the senior managements of Hanesbrands and Gildan regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of Hanesbrands and Gildan; reviewed the reported price and trading activity for the Hanesbrands Common Stock and the Gildan Common Shares; compared certain financial and stock market information for Hanesbrands and Gildan with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the apparel industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with Hanesbrands’ consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Hanesbrands’ consent that the Forecasts, the NOL Forecasts and the Synergies were reasonably prepared on a basis reflecting the best then-available estimates and judgments of management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Hanesbrands or Gildan or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on Hanesbrands or Gildan or on the expected benefits of the Transactions in any way meaningful to its analysis. Goldman Sachs also assumed that the Transactions will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Hanesbrands to engage in the Transactions or the relative merits of the Transactions as compared to any strategic alternatives that may be available to Hanesbrands; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Hanesbrands or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, to the holders (other than Gildan and its affiliates) of the outstanding shares of Hanesbrands Common Stock of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transactions, including any allocation of the Merger Consideration, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Hanesbrands; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Hanesbrands, or class of such persons in connection with the Transactions, whether relative to the Merger Consideration to be paid to the holders (other than Gildan and its affiliates) of the outstanding shares of Hanesbrands Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Hanesbrands Common Stock or Gildan Common Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Hanesbrands or Gildan or the Transactions, or as to the impact of the Transactions on the solvency or viability of Hanesbrands or Gildan or the ability of Hanesbrands or Gildan to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Hanesbrands Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 12, 2025, the last trading day before the public announcement of the Transactions, and is not necessarily indicative of current market conditions.
Historical Stock Trading Analysis
Goldman Sachs reviewed the historical trading prices and volumes for shares of Hanesbrands Common Stock for the two-year period ended August 11, 2025. In addition, Goldman Sachs analyzed the consideration to be paid to holders (other than Gildan and its affiliates) of the outstanding shares of Hanesbrands Common Stock pursuant to the Merger Agreement in relation to the (a) closing price per share of Hanesbrands Common Stock on August 11, 2025, (b) the volume weighted average price (the “VWAP”) per share of Hanesbrands Common Stock for the preceding 30-trading day period ended August 11, 2025 and (c) the median analyst price target for Hanesbrands Common Stock on August 11, 2025. This analysis implied a value of $6.00 to be received per share of Hanesbrands Common Stock, calculated as the sum of (i) $0.80 in cash, without interest, plus (ii) the Exchange Ratio of 0.102 Gildan Common Shares per share of Hanesbrands Common Stock, multiplied by $50.94, the closing price per share of Gildan Common Shares on August 11, 2025.
This analysis indicated that the implied value of $6.00 to be received per share of Hanesbrands Common Stock represented:
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a premium of 24% based on the closing price of $4.83 per share of Hanesbrands Common Stock on August 11, 2025;

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a premium of 33% based on the VWAP of $4.51 per share of Hanesbrands Common Stock for the preceding 30-trading day period ending August 11, 2025; and

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a premium of 4% based on the median analyst price target of $5.75 per share of Hanesbrands Common Stock on August 11, 2025.

Illustrative Discounted Cash Flow Analysis — Hanesbrands Standalone
Using the Forecasts and the NOL Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Hanesbrands to derive a range of illustrative present values per share of Hanesbrands Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 9.75% to 11.75%, reflecting estimates of Hanesbrands’ weighted average cost of capital, Goldman Sachs discounted to present value as of June 28, 2025, (a) estimates of unlevered free cash flow for Hanesbrands for the third and fourth quarters of fiscal year 2025 through fiscal year 2029 as reflected in the Forecasts and (b) a range of illustrative terminal values for Hanesbrands, which were calculated by applying perpetuity growth rates ranging from 0.0% to 1.0%, to a terminal year estimate of the unlevered free cash flow to be generated by Hanesbrands, as reflected in the Forecasts (which analysis implied terminal year EBITDA exit multiples ranging from 6.3x to 8.5x). In addition, using a discount rate of 10.75%, reflecting an estimate of Hanesbrands’ weighted average cost of capital, Goldman Sachs discounted to present value as of June 28, 2025, the estimated benefits of Hanesbrands’ net operating losses (“NOLs”) of approximately $155 million through the year 2026, as reflected in the NOL Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts, the NOL Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including Hanesbrands’ target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Hanesbrands, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for Hanesbrands by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Hanesbrands the amount of Hanesbrands’ total debt and debt-like items and added the amount of Hanesbrands’ total cash and cash equivalents, in each case, as provided by and approved for Goldman Sachs’ use by the management of Hanesbrands, to derive a range of illustrative equity values for Hanesbrands. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Hanesbrands, as provided by and approved for Goldman Sachs’ use by the management of Hanesbrands, using the treasury stock method, to derive a range of illustrative present values per share ranging from $4.99 to $8.14.
Illustrative Discounted Cash Flow Analysis — Pro Forma Combined Company
Using the Forecasts, the NOL Forecasts and the Synergies, Goldman Sachs performed an illustrative discounted cash flow analysis on the pro forma combined company. Using the mid-year convention for discounting cash flows and discount rates ranging from 9.25% to 11.25%, reflecting estimates of the pro forma combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 29, 2025, (a) estimates of unlevered free cash flow for the pro forma combined company for the third and fourth quarters of fiscal year 2025 through fiscal year 2029 as reflected in the Forecasts and taking into account the Synergies and (b) a range of illustrative terminal values for Hanesbrands, which were calculated by applying perpetuity growth rates ranging from 2.5% to 3.5%, to a terminal year estimate of the unlevered free cash flow to be generated by the pro forma combined company, as reflected in the Forecasts and taking into account the Synergies (which analysis implied terminal year EBITDA exit multiples ranging from 8.2x to 12.6x). In addition, using a discount rate of 10.25%, reflecting an estimate of the pro forma combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 29, 2025, the estimated benefits of Hanesbrands’ NOLs through the year 2026, as reflected in the NOL Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts, the NOL Forecasts and the Synergies and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including the pro forma combined company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the pro forma combined company, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for the pro forma combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the pro forma combined company the amount of the pro forma combined company’s total debt and debt-like items and added the amount of the pro forma combined company’s total cash and cash equivalents, in each case, as provided by and approved for Goldman Sachs’ use by the management of Hanesbrands, to derive a range of illustrative equity values for the pro forma combined company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the pro forma combined company, as provided by and approved for Goldman

Sachs’ use by the management of Hanesbrands, using the treasury stock method. Goldman Sachs then multiplied the range of illustrative present equity values per share it derived by the Exchange Ratio, and added the result to the $0.80 per share of Hanesbrands Common Stock to be paid in cash to the holders (other than Gildan and its affiliates) of the outstanding shares of Hanesbrands Common Stock pursuant to the Merger Agreement. This analysis resulted in a range of illustrative present values for the consideration to be paid per share of Hanesbrands Common Stock of $6.34 to $9.94.
Illustrative Present Value of Future Share Price Analysis — Hanesbrands Standalone
Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Hanesbrands Common Stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for Hanesbrands as of December 31 for each of the fiscal years 2025 through 2027, by applying a range multiples of illustrative enterprise value to the next 12 month EBITDA (“EV / NTM EBITDA”) of 6.5x to 8.5x to estimates of Hanesbrands’ EBITDA for each of the fiscal years 2026 through 2028. This illustrative range of EV / NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV / NTM EBITDA multiples for Hanesbrands.
Goldman Sachs then subtracted the amount of Hanesbrands’ total debt and debt-like items and added the amount of Hanesbrands’ cash and cash equivalents for each of the fiscal years 2025 through 2027, each as provided by and approved for Goldman Sachs’ use by the management of Hanesbrands, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Hanesbrands for each of the fiscal years 2025 through 2027. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Hanesbrands Common Stock for each of fiscal years 2025 through 2027, calculated using information provided by and approved for Goldman Sachs’ use by the management of Hanesbrands, to derive a range of implied future values per share of Hanesbrands Common Stock. Goldman Sachs then discounted these implied future equity values per share of Hanesbrands Common Stock to June 28, 2025, using an illustrative discount rate of 12.25%, reflecting an estimate of Hanesbrands’ cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Hanesbrands, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $4.37 to $7.97 per share of Hanesbrands Common Stock.
Illustrative Present Value of Future Share Price Analysis — Pro Forma Combined Company
Using the Forecasts, including the Synergies, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Hanesbrands Common Stock based on a theoretical value per common share of the pro forma combined company. For this analysis, Goldman Sachs first calculated the implied enterprise value for the pro forma combined company as of December 31 for each of the fiscal years 2025 through 2027, by applying a range of EV / NTM EBITDA multiples of 8.5x to 11.0x to estimates of the pro forma combined company’s EBITDA for each of the fiscal years 2026 through 2028. This illustrative range of EV / NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV / NTM EBITDA multiples for Hanesbrands and Gildan.
Goldman Sachs then subtracted the amount of the pro forma combined company’s total debt and debt-like items and added the amount of the pro forma combined company’s cash and cash equivalents for each of the fiscal years 2025 to 2027, each as provided by and approved for Goldman Sachs’ use by the management of Hanesbrands, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for the pro forma combined company for each of the fiscal years 2025 to 2027. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding common shares of the pro forma combined company for each of fiscal years 2025 to 2027, calculated using information provided by and approved for Goldman Sachs’ use by the management of Hanesbrands, to derive a range of implied future values per common share of the pro forma combined company. Goldman Sachs then added the cumulative dividends per common share of the pro forma combined expected to be paid to holders of common shares of the pro forma combined company through the end of each of fiscal years 2025 to 2027, using the Forecasts. Goldman Sachs then discounted these implied future equity values per common share of the pro forma combined company to June 29, 2025, using an illustrative discount rate of 11.75%, reflecting an estimate of the pro forma combined company’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Hanesbrands, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then multiplied the range of illustrative present equity values it derived for the common shares of the pro forma combined company by the Exchange Ratio and added the result to the $0.80 per share of Hanesbrands Common Stock to be paid in cash to the holders (other than Gildan and its affiliates) of Hanesbrands Common Stock pursuant to the Merger Agreement. This analysis resulted in a range of implied present values for the consideration to be paid per share of Hanesbrands Common Stock of $5.87 to $8.70.
Selected Transactions Analysis
Goldman Sachs analyzed certain information relating to the following selected transactions in the apparel industry since 2010. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s last 12 month EBITDA (“LTM EBITDA”) based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to Hanesbrands, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Hanesbrands results, market sizes and product profile.
The following table presents the results of this analysis:
	Selected Transactions		EV / LTM EBITDA Multiple
Announcement Date	Acquiror	Target
January 2018	Boardriders, Inc.	Billabong International Limited	7.4x
May 2017	Coach, Inc.	Kate Spade & Company	9.3x
May 2015	Ascena retail group, inc.	ANN INC.	7.7x
March 2015	TowerBrook Capital Partners L.P.	J.Jill Group Inc.	6.0x
December 2013	Sycamore Partners	The Jones Group Inc.	8.3x
October 2012	PVH Corp.	The Warnaco Group, Inc.	8.1x
March 2010	PVH Corp.	Tommy Hilfiger B.V.	8.5x
Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV / LTM EBITDA multiples of 6.0x to 9.3x to Hanesbrands’ LTM EBITDA as of June 28, 2025, as provided by and approved for Goldman Sachs’ use by the management of Hanesbrands, to derive a range of implied enterprise values for Hanesbrands. Goldman Sachs then subtracted the net debt of Hanesbrands as of June 28, 2025, as provided by and approved for Goldman Sachs’ use by the management of Hanesbrands, and divided the result by the number of fully diluted outstanding shares of Hanesbrands Common Stock as of August 12, 2025, as provided by and approved for Goldman Sachs’ use by the management of Hanesbrands, to derive a reference range of implied values per share of Hanesbrands Common Stock of $2.58 to $7.28.
Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for 253 transactions with all-stock consideration or a mix of cash and stock consideration announced from January 1, 2006, through August 11, 2025, involving a public company based in the United States as the target where the disclosed enterprise values for such targets were between $1 billion and $10 billion, and where the target company shareholders’ percentage ownership in the surviving company was less than 30%. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 25% across the period. This analysis also indicated a 25th percentile premium of 15% and 75th percentile premium of 38% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 15% to 38% to the undisturbed closing price per share of Hanesbrands Common Stock of $4.83 as of August 11, 2025, and calculated a range of implied equity values per share of Hanesbrands Common Stock of $5.55 to $6.67.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Hanesbrands or Gildan or the contemplated Transactions.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Hanesbrands Board as to the fairness from a financial point of view of the Merger Consideration to be paid to the holders (other than Gildan and its affiliates) of the outstanding shares of Hanesbrands Common Stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Parties or their respective advisors, none of Hanesbrands, Gildan, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The Merger Consideration was determined through arm’s-length negotiations between Hanesbrands and Gildan and was approved by the Hanesbrands Board. Goldman Sachs provided advice to Hanesbrands during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Hanesbrands or the Hanesbrands Board or that any specific amount of consideration constituted the only appropriate consideration for the Transactions.
As described above, Goldman Sachs’ opinion to the Hanesbrands Board was one of many factors taken into consideration by the Hanesbrands Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Hanesbrands, Gildan, any of their respective affiliates and third parties (collectively, “Relevant Parties”), or any currency or commodity that may be involved in the Transactions. Goldman Sachs Investment Banking has an existing lending relationship with Hanesbrands. Goldman Sachs acted as financial advisor to Hanesbrands in connection with, and participated in certain of the negotiations leading to, the Transactions. Goldman Sachs has provided certain financial advisory and/or underwriting services to Hanesbrands and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Hanesbrands in connection with responding to shareholder activism in November 2023; as financial advisor to Hanesbrands in connection with the sale of the intellectual property and certain operating assets of Hanesbrands’ global Champion business in June 2024; and as bookrunner with respect to Hanesbrands’ senior secured revolving credit facility in March 2025. During the two-year period ended August 13, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Hanesbrands and/or its affiliates of approximately $17 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Gildan and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Gildan in connection with responding to shareholder activism beginning in December 2023. During the two-year period ended August 13, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Gildan and/or its affiliates of approximately $4 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Relevant Parties and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
As of August 13, 2025, Goldman Sachs Affiliated Entities had (a) no direct GS Principal Investment (as defined below) in Hanesbrands and/or its affiliates and (b) no direct GS Principal Investment in Gildan and/or its Related Entities (as defined below). On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Parties, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.
For purposes of this section of the Proxy Statement/Prospectus, (a) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity and (b) the following terms have the definitions set forth below:
GS Principal Investments (including any associated commitments) are (a) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (b) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third-party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third-party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make investments in, the Relevant Parties or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.
Related Entities are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.
The Hanesbrands Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Pursuant to a letter agreement dated April 4, 2023, Hanesbrands engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Transactions. The engagement letter between Hanesbrands and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $47 million, all of which is contingent upon consummation of the Transactions. In addition, Hanesbrands has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Certain Unaudited Prospective Financial Information
Although Hanesbrands and Gildan each may periodically publish limited public guidance concerning its respective expected financial performance, each company does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to its future performance due to the inherent uncertainty of the assumptions and estimates underlying such projections.

In connection with Hanesbrands’ regular process for evaluating Hanesbrands’ business and its consideration of strategic alternatives, including the continued execution of Hanesbrands’ strategy as a standalone public company or a possible transaction with a third party, Hanesbrands management maintains a long-range plan including certain non-public, unaudited prospective financial information for Hanesbrands on a standalone basis. Hanesbrands’ long-range plan is periodically updated and reviewed with the Hanesbrands Board.
As discussed above under “— Background of the Transactions,” Hanesbrands management prepared, and the Hanesbrands Board approved, the January 2025 Plan in the ordinary course, which long-range plan contained unaudited prospective financial information for Hanesbrands for fiscal years 2025 through 2029. In the second quarter of 2025, Hanesbrands management and the Hanesbrands Board recognized that the external environment had changed, including as a result of global trade policies, intensified retail dynamics affecting Hanesbrands’ industry and consumer sentiment, all of which were factors expected to impact Hanesbrands’ business and future financial performance. In light of such changes, Hanesbrands management conducted a comprehensive evaluation of the January 2025 Plan to determine if any adjustments were required to account for these external risks and, accordingly, in June 2025 Hanesbrands management made certain updates to the January 2025 Plan, resulting in the June 2025 Plan. These updates that were reflected in the June 2025 Plan included, among other things: (a) reduced net sales (which had under the January 2025 Plan projected growth in excess of historical long-term growth rates) to reflect reduced sales for the intimates business slightly below long term growth rates due to the competitive environment, potential tariff impacts and consumer sentiment, and reduced core innerwear sales consistent with long-term growth rates, partially offset by increases in sales in Hanesbrands’ new businesses driven by new product launches and space expansion and in the printwear business due to the strength of certain customer arrangements; (b) increased level of brand investment needed to mitigate consumer sentiment; and (c) adjustments to depreciation and amortization, which were lower than expected over the course of the long-range plan as Hanesbrands continued to complete certain actions regarding its operations following the completion of the sale of Champion business and the closing of its U.S.-based outlet stores. We refer to the January 2025 Plan and the June 2025 Plan collectively as the “Hanesbrands Projections.”
The June 2025 Plan was reviewed by the Hanesbrands Board in connection with its consideration of a potential transaction with Gildan, and the Hanesbrands Board approved the inclusion of the June 2025 Plan in the due diligence materials provided to Gildan. Following Hanesbrands’ announcement of its financial results for the second quarter ended June 28, 2025, the Hanesbrands Board authorized Hanesbrands management to revise the unaudited prospective financial information for fiscal year 2025 included in the June 2025 Plan to reflect Hanesbrands’ actual year-to-date performance. No revisions were made to the unaudited prospective financial information included in the June 2025 Plan for any other year. The June 2025 Plan, as so revised (and which revisions are described below under “— Hanesbrands Projections”), was also provided to Gildan and Goldman Sachs, and the Hanesbrands Board approved the use of such June 2025 Plan, as so revised, by Goldman Sachs, who was directed by the Hanesbrands Board to use and rely upon such information in connection with rendering its fairness opinion to the Hanesbrands Board and performing its related financial analyses as described under “— Opinion of Hanesbrands’ Financial Advisor.”
In addition, in connection with Hanesbrands’ consideration of a potential transaction, Gildan shared with Morgan Stanley, and authorized Morgan Stanley to share with Goldman Sachs, certain unaudited prospective financial information regarding Gildan for fiscal years 2025 through 2029 on a standalone basis and without giving effect to the Transactions that was prepared by Gildan management (such information, the “Gildan Projections”).
Hanesbrands management also prepared certain unaudited prospective financial information regarding the combined company on a combined basis for the Transactions (referred to as the “Combined Company Projections”), which incorporated the June 2025 Plan, as revised, and the Gildan Projections. The Combined Company Projections include certain cost synergies projected by Gildan management to result from the Transactions (the “Synergies”). The financial metrics set forth under “— Combined Company Projections” were not prepared in the manner prescribed by Article 11 of Regulation S-X under the Securities Act and do not reflect adjustments necessary to convert Hanesbrands’ financial information to IFRS or conform Hanesbrands’ accounting policies to Gildan’s accounting policies, or to conform Hanesbrands’ historical financial statement presentation to Gildan’s historical financial statement presentation. As a result, the financial information of Gildan and Hanesbrands is not directly comparable. The Combined Company Projections do not reflect what the actual consolidated results of operations of the combined company would have been for the periods presented. The Combined Company Projections and Gildan projections were provided to the Hanesbrands Board in connection with its evaluation of the Transactions.
The June 2025 Plan, as revised, the Gildan Projections and the Combined Company Projections were each provided by Hanesbrands to Goldman Sachs and approved for its use and reliance by the Hanesbrands Board in connection with its financial analyses and the rendering of its fairness opinion to the Hanesbrands Board, as described under “— Opinion of Hanesbrands’ Financial Advisor.”
A summary of the Hanesbrands Projections, the Gildan Projections and the Combined Company Projections (collectively, the “Projections”) are included below to give Hanesbrands Stockholders access to certain information, including information that was considered by the Hanesbrands Board for purposes of evaluating the Transactions. These projections are not, and should not be viewed as or relied upon as, guidance, targets or outlook. Gildan and Hanesbrands will not refer back to the Projections in their respective future periodic reports filed under the applicable securities laws.
Certain Limitations of the Projections
The Projections were not prepared with a view to public disclosure, but are included in this Proxy Statement/Prospectus solely because the Hanesbrands Projections, the Gildan Projections and the Combined Company Projections were provided to the Hanesbrands Board and Goldman Sachs, as described above, and the June 2025 Plan was provided to Gildan. The summary of the Projections has not been included in this Proxy Statement/Prospectus in order to induce any Hanesbrands Stockholder to vote in favor of the Merger Proposal or any of the other Proposals to be voted on at the Special Meeting or to influence any stockholder to make any investment decision with respect to the Transactions. The Projections should be evaluated, if at all, in conjunction with Hanesbrands’ historical financial statements, Gildan’s historical financial statements and other information regarding Hanesbrands and Gildan contained in or incorporated by reference into this Proxy Statement/Prospectus and the following factors. The Projections may differ, potentially materially, from published analyst estimates and forecasts.
Although a summary of the Projections is presented with numerical specificity, this information is not factual and should not be relied upon as being necessarily predictive of actual future results. The Projections consist entirely of forward-looking statements, which are inherently subject to risks and uncertainties, including those factors described under the section of this Proxy Statement/Prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” The Projections reflect numerous judgments, estimates and assumptions with respect to general business, economic, market and financial conditions and other future events, as well as matters specific to Hanesbrands’ and Gildan’s businesses, all of which are inherently uncertain, difficult to predict and many of which are beyond Hanesbrands’ and Gildan’s control. In addition, the Projections might be affected by Hanesbrands’, Gildan’s and the combined company’s abilities to achieve proposed initiatives, objectives and targets over the applicable periods. As a result, there can be no assurance that the results set forth in the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased given the length of time in the future over which these assumptions apply. Any assumptions and Projections in earlier periods, and any deviations therefrom as a result of the factors outlined above or other factors that may become applicable, could have a compounding effect on the Projections shown for later periods or the difference between the Projections and actual results for those periods. Thus, any failure of an assumption or Projections to be reflective of actual results in an earlier period could have a greater effect on the projected results failing to be reflective of actual events in later periods. The inclusion of this information should not be regarded as an indication that Hanesbrands, Gildan, Goldman Sachs, their respective advisors or other representatives or any other recipient of this information considered, or now considers, the Projections to be material information of Hanesbrands, Gildan or the combined company, or that the Projections are necessarily predictive of actual future results, nor should it be construed as financial guidance or outlook, and it should not be relied upon as such.
The Projections do not take into account any circumstances or events occurring after the date that they were prepared and none of the Hanesbrands Projections or the Gildan Projections give effect to the Transactions, including any potential synergies in connection therewith. Additionally, the Projections do not take into account the impact of the planned post-Closing strategic alternatives review by Gildan in respect of the Hanesbrands Australia business. EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW, NEITHER HANESBRANDS NOR GILDAN INTEND, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE ON WHICH THEY WERE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS OR CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE INACCURATE. Neither Hanesbrands nor Gildan can give any assurance that, had the Projections been prepared either as of the date of the Merger Agreement or as of the date of this Proxy Statement/Prospectus, similar estimates and assumptions would be used. The Hanesbrands Projections and the Gildan Projections do not take into account all the possible financial and other effects on Hanesbrands or Gildan of the Transactions, or the effect of any strategic or business decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Transactions. Further, the Projections do not take into account the effect on Hanesbrands or Gildan of any possible failure of the Transactions to occur.
The Projections were not prepared with a view to compliance with IFRS or GAAP or the published guidelines of the SEC regarding projections, forward-looking statements or pro forma financial information or the guidelines established by the American Institute of Certified Public Accountants or the International Accounting Standards Board for preparation and presentation of prospective financial information, published guidelines of the SEC regarding projections and forward-looking statements and the use of non-GAAP measures or IFRS or GAAP.
The Hanesbrands Projections, the Gildan Projections and the Combined Company Projections have been prepared by, and are the responsibility of management of Hanesbrands and Gildan, as applicable. Neither of PricewaterhouseCoopers LLP, Hanesbrands’ independent registered public accounting firm, nor KPMG LLP, Gildan’s independent registered public accounting firm, have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying Projections and, accordingly, PricewaterhouseCoopers LLP and KPMG LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP and KPMG LLP reports incorporated by reference in this Proxy Statement/Prospectus relate to Hanesbrands’ and Gildan’s previously issued audited financial statements, respectively. They do not extend to the Projections and should not be read to do so.
Financial measures that are not consistent with IFRS or GAAP, such as the Projections, should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS or GAAP, and financial measures that are not consistent with IFRS or GAAP as used by Gildan or Hanesbrands may not be comparable to similarly titled amounts used by other companies. No reconciliation of the Projections to IFRS or GAAP measures was relied upon by the Hanesbrands Board, Goldman Sachs or Gildan in connection with their respective evaluations of the Transactions.
None of Hanesbrands, Gildan or their respective affiliates, directors, officers, advisors or other representatives has made or makes any representation to any Hanesbrands Stockholder or other person regarding the ultimate performance of Hanesbrands or Gildan compared to the information contained in the Projections (including the Synergies), or any representation that the results set forth in the Projections (including the Synergies) will be achieved.
In light of the foregoing factors and the uncertainties inherent in the Projections, Hanesbrands Stockholders are cautioned not to place undue, if any, reliance on the Projections contained in this Proxy Statement/Prospectus in making a decision regarding the Transactions, as the Projections may be materially different than actual results.

Hanesbrands Projections
The following is a summary of the Hanesbrands Projections.
	Fiscal Year
($ in millions)	FY 2025E	FY 2026E	FY 2027E	FY 2028E	FY 2029E
Revenue
January 2025 Plan	$3,541	$3,622	$3,723	$3,835	$3,961
June 2025 Plan	$3,541(3)	$3,544	$3,620	$3,692	$3,775
Adjusted EBITDA(1)
January 2025 Plan	$564	$636	$665	$703	$729
June 2025 Plan	$522(3)	$534	$559	$593	$618
Unlevered Free Cash Flow(2)		$443	$446	$454	$454

(1)
Hanesbrands Projections Adjusted EBITDA as presented above is defined as earnings before interest, taxes, depreciation and amortization, and stock-based compensation.

(2)
Hanesbrands Projections Unlevered Free Cash Flow is calculated as Adjusted EBITDA, plus other expenses, including pension, restructuring and debt redemption costs, less stock-based compensation, cash taxes, capital expenditures and change in net working capital. Unlevered Free Cash Flow was arithmetically calculated by Goldman Sachs, at the direction and with the approval of Hanesbrands management, solely using information provided in the June 2025 Plan, as revised.

(3)
Following the close of the second fiscal quarter ended June 28, 2025, the Hanesbrands Board authorized Hanesbrands management to revise the unaudited prospective financial information for fiscal year 2025 included in the June 2025 Plan to reflect Hanesbrands’ actual year-to-date performance. Accordingly, the following projected figures were revised for FY 2025E, and without any changes to the unaudited prospective financial information for future years (which remained the same): Revenue, revised to $3,548; and Adjusted EBITDA, revised to $532. The revised FY 2025E financial information was provided to Gildan. The revised figures, which are referred to above as the “June 2025 Plan, as revised,” were also provided to Goldman Sachs, who was directed by the Hanesbrands Board to use and rely upon such information in connection with rendering its fairness opinion to the Hanesbrands Board and performing its related financial analyses as described under “— Opinion of Hanesbrands’ Financial Advisor.”

Gildan Projections
The following is a summary of the Gildan Projections.
	Fiscal Year
($ in millions)	FY 2025E	FY 2026E	FY 2027E	FY 2028E	FY 2029E
Revenue	$3,425	$3,595	$3,775	$3,963	$4,161
Adjusted EBITDA(1)	$902	$933	$992	$1,056	$1,122

(1)
Gildan Projections Adjusted EBITDA as presented above is defined as earnings before financial expenses net, income taxes, and depreciation and amortization, and excludes the impact of restructuring and acquisition-related costs. Gildan Projections Adjusted EBITDA also excludes impairment (impairment reversal) of intangible assets, the impact of Gildan’s strategic product line initiatives, net insurance gains, gain on sale and leaseback, and costs relating to proxy contest and leadership changes and related matters.

Combined Company Projections
The following is a summary of the Combined Company Projections, which assume that the Transactions closed on December 31, 2025 and assume $200 million of Synergies realized by FY 2028E, including one-time costs of $200 million.
	Fiscal Year
($ in millions)	FY 2025E	FY 2026E	FY 2027E	FY 2028E	FY 2029E
Revenue	$6,966	$7,139	$7,394	$7,655	$7,936
Adjusted EBITDA(1)	$1,447	$1,542	$1,577	$1,874	$1,965

(1)
Combined Company Projections Adjusted EBITDA as presented above is defined as earnings before interest, taxes, depreciation and amortization, and stock-based compensation, further adjusted to exclude right-of-use asset depreciation and lease interest expense to more closely align with GAAP.

Listing of Gildan Common Shares
It is a condition to the completion of the Transactions that the Gildan Common Shares issuable under the Merger Agreement are approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject only to the TSX Standard Listing Conditions. On September 8, 2025, the TSX conditionally approved the listing of the Gildan Common Shares that Gildan anticipates issuing in connection with the First Gildan Merger.
Gildan must use its reasonable best efforts to cause the Gildan Common Shares to be issued in the First Gildan Merger to be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject only to the TSX Standard Listing Conditions, prior to the First Gildan Merger Effective Time. Listing will be subject to Gildan fulfilling all the listing requirements of the NYSE and TSX. There can be no assurance that the Gildan Common Shares will be accepted for listing on the NYSE or the TSX.
Delisting and Deregistration of Hanesbrands Common Stock
If the Transactions are completed, Hanesbrands Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and Hanesbrands will no longer be required to file periodic reports with the SEC with respect to Hanesbrands Common Stock.
Hanesbrands has agreed to cooperate with Gildan and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE and the SEC to delist the Hanesbrands Common Stock from the NYSE and to terminate its registration under the Exchange Act as promptly as practicable after the First Gildan Merger Effective Time.
Interests of Hanesbrands’ Directors and Executive Officers in the Transactions
Overview
In considering the proposals to be voted on at the Special Meeting, Hanesbrands Stockholders should be aware that Hanesbrands’ directors and executive officers have interests in the Transactions that may be different from, or in addition to, the interests of Hanesbrands Stockholders generally, including, among other things, the treatment of outstanding Hanesbrands Equity Awards under the Merger Agreement, the potential payment of severance benefits and acceleration of outstanding Hanesbrands Equity Awards upon certain terminations of employment, the vesting of a retention award held by Mr. Lewis upon certain terminations of employment, certain pre-Closing and post-Closing employment arrangements with Mr. Bratspies and rights to ongoing indemnification and insurance coverage. The members of the Hanesbrands Board were aware of and considered these interests, among other matters, in evaluating and reaching the decision to adopt the Merger Agreement and determining that the Transactions are advisable, fair to, and in the best interests of Hanesbrands’ stockholders, and in resolving to recommend that Hanesbrands’ stockholders vote to approve the Merger Agreement. These interests are described in more detail below and, with respect to the named executive officers of Hanesbrands, are quantified in the tables below.
Treatment of Hanesbrands Equity Awards
Hanesbrands Equity Awards will be treated as follows in accordance with the Merger Agreement. As of the First Gildan Merger Effective Time:
•
each outstanding Hanesbrands Option will be converted into a Gildan Option with respect to a number of Gildan Common Shares equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Hanesbrands Common Stock subject to such Hanesbrands Option multiplied by (b) the Equity Award Exchange Ratio. The exercise price per share with respect to each Gildan Option will be equal to the quotient (rounded up to the nearest whole cent) of (a) the exercise price per share of Hanesbrands Common Stock with respect to the related Hanesbrands Option divided by (b) the Equity Award Exchange Ratio. Each Gildan Option will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Hanesbrands Option immediately prior to the First Gildan Merger Effective Time;

•
each outstanding Hanesbrands RSU will be converted into a Gildan RSU denominated in a number of Gildan Common Shares equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Hanesbrands Common Stock subject to such Hanesbrands RSU multiplied by (b) the Equity Award Exchange Ratio; and
•
each outstanding Hanesbrands PSU will be converted into a Gildan RSU denominated in a number of Gildan Common Shares equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Hanesbrands Common Stock subject to such Hanesbrands PSU based on the target level of performance multiplied by (b) the Equity Award Exchange Ratio.

Settlement of any Gildan RSU corresponding to a Hanesbrands RSU or Hanesbrands PSU will be made in Gildan Common Shares purchased by Gildan on the secondary market. Each Gildan RSU will otherwise continue to be governed by the same terms and conditions as were applicable to the corresponding Hanesbrands RSU or Hanesbrands PSU immediately prior to the First Gildan Merger Effective Time; provided that, in the case of any Gildan RSU corresponding to a Hanesbrands PSU, the performance-based vesting conditions shall no longer apply.
Hanesbrands’ executive officers currently hold Hanesbrands RSUs and Hanesbrands PSUs, and Mr. Bratspies also holds Hanesbrands Options. Hanesbrands’ non-employee directors currently hold Hanesbrands RSUs. Under the award agreements that govern outstanding Hanesbrands Equity Awards with our employees (including our executive officers), if the grantee’s employment is terminated within two years after a “change in control” by Hanesbrands or its successor without “cause” or by the grantee for “good reason” (which we refer to as a “qualifying termination”), such grantee’s outstanding Hanesbrands Equity Awards will vest in full. The Closing will constitute a “change in control” for purposes of the Hanesbrands Equity Awards. Under the award agreements that govern Hanesbrands RSUs granted to Hanesbrands’ non-employee directors, if the non-employee director’s service on the Hanesbrands Board is terminated for any reason prior to vesting, then the non-employee director’s Hanesbrands RSUs will vest on a pro-rata basis based on the number of months that have passed in the calendar year for which the Hanesbrands RSUs represent the non-employee director’s annual retainer as of the date of termination.
For an estimate of the amounts that would be payable to each of Hanesbrands’ named executive officers in respect of their unvested Hanesbrands Equity Awards upon the Closing and a subsequent qualifying termination of employment, see the section entitled “— Quantification of Payments and Benefits to Hanesbrands’ Named Executive Officers” below. The estimated aggregate value in respect of unvested Hanesbrands Equity Awards held by Hanesbrands’ one executive officer who is not a current named executive officer that would vest if the Transactions were to be completed and such executive officer were to experience a qualifying termination on September 15, 2025 is $3,467,871, and the estimated aggregate value in respect of unvested Hanesbrands RSUs held by Hanesbrands’ 10 non-employee directors that would vest if the Transactions were to be completed and such non-employee directors were to cease providing service on the Hanesbrands Board on September 15, 2025 is $1,214,676. The quantifications set forth in this paragraph are determined using a per share price of Hanesbrands common stock of $6.52 (which is the sum of (a) the average closing price of a Gildan common share on the NYSE on the five Business Days following the first public announcement of the Transactions, multiplied by the Exchange Ratio, plus (b) the Cash Consideration).
Lewis Retention Agreement
One of our executive officers, Mr. Lewis, is party to a cash-based retention award agreement (the “Lewis Retention Agreement”) with Hanesbrands. Benefits under the Lewis Retention Agreement will vest and pay out on the earliest of: (a) an involuntary termination of Mr. Lewis’ employment for reasons other than negligence or misconduct, (b) Mr. Lewis’ death or total permanent disability, or (c) a set vesting date of October 31, 2025. For an estimate of the amounts that would be payable under the Lewis Retention Agreement, see the section entitled “— Quantification of Payments and Benefits to Hanesbrands’ Named Executive Officers” below.
Bratspies Letter Agreement
On August 13, 2025, Hanesbrands and Mr. Bratspies entered into a letter agreement to memorialize the terms on which Mr. Bratspies will serve Hanesbrands prior to and following the consummation of the Transactions (the “Bratspies Letter Agreement”).

Under the Bratspies Letter Agreement, Mr. Bratspies will continue to serve as Hanesbrands’ Chief Executive Officer through the Closing and for a period of up to three months thereafter (the “Bratspies Transition Period”), during which time Mr. Bratspies will provide strategic advice and assist in the orderly integration of the Hanesbrands and Gildan. Under the Bratspies Letter Agreement, Mr. Bratspies’ base salary and cash incentive opportunity will remain unchanged, but he will be ineligible to receive annual cash incentives and long-term incentive equity awards in 2026.
At the end of the Bratspies Transition Period, Mr. Bratspies is expected to terminate employment with Hanesbrands, and pursuant to the Bratspies Letter Agreement, such termination will be treated as an involuntary termination without cause under his pre-existing Severance/Change In Control Agreement with Hanesbrands and for purposes of his Hanesbrands Equity Awards. Accordingly, upon his termination of employment, Mr. Bratspies is expected to receive the severance benefits payable upon a qualifying termination of employment that occurs within two years after a change in control (under the previously disclosed terms of his Severance/Change In Control Agreement), as well as full vesting of his outstanding equity awards as of the date of his termination of employment. In the event Mr. Bratspies’ employment terminates for any reason before the Closing, or if the Transactions are ultimately not consummated, the Bratspies Letter Agreement will be null and void.
Severance Agreements
Each of the executive officers of Hanesbrands is a party to a Severance/Change in Control Agreement with Hanesbrands (each, a “Severance Agreement”). In the event an executive officer has a qualifying termination (as described below) within two years after the Closing (or is terminated at the direction of a third party in contemplation of the Closing within three months preceding the Closing), the executive will generally be entitled to the following payments and benefits under his or her Severance Agreement:
•
For Mr. Bratspies:

•
a lump-sum cash severance payment equal to three times the sum of his (a) base salary, (b) the greater of (i) his target annual cash incentive award and (ii) his average actual annual cash incentive payout for the prior three years; and (c) matching contributions to any defined contribution plans in which he participates;

•
pro-rata annual cash incentive award for year of termination, and pro-rata cash-based long-term incentive awards (if any);

•
subsidized COBRA coverage for up to 36 months;

•
retiree medical coverage, and for purposes of determining benefits under such plan, additional age and service credits for 36 months;

•
a lump sum equal to his unused, unpaid vacation time;

•
a benefit under the Hanesbrands Inc. Supplemental Employee Retirement Plan (“Hanesbrands SERP”) equal to unvested portion of his accrued benefits under the savings and retirement plans sponsored by Hanesbrands, and for purposes of determining benefits under such plan, additional age and service credits for 36 months; and

•
36 months of continued life insurance, personal accident insurance, travel insurance and accidental death and dismemberment insurance at the same levels and costs as in effect immediately prior to the Closing.

•
For all other current executive officers:

•
a lump-sum cash severance payment equal to two times the sum of the executive’s (a) base salary, (b) the greater of (i) his or her target annual cash incentive award and (ii) his or her average actual annual cash incentive payout for the prior three years; and (c) matching contributions to any defined contribution plans in which the executive participates;

•
pro-rata annual cash incentive award for year of termination, and pro-rata cash-based long-term incentive awards (if any);

•
subsidized COBRA coverage for up to 24 months;

•
retiree medical coverage, and for purposes of determining benefits under such plan, additional age and service credits for 24 months;

•
a lump sum equal to his or her unused, unpaid vacation time;

•
a benefit under the Hanesbrands SERP equal to unvested portion of his accrued benefits under the savings and retirement plans sponsored by Hanesbrands, and for purposes of determining benefits under such plan, additional age and service credits for 24 months; and

•
24 months of continued life insurance, personal accident insurance, travel insurance and accidental death and dismemberment insurance at the same levels and costs as in effect immediately prior to the Closing.

The Severance Agreements are subject to a “best net” cutback with respect to Section 280G of the Code, whereby, in the event that it is determined that any payment or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, such payments and benefits may be reduced to the extent necessary so that no portion of the payment or benefit, as so reduced, is subject to excise tax under Section 4999 of the Code (provided that the payment of such reduced amount results in the receipt by the executive of a greater after-tax payment than if the payment was simply made to the executive in full).
For purposes of the Severance Agreements and the Hanesbrands Equity Awards, a “qualifying termination” means a termination by Hanesbrands without “cause” (excluding a termination due to the executive’s death or disability) or by the executive officer with “good reason” within two years after a change in control (such as the Closing).
“Cause” generally means that the executive: (a) has been convicted of (or pled guilty or no contest to) a felony or any crime involving fraud, embezzlement, theft, misrepresentation, or financial impropriety; (b) has willfully engaged in misconduct resulting in material harm to Hanesbrands (or its successor); (c) has willfully failed to perform certain duties after written notice; or (d) commits certain violations of Hanesbrands’ (or its successor’s) policies resulting in certain harms to Hanesbrands (or its successor). After a change in control and without the executive’s written consent, “good reason” generally includes events such as: (a) certain adverse changes in the executive’s position, authority, duties, and responsibilities; (b) certain reductions in the executive’s annual base salary or level of participation in Hanesbrands’ short- and/or long-term incentive compensation plans, employee benefit or retirement plans, policies, practices or arrangements; (c) certain material breaches of the Severance Agreement by Hanesbrands, or the failure of a successor of Hanesbrands to assume and agree to perform the Severance Agreement; or (d) certain required relocations of the executive’s primary office location, in each case of (a) through (d), subject to notice and cure provisions set forth in the applicable agreement.
An executive’s entitlement to severance benefits under the applicable Severance Agreement is generally conditioned on his or her execution and non-revocation of a separation and release agreement that includes (among other things) customary restrictive covenants, as well as a customary release of claims in favor of Hanesbrands (or its successor). Such restrictive covenants include employee and customer non-solicitation and non-competition provisions that apply for a period of 24 months (in the case of Mr. Bratspies, as provided for in the letter agreement described above) or up to 24 months (in the case of all other executives) following the executive’s termination of employment, as well as continuing obligations with respect to Hanesbrands’ confidential and trade secret information. A breach of the release or the restrictive covenants would generally result in the forfeiture of future severance benefits by the executive officer, and Hanesbrands (or its successor) may also require repayment of benefits already provided to the executive officer.
As described above under “— Bratspies Letter Agreement,” Mr. Bratspies is expected to terminate employment with Hanesbrands following the Closing, which termination will be treated as a qualifying termination for purposes of his Severance Agreement and for purposes of his Hanesbrands Equity Awards. Pursuant to such Letter Agreement, Mr. Bratspies will not be eligible for any cash incentive compensation in respect of the 2026 performance year or any long-term incentive equity award in the first quarter of 2026. For estimates of the amounts that would be payable to Mr. Bratspies and to Hanesbrands’ other current named executive officers pursuant to their Severance Agreements upon a qualifying termination of employment that occurs in connection with the Transactions, see the section entitled “— Quantification of Payments and Benefits to Hanesbrands’ Named Executive Officers” below. The estimated aggregate severance amount that would be payable to Hanesbrands’ one executive officer who is not a current named executive officer under such executive officer’s Severance Agreement if the Transactions were to be completed and such executive officer were to experience a qualifying termination on September 15, 2025 is $3,181,614. The quantifications set forth in this paragraph are based upon compensation levels in effect as of the date of this Proxy Statement/Prospectus.
Deferral Plans
Hanesbrands sponsors the Hanesbrands SERP, a nonqualified supplemental retirement plan that provides two types of benefits: (a) a “Defined Contribution Component” and (b) a “Defined Benefit Component.” The Defined Contribution Component of the Hanesbrands SERP provides for employer matching and discretionary contributions to U.S.-based employees whose compensation exceeds a threshold set by the Internal Revenue Code. Distributions of the accrued vested portion of the Defined Contribution Component of the Hanesbrands SERP are made directly to participants in cash on an annual basis, and any unvested portions of are credited to the participant’s Hanesbrands SERP account and distributed to the participant upon vesting. Upon a qualifying termination of employment within two years following the Closing, the executive may be entitled to an additional benefit under the Hanesbrands SERP, as described above under “— Severance Agreements,” and as quantified below in the section entitled “— Quantification of Payments and Benefits to Hanesbrands’ Named Executive Officers.” None of Hanesbrands’ executive officers has an unpaid benefit under the Defined Benefit Component of the Hanesbrands SERP.
Hanesbrands also sponsors the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan, a nonqualified, unfunded deferred compensation plan, pursuant to which Hanesbrands’ non-employee directors have historically been entitled defer receipt of all (but not less than all) of their cash retainers and/or awards of Hanesbrands RSUs. Because the members of the Hanesbrands Board are expected to separate from service in connection with the Closing, account balances under this plan (which per the terms of such plan are fully vested) are expected to pay out in connection with the Transactions under the terms of the plan.
Other Compensation Matters
In addition to the payments and benefits above, under the terms of the Merger Agreement, Hanesbrands may take certain compensatory actions prior to the completion of the Transactions that will affect Hanesbrands’ directors and executive officers, although determinations related to such actions have not been made as of the date of this Proxy Statement/Prospectus and the impact of such actions is not reflected in the amounts estimated above and in the section entitled “— Quantification of Payments and Benefits to Hanesbrands’ Named Executive Officers” below. Among other actions, Hanesbrands may make grants of annual 2026 equity awards to directors and executive officers in the ordinary course of business, consistent with past practice, subject to certain limitations. In addition, Hanesbrands may, in consultation with Gildan, accelerate the vesting and payment of certain compensatory amounts so that they are paid in 2025 for tax planning purposes with respect to Sections 280G and 4999 of the Code, including accelerating the vesting of Hanesbrands Equity Awards that would have otherwise vested in the first quarter of 2026 so that they vest in 2025 and determining and paying bonuses in respect of the 2025 fiscal year on or prior to December 31, 2025.
New Employment Arrangements with Hanesbrands Executive Officers
As of the date of this Proxy Statement/Prospectus, there have not been any discussions between Gildan and any of the Hanesbrands executive officers regarding post-closing roles for such executive officers within the Gildan organization other than the Bratspies Letter Agreement described in the section above entitled “— Bratspies Letter Agreement” and there are no assurances as to whether any such discussions will occur or result in any new employment arrangements with Gildan.
Director and Officer Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, the directors and officers of Hanesbrands will generally be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance and fiduciary liability insurance policies for a period of six years following the First Gildan Merger Effective Time. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Indemnification and Insurance” beginning on page 111.

Quantification of Payments and Benefits to Hanesbrands’ Named Executive Officers
The table below entitled “Golden Parachute Compensation,” along with its footnotes, shows the compensation that may be paid or may become payable in connection with, or following, the consummation of the Transactions to Hanesbrands’ named executive officers identified in Hanesbrands’ most recent proxy statement, filed in connection with Hanesbrands’ 2025 annual meeting of its stockholders, as required by Item 402(t) of Regulation S-K, which compensation is subject to an advisory vote of Hanesbrands’ stockholders, as described below.
This includes Hanesbrands’ principal executive officer, principal financial officer, the three other most highly compensated executive officers who were serving as executive officers as of the end of Hanesbrands’ 2024 fiscal year, and one additional individual who would have been among such three most highly compensated executive officers but for the fact that she was no longer serving as an executive officer at fiscal year-end. For purposes of the below disclosure, we refer to the named executive officers who are employed with Hanesbrands as of the date of this Proxy Statement/Prospectus as the “current named executive officers.”
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the Transactions and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.
The amounts indicated below do not attempt to quantify any reduction that may be required as a result of the Code Section 280G “best net” cutback as described above under “— Severance Agreements”; therefore, actual payments to the named executive officers could be less than the amounts indicated below.
In addition, the table below does not include amounts that Hanesbrands’ named executive officers were already entitled to receive or vested in as of the date hereof.
Assumptions
For purposes of calculating the amounts indicated in the table below, unless otherwise noted, we have assumed:
•
the First Gildan Merger Effective Time is September 15, 2025, which is the assumed date of the Closing solely for purposes of this Transactions-related compensation disclosure;

•
a price per share of Hanesbrands Common Stock of $6.52 (because a portion of the Merger Consideration is not a fixed dollar amount, we have estimated this per-share price by taking the sum of (a) the average closing price of a Gildan Common Share on the NYSE on the five Business Days following the first public announcement of the Transactions, multiplied by the Exchange Ratio, plus (b) the Cash Consideration);

•
each current named executive officer’s employment is terminated by Hanesbrands or its successor without “cause” or by the officer for “good reason” (as such terms are defined in the relevant plans and agreements), in each case, immediately following the First Gildan Merger Effective Time (each, referred to as a “qualifying termination”);

•
quantification of Hanesbrands Equity Awards is calculated based on the unvested Hanesbrands Equity Awards held by each current named executive officer as of September 15, 2025, the latest practicable date before the filing of this Proxy Statement/Prospectus and assumes that such awards remain unvested as of the First Gildan Merger Effective Time;

•
quantification of severance entitlements is based on each current named executive officer’s compensation (including base salary and target annual cash incentive opportunity) and benefit levels in effect on September 15, 2025, the latest practicable date to determine such amounts before the filing of this Proxy Statement/Prospectus;

•
for purposes of calculating each named executive officer’s accrued but unused and unpaid vacation, each named executive officer has accrued the maximum amount of vacation time possible, and that such vacation time remains unused and unpaid as of September 15, 2025, the latest practicable date before the filing of this Proxy Statement/Prospectus;
•
for each current named executive officer, in the event of a qualifying termination of employment occurring immediately following the Transactions, such current named executive officer executes (and does not revoke) the required release of claims and complies with all applicable restrictive covenants in accordance with the terms of such current named executive officer’s Severance Agreement; and

•
for purposes of the agreements and plans described below, the consummation of the Transactions as contemplated by the Merger Agreement constitutes a “change in control” or “change of control” (as defined under Hanesbrands’ applicable compensation plans) at the First Gildan Merger Effective Time.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “— Treatment of Hanesbrands Equity Awards,” “— Lewis Retention Agreement,” “— Severance Agreements” and “— Deferral Plans” above.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Stephen B. Bratspies	12,042,873	18,354,837	10,438	115,789	30,523,937
M. Scott Lewis	4,188,034	5,229,633	—	105,055	9,522,722
Joseph W. Cavaliere	4,145,067	7,629,300	1,855	182,599	11,958,821
Michael E. Faircloth	4,036,692	5,078,154	—	109,408	9,224,254
Vanessa LeFebvre*	—	—	—	—	—
Kristin L. Oliver*	—	—	—	—	—

*
Ms. LeFebvre and Ms. Oliver departed Hanesbrands in 2024 and 2025, respectively, and are not entitled to any payments in connection with the Transactions (other than in their capacities as Hanesbrands Stockholders, to the extent applicable).

(1)
Cash.   The estimated amounts listed in this column include the aggregate value of cash severance each current named executive officer would be entitled to receive under his or her Severance Agreement in connection with a qualifying termination within two years after the Closing, including a lump sum cash severance payment based on a multiple of the named executive officer’s base salary, bonus, and defined contribution plan matching contributions; a pro-rata bonus payment and cash-based long-term incentive payment (if any) for the year of the qualifying termination pursuant to the Severance Agreement; accrued but unused and unpaid vacation; and, for Mr. Lewis, a payment pursuant to the Lewis Retention Agreement, as set forth in more detail in the table below. Severance payments under each current named executive officer’s Severance Agreement are “double-trigger” in that they would be paid to the named executive officer only if such named executive officer experiences a qualifying termination within the time period specified above. Likewise, payments under the Lewis Retention Agreement are “double-trigger” benefits in that they would be triggered only if his employment is terminated prior to October 31, 2025. For additional information see “— Severance Agreements” and “— Lewis Retention Agreement” above. The table below provides further information regarding the amounts included in this column for each named executive officer:

Name	Lump Sum Cash Severance ($)	Pro-Rata Bonus and Cash Long- Term Incentives ($)	Defined Contribution Match Amount ($)	Retention Agreement Payment ($)	Unused and Unpaid Vacation ($)	Total ($)
Stephen B. Bratspies	9,750,000	1,417,949	754,732	—	120,192	12,042,873
M. Scott Lewis	3,000,000	531,731	212,611	386,000	57,692	4,188,034
Joseph W. Cavaliere	3,260,000	577,814	228,888	—	78,365	4,145,067
Michael E. Faircloth	3,200,000	567,179	207,975	—	61,538	4,036,692
Vanessa LeFebvre	—	—	—	—	—	—
Kristin L. Oliver	—	—	—	—	—	—

(2)
Equity.   The estimated amounts listed in this column represent the aggregate value in respect of each current named executive officer’s unvested Hanesbrands Equity Awards (including unvested Hanesbrands RSUs and unvested Hanesbrands PSUs), based on the Merger Consideration, as set forth in more detail in the table below. No value is included with respect to Hanesbrands Options, because they were all “underwater” as of September 15, 2025. Vesting of Hanesbrands Equity Awards is a “double-trigger” benefit in that it would occur only if the current named executive officer experiences a qualifying termination during the two-year period following the Closing. For additional information, please see the section entitled “The Merger Agreement — Treatment of Hanesbrands Equity Awards.”
Name	Aggregate Value of Unvested Hanesbrands RSUs ($)	Aggregate Value of Unvested Hanesbrands PSUs ($)	Aggregate Value of In-the-Money Hanesbrands Options ($)	Total ($)
Stephen B. Bratspies	5,995,792	12,359,045	0	18,354,837
M. Scott Lewis	2,878,515	2,351,119	—	5,229,633
Joseph W. Cavaliere	4,120,920	3,508,379	—	7,629,300
Michael E. Faircloth	2,774,984	2,303,170	—	5,078,154
Vanessa LeFebvre	—	—	—	—
Kristin L. Oliver	—	—	—	—

(3)
Pension/NQDC.   The estimated amounts listed in this column represent the additional benefit under the Hanesbrands SERP that would be provided in the event of a qualifying termination with respect to unvested amounts under Hanesbrands’ savings and retirement plans. Such vesting is a “double-trigger” benefit in that would be triggered only if the executive experiences a qualifying termination of employment within two years following the Closing. For additional information see “— Deferral Plans.”

(4)
Perquisites/Benefits.   The estimated amounts listed in this column represent the cash reimbursements each named executive officer would be entitled to receive under his or her severance arrangement with respect to COBRA premiums and the value of continued life, personal accident, travel, and AD&D insurance in connection with a qualifying termination within two years after the Closing, plus $12,500 in outplacement benefits. Such payments are “double-trigger” in that they would be paid to a named executive officer only if such named executive officer experiences a qualifying termination within the time period specified above. The named executive officers would also be entitled to certain retiree medical benefits; however, no amount is included with respect to these benefits as the named executive officers would be required to pay the full premiums for such benefits, and we have determined that there is no incremental cost to Hanesbrands. For additional information see “— Severance Agreements.”

Accounting Treatment of the Transactions
In accordance with IFRS 3, Business Combinations, Gildan will account for the Transactions using the acquisition method of accounting. Accordingly, the total purchase consideration in connection with the Transactions will be allocated to Hanesbrands’s identifiable assets acquired and liabilities assumed based on their fair values as of the closing of the Transactions. Any excess of the total purchase consideration over the fair value of the identifiable assets acquired and liabilities assumed from Hanesbrands will be recorded as goodwill. The financial condition and financial performance of Gildan after completion of the Transactions will reflect Hanesbrands results thereafter. The earnings of Gildan following the completion of the Transactions will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense.
Regulatory Approvals Required for the Transactions
The completion of the Transactions is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act, under which the Transactions may not be completed until notification and report forms have been filed with the FTC, and the Antitrust Division of the DOJ, and the applicable waiting period has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filing of their respective HSR Act notifications or the early termination of that waiting period. If the FTC or DOJ issues a Second Request, prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period (or commit not to complete the merger for a specified period of time). The Parties’ HSR Act notifications were filed with the FTC and the DOJ on September 18, 2025. The waiting period under the HSR Act will expire on October 20, 2025 at 11:59 p.m. Eastern Time, unless earlier terminated or extended by the issuance of a Second Request by the FTC or DOJ. The Transactions cannot be completed until Gildan and Hanesbrands obtain the consents required to be obtained under the HSR Act.
The Transactions may also be subject to clearance or approval under antitrust laws of non-U.S. jurisdictions. It is a condition to Gildan’s obligation to consummate the Transactions that the requisite consents under such antitrust laws have been obtained.

No Appraisal and Dissenters’ Rights
Holders of Hanesbrands Common Stock are not entitled to any dissenters’ or appraisal rights and are not entitled to exercise any rights of objecting stockholders to receive the fair value of their shares in connection with the Transactions because, as permitted by the MGCL, the Hanesbrands charter and the Hanesbrands Holdco charter provide that Hanesbrands Stockholders shall not be entitled to exercise any rights of objecting stockholders provided for by the MGCL unless the Hanesbrands Board shall determine that such rights apply. The Hanesbrands Board has not and will not make such determination for the Transactions.
Restrictions on Resales of Gildan Common Shares Received in the Transactions
The Gildan Common Shares to be issued in connection with the Transactions will be registered under the Securities Act and will be freely transferable under the Securities Act and the Exchange Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Gildan for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with Gildan and may include the executive officers, directors and significant Gildan Shareholders. This Proxy Statement/Prospectus does not cover the resale of Gildan Common Shares received by any person at the First Gildan Merger Effective Time, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.
The Gildan Common Shares to be received by Hanesbrands Stockholders as part of the Merger Consideration will not be subject to any resale restrictions under applicable Canadian Securities Laws, provided that (a) the trade is not a “control distribution” as defined in National Instrument 45-102 — Resale of Securities of the Canadian securities administrators, (b) no unusual effort is made to prepare the market or to create a demand for the Gildan Common Shares, (c) no extraordinary commission or consideration is paid to a person in respect of such sale, and (d) if the selling security holder is an insider or officer of Gildan, as the case may be, the selling security holder has no reasonable grounds to believe that Gildan is in default of applicable Canadian Securities Law.
Dividend Policy
The Gildan Board has a fully discretionary dividend policy. On July 30, 2025, the Gildan Board declared a cash dividend of $0.226 per share. Gildan’s dividend payout policy and the declaration of dividends are subject to the discretion of the Gildan Board and, consequently, there can be no assurances that Gildan’s dividend policy will be maintained or that dividends will be declared in respect of any quarter or other future periods.
The Hanesbrands Board suspended Hanesbrands’ quarterly cash dividend in January 2023. Hanesbrands last paid Hanesbrands Stockholders a quarterly dividend of $0.15 per share on December 13, 2022, and Hanesbrands has not declared or paid dividends on shares of Hanesbrands Common Stock since. The terms of the Merger Agreement limit Hanesbrands’ ability to declare or pay dividends prior to the completion of the Transactions.
For additional information on the treatment of dividends under the Merger Agreement, see the section entitled “The Merger Agreement — Conduct of Business Pending the Transactions” beginning on page 101 of this Proxy Statement/Prospectus.
Gildan Shareholders and Hanesbrands Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.
Debt Financing
As of June 29, 2025, Gildan had total long-term debt of approximately $1,856 million and, as of June 28, 2025, Hanesbrands had total long-term debt of approximately $2,317 million. Long-term debt includes the current portion of long-term debt and excludes deferred debt issuance costs and debt discount, lease obligations and accounts receivable securitization facility amounts, as applicable. For information regarding Gildan’s outstanding indebtedness, including maturity dates and applicable interest rates, see note 6, “Long-Term Debt” to the consolidated financial statements in Gildan’s Quarterly Report on Form 6-K for the quarterly period ended June 29, 2025, which is incorporated by reference herein. For information regarding Hanesbrands’ outstanding indebtedness, including maturity dates and applicable interest rates, see note 8, “Debt” to the consolidated financial statements in Hanesbrands’ Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2025, which is incorporated by reference herein.
Pursuant to the Debt Commitment Letter, CIBC, MS and the other financial institutions party to the Debt Commitment Letter have committed to provide $2.3 billion of transaction financing, comprised of a Bridge Facility in an aggregate principal amount of $1.2 billion and Term Loans in an aggregate principal amount of $1.1 billion, consisting of $500 million of two-year Term Loans and $600 million of three-year Term Loans. On September 10, 2025, Gildan entered into a joinder to the Debt Commitment Letter pursuant to which a portion of the commitments in respect of the Bridge Facility and Term Loans were syndicated to certain other financial institutions.
On September 23, 2025, Gildan priced an offering of Notes and expects settlement of the Notes to occur on or about October 7, 2025 pursuant to an exemption from the Securities Act. In connection with the settlement of the Notes, Gildan expects to terminate the commitments under the Bridge Facility.
The 2030 Notes bear interest at a rate of 4.700% per annum and will mature on October 7, 2030. The 2035 Notes bear interest at a rate of 5.400% per annum and will mature on October 7, 2035. Interest on the Notes is payable semi-annually on April 7 and October 7 of each year, beginning on April 7, 2026. The Notes will be subject to customary covenants and events of default, substantially similar to those under Gildan’s existing Canadian private placement notes and will be guaranteed, on a senior unsecured basis, by each of Gildan’s current and future subsidiaries that guarantees the obligations under Gildan’s existing credit agreements. The Notes will be subject to a special mandatory redemption provision, which provides that if (i) the acquisition of Hanesbrands by Gildan is not consummated on or prior to the later of (x) May 20, 2026 and (y) the date that is five business days after any later date to which the parties to the Merger Agreement may agree to extend the “End Date” in the Merger Agreement (such later date, the “Special Mandatory Redemption End Date”), (ii) the Merger Agreement is terminated and the acquisition of Hanesbrands by Gildan has not been consummated or (iii) Gildan notifies the trustee in writing that it has determined that the acquisition of Hanesbrands by Gildan will not be consummated prior to the Special Mandatory Redemption End Date or at all, then Gildan will be required to redeem all of the outstanding notes at a special mandatory redemption price equal to 101% of the aggregate principal amount of the applicable notes plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption.
The Term Loans are expected to be available for borrowing on the Closing Date. While Gildan has obtained commitments for up to $500 million principal amount of two-year Term Loans and $600 million principal amount of three-year Term Loans, Gildan currently expects to reduce the amount of the two-year Term Loan to the extent of excess cash on the balance sheet of Hanesbrands at closing that is available to be applied to refinancing Hanesbrands indebtedness and to the extent the other permanent financing issued exceeds $1.2 billion.
The Debt Commitment Letter provides that the Term Loans will bear interest, at the company’s option, at Term SOFR plus a 0.10% adjustment plus an applicable margin, or at ABR plus an applicable margin, which applicable margin varies depending on Gildan’s public debt ratings and is expected to range from 1.00% – 2.00% for the two-year Term Loans and 1.125% – 2.125% for the three-year Term Loans (0.00% – 1.00% and 0.125% – 1.125%, respectively, for ABR). The two-year Term Loans mature two years after closing of the Term Loans and the three-year Term Loans mature three years after closing of the Term Loans. The Term Loans are subject to mandatory prepayment or, prior to funding, mandatory commitment reduction, in the event Gildan or its subsidiaries receive net cash proceeds from certain asset sales, debt issuances and equity issuances, subject to customary exceptions, including any net proceeds from a sale of the Hanesbrands intimates and Australia business unless net debt to EBITDA is less than or equal to 2.00x at the time of such sale. The Term Loans will include covenants substantially similar to those under Gildan’s existing credit agreements, subject to certain modifications set forth in the Debt Commitment Letter, which include a minimum interest coverage ratio of at least 3.00x and a maximum total debt to EBITDA ratio of 4.00x for the first four fiscal quarters after closing of the Term Loans and 3.50x thereafter, with a step-up to 4.00x for four quarters following any material acquisition. The Term Loans will be borrowed by Hanesbrands immediately after giving effect to the Transactions, and will be fully and unconditionally guaranteed on a joint and several basis by Gildan and its subsidiaries that guarantee Gildan’s other outstanding indebtedness. The Term Loans commitments are subject to customary conditions to funding, including the consummation of the Transactions.
The proceeds of the Term Loans and the Notes offering will be used to directly or indirectly fund (a) the Cash Consideration, (b) the refinancing of certain of Hanesbrands’ existing indebtedness and transaction fees and (c) transaction fees and expenses associated with the Transactions.
In addition, on September 16, 2025, Gildan entered into a third amendment agreement with the required lenders under Gildan’s existing revolving credit facility providing for certain modifications to such facility conditioned on the consummation of the Transactions, including an increase in the aggregate revolving commitments thereunder from $1 billion to $1.2 billion, additional flexibility regarding acquisitions and asset sales, certain modifications to requirements relating to subsidiary guarantors and other modifications. The effectiveness of the increase in the revolving commitments and other modifications pursuant to such agreement are subject to the consummation of the Transactions.
Certain U.S. Federal Income Tax Consequences
The following discussion is a general summary based on present law of certain U.S. federal income tax considerations that may be relevant to (a) holders of Hanesbrands Common Stock who exchange their shares of Hanesbrands Common Stock for Hanesbrands Holdco Common Stock in connection with the Hanesbrands Merger, (b) holders of Hanesbrands Holdco Common Stock who exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration in connection with the Gildan Mergers and (c) holders who hold and dispose of Gildan Common Shares received in the Gildan Mergers. This discussion is based upon the Code, U.S. Treasury regulations promulgated under the Code (the “Treasury Regulations”), judicial authorities and published positions of the IRS, all as currently in effect, and all of which are subject to change or differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion is for general information only and is not a complete description of all tax considerations that may be relevant to Hanesbrands Stockholders; it is not a substitute for tax advice. It applies only to holders that, in each case, (a) hold their shares of Hanesbrands Common Stock, (b) in the case of holders of Hanesbrands Common Stock receiving Hanesbrands Holdco Common Stock in connection with the Hanesbrands Merger, will hold the Hanesbrands Holdco Common Stock received in the Hanesbrands Mergers and, (c) in the case of holders of Hanesbrands Holdco Common Stock receiving Gildan Common Shares in connection with the Gildan Mergers, will hold the Gildan Common Shares received in the Gildan Mergers, as capital assets within the meaning of Section 1221(a) of the Code (generally, property held for investment) and that use the U.S. dollar as their functional currency.
In addition, it does not describe all of the U.S. federal income tax considerations that may be relevant to Hanesbrands Stockholders in light of their particular circumstances, nor does it apply to holders subject to special rules under the U.S. federal income tax laws, such as banks or other financial institutions, insurance companies, tax-exempt entities and organizations, dealers, traders in securities that elect to mark-to-market, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities (including S-corporations) and investors therein, U.S. expatriates, pension funds, individual retirement and other tax-deferred accounts, “controlled foreign corporations,” “passive foreign investment companies,” “personal holding companies,” persons liable for the alternative minimum tax, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” persons that directly, indirectly or constructively, own or at any time during the five-year period ending on the closing date owned, 5% or more of the total combined voting power or value of any class of Hanesbrands or Gildan stock, Excepted Stockholders, persons who received their shares of Hanesbrands Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, U.S. holders that hold their shares of Hanesbrands Common Stock, or who will hold the Gildan Common Shares, in connection with a permanent establishment or fixed base outside the United States, or holders that hold their shares of Hanesbrands Common Stock or Gildan Common Shares as part of a hedge, straddle, conversion, constructive sale or other integrated or risk reduction financial transaction. This summary also does not address any considerations relating to U.S. federal taxes other than the income tax (such as estate or gift taxes), any U.S. state and local, or non-U.S. tax laws or considerations, the Medicare tax on net investment income, or, except as expressly addressed below, any reporting requirements.
As used in this section, “U.S. holder” means (a) a beneficial owner of shares of Hanesbrands Common Stock, (b) in the case of holders of Hanesbrands Common Stock receiving Hanesbrands Holdco Common Stock in connection with the Hanesbrands Merger, a beneficial owner of shares of Hanesbrands Holdco Common Stock received in the Hanesbrands Mergers, and (c) in the case of any holder of Hanesbrands Holdco Common Stock that has received Gildan Common Shares in connection with the Gildan Mergers, a beneficial owner of Gildan Common Shares received in the Gildan Mergers, in each case that is, for U.S. federal income tax purposes:
•
a citizen or individual resident of the United States,

•
a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source.

A “non-U.S. holder” means (a) a beneficial owner of shares of Hanesbrands Common Stock, (b) in the case of holders of Hanesbrands Common Stock receiving Hanesbrands Holdco Common Stock in connection with the Hanesbrands Merger, a beneficial owner of shares of Hanesbrands Holdco Common Stock received in the Hanesbrands Mergers, and (c) in the case of any holder of Hanesbrands Holdco Common Stock that has received Gildan Common Shares in connection with the Gildan Mergers, a beneficial owner of Gildan Common Shares received in the Gildan Mergers, in each case that is neither a U.S. holder or partnership for U.S. federal income tax purposes.
The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) (a) exchanging its shares of Hanesbrands Common Stock for the Hanesbrands Holdco Common Stock, (b) exchanging its shares of Hanesbrands Holdco Common Stock for the Merger Consideration or (c) holding or disposing of Gildan Common Shares, generally will depend on the status of the partner and the activities of the partnership. Partnerships and persons treated as partners in partnerships that hold shares of Hanesbrands Common Stock should consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of participating in the Transactions and acquiring, owning and disposing of Gildan Common Shares.
The following discussion does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the Transactions or to the ownership and disposition of Gildan Common Shares. All holders of Hanesbrands Common Stock should consult their own tax advisors as to the specific tax consequences to them of the Transactions and of the ownership and disposition of Gildan Common Shares, including with respect to reporting requirements and the applicability and effect of any U.S. federal, state, local, non-U.S. or other tax laws in light of their particular circumstances.
Under Section 367(a) of the Code and the Treasury Regulations thereunder, special rules may apply to a U.S. holder that actually or constructively owns 5% or more, by vote or value, of the issued and outstanding Gildan Common Shares immediately after the completion of the Gildan Mergers. Any such U.S. holder is urged to consult such U.S. holder’s own tax adviser regarding the U.S. federal income tax consequences of the Gildan Mergers with regard to such U.S. holder’s particular circumstances, including with respect to the possibility of entering into a “gain recognition agreement” and otherwise complying with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain.
U.S. Holders
Treatment of the Hanesbrands Merger and LLC Conversion
It is intended that the Hanesbrands Merger and LLC Conversion, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Gildan nor Hanesbrands intends to obtain a ruling from the IRS with respect to the tax consequences of the Hanesbrands Merger and LLC Conversion. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the intended U.S. federal income tax consequences of the Hanesbrands Merger and LLC Conversion.
Assuming that the Hanesbrands Merger and LLC Conversion, taken together, qualify as a reorganization, a U.S. holder whose shares of Hanesbrands Common Stock are converted into Hanesbrands Holdco Common Stock pursuant to the Hanesbrands Merger generally will not recognize any gain or loss as a result of such conversion. A U.S. holder whose Hanesbrands Common Stock is converted into Hanesbrands Holdco Common Stock in the Hanesbrands Merger will have an aggregate adjusted tax basis in the shares of Hanesbrands Holdco Common Stock received in the Hanesbrands Merger equal to such holder’s aggregate adjusted tax basis in its shares of Hanesbrands Common Stock surrendered in exchange therefor. A U.S. holder’s holding period for the shares of Hanesbrands Holdco Common Stock received in the Hanesbrands Merger will include the holding period for the shares of Hanesbrands Common Stock surrendered in exchange therefor. In the case of a U.S. holder who holds shares of Hanesbrands Common Stock with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or at different prices, the preceding rules must be applied separately to each identifiable block of shares of Hanesbrands Common Stock.
If the Hanesbrands Merger and the LLC Conversion, taken together, do not qualify as a reorganization (and are otherwise treated as a realization event) for U.S. federal income tax purposes, the conversion of Hanesbrands Common Stock into Hanesbrands Holdco Common Stock in the Hanesbrands Merger will generally be treated as a fully taxable transaction for such purposes and U.S. holders will generally recognize gain or loss on the conversion of the shares of Hanesbrands Common Stock into the equal number of shares of Hanesbrands Holdco Common Stock pursuant to the Hanesbrands Merger. Moreover, a U.S. holder’s tax basis in the Hanesbrands Holdco Common Stock will be equal to the fair market value of the Hanesbrands Holdco Common Stock at the time of the Hanesbrands Merger.
Treatment of the Gildan Mergers
It is intended that the Gildan Mergers should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not apply to cause the Gildan Mergers to result in gain recognition by holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration (other than any Excepted Stockholder). The obligation of Hanesbrands to complete the Transactions is conditioned on the receipt by Hanesbrands of a required tax representation letter, although this condition would nevertheless not be satisfied if Hanesbrands Tax Counsel, due to a change in law, is unable to deliver an opinion based on such tax representation letter to the effect that for U.S. federal income tax purposes the Gildan Mergers should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not generally apply to cause the Gildan Mergers to result in gain recognition to U.S. holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration (other than any Excepted Stockholder), and Hanesbrands is unable to obtain such an opinion from an alternative tax counsel pursuant to the Merger Agreement. In addition, Gildan and Hanesbrands expect to receive opinions from legal counsel that the Gildan Mergers should qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not generally apply to cause the Gildan Mergers to result in gain recognition to U.S. holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration (other than any Excepted Stockholder) at or prior to the time of the consummation of the Transactions. If any of the facts, representations, assumptions or statements underlying the tax opinions described above are or become incorrect, incomplete, or are violated, the validity of, and the conclusions reached in, such tax opinions may be affected or jeopardized, and the U.S. federal income tax consequences of the Gildan Mergers could differ materially from those discussed below. In addition, the opinions will be subject to certain qualifications and limitations as set forth therein.
Moreover, the opinions will not be binding on the IRS or the courts, and neither Gildan nor Hanesbrands intends to obtain a ruling from the IRS with respect to the tax consequences of the Gildan Mergers. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the conclusions set forth in such opinions or the tax consequences described in the discussion below. In particular, if the Gildan Mergers were to fail to qualify as a reorganization for U.S. federal income tax purposes, U.S. holders of Hanesbrands Holdco Common Stock would be required to recognize taxable gain or loss on their exchange of Hanesbrands Holdco Common Stock for the Merger Consideration. If the Gildan Mergers qualified as a reorganization but Section 367(a)(1) of the Code applied to require gain recognition, U.S. holders may be required to recognize the full amount of any gain, but not loss, on their exchange of Hanesbrands Holdco Common Stock for the Merger Consideration.
Assuming that the Gildan Mergers will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not generally apply to cause the Gildan Mergers to result in gain recognition to U.S. holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration (other than any Excepted Stockholder), the following discussion describes certain material U.S. federal income tax consequences of the Gildan Mergers to U.S. holders of Hanesbrands Holdco Common Stock (other than Excepted Stockholders) that received such shares in connection with the Hanesbrands Merger and Gildan Common Shares.
U.S. Holders of Hanesbrands Holdco Common Stock
U.S. holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for a combination of Gildan Common Shares and cash in the Gildan Mergers will generally recognize gain (but not loss) in an amount equal to the lesser of: (a) the cash consideration (excluding cash received in lieu of fractional Gildan Common Shares, if any) received by such U.S. holder and (b) the excess, if any, of (i) the sum of the cash consideration (excluding cash received in lieu of fractional Gildan Common Shares, if any) plus the fair market value of the Gildan Common Shares received (including any fractional Gildan Common Shares deemed received) by such U.S. holder, over (ii) such U.S. holder’s tax basis in its shares of Hanesbrands Holdco Common Stock surrendered.
Subject to the discussion below regarding potential dividend treatment, any such gain will generally be capital gain. Any such capital gain will be long-term capital gain if, as of the effective time, the U.S. holder’s holding period with respect to the surrendered shares of Hanesbrands Holdco Common Stock exceeds one year. A non-corporate U.S. holder’s long-term capital gain may be taxed at lower rates.
In certain circumstances, cash consideration received in a transaction otherwise qualifying as a reorganization may be characterized as a dividend for U.S. federal income tax purposes rather than capital gain where the payment of such cash consideration has the effect of a distribution of a dividend. Whether the payment of such consideration has that effect is generally determined by treating the cash as if it were the proceeds of a hypothetical redemption by the acquirer (or its parent) of additional share consideration deemed issued in the acquisition. If the receipt of cash in such deemed redemption would be treated as a distribution to the U.S. holder with respect to Gildan under the tests set forth in Section 302 of the Code, the gain recognized pursuant to the transaction by such U.S. holder would be treated as dividend income to the extent of such U.S. holder’s ratable share of the accumulated earnings and profits as calculated for U.S. federal income tax purposes. The IRS has ruled that gain is generally not recharacterized as a dividend under this rule in the case of an exchanging shareholder in a public corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs. Based on this and other applicable legal authority, and on the relevant facts (including the relative amount of the cash component of the Merger Consideration), cash consideration received by holders of Hanesbrands Holdco Common Stock in the Gildan Mergers is generally not expected to be treated as a dividend. However, these rules are complex and because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders should consult their tax advisors regarding the application of the foregoing rules to them.
The aggregate tax basis of the Gildan Common Shares a U.S. holder receives in the Gildan Mergers (including any fractional Gildan Common Shares deemed received) will generally be the same as such U.S. holder’s aggregate tax basis in its shares of Hanesbrands Holdco Common Stock surrendered in exchange therefor, decreased by the amount of cash (excluding cash received in lieu of fractional Gildan Common Shares, if any) such U.S. holder receives and increased by the amount of gain (excluding any gain recognized with respect to cash received in lieu of a fractional Gildan common share), if any, such U.S. holder recognizes in the Transactions. The holding period of the Gildan Common Shares received by a U.S. holder in the Gildan Mergers will include such U.S. holder’s holding period in the shares of Hanesbrands Holdco Common Stock surrendered in the Gildan Mergers.
U.S. holders who hold shares of Hanesbrands Holdco Common Stock with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or at different prices, should consult with their own tax advisors with respect to the particular U.S. federal income tax consequences of the Transactions to them.
A U.S. holder who receives cash in lieu of a fractional Gildan Common Share in the Gildan Mergers generally will be treated as having received such fractional share in the Gildan Mergers and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional Gildan Common Share and the portion of the U.S. holder’s aggregate tax basis in the shares of Hanesbrands Holdco Common Stock surrendered allocable to the fractional Gildan common share. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the holding period for the shares of Hanesbrands Holdco Common Stock is more than one year on the closing date of the Transactions. A non-corporate U.S. holder’s long-term capital gain may be taxed at lower rates. Deductions for capital losses are subject to limitations.
U.S. Holders of Gildan Common Shares
Passive Foreign Investment Company Considerations
Based on the composition of Gildan’s current gross assets and income and the manner in which Gildan expects to operate its business in future years, Gildan believes, and the following discussion assumes, that Gildan will not be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its current taxable year and does not expect to be so classified in the foreseeable future. The tests to determine whether a company is a PFIC apply annually and a company’s status can change depending, among other things, on changes in the composition and relative value of its gross receipts and assets, changes in its operations and changes in the market value of its stock. Accordingly, there can be no assurance that Gildan will not be a PFIC for its current or any future taxable year. If Gildan were to be a PFIC for any taxable year during which a U.S. holder owned Gildan Common Shares, such U.S. holder generally would be subject, in that taxable year and all subsequent taxable years (whether or not Gildan continued to be a PFIC), to materially adverse U.S. federal income tax consequences, including that gain from a sale or other disposition of Gildan Common Shares, as well as certain distributions on Gildan Common Shares, would be subject to tax at the highest ordinary income tax rates and an interest charge and U.S. holders would be subject to additional information reporting requirements. U.S. holders should consult their own tax advisors as to the potential application of the PFIC rules.
Dividends
Subject to the preceding discussion of special rules applicable to PFICs, the gross amount of any distribution of cash with respect to Gildan Common Shares will be included in a U.S. holder’s gross income as a dividend to the extent of Gildan’s current and accumulated earnings and profits as determined under U.S. federal income tax laws. Gildan does not expect to maintain calculations of earnings and profits for U.S. federal income tax purposes. Therefore, a U.S. holder should expect that any such distribution will generally be treated as a dividend from foreign sources when actually or constructively received. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations. Dividends received from a “qualified foreign corporation” by eligible non-corporate U.S. holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. Gildan will be treated as a qualified foreign corporation if its shares are readily tradable on an established securities market in the United States or Gildan qualifies for comprehensive benefits under the U.S.-Canada income tax treaty and Gildan is not a PFIC for either the taxable year of distribution or prior taxable years. U.S. Treasury guidance indicates that shares listed on the NYSE will be considered readily tradable on an established securities market in the United States. There can be no assurance, however, that Gildan Common Shares will be considered readily tradable on an established securities market in future years.

Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date the dividend is distributed, whether or not the currency is converted into U.S. dollars at that time. A U.S. holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are distributed, a U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.
U.S. holders must include any tax withheld from a dividend payment in this gross amount even though they do not in fact receive such withheld tax.
Subject to certain limitations, any Canadian tax withheld and paid over to a Canadian taxing authority is eligible for credit against a U.S. holder’s U.S. federal income tax liability except to the extent a refund of the tax withheld is available to the U.S. holder under Canadian tax law or under the U.S.-Canada income tax treaty. The amount allowed to a U.S. holder as a credit is limited to the amount of the U.S. holder’s U.S. federal income tax liability that is attributable to income from sources outside the U.S. and is computed separately with respect to different types of income that the U.S. holder receives from non-U.S. sources. Subject to the discussion below regarding Section 904(h) of the Code, dividends paid by Gildan will be foreign source income and depending on the circumstances of the U.S. holder, will be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to a U.S. holder.
Under Section 904(h) of the Code, dividends paid by a foreign corporation that is treated as 50% or more owned, by vote or value, by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes, to the extent the foreign corporation earns U.S. source income. In most circumstances, U.S. holders would be able to choose the benefits of Section 904(h)(10) of the Code and elect to treat dividends that would otherwise be U.S. source dividends as foreign source dividends, but in such a case the foreign tax credit limitations would be separately determined with respect to such “resourced” income. In general, therefore, the application of Section 904(h) of the Code may adversely affect a U.S. shareholder’s ability to use foreign tax credits. Gildan does not believe that it is 50% or more owned by U.S. persons, but this conclusion is a factual determination and is subject to change; no assurance can therefore be given that Gildan may not be treated as 50% or more owned by U.S. persons for purposes of Section 904(h) of the Code.
Sales or Other Dispositions of Gildan Common Shares
Subject to the preceding discussion of special rules applicable to PFICs, a U.S. holder generally will recognize capital gain or loss on the sale or other disposition of Gildan Common Shares in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. holder’s adjusted tax basis in the Gildan Common Shares disposed. Any gain or loss generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. holder’s holding period exceeds one year. Deductions for capital loss are subject to significant limitations.
Non-U.S. Holders
Treatment of the Hanesbrands Merger and LLC Conversion
As discussed above under the section entitled “— U.S. Holders — Treatment of the Hanesbrands Merger and LLC Conversion” beginning on page 76, the Hanesbrands Merger and LLC Conversion, taken together, are intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, assuming such treatment, non-U.S. holders of Hanesbrands Common Stock will not recognize any gain or loss on the conversion of their Hanesbrands Common Stock into Hanesbrands Holdco Common Stock in the Hanesbrands Merger, and the rules for determining the holding period and tax basis in the Hanesbrands Holdco Common Stock deemed received by such non-U.S. holders in the Hanesbrands Merger will be the same as described above in such section.
In the event that the Hanesbrands Merger and LLC Conversion, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and are otherwise treated as a realization event for U.S. federal income tax purposes, generally, the Hanesbrands Merger will be treated as a taxable sale or exchange of Hanesbrands Common Stock by non-U.S. holders in exchange for Hanesbrands Holdco Common Stock. Any gain realized by a non-U.S. holder on such taxable exchange generally will not be subject to U.S. federal income tax, unless:
•
the gain is “effectively connected” with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

Treatment of the Gildan Mergers
As discussed above under the section entitled “— U.S. Holders — Treatment of the Gildan Mergers” beginning on page 77, the Gildan Mergers are intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and, assuming such treatment, holders of shares of Hanesbrands Holdco Common Stock will only recognize gain to the extent described in that section. Any such gain recognized by a non-U.S. holder generally will not be subject to U.S. federal income tax, unless:
•
the gain is “effectively connected” with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

Non-U.S. Holders of Gildan Common Shares
Dividends
As described above in the section entitled “— U.S. Holders — U.S. Holders of Gildan Common Shares — Dividends” beginning on page 79, the gross amount of any distribution on Gildan Common Shares (including any withheld Canadian taxes) made from Gildan’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be treated as ordinary dividend income from foreign sources on the date such distribution is actually or constructively received. Generally, non-U.S. holders will not be subject to tax in the United States on their foreign source income, except in limited circumstances where such foreign source income is treated as effectively connected with the conduct of a U.S. trade or business, in which case the non-U.S. holder will generally be subject to U.S. federal income tax on such income on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code, and a corporate non-U.S. holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).
Sales or Other Dispositions of Gildan Common Shares
Any gain or loss realized by a non-U.S. holder on the taxable disposition of its Gildan Common Shares generally will not be subject to U.S. federal income tax, unless (a) such gain or loss is effectively connected with the conduct of a trade or business by such non-U.S. holder within the United States (or, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), in which case the non-U.S. holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code, and a corporate non-U.S. holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty), or (b) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the taxable disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the amount by which its capital gains allocable to U.S. sources, including gain from the taxable disposition of Gildan Common Shares, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.
Backup Withholding and Information Reporting
Payments (a) to holders of Hanesbrands Holdco Common Stock of the cash portion of the Merger Consideration and cash in lieu of receiving fractional Gildan Common Shares in the Gildan Mergers and (b) to holders of Gildan Common Shares in respect of such shares, may, under certain circumstances, be subject to information reporting requirements, unless an exemption applies. Backup withholding may apply at the applicable rate (currently 24%), unless the holder receiving such payments provides proof of an applicable exemption or provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding. Generally, U.S. holders may be required to provide an IRS Form W-9, and non-U.S. holders may be required to provide an applicable IRS Form W-8, and U.S. and non-U.S. holders must comply with all applicable requirements of the backup withholding rules.
Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR HOLDER. THE TAX CONSEQUENCES OF THE TRANSACTIONS AND OF HOLDING AND DISPOSING OF GILDAN COMMON SHARES WILL DEPEND ON A HOLDER’S SPECIFIC SITUATION. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF THE TRANSACTIONS AND HOLDING AND DISPOSING OF GILDAN COMMON SHARES IN LIGHT OF THE HOLDER’S OWN CIRCUMSTANCES, AS WELL AS THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.
Certain Canadian Federal Income Tax Consequences
The following summary describes the principal Canadian federal income tax considerations generally applicable under the CITA to a beneficial owner of Hanesbrands Common Stock who disposes, or is deemed to have disposed, of Hanesbrands Common Stock and Hanesbrands Holdco Common Stock in connection with the Hanesbrands Merger and First Gildan Merger, respectively, and who, for the purposes of the CITA and at all relevant times, (a) deals at arm’s length with each of, and is not affiliated with any of, Gildan, the Gildan Merger Subs and the Hanesbrands Parties; and (b) holds all Hanesbrands Common Stock, and will hold all Hanesbrands Holdco Common Stock and Gildan Common Shares acquired pursuant to the Hanesbrands Merger and First Gildan Merger, as applicable (which we refer to, collectively, in this portion of the summary as the “Securities”), as capital property (which we refer to in this portion of the summary as a “Holder”). Generally, the Securities will be considered to be capital property to a holder for purposes of the CITA, provided that the holder does not use or hold those Securities in the course of carrying on a business and has not acquired such Securities in one or more transactions considered to be an adventure or concern in the nature of trade.
This summary is not applicable to a Holder: (a) that is a “financial institution” for the purposes of the “mark-to-market property” rules, (b) that is a “specified financial institution,” (c) an interest in which would be a “tax shelter investment,” (d) that has elected to determine its “Canadian tax results” in a currency other than Canadian currency pursuant to the functional currency reporting rules, (e) that has entered or will enter into, in respect of any Securities, a “derivative forward agreement” or a “synthetic disposition arrangement,”

(f) that is a partnership, (g) that receives or will receive dividends on its Gildan Common Shares under or as part of a “dividend rental arrangement,” or (h) in respect of which Hanesbrands is a “foreign affiliate,” all within the meaning of the CITA. Any such Holders should consult their own tax advisors with respect to the particular Canadian federal income tax consequences to them of the Transactions.
Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada and is, or becomes, or does not deal at arm’s length for purposes of the CITA with a corporation resident in Canada that is or becomes, as part of a transaction or series of transactions or events that includes the acquisition of Gildan Common Shares, controlled by a non-resident person, or if no single non-resident person has or acquires control, by a group of non-resident persons not dealing with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the CITA. Such Holders should consult their own tax advisors.
This summary is based on the description of the Transactions set out in this Proxy Statement/Prospectus, the current provisions of the CITA, relevant jurisprudence, and an understanding of the current administrative policies and practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the CITA publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed; however, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.
This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the Transactions. The income and other tax consequences of acquiring, holding or disposing of securities will vary depending on a holder’s particular status and circumstances, including the country, province or territory in which the holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. No representations are made with respect to the income tax consequences to any particular holder. Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that the Transactions may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult their own tax advisors with respect to the income tax consequences of the Transactions in their particular circumstances, including the application and effect of the income and other tax laws of any applicable country, province, state or local tax authority.
This summary does not address issues relevant to a Holder who acquired their Hanesbrands Common Stock on the exercise of a Hanesbrands Option or pursuant to another Hanesbrands Equity Award, or pursuant to the Hanesbrands ESPP. Such Holders should consult their own tax advisors.
Canadian Currency
For the purposes of the CITA, subject to certain exceptions (including where a taxpayer has made an election to compute its “Canadian tax results” in a currency other than Canadian currency), all amounts relating to the acquisition, holding or disposition of Securities (including dividends, adjusted cost base and proceeds of disposition), as applicable, must be converted into Canadian dollars for the purposes of the CITA. Amounts denominated in a foreign currency must be converted into Canadian dollars using the exchange rate quoted by the Bank of Canada for the day on which the amount arose or such other rate of exchange as is acceptable to the CRA.
Holders Resident in Canada
The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the CITA and any applicable income tax treaty or convention, is or is deemed to be resident in Canada and is not exempt from tax under Part I of the CITA (which we refer to in this portion of the summary as a “Canadian Holder”).

Disposition of Hanesbrands Common Stock and Hanesbrands Holdco Common Stock
A Canadian Holder who disposes or is deemed to have disposed of Hanesbrands Common Stock in exchange for Hanesbrands Holdco Common Stock in connection with the Hanesbrands Merger will generally not realize any capital gain (or capital loss) on the Hanesbrands Merger. The adjusted cost base to a Canadian Holder of Hanesbrands Holdco Common Stock received by that Canadian Holder as a result of the Hanesbrands Merger will generally be equal to the adjusted cost base of the Canadian Holder’s Hanesbrands Common Stock immediately before the Hanesbrands Merger.
A Canadian Holder who disposes or is deemed to have disposed of Hanesbrands Holdco Common Stock in connection with the First Gildan Merger will generally realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Holder of its Hanesbrands Holdco Common Stock, determined immediately before the disposition. The proceeds of disposition to the Canadian Holder will be equal to the sum of the aggregate of the fair market value of the Gildan Common Shares and the Cash Consideration received on the disposition (including cash received in lieu of a fractional Gildan common share). For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “— Taxation of Capital Gains and Capital Losses.”
The cost to a Canadian Holder of Gildan Common Shares received by that Canadian Holder as a result of the First Gildan Merger will be equal to their fair market value at the time they are acquired by such Canadian Holder. For purposes of determining the adjusted cost base of Gildan Common Shares, the cost of the Gildan Common Shares acquired must be averaged with the adjusted cost base of all other Gildan Common Shares held by the Canadian Holder as capital property, subject to the detailed provisions of the CITA.
Dividends on Gildan Common Shares (Post-Transactions)
A Canadian Holder who is an individual (other than certain trusts) will be required to include in income any dividends received or deemed to be received on the Gildan Common Shares, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit rules applicable to any dividends designated by Gildan as “eligible dividends” as defined in the CITA. Although there can be no assurance that any dividend paid by Gildan will be designated as an “eligible dividend,” Gildan has posted a notification on its website that, unless otherwise indicated, dividends on Gildan Common Shares are designated as “eligible dividends” for purposes of the CITA.
Dividends received (or deemed to be received) on a Gildan Common Share by a Canadian Holder that is a corporation will be included in computing such Canadian Holder’s income for the taxation year and will generally also be deductible in computing its taxable income for that taxation year. In certain circumstances, a dividend received (or deemed to be received) by a Canadian Holder that is a corporation may be deemed to be proceeds of disposition or a capital gain pursuant to subsection 55(2) of the CITA. Canadian Holders that are corporations should consult their own tax advisors regarding their particular circumstances. A Canadian Holder that is a “private corporation” or a “subject corporation,” each as defined in the CITA, will generally be liable to pay an additional tax under Part IV of the CITA, all or a portion of which may be refundable in certain circumstances, on dividends received, or deemed to be received, on a Gildan Common Share to the extent such dividends are deductible in computing the Canadian Holder’s taxable income.
Disposition of Gildan Common Shares (Post-Transactions)
A Canadian Holder who disposes or is deemed to dispose of a Gildan Common Share after the Transactions will recognize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Holder of such Gildan common share, determined immediately before the disposition. For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “— Taxation of Capital Gains and Capital Losses” immediately below.

Taxation of Capital Gains and Capital Losses
Generally, one-half of any capital gain realized by a Canadian Holder in a taxation year (a “taxable capital gain”) will be included in computing the Canadian Holder’s income in that taxation year and one-half of any capital loss realized in a taxation year (an “allowable capital loss”) must be deducted from the taxable capital gains realized by the Canadian Holder in the same taxation year, in accordance with the rules contained in the CITA. Allowable capital losses in excess of taxable capital gains realized by a Canadian Holder in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Canadian Holder in such taxation year, subject to and in accordance with the rules contained in the CITA.
The amount of any capital loss realized by a Canadian Holder that is a corporation on the disposition of a Gildan Common Share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which the share has been substituted) to the extent and under the circumstances prescribed by the CITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust. Canadian Holders to whom these rules may apply should consult their own tax advisors.
Alternative Minimum Tax
Capital gains realized and dividends received or deemed to be received by a Canadian Holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax under the CITA.
Additional Refundable Tax
A Canadian Holder that is, throughout the year, a “Canadian-controlled private corporation” or, at any time in the year, a “substantive CCPC” (in each case as defined in the CITA) may be subject to an additional tax (all or a portion of which may be refundable in certain circumstances) on its “aggregate investment income.” For this purpose, aggregate investment income will include an amount in respect of taxable capital gains and dividends received, or deemed to be received, that are not deductible in computing taxable income.
Eligibility for Investment
As a result of the Hanesbrands Merger, a Holder who disposes of Hanesbrands Common Stock in exchange for Hanesbrands Holdco Common Stock will temporarily hold securities that are not qualified investments under the CITA for a registered retirement savings plan, a registered retirement income fund, a registered disability savings plan, a registered education savings plan, a tax-free savings account, a first home savings account or a deferred profit sharing plan, each as defined in the CITA (together, the “Registered Plans”). The acquisition, holding or disposition of non-qualified investments will likely result in adverse tax consequences to such Registered Plan or the annuitant, holder or subscriber in respect of that Registered Plan. Resident Holders that are Registered Plans should consult their own tax advisors with respect to the consequences of holding securities that are not qualified investments, including with respect to the advisability of disposing of Hanesbrands Common Stock prior to the Closing Date.
Holders Not Resident in Canada
The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the CITA, is not, and is not deemed to be, a resident of Canada and does not use or hold, and is not deemed to use or hold, Hanesbrands Common Stock and will not use or hold, or be deemed to use or hold, Hanesbrands Holdco Common Stock or Gildan Common Shares, as applicable, in a business carried on in Canada (which we refer to in this portion of the summary as a “Non-Canadian Holder”). This portion of the summary is not generally applicable to a Non-Canadian Holder that is: (a) an insurer carrying on an insurance business in Canada and elsewhere or (b) an “authorized foreign bank” (as defined in the CITA).
The following portion of the summary assumes that none of the Securities will constitute “taxable Canadian property” to any particular Non-Canadian Holder at any time. Generally, the Securities will not constitute taxable Canadian property to a Non-Canadian Holder at a particular time, unless at any particular time during the 60-month period that ends at that time (a) more than 50% of the fair market value of the

Securities (including, in the case of the Hanesbrands Holdco Common Stock, the Hanesbrands Common Stock for which it was delivered on the Hanesbrands Merger) was derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the CITA), (iii) “timber resource properties” (as defined in the CITA), and (iv) options in respect of, or interests in, any of the foregoing property whether or not the property exists; and (b) in the case of Hanesbrands Common Stock and Gildan Common Shares, the applicable Securities are listed at that time on a “designated stock exchange” (which currently includes the NYSE and the TSX) and one or any combination of (i) the Non-Canadian Holder, (ii) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (iii) partnerships in which the Non-Canadian Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Hanesbrands or Gildan, as the case may be. In certain circumstances set out in the CITA, shares which are not otherwise “taxable Canadian property” may be deemed to be “taxable Canadian property.”
Disposition of Hanesbrands Common Stock and Hanesbrands Holdco Common Stock
A Non-Canadian Holder will not be subject to tax under the CITA on any capital gain realized on a disposition of Hanesbrands Common Stock or Hanesbrands Holdco Common Stock in connection with the Hanesbrands Merger or the First Gildan Merger, respectively, unless the shares are “taxable Canadian property” to the Non-Canadian Holder and the shares are not “treaty-protected property” of the Non-Canadian Holder, each within the meaning of the CITA. Non-Canadian Holders whose Hanesbrands Common Stock or Hanesbrands Holdco Common Stock are “taxable Canadian property” should consult their own tax advisors for advice having regard to their particular circumstances, including whether their Hanesbrands Common Stock constitute “treaty-protected property.”
Dividends on Gildan Common Shares (Post-Transactions)
Dividends paid or credited, or deemed to be paid or credited, on Gildan Common Shares to a Non-Canadian Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Holder’s jurisdiction of residence. For example, the rate of withholding tax under the U.S.-Canada income tax treaty applicable to a Non-Canadian Holder who is a resident of the United States for the purposes of such treaty, is the beneficial owner of the dividend and who is entitled to all of the benefits under such treaty, generally will be 15%. Gildan will be required to withhold the required amount of withholding tax from the dividend, and remit it to the CRA for the account of the Non-Canadian Holder. Non-Canadian Holders who may be eligible for a reduced rate of withholding tax on dividends pursuant to an applicable income tax convention should consult their own tax advisors with respect to taking all appropriate steps in this regard.
Disposition of Gildan Common Shares (Post-Transactions)
A Non-Canadian Holder will not be subject to tax under the CITA on any capital gain realized on a disposition of Gildan Common Shares, unless the shares are “taxable Canadian property” to the Non-Canadian Holder and the shares are not “treaty-protected property” of the Non-Canadian Holder, each within the meaning of the CITA.

THE NON-BINDING COMPENSATION PROPOSAL
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Hanesbrands is required to submit to a non-binding, advisory stockholder vote certain compensation that may be paid or become payable to Hanesbrands’ named executive officers that is based on or otherwise relates to the Transactions as disclosed in the section entitled “The Merger Proposal — Interests of Hanesbrands’ Directors and Executive Officers in the Transactions” on page 65. The Non-binding Compensation Proposal gives Hanesbrands Stockholders the opportunity to express their views on the merger-related compensation of Hanesbrands’ named executive officers as it relates to the Transactions.
Accordingly, Hanesbrands is asking Hanesbrands Stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that may be paid or become payable to Hanesbrands’ named executive officers that is based on or otherwise relates to the Transactions, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading ‘The Merger Proposal — Interests of Hanesbrands’ Directors and Executive Officers in the Transactions — Quantification of Payments and Benefits to Hanesbrands’ Named Executive Officers — Golden Parachute Compensation,’ including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on the Non-binding Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal to approve the Transactions. Accordingly, if you are a Hanesbrands Stockholder, you may vote to approve the Merger Proposal, and vote not to approve the Non-binding Compensation Proposal, and vice versa. The vote on the Non-binding Compensation Proposal is advisory and non-binding. As a result, if the Transactions are completed, the compensation related to the Transactions may be paid to Hanesbrands’ named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Hanesbrands Stockholders do not approve the Non-binding Compensation Proposal.
The Hanesbrands Board unanimously recommends a vote “FOR” the Non-binding Compensation Proposal.
Assuming a quorum is present at the Special Meeting, approval of the Non-binding Compensation Proposal requires the affirmative vote of a majority of the votes cast on the Non-binding Compensation Proposal. Assuming a quorum is present at the Special Meeting, abstentions and failures to vote will have no effect on the outcome of the Non-binding Compensation Proposal.
THE HANESBRANDS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING COMPENSATION PROPOSAL (PROPOSAL 2).

THE ADJOURNMENT PROPOSAL
The Special Meeting may be adjourned, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transactions.
The Hanesbrands Board unanimously recommends that Hanesbrands Stockholders vote “FOR” the proposal to adjourn the Special Meeting if necessary or appropriate.
Assuming a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal. Assuming a quorum is present at the Special Meeting, abstentions and failures to vote will have no effect on the outcome of the Adjournment Proposal.
THE HANESBRANDS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL (PROPOSAL 3).

INFORMATION ABOUT THE COMPANIES
Gildan Activewear Inc.
600 de Maisonneuve Boulevard West
33rd Floor
Montréal, Québec
Canada H3A 3J2
Gildan is a leading manufacturer of everyday basic apparel. Gildan’s product offering includes activewear, underwear and socks, sold to a broad range of customers, including wholesale distributors, screenprinters or embellishers, as well as to retailers that sell to consumers through their physical stores and/or e-commerce platforms and to global lifestyle brand companies. Gildan markets its products in North America, Europe, Asia Pacific, and Latin America, under a diversified portfolio of Gildan-owned brands including Gildan®, American Apparel®, Comfort Colors®, GOLDTOE® and Peds®, and under an exclusive licensing agreement for the printwear channel for Champion®. Gildan also owns and operates vertically integrated, large-scale manufacturing facilities, which are primarily located in Central America, the Caribbean, North America and Bangladesh.
Gildan was incorporated on May 8, 1984, under the CBCA. Gildan’s principal executive offices and registered office are located at 600 de Maisonneuve Boulevard West, 33rd Floor, Montréal, Québec, Canada H3A 3J2, and its main telephone number at that address is (514) 735-2023. Gildan Common Shares are listed on the NYSE and the TSX under the symbol “GIL.”
Additional information about Gildan can be found on its website at www.gildancorp.com. The information contained in, or that can be accessed through, Gildan’s website is not intended to be incorporated into this Proxy Statement/Prospectus. For additional information about Gildan, see the section entitled “Where You Can Find Additional Information” on page 175.
Galaxy Merger Sub 1, Inc.
600 de Maisonneuve Boulevard West
33rd Floor
Montréal, Québec
Canada H3A 3J2
First Gildan Merger Sub, a Maryland corporation and a direct wholly owned subsidiary of Second Gildan Merger Sub, was formed solely for the purpose of facilitating the transactions contemplated by the Merger Agreement (including the Transactions). First Gildan Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement (including the Transactions). By operation of the First Gildan Merger, First Gildan Merger Sub will merge with and into Hanesbrands Holdco. As a result, immediately following the First Gildan Merger, Hanesbrands Holdco will survive the First Gildan Merger as a direct wholly owned subsidiary of Second Gildan Merger Sub. Upon completion of the First Gildan Merger, First Gildan Merger Sub will cease to exist as a separate entity.
First Gildan Merger Sub’s address is 600 de Maisonneuve Boulevard West, 33rd Floor, Montréal, Québec, Canada H3A 3J2, and its telephone number is (514) 735-2023.
Galaxy Merger Sub 2, Inc.
600 de Maisonneuve Boulevard West
33rd Floor
Montréal, Québec
Canada H3A 3J2
Second Gildan Merger Sub, a Maryland corporation and a direct wholly owned subsidiary of Gildan, was formed solely for the purpose of facilitating the transactions contemplated by the Merger Agreement (including the Transactions). Second Gildan Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement (including the Transactions). By operation of the Second Gildan Merger, Hanesbrands Holdco will merge with and into Second Gildan Merger Sub. As a result, immediately following the Second Gildan Merger, Second Gildan Merger Sub will survive the Second Gildan Merger as a direct wholly owned subsidiary of Gildan.
Second Gildan Merger Sub’s address is 600 de Maisonneuve Boulevard West, 33rd Floor, Montréal, Québec, Canada H3A 3J2, and its telephone number is (514) 735-2023.
Hanesbrands Inc.
101 N. Cherry Street
Winston-Salem, North Carolina 27101
Attention: Corporate Secretary
Telephone: (336) 519-8080
Hanesbrands is a global leader in everyday iconic apparel with a mission to create a more comfortable world for everybody. Hanesbrands owns a portfolio of some of the world’s most recognized apparel brands, including Hanes, the leading basic apparel brand in the U.S.; Bonds, an Australian staple since 1915 that is setting new standards for design and innovation; Maidenform, America’s number one shapewear brand; and Bali, America’s number one national bra brand. Hanesbrands owns the majority of its worldwide manufacturing facilities and has built a strong reputation for organizational values and responsibilities.
Hanesbrands’ principal executive offices are located at 101 N. Cherry Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 519-8080. Hanesbrands Common Stock is listed on the NYSE under the symbol “HBI.”
Additional information about Hanesbrands can be found on its website at www.Hanes.com/investors. The information contained in, or that can be accessed through, Hanesbrands’ website is not intended to be incorporated into this Proxy Statement/Prospectus. For additional information about Hanesbrands, see the section entitled “Where You Can Find Additional Information” on page 175.
Helios Holdco, Inc.
Hanesbrands Holdco, a Maryland corporation and a direct wholly owned subsidiary of Hanesbrands, was formed solely for the purpose of facilitating the Transactions. Hanesbrands Holdco has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Transactions. By operation of the Hanesbrands Merger, Hanesbrands will become a direct wholly owned subsidiary of Hanesbrands Holdco, and immediately following the Hanesbrands Merger, Hanesbrands shall be converted into a Maryland limited liability company. By operation of the First Gildan Merger, First Gildan Merger Sub will merge with and into Hanesbrands Holdco. Hanesbrands Holdco will survive as a direct wholly owned subsidiary of Second Gildan Merger Sub, before immediately merging with and into Second Gildan Merger Sub. Second Gildan Merger Sub will survive the Second Gildan Merger as a direct wholly owned subsidiary of Gildan. Upon completion of the First Gildan Merger, Hanesbrands Holdco will cease to exist as a separate entity.
Hanesbrands Holdco’s address is 101 N. Cherry Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 519-8080.
Helios Merger Sub, Inc.
Hanesbrands Merger Sub, a Maryland corporation and a direct wholly owned subsidiary of Hanesbrands Holdco, was formed solely for the purpose of facilitating the Transactions. Hanesbrands Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Transactions. By operation of the Hanesbrands Merger, Hanesbrands Merger Sub will merge with and into Hanesbrands. As a result, Hanesbrands will survive as a direct wholly owned subsidiary of Hanesbrands Holdco. Upon completion of the Hanesbrands Merger, Hanesbrands Merger Sub will cease to exist as a separate entity.
Hanesbrands Merger Sub’s address is 101 N. Cherry Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 519-8080.

THE MERGER AGREEMENT
The summary of the material provisions of the Merger Agreement below and elsewhere in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and is incorporated by reference into this Proxy Statement/Prospectus. This summary does not purport to be complete and may not provide all of the information about the Merger Agreement that might be important to you. You are urged to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Transactions described in this Proxy Statement/Prospectus.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and the summary of its terms in this Proxy Statement/Prospectus are included solely to provide you with information about the terms and conditions of the Merger Agreement. The terms and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about Gildan, Hanesbrands, First Gildan Merger Sub, Second Gildan Merger Sub, Hanesbrands Holdco and Hanesbrands Merger Sub or any of their respective subsidiaries or affiliates. The representations, warranties and covenants made in the Merger Agreement by Gildan, Hanesbrands, First Gildan Merger Sub, Second Gildan Merger Sub, Hanesbrands Holdco and Hanesbrands Merger Sub were made solely for the purposes of the Merger Agreement and as of specific dates and are qualified and subject to important limitations and exceptions agreed to by Gildan, Hanesbrands, First Gildan Merger Sub, Second Gildan Merger Sub, Hanesbrands Holdco and Hanesbrands Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the Merger Agreement may have the right to not complete the Transactions if the representations and warranties of the other party prove to be untrue or incorrect, and allocating risk between the Parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC or on SEDAR+, are qualified by certain matters contained in certain reports publicly filed with the SEC and on SEDAR+, and in some cases were qualified by the matters contained in the respective confidential the Gildan Disclosure Schedules and Hanesbrands Disclosure Schedules that Gildan and Hanesbrands delivered to each other in connection with the Merger Agreement, which disclosures were not included in the Merger Agreement attached to this Proxy Statement/Prospectus as Annex A. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement/Prospectus, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Hanesbrands’ or Gildan’s public disclosures or relied upon as being accurate or complete characterizations of the actual state of facts as of any specified date.
Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement/Prospectus, the documents incorporated by reference into this Proxy Statement/Prospectus, and reports, statements and filings that Gildan and Hanesbrands file with the SEC and that Gildan files on SEDAR+ from time to time. For more information, see the section entitled “Where You Can Find Additional Information” on page 175.
Structure, Closing and Effectiveness of the Transactions
The Merger Agreement provides, among other things, that upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, (a) at the Hanesbrands Merger Effective Time, Hanesbrands Merger Sub will merge with and into Hanesbrands, with Hanesbrands surviving the Hanesbrands Merger as a direct wholly owned subsidiary of Hanesbrands Holdco, (b) immediately following the Hanesbrands Merger, at the LLC Conversion Effective Time, the Hanesbrands Merger Surviving Corporation will be converted into a Maryland limited liability company, (c) immediately following the LLC Conversion, at the First Gildan Merger Effective Time, First Gildan Merger Sub will merge with and into Hanesbrands Holdco, with Hanesbrands Holdco surviving the First Gildan Merger as a direct wholly owned subsidiary of Second Gildan

Merger Sub, and (d) immediately following the First Gildan Merger, at the Second Gildan Merger Effective Time, the First Gildan Merger Surviving Corporation will merge with and into Second Gildan Merger Sub, with Second Gildan Merger Sub surviving the Second Gildan Merger as a direct wholly owned subsidiary of Gildan.
The Closing will occur at 8:30 a.m., New York City time, on the fifth Business Day after all of the closing conditions set forth in the Merger Agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions); provided that the Closing may occur at such other time as Gildan and Hanesbrands may agree in writing. For more information, see the section entitled “— Conditions to the Transactions” on page 95. The Transactions will become effective when the respective articles of merger and conversion have been duly filed with the SDAT or at such later time as agreed by the Parties to be specified in such articles of merger and articles of conversion.
Surviving Company Organizational Documents and Directors and Officers
Hanesbrands Merger
Prior to the Hanesbrands Merger Effective Time, the Hanesbrands Parties will take all necessary actions to ensure that the Organizational Documents of Hanesbrands Holdco as of the Hanesbrands Merger Effective Time are the same as the Organizational Documents of Hanesbrands as of the Hanesbrands Merger Effective Time. The Merger Agreement provides that at the Hanesbrands Merger Effective Time, the Organizational Documents of Hanesbrands Merger Sub as in effect immediately prior to the Hanesbrands Merger Effective Time will be the Organizational Documents of the Hanesbrands Merger Surviving Corporation.
LLC Conversion
The Merger Agreement provides that at the LLC Conversion Effective Time, Hanesbrands LLC and its sole member will adopt a limited liability company agreement in a form customary for a single member, member-managed limited liability company that is treated as a disregarded entity separate from Hanesbrands Holdco for U.S. federal income tax purposes, which limited liability company agreement must be reasonably acceptable to Gildan.
First Gildan Merger
Hanesbrands Holdco and First Gildan Merger Sub will take all necessary action to cause the directors and officers of First Gildan Merger Sub as of immediately prior to the First Gildan Merger Effective Time to be the initial directors of and officers of the First Gildan Merger Surviving Corporation as of the First Gildan Merger Effective Time. The Merger Agreement provides that at the First Gildan Merger Effective Time, the Organizational Documents of First Gildan Merger Sub as in effect immediately prior to the First Gildan Merger Effective Time will be the Organizational Documents of the First Gildan Merger Surviving Corporation.
Second Gildan Merger
First Gildan Merger Surviving Corporation and Second Gildan Merger Sub will take all necessary actions to cause the directors and officers of the Second Gildan Merger Sub as of immediately prior to the Second Gildan Merger Effective Time to be the directors and officers of the Second Gildan Merger Surviving Corporation following the Second Gildan Merger Effective Time. The Merger Agreement provides that at the Second Gildan Merger Effective Time, the Organizational Documents of Second Gildan Merger Sub as in effect immediately prior to the Second Gildan Merger Effective Time will be the Organizational Documents of the Second Gildan Merger Surviving Corporation.
Director and Officer Resignations
The Merger Agreement provides that as requested by Gildan, Hanesbrands will use its reasonable best efforts to cause to be delivered to Gildan prior to the Closing resignations executed by directors (or equivalents) and officers of Hanesbrands and its subsidiaries, in each case, to be effective upon the First Gildan Merger Effective Time.

Merger Consideration
Under the Merger Agreement, at the Hanesbrands Merger Effective Time, by virtue of the Hanesbrands Merger and without any action on the part of Hanesbrands, Hanesbrands Merger Sub or the holders of any securities of Hanesbrands or Hanesbrands Merger Sub, each share of Hanesbrands Common Stock that is outstanding immediately prior to the Hanesbrands Merger Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of the Hanesbrands Holdco Common Stock with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of Hanesbrands Holdco. Subsequently, at the First Gildan Merger Effective Time, each share of Hanesbrands Holdco Common Stock that is outstanding immediately prior to the First Gildan Merger Effective Time (other than Cancelled Shares and Hanesbrands Equity Awards as described herein in “— Treatment of Hanesbrands Equity Awards” on page 95) will be automatically converted into the right to receive: (a) 0.102 Gildan Common Shares and (b) $0.80 in cash, without interest.
Notwithstanding the foregoing, the Merger Agreement provides that if the aggregate number of Gildan Common Shares to be issued or issuable by Gildan in connection with the Transactions or transactions related to the Transactions would result in the Fully Diluted Issued Shares being in excess of 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement, the amount of the Cash Consideration and the Share Consideration will be proportionately adjusted such that the Fully Diluted Issued Shares (taking into account such adjustment) represent 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement; provided that each holder of a share of Hanesbrands Common Stock shall receive the same economic value for each share of Hanesbrands Common Stock that it would have received pursuant to the Merger Agreement as if such adjustment did not apply, valuing the Share Consideration based upon the average of the volume weighted averages of the trading prices of Gildan Common Shares on the NYSE on each of the 20 consecutive NYSE trading days ending on (and including) the trading day that is one trading day prior to the date of the Merger Agreement.
The Merger Consideration will be equitably adjusted in the event of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares involving Hanesbrands Common Stock or Gildan Common Shares prior to the Hanesbrands Merger Effective Time, to proportionally reflect such change.
No Fractional Shares
No fractional Gildan Common Shares will be issued in connection with the First Gildan Merger and no certificates, scrip or shares representing fractional Gildan Common Shares will be delivered on the conversion of shares of Hanesbrands Holdco Common Stock. To the extent any Hanesbrands Holdco Common Stock would be exchanged for a fraction of a Gildan Common Share (after aggregating all shares represented by the common certificates representing shares of Hanesbrands Holdco Common Stock and uncertificated shares of Hanesbrands Holdco Common Stock represented by book-entry form delivered by such holder), each holder of Fractional Holdco Shares will receive, in lieu of a fraction of a Gildan Common Share, cash (without interest) in an amount equal to the Fractional Share Cash Amount. As promptly as possible following the First Gildan Merger Effective Time, the Exchange Agent will sell at the then-prevailing prices on the NYSE or the TSX, as applicable, such number of Gildan Common Shares constituting a portion of the exchange fund as represents the aggregate of all fractional entitlements of all holders of Hanesbrands Holdco Common Stock, with the cash proceeds (net of all commissions, transfer taxes and other out-of-pocket costs and expenses of the Exchange Agent incurred in connection with such sales) of such sales to be used by the Exchange Agent to fund the foregoing payments in lieu of fractional Gildan Common Shares. The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional Gildan Common Shares pursuant to the Merger Agreement was not separately bargained-for consideration but merely represents mechanical rounding off for purposes of avoiding the expense and inconvenience to Gildan that would otherwise be caused by the issuance of fractional Gildan Common Shares. No holder will be entitled to dividends, voting rights or any other rights in respect of any fractional Gildan Common Share that would otherwise have been issuable as part of the Merger Consideration.
Surrender of Hanesbrands Common Stock
Prior to the First Gildan Merger Effective Time, Gildan will, on behalf of First Gildan Merger Sub, deposit or cause to be deposited with the Exchange Agent, in trust for the benefit of holders of shares of

Hanesbrands Holdco Common Stock, (a) cash sufficient to pay the aggregate Cash Consideration payable in respect of Hanesbrands Holdco Common Stock and (b) evidence of Gildan Common Shares in book-entry form representing the number of Gildan Common Shares sufficient to deliver the aggregate Share Consideration deliverable in respect of Hanesbrands Holdco Common Stock.
As soon as reasonably practicable after the First Gildan Merger Effective Time and not later than the third Business Day following the Closing Date, Gildan will use its commercially reasonable efforts to cause the Exchange Agent to mail to each holder of record of shares of Hanesbrands Holdco Common Stock whose shares were converted into the right to receive the Merger Consideration (a) a letter of transmittal with respect to book-entry shares and common certificates and (b) instructions for use in effecting the surrender of book-entry shares or common certificates in exchange for the Merger Consideration.
On the surrender of common certificates (or effective affidavits of loss in lieu of a common certificate) or book-entry shares to the Exchange Agent, together with a duly completed and validly executed letter of transmittal, or, in the case of book-entry shares, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may be required by the Exchange Agent, the holder of such common certificates (or effective affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive in exchange the Merger Consideration together with any Fractional Share Cash Amount and any dividends or other distributions payable with respect to such shares following the First Gildan Merger Effective Time. No interest will be paid or accrued on any amount payable on due surrender of common certificates (or effective affidavits of loss in lieu thereof) or book-entry shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered common certificate is registered, it will be a condition precedent of payment that (a) the common certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and (b) the person requesting such payment will have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the common certificate surrendered or will have established that such tax either has been paid or is not required to be paid. With respect to Hanesbrands Common Stock held through DTC, Gildan and Hanesbrands will cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable after the First Gildan Merger Effective Time and not later than the third Business Day following the Closing Date, upon surrender of Hanesbrands Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (together with any Fractional Share Cash Amount and any dividends or other distributions payable with respect to such shares following the First Gildan Merger Effective Time), in each case, that such holder has the right to receive under the Merger Agreement.
In the case of any common certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the person claiming such common certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such common certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed common certificate the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions deliverable with respect to such shares following the First Gildan Merger Effective Time) payable with respect to the shares of Hanesbrands Holdco Common Stock represented by such lost, stolen or destroyed common certificate.
Withholding Rights
The Exchange Agent, Hanesbrands, Gildan and Gildan Merger Subs (or their respective affiliates), as applicable, will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement to any person such amounts as are required to be withheld or deducted under the Code, or under any provision of tax law with respect to the making of such payment (and, for the avoidance of doubt, to the extent any deduction or withholding is required in respect of the delivery of any Gildan Common Shares pursuant to the Merger Agreement, the applicable withholding agent may withhold or deduct from the Cash Consideration and/or a portion of the Gildan Common Shares otherwise deliverable thereunder may be withheld). To the extent that amounts are so deducted or withheld and timely paid over to the relevant government entity, such deducted or withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made, and if withholding is taken in Gildan Common Shares, the relevant withholding agent will be treated as having sold such Gildan Common Shares on behalf of such person for an amount of cash equal to the fair market value thereof at the time of such withholding and paid such cash proceeds to the relevant governmental entity.
Treatment of Hanesbrands Equity Awards
Hanesbrands Options
Each Hanesbrands Option, whether vested or unvested, that is outstanding as of immediately prior to the First Gildan Merger Effective Time will, at the First Gildan Merger Effective Time, be converted into a Gildan Option. The number of Gildan Common Shares subject to each such Gildan Option will be determined by multiplying the number of shares of Hanesbrands Common Stock subject to such Hanesbrands Option immediately prior to the First Gildan Merger Effective Time by the Equity Award Exchange Ratio, and rounding the resulting number down to the nearest whole number of Gildan Common Shares. The exercise price per Gildan Common Share with respect to each Gildan Option will be determined by dividing the exercise price per share of Hanesbrands Common Stock with respect to the related Hanesbrands Option by the Equity Award Exchange Ratio, and rounding the resulting number up to the nearest whole cent. The terms and conditions of each such Gildan Option will otherwise remain unchanged as a result of the conversion.
Hanesbrands RSUs
Each Hanesbrands RSU, whether vested or unvested, that is outstanding as of immediately prior to the First Gildan Merger Effective Time, will, at the First Gildan Merger Effective Time, be converted into a Gildan RSU. The number of Gildan Common Shares subject to each such Gildan RSU will be determined by multiplying the number of shares of Hanesbrands Common Stock subject to such Hanesbrands RSU immediately prior to the First Gildan Merger Effective Time by the Equity Award Exchange Ratio, and rounding the resulting number down to the nearest whole number of Gildan Common Shares. The terms and conditions of each such Gildan RSU will otherwise remain unchanged as a result of the conversion. Upon settlement of a Gildan RSU corresponding to a Hanesbrands RSU outstanding immediately prior to the First Gildan Merger Effective Time, Gildan will deliver to the holder thereof a Gildan Common Share purchased by Gildan on the secondary market.
Hanesbrands PSUs
Each Hanesbrands PSU, whether vested or unvested, that is outstanding as of immediately prior to the First Gildan Merger Effective Time, will, at the First Gildan Merger Effective Time, be converted into a Gildan RSU. The number of Gildan Common Shares subject to each such Gildan RSU corresponding to a Hanesbrands PSU will be determined by multiplying the number of shares of Hanesbrands Common Stock subject to such Hanesbrands RSU immediately prior to the First Gildan Merger Effective Time (based on the target level of performance) by the Equity Award Exchange Ratio, and rounding the resulting number down to the nearest whole number of Gildan Common Shares. The terms and conditions of each such Gildan RSU will otherwise remain unchanged as a result of the conversion, except that the performance-based vesting conditions will no longer apply. Upon settlement of a Gildan RSU corresponding to a Hanesbrands PSU outstanding immediately prior to the First Gildan Merger Effective Time, Gildan will deliver to the holder thereof a Gildan Common Share purchased by Gildan on the secondary market.
Conditions to the Transactions
Mutual Conditions to Closing
The respective obligations of the Parties to effect the Transactions are subject to the satisfaction or waiver at or prior to the Closing of each the following conditions:
•
obtaining the Hanesbrands Stockholder Approval;

•
effectiveness of the Form F-4 (of which this Proxy Statement/Prospectus forms a part) in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form F-4 having been issued and remaining in effect and no proceeding to that effect having been commenced;

•
no injunction or similar law or order having been entered, enacted or promulgated by a governmental entity of competent jurisdiction and continuing to be in effect that prohibits or makes illegal the consummation of the Transactions;

•
the consents required to be obtained under the HSR Act with respect to the Transactions having been obtained; and

•
the Gildan Common Shares to be issued in the First Gildan Merger having been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject only to the TSX Standard Listing Conditions.

Conditions to the Obligations of the Hanesbrands Parties
The obligations of the Hanesbrands Parties to effect the Transactions are also subject to the satisfaction or waiver by Hanesbrands, at or prior to the Closing, of the following conditions:
•
certain representations and warranties of Gildan and each Gildan Merger Sub in the Merger Agreement relating to the capitalization of Gildan and the absence of certain changes that would have a Material Adverse Effect being true and correct in all respects, each as of the date of the Merger Agreement and as of the Closing Date, as though made as of such time (except to the extent expressly made as of a particular date or period of time, in which case, as of such date or period of time), except, in the case of the capitalization representation, for any inaccuracies that would increase the number of Gildan Common Shares issued and outstanding, on a fully diluted basis, by more than 0.25%, in the aggregate;

•
certain representations and warranties of Gildan and each Gildan Merger Sub in the Merger Agreement relating to corporate qualification, outstanding shares or rights to be issued shares, authority to enter into the Merger Agreement, consents and approvals, no undisclosed liabilities and no brokers or finders being true and correct in all material respects (except for such representations that are qualified by the words “materially,” “material” or material adverse effect which must be true and correct in all respects), each as of the date of the Merger Agreement and as of the Closing Date, as though made as of such time (except to the extent expressly made as of a particular date or period of time, in which case, as of such date or period of time);

•
all other representations and warranties of Gildan and each Gildan Merger Sub in the Merger Agreement being true and correct, without giving effect to the words “materially,” “material” or material adverse effect, as of the date of the Merger Agreement and as of the Closing Date, as though made as of such time (except to the extent expressly made as of a particular date or period of time, in which case, as of such date or period of time), except where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Gildan;

•
Gildan and each Gildan Merger Sub having performed in all material respects the obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Closing;

•
since August 13, 2025, no event, change, fact, condition, occurrence, effect, result or development having occurred that has had, or would reasonably be expected to have, a Material Adverse Effect on Gildan that is continuing;

•
Hanesbrands’ receipt of a certificate of the chief executive officer or another executive officer of Gildan, certifying that the conditions set forth in the bullets directly above have been satisfied;

•
Hanesbrands’ receipt of a representation letter dated as of the Closing Date and signed by an officer of Gildan, providing the basis of facts, representations and assumptions for Hanesbrands Tax Counsel to draft an opinion that the Gildan Mergers should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not generally apply to cause the Gildan Mergers to result in gain recognition to holders of Gildan Common Shares (other than Excepted Stockholders); and

•
Hanesbrands Tax Counsel shall not have delivered to Hanesbrands an opinion that, as a result of a change in law occurring after the date of the Merger Agreement, Hanesbrands Tax Counsel is or would be unable to provide an opinion to the effect that for U.S. federal income tax purposes, the Gildan Mergers should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code should not generally apply to cause the Gildan Mergers to result in gain recognition to U.S. holders of Hanesbrands Holdco Common Stock that exchange their shares of Hanesbrands Holdco Common Stock for the Merger Consideration (other than any Excepted Stockholder) (and Hanesbrands is unable to obtain such an opinion from an alternative tax counsel).
Conditions to the Obligations of Gildan and the Gildan Merger Subs
The obligations of Gildan and the Gildan Merger Subs to effect the Transactions are also subject to the satisfaction or waiver by Gildan, at or prior to the Closing, of the following conditions:
•
certain representations and warranties of the Hanesbrands Parties in the Merger Agreement relating to the capitalization of Hanesbrands and the absence of certain changes that would have a Material Adverse Effect being true and correct in all respects, each as of the date of the Merger Agreement and as of the Closing Date, as though made as of such time (except to the extent expressly made as of a particular date or period of time, in which case, as of such date or period of time), except, in the case of the capitalization representation, for any inaccuracies that would increase the number of Hanesbrands Common Stock issued and outstanding, on a fully diluted basis, by more than 0.25%, in the aggregate;

•
certain representations and warranties of the Hanesbrands Parties in the Merger Agreement relating to corporate qualification, outstanding shares or rights to be issued shares, authority to enter into the Merger Agreement, consents and approvals, no undisclosed liabilities, no brokers or finders and no antitakeover statute or poison pill being true and correct in all material respects (except for such representations that are qualified by the words “materially,” “material” or material adverse effect which must be true and correct in all respects), each as of the date of the Merger Agreement and as of the Closing Date, as though made as of such time (except to the extent expressly made as of a particular date or period of time, in which case, as of such date or period of time);

•
all other representations and warranties of the Hanesbrands Parties in the Merger Agreement being true and correct, without giving effect to the words “materially,” “material” or “material adverse effect,” as of the date of the Merger Agreement and as of the Closing Date, as though made as of such time (except to the extent expressly made as of a particular date or period of time, in which case, as of such date or period of time), except where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hanesbrands;

•
the Hanesbrands Parties having performed in all material respects the obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Closing;

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since August 13, 2025, no event, change, fact, condition, occurrence, effect, result or development having occurred that has had, or would reasonably be expected to have, a Material Adverse Effect on Hanesbrands that is continuing;

•
Gildan’s receipt of a certificate of the chief executive officer or another executive officer of Hanesbrands, certifying that the conditions set forth in the bullets directly above have been satisfied;

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Gildan Tax Counsel shall not have delivered to Gildan an opinion that, as a result of a change in law occurring after the date of the Merger Agreement, Gildan Tax Counsel is or would be unable to provide an opinion to the effect that for U.S. federal income tax purposes no gain or loss will be recognized under Section 361 of the Code by any of the Parties (and Gildan is unable to obtain such an opinion from an alternative tax counsel); and

•
obtaining the required consents under applicable non-U.S. jurisdictions.

Frustration of Closing Conditions
None of the Parties may rely as a basis for not consummating the Transactions on the failure of any condition described above to be satisfied if such failure was caused by such party’s material breach of any covenant or agreement in the Merger Agreement.

Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by the Hanesbrands Parties, Gildan and each Gildan Merger Sub that are subject in some cases to important exceptions and qualifications including, among other things, as to materiality and Material Adverse Effect. The representations and warranties contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates and were solely for the benefit of the Parties to the Merger Agreement. Furthermore, the assertions embodied in those representations and warranties are qualified by information in Hanesbrands’ and Gildan’s respective public filings and in the Hanesbrands Disclosure Schedules and the Gildan Disclosure Schedules that the Parties have exchanged in connection with signing the Merger Agreement, which Hanesbrands Disclosure Schedules and the Gildan Disclosure Schedules are not reflected in the Merger Agreement and will not otherwise be publicly disclosed. The Hanesbrands Disclosure Schedules and Gildan Disclosure Schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. See the section entitled “— Material Adverse Effect” on page 99 for a definition of Material Adverse Effect applicable to each of Hanesbrands and Gildan. The representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Transactions if the representations and warranties of the other Parties prove to be untrue due to a change in circumstance or otherwise, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to investors and reports and documents filed with the SEC or the Canadian securities regulatory authorities and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Hanesbrands’ or Gildan’s public disclosures. For the foregoing reasons, these descriptions, representations and warranties should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement/Prospectus, and reports, statements and filings that Gildan and Hanesbrands file with the SEC and that Gildan files on SEDAR+ from time to time. For more information, see the section entitled “Where You Can Find Additional Information” on page 175.
The representations and warranties of the Hanesbrands Parties, Gildan and the Gildan Merger Subs in the Merger Agreement relate to, among other things:
•
due organization, valid existence, good standing, corporate power and authority, qualification to do business, organizational documents and ownership of their respective subsidiaries;

•
capital structure, including in particular the number of shares of equity-based awards issued and outstanding and the absence of certain debt and securities;

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corporate power and authority to enter into the Merger Agreement and to complete the Transactions, board recommendations, requisite stockholder/shareholder approvals and the enforceability of the Merger Agreement;

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consents and approvals relating to the execution, delivery and performance of the Merger Agreement, including required filings with, and the consents and approvals of, government entities in connection with the Transactions;

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absence of conflicts with or breaches of its or its subsidiaries’ Organizational Documents, certain contracts or applicable laws as a result of the execution, delivery and performance of the Merger Agreement and the completion of the Transactions or any other transaction contemplated by the Merger Agreement;

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filings with the SEC pursuant to the Exchange Act or Securities Act and, with respect to Gildan, with applicable Canadian securities regulatory authorities;

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compliance with the applicable listing and corporate governance rules and regulations of the NYSE and the TSX;

•
preparation of financial statements in compliance with GAAP and IFRS;

•
financial statements and fair presentation of consolidated financial position;

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internal controls over financial reporting and disclosure controls and procedures;

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no undisclosed liabilities;

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compliance with laws since August 13, 2022, and possession of requisite permits;

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compliance with anti-corruption, anti-bribery and anti-money laundering laws and export and sanctions regulations in the past five years and institution of compliance policies since August 13, 2022;

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environmental matters;

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matters related to employee benefit plans, and labor and employment;

•
the absence of any event, change, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect on Hanesbrands or Gildan, as applicable, since December 28, 2024 for Hanesbrands and December 29, 2024 for Gildan;

•
the absence of certain investigations, litigation, orders and injunctions;

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tax matters;

•
capitalization of Hanesbrands’ and Gildan’s respective merger subs; and

•
brokers’ fees in connection with the Transactions or any other transaction contemplated by the Merger Agreement.

The Merger Agreement also contains representations and warranties made by Hanesbrands as to, among other things:
•
intellectual property matters;

•
title to assets and title to properties (including real property) matters;

•
receipt of a fairness opinion from Goldman Sachs;

•
the Hanesbrands Stockholder Approval;

•
matters with respect to certain material contracts;

•
matters with respect to certain suppliers and customers;

•
inventory matters;

•
insurance matters;

•
affiliate transactions;

•
inapplicability of certain anti-takeover statutes or regulations or anti-takeover provisions in the Organizational Documents of Hanesbrands Parties; and

•
matters related to Hanesbrands’ joint venture relating to the Playtex mark.

The Merger Agreement also contains representations and warranties made by Gildan as to, among other things:
•
Debt Financing matters; and

•
absence of ownership by Gildan and its subsidiaries of Hanesbrands Common Stock or certain securities, contract rights or derivative positions.

Material Adverse Effect
Specified representations and warranties in the Merger Agreement are subject to materiality or material adverse effect qualifications (that is, such representations or warranties will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined below)).
Under the Merger Agreement, a “Material Adverse Effect” with respect to Hanesbrands or Gildan, as applicable, is defined as an event, change, fact, condition, occurrence, effect, result or development that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a materially adverse effect on the business, operations, financial or other condition, properties, assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole, or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of such party or any of its subsidiaries to consummate the transactions contemplated by the Merger Agreement (including the Transactions), but, solely in the case of clause (a), shall not include events, changes, facts, conditions, occurrences, effects, results or developments to the extent relating to or resulting from:
•
changes in general economic or political conditions or the securities, equity, credit or financial markets in general, including trade regulations, trade disputes, restrictions and tariffs (or similar taxes), or changes in or affecting domestic or foreign interest or exchange rates;

•
any decline in the market price or trading volume of such party’s shares, or any change in the credit rating of such party or any of its securities (provided that the events, changes, facts, conditions, occurrences, effects or developments underlying such decline or change may be taken into account in determining whether a Material Adverse Effect in respect of such party has occurred to the extent not otherwise excluded by the definition thereof);

•
changes or developments in the industries in which such party or its subsidiaries operate;

•
changes in law after the date of the Merger Agreement;

•
the execution, delivery or performance of the Merger Agreement or the public announcement or pendency or consummation of the Transactions or other transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, partnerships, customers or suppliers or governmental entities (but only to the extent the impact was proximately caused by the execution, delivery or performance of the Merger Agreement or the public announcement or pendency or consummation of the Transactions or other transactions contemplated thereby);

•
performance by such party of its express obligations under the Merger Agreement or with the prior written consent or at the written direction of the other party;

•
any act of civil unrest, civil disobedience, war, terrorism, sabotage, military activity or escalation of hostilities involving the U.S. or any other governmental entity or the declaration by the U.S. or any other governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on August 13, 2025 (including, in each applicable case, whether physical or cyber), provided that this exclusion will not apply to cyberattacks, cyber intrusions, or any other cyber incidents that are specifically directed or targeted at Hanesbrands or Gildan or their respective subsidiaries;

•
any hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events;

•
any pandemic, epidemic or disease outbreak or other comparable events;

•
changes in generally GAAP, IFRS or other applicable accounting standards after the date of the Merger Agreement;

•
any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided that the events, changes, facts, conditions, occurrences, effects or developments underlying any such failure may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); or

•
solely with respect to Hanesbrands, Hanesbrands or its subsidiaries taking any remedy action requested by Gildan for regulatory approval;

except, with respect to the first, third, fourth, seventh, eighth, nineth and tenth bullets above, to the extent the impact thereof disproportionately and adversely affects the applicable party and its subsidiaries, taken as a whole, relative to the other participants in the same or similar industries or geographies in which such party and its subsidiaries operate, the disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect.

Conduct of Business Pending the Transactions
Hanesbrands
From and after the date of the Merger Agreement and prior to the earlier of the First Gildan Merger Effective Time and the date, if any, on which the Merger Agreement is terminated, except (a) as may be required by applicable law, (b) with Gildan’s prior written approval (which shall not be unreasonably withheld, delayed or conditioned), (c) as expressly required or permitted by the Merger Agreement, (d) actions taken in connection with a remedy action requested by Gildan for regulatory approval or (e) as set forth in the Hanesbrands Disclosure Schedules, Hanesbrands will and will cause its subsidiaries to use commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business and (ii) preserve intact in all material respects its business organization and assets and maintain existing relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, labor unions, agents, contractors, business associates and key business relationships.
Further, from and after the date of the Merger Agreement and prior to the earlier of the First Gildan Merger Effective Time and the date, if any, on which the Merger Agreement is terminated, except (v) as may be required by applicable law, (w) with Gildan’s prior written approval (which shall not be unreasonably withheld, delayed or conditioned), (x) as expressly required or permitted by the Merger Agreement, (y) actions taken in connection with a remedy action requested by Gildan for regulatory approval or (z) as set forth in the Hanesbrands Disclosure Schedules, Hanesbrands:
•
will not, and will not permit any of its subsidiaries to, declare, set aside, make, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Hanesbrands or its subsidiaries) (except for dividends paid by any wholly owned subsidiary of Hanesbrands to Hanesbrands or to any other wholly owned subsidiary of Hanesbrands);

•
will not, and will not permit any of its subsidiaries to, split, combine, reclassify or subdivide any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as may be permitted by certain interim operating covenants contained in the Merger Agreement and except for (i) any such transaction by a wholly owned subsidiary of Hanesbrands that remains a wholly owned subsidiary after consummation of such transaction and (ii) the withholding of shares of Hanesbrands Common Stock to satisfy withholding tax obligations in respect of Hanesbrands Equity Awards outstanding as of the date of the Merger Agreement in accordance with their terms and, as applicable, the Hanesbrands Equity Plan as in effect on the date of the Merger Agreement;

•
will not, and will not permit any of its subsidiaries to, except as required pursuant to the terms of any Hanesbrands Benefit Plan in effect as of the date hereof that is set forth in the Hanesbrands Disclosure Schedules, (i) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee of Hanesbrands or any of its subsidiaries, except for those employees who are not party to a change in control agreement set forth in the Hanesbrands Disclosure Schedules, increases in annual salary or wage rate in the ordinary course of business that do not exceed 5% individually or 3% in the aggregate, (ii) become a party to, establish, adopt, amend, commence participation in or terminate any Hanesbrands Benefit Plan or any arrangement that would have been a Hanesbrands Benefit Plan had it been entered into prior to the date of the Merger Agreement (other than amendments that do not materially increase the cost of maintaining such plan or the level of benefits provided thereunder), (iii) grant any new awards, or amend or modify the terms of any outstanding awards (including, in each case, any Hanesbrands Equity Awards), under any Hanesbrands benefit plan, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Hanesbrands Benefit Plan, (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Hanesbrands Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vi) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Continuing Employee of Hanesbrands, (vii) hire any employee at or above the level of director or (viii) terminate the employment of any officer-level employee other than for cause;

•
will not become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•
will not, and will not permit any of its subsidiaries to, change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or IFRS (as confirmed by Hanesbrands’ independent registered public accounting firm);

•
will not adopt or propose any amendment to the organizational documents of Hanesbrands or any of its subsidiaries;

•
except for transactions solely among Hanesbrands and its wholly owned subsidiaries or solely among Hanesbrands’ wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or other ownership interests in any subsidiaries of Hanesbrands or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Hanesbrands Equity Award (except as otherwise provided by the express terms of any such award), other than (i) issuances of shares of Hanesbrands Common Stock in respect of any exercise of or settlement of Hanesbrands Equity Awards outstanding on the date of the Merger Agreement or granted thereafter and not in violation of the Merger Agreement, in each case, in accordance with their terms and, as applicable, the Hanesbrands Equity Plans in effect as of the date of the Merger Agreement, (ii) any permitted liens and (iii) pursuant to existing agreements in effect prior to the execution and delivery of the Merger Agreement;

•
except for transactions solely among Hanesbrands and its subsidiaries or solely among Hanesbrands’ wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Hanesbrands Common Stock from a holder of Hanesbrands Equity Awards outstanding on the date of the Merger Agreement or granted thereafter and not in violation of the Merger Agreement, in each case, in satisfaction of withholding obligations or in payment of the exercise price, in accordance with their terms and, as applicable, the Hanesbrands Equity Plans in effect as of the date of the Merger Agreement;

•
will not, and will not permit any of its subsidiaries to, incur, assume or guarantee any indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security) except for (i) any indebtedness solely among Hanesbrands and its wholly owned subsidiaries or solely among Hanesbrands’ wholly owned subsidiaries, (ii) borrowings under the Hanesbrands Credit Agreement or the Hanesbrands ARS Facility Agreement in the ordinary course of business, (iii) liabilities pursuant to finance leases (as determined in accordance with GAAP) incurred in the ordinary course of business, (iv) liabilities pursuant to or in connection with letters of credit, banker’s acceptances, bank guarantees or similar items (in each case whether or not drawn, contingent or otherwise) incurred in the ordinary course of business, (v) guarantees or credit support provided by Hanesbrands or any of its subsidiaries for indebtedness of Hanesbrands or any of its wholly owned subsidiaries, to the extent such indebtedness (A) was in existence on the date of the Merger Agreement or (B) is incurred in compliance with the Merger Agreement and (vi) indebtedness incurred pursuant to agreements in effect prior to the execution and delivery of the Merger Agreement and set forth in the Hanesbrands Disclosure Schedules;

•
will not, and will not permit any of its subsidiaries to, make any loans, advances, guarantees or capital contributions to or investments in any person (other than to or from Hanesbrands and any of its wholly owned subsidiaries) in excess of $2 million individually or $5 million in the aggregate;

•
will not, and will not permit any of its subsidiaries to, cancel, modify or waive any indebtedness or claims held by it or any of its subsidiaries or waive any rights held by it or any of its subsidiaries having in each case a value in excess of $2 million individually or $5 million in the aggregate;

•
will not, and will not permit any of its subsidiaries to, sell, lease, divest, cancel, license, transfer, exchange or swap, or subject to any lien (other than permitted liens), or otherwise dispose of, any portion of its businesses, properties or assets, in each case, material to Hanesbrands, including the capital stock of its subsidiaries but excluding intellectual property other than (except for liens) in the ordinary course of business, and except for transactions solely among Hanesbrands and its wholly owned subsidiaries or solely among Hanesbrands’ wholly owned subsidiaries;
•
will not, and will not permit any of its subsidiaries to, enter into any contract with a term greater than one year, that may not be terminated by Hanesbrands or any of its subsidiaries without cause, and that would have been a material contract of Hanesbrands had it been entered into prior to the date of the merger agreement or terminate, allow to lapse, renew, materially modify, materially amend, waive any material rights, materially supplement, assign, convey, materially encumber or otherwise transfer, in whole or in part, material rights or interest pursuant to or in any material contract of Hanesbrands in a manner that is adverse to Hanesbrands, in each case, other than in the ordinary course of business or as otherwise contemplated by the interim operating covenants; provided that certain specific contracts cannot be modified, amended, have any rights waived, supplemented, assigned, conveyed, encumbered or otherwise transferred in any manner without the prior written consent of Gildan;

•
will not, and will not permit any of its subsidiaries to, acquire assets from any other person other than (i) in the ordinary course of business and consistent in all material respects with Hanesbrands’ capital budget set forth in the Hanesbrands Disclosure Schedules, (ii) acquisitions of inventory or other goods in the ordinary course of business, or (iii) assets with a fair market value or purchase not in excess of $2 million individually or $5 million in the aggregate;

•
except as expressly permitted under the Merger Agreement, will not, and will not permit any of its subsidiaries to, enter into any consent decree or similar agreement or settle, pay, discharge or satisfy any action that involves only the payment of monetary damages in excess of certain specified amounts set forth in the Hanesbrands Disclosure Schedules over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in Hanesbrands’ SEC filings relating to such action, or which would reasonably be expected to (i) prevent, materially delay or materially impair the consummation of the Transactions, (ii) have a materially negative impact or impose any material restriction on the operations and reputation of Hanesbrands or any of its affiliates (including, for the avoidance of doubt, Gildan and its subsidiaries from and following the closing), (iii) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by Hanesbrands or any of its subsidiaries or (iv) result in a finding or admission of a violation of law;

•
will not, and will not permit any of its subsidiaries to, make or authorize any capital expenditures, except to the extent provided by, and consistent in all material respects with, Hanesbrands’ capital budget set forth in the Hanesbrands Disclosure Schedules;

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will not, and will not permit any of its subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Hanesbrands or any of its subsidiaries;

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will not, and will not permit any of its subsidiaries to, enter into any new line of business that is not reasonably related to the existing business lines of Hanesbrands or its subsidiaries;

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will not, and will not permit any of its subsidiaries to, (i) make (other than in the ordinary course of business), change or revoke any material tax election, (ii) change any material method of tax accounting or tax accounting period, (iii) file any amended tax return with respect to any material tax, (iv) settle or compromise any material tax proceeding or enter into any closing agreement relating to any material tax, (v) surrender any right to claim a material tax refund, (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material tax except for automatic extensions of time to file any tax return obtained in the ordinary course of business, or (vii) initiate or enter into any voluntary disclosure or similar agreement with, or request any ruling from, or otherwise voluntarily disclose information to, any governmental entity with respect to any material taxes, in each case, if such action would, individually or in the aggregate with other actions described in the Merger Agreement and taken after the date of the Merger Agreement, reasonably be expected to result in a material increase in the tax liability of Hanesbrands and its subsidiaries;

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will not, and will not permit any of its subsidiaries to, terminate or permit any material permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material permits;

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will not, and will not permit any of its subsidiaries to, materially reduce or terminate any insurance policies so as to adversely affect the insurance coverage of Hanesbrands or any of its subsidiaries, taken as a whole, or fail to use its respective commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;

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will not, and will not permit any of its subsidiaries to, sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest or otherwise dispose of any intellectual property material to the businesses of Hanesbrands and its subsidiaries, except for permitted liens and non-exclusive licenses under intellectual property granted in the ordinary course of business;

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will not, and will not permit any of its subsidiaries to, abandon or otherwise allow to lapse, be cancelled or expire any intellectual property material to the businesses of Hanesbrands and its subsidiaries, other than lapses or expirations of any registered intellectual property that is at the end of its maximum statutory term (with renewals); and

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will not, and will not permit any of its subsidiaries to, agree, authorize or commit, in writing or otherwise, to take any of the foregoing actions.

Gildan
From and after the date of the Merger Agreement and prior to the earlier of the First Gildan Merger Effective Time and the date, if any, on which the Merger Agreement is terminated, except (a) as may be required by applicable law, (b) with Hanesbrands’ prior written approval (which shall not be unreasonably withheld, delayed or conditioned), (c) as expressly required or permitted by the Merger Agreement or (d) as set forth in the Gildan Disclosure Schedules, Gildan will, and will cause its subsidiaries to use commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business, (ii) preserve intact in all material respects its business organization and assets and maintain existing relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, labor unions, agents, contractors, business associates and key business relationships, and (iii) not take any action that would reasonably be expected to cause the Fully Diluted Issued Shares to be in excess of 24.99% of the number of Gildan Common Shares outstanding as of the date of the Merger Agreement, as to require a vote of Gildan’s shareholders under the TSX’s security holder approval requirement in the TSX Company Manual.
No Solicitation
Upon execution of the Merger Agreement, Hanesbrands had to, and had to cause its subsidiaries and its and their respective Representatives to, immediately cease any discussions or negotiations with any persons that may be ongoing with respect to an Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to, or result in, an Alternative Proposal. Further, Hanesbrands had to promptly (but in any event within 24 hours after the execution and delivery of the Merger Agreement) terminate all physical and electronic data access previously granted to any persons in connection with the Transactions (other than to Gildan and its affiliates and Representatives) and request that any such persons promptly return or destroy all confidential information concerning Hanesbrands and any of its subsidiaries.
From August 13, 2025 until the earlier of the First Gildan Merger Effective Time and the Termination Date, Hanesbrands will not, and will cause its subsidiaries and its and their respective Representatives not to, directly or indirectly:
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solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer, inquiry or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, an Alternative Proposal;

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engage in, continue or otherwise participate in any discussions or negotiations with any person regarding an Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an Alternative Proposal (except solely to notify such person that the provisions of the Merger Agreement prohibit any such discussions or negotiations);

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furnish any non-public information relating to Hanesbrands or its subsidiaries in connection with or for the purpose of facilitating an Alternative Proposal or any proposal, offer, inquiry or indication of intent that would reasonably be expected to lead to, or result in, an Alternative Proposal;

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recommend or enter into any other letter of intent, memorandum of understanding, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other agreement with respect to an Alternative Proposal (except for confidentiality agreements or clean team agreements permitted by the Merger Agreement); or

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approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make an Alternative Proposal.

At any time prior to, but not after, obtaining the Hanesbrands Stockholder Approval, if Hanesbrands receives an unsolicited Alternative Proposal that did not result from Hanesbrands’ violation of the non-solicitation provisions, Hanesbrands and its Representatives may contact the third party making such Alternative Proposal solely to clarify the terms and conditions thereof. If the Hanesbrands Board, including any committee thereof, determines in good faith after consultation with outside legal and financial advisors that (a) such Alternative Proposal constitutes a Superior Proposal or (b) such Alternative Proposal would reasonably be expected to lead to a Superior Proposal and, in either case, the failure to take such action would reasonably be likely to be inconsistent with the Hanesbrands Board’s statutory standard of conduct under applicable law, Hanesbrands may take the following actions:
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furnish non-public information to the third party making such Alternative Proposal in response to a request therefor if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with Hanesbrands having confidentiality and use provisions not less restrictive in the aggregate to such third party than the provisions in the confidentiality agreement between Hanesbrands and Gildan (it being understood that such confidentiality agreement will not restrict Hanesbrands from providing the access, information or data required to be provided to Gildan pursuant to the Merger Agreement and such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal); provided that if the third party making such Alternative Proposal is a known competitor of Hanesbrands, Hanesbrands will not provide any commercially sensitive non-public information to such third party other than in accordance with a “clean team agreement” that includes “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information that are no less restrictive in the aggregate than the clean team agreement between Hanesbrands and Gildan; and

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engage in discussions or negotiations with the third party (including its Representatives) with respect to the Alternative Proposal.

Hanesbrands will promptly (and in any event within 48 hours) notify Gildan in writing if:
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any inquiries, proposals or offers with respect to an Alternative Proposal or that would reasonably be expected to lead to an Alternative Proposal are received by Hanesbrands or any of its Representatives;

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any information is requested from Hanesbrands or any of its Representatives that, to the knowledge of Hanesbrands, after reasonable inquiry of the requesting person, is or is reasonably likely to have been made in connection with an Alternative Proposal; or

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any discussions or negotiations with respect to an Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Proposal are sought to be initiated or continued with Hanesbrands or any of its Representatives.

Such notice will identify the material terms and conditions thereof (including, if applicable and known after reasonable inquiry of the requesting person, the name of the applicable third party, the financing or potential financing sources thereof and complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements, or, a reasonably detailed written summary of oral requests, proposals or offers). Hanesbrands will keep Gildan reasonably informed on a reasonably current basis (but, in any event, within 48 hours after any material change or development) of any material developments regarding any Alternative Proposals or any material change to the terms of any Alternative Proposal and the status of any discussions or negotiations with respect thereto.

Change of Recommendation
Except as permitted by the Merger Agreement, the Hanesbrands Board, including any committee thereof, may not:
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withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Hanesbrands Recommendation;

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fail to include the Hanesbrands Recommendation in this Proxy Statement/Prospectus;

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if an Alternative Proposal that is a tender offer or exchange offer for the outstanding shares of Hanesbrands Common Stock is commenced (other than by Gildan or an affiliate of Gildan), fail to recommend, within 10 Business Days after such commencement, against acceptance of such tender offer or exchange offer by its stockholders;

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approve, adopt, recommend or declare advisable any Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Alternative Proposal;

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following the public disclosure of each Alternative Proposal and each amendment, modification or supplement thereof, fail to publicly reaffirm the Hanesbrands Recommendation within five Business Days after Gildan’s first written request that Hanesbrands do so;

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approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement or clean team agreement permitted by the Merger Agreement) relating to any Alternative Proposal; or

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agree, authorize or commit to do any of the foregoing.

The taking of any of the actions set forth above will constitute a “Change of Recommendation.”
Prior to obtaining the Hanesbrands Stockholder Approval, the Hanesbrands Board may:
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in response to a Superior Proposal, make a Change of Recommendation if: (a) the Hanesbrands Board determines in good faith, after consultation with outside legal and financial advisors, that the failure of the Hanesbrands Board to take such action would reasonably be likely to be inconsistent with its statutory standard of conduct under applicable law; (b) Hanesbrands has given Gildan at least five Business Days’ written notice of its intention to make such a Change of Recommendation or terminate the Merger Agreement, which notice must include a description of the terms and conditions of the Superior Proposal (including, if applicable, complete copies of any written requests, proposals or offers and any other material documents or a reasonably detailed written summary of oral requests, proposals or offers) that is the basis for the proposed action of the Hanesbrands Board, the identity of the person making the Superior Proposal, a description of the financing or potential financing sources for such Superior Proposal (if applicable and known) and a complete copy of any proposed definitive agreement for Superior Proposal (if any); (c) Hanesbrands, if requested by Gildan, has negotiated in good faith with Gildan to make any amendments to the terms of the Merger Agreement as would permit the Hanesbrands Board not to effect a Change of Recommendation or terminate the Merger Agreement in connection with such Superior Proposal; and (d) at the end of the five-business day notice period, after taking into account any firm commitments made by Gildan in writing to amend the terms of the Merger Agreement and any other proposals or information offered by Gildan, the Hanesbrands Board concludes that the Superior Proposal continues to constitute a Superior Proposal if such amendments were to be given effect; provided that any material modifications to the terms of a Superior Proposal (including any change in the amount or form of consideration) will require a new notice and commence a new notice period of three Business Days; and

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in response to an intervening event, make a change of recommendation if: (a) the Hanesbrands Board determines in good faith, after consultation with outside legal and financial advisors, that the failure of the Hanesbrands Board to take such action would reasonably be likely to be inconsistent with its statutory standard of conduct under applicable law; (b) Hanesbrands has given Gildan at least five Business Days’ written notice of its intention to make such a Change of Recommendation, which notice must include a description of the applicable intervening event; and (c) at the end of the five-business day notice period, after taking into account any firm commitments made by Gildan in writing to amend the terms of the Merger Agreement and any other proposals or information offered by Gildan, the Hanesbrands Board determines in good faith, after consultation with outside legal counsel, that the failure of the Hanesbrands Board to make such Change of Recommendation would reasonably be likely to result in the Hanesbrands Board violating its statutory standard of conduct under applicable law if such amendments were to be given effect.
As further described in the section below entitled “— Termination or Abandonment of the Merger Agreement” on page 115, if Gildan terminates the Merger Agreement due to the Hanesbrands Board making a Change of Recommendation, or if Hanesbrands terminates the Merger Agreement to enter into a definitive agreement providing for a Superior Proposal, Hanesbrands will be required to pay Gildan the Hanesbrands Termination Fee.
The Merger Agreement will not prohibit Hanesbrands from complying with its disclosure obligations under applicable law and the rules or policies of the NYSE.
Efforts to Obtain Required Stockholder Votes
Hanesbrands will cause this Proxy Statement/Prospectus to be mailed to Hanesbrands’ stockholders as promptly as reasonably practicable after the Clearance Date. Hanesbrands will take all action necessary to set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the mailing of this Proxy Statement/Prospectus for the purpose of obtaining the Hanesbrands Stockholder Approval as soon as reasonably practicable following the Clearance Date (and in any event within 45 days thereof). Unless Hanesbrands has made a Change of Recommendation in accordance with the terms of the Merger Agreement, Hanesbrands will include the Hanesbrands Recommendation in this Proxy Statement/Prospectus and will solicit, and use its reasonable best efforts to obtain, the Hanesbrands Stockholder Approval at the Special Meeting (including by soliciting proxies in favor of the approval of the Transactions) as soon as reasonably practicable.
Hanesbrands will cooperate with and keep Gildan informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of this Proxy Statement/Prospectus to its stockholders (including providing voting reports on at least a weekly basis; provided that during the 10 Business Days prior to the Special Meeting, Hanesbrands will promptly provide daily voting reports) and will give notice to Gildan one day prior to the Special Meeting and on the day of, but prior to, the Special Meeting, indicating whether as of such date sufficient proxies representing the Hanesbrands Stockholder Approval have been obtained.
Hanesbrands may, in its reasonable discretion, postpone, recess or adjourn the Special Meeting:
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to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Hanesbrands Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable law;

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if as of the time that the Special Meeting is originally scheduled (the “Original Meeting Date”) there are insufficient shares of Hanesbrands Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting;

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to allow reasonable additional time to solicit additional proxies necessary to obtain the Hanesbrands Stockholder Approval; or

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to comply with applicable law;

so long as, in each case of the above four circumstances, Hanesbrands will have provided prior written notice to Gildan and reasonably consulted with Gildan in advance with respect to such determination; provided that without the prior written consent of Gildan (which may not be unreasonably withheld, conditioned or delayed), in no event will the Special Meeting be postponed, recessed or adjourned more than 10 Business Days in connection with any one postponement, recess or adjournment.
Hanesbrands may also, in its reasonable discretion, postpone, recess or adjourn the Special Meeting if an Alternative Proposal or a Superior Proposal is received within five Business Days before the Special Meeting, to allow reasonable additional time for the Hanesbrands Board to consider such Alternative Proposal or Superior Proposal; provided that without the prior written consent of Gildan (which may not be unreasonably withheld, conditioned or delayed), in no event will the Special Meeting be postponed, recessed or adjourned more than five Business Days in connection with any one postponement, recess or adjournment.
In no event will the Special Meeting be postponed, recessed or adjourned more than an aggregate of 30 days from the Original Meeting Date.
Financing
Debt Financing
Gildan has agreed to use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary or advisable to arrange and obtain the Debt Financing and consummate the Debt Financing on or prior to the Closing to the extent required to pay the minimum amount required to be paid by Gildan in connection with the consummation of the Transactions after taking into account cash on hand, available lines of credit and other sources of funds available to Gildan. Such actions include Gildan using reasonable best efforts to (a) comply with and maintain in effect the Debt Commitment Letter, (b) satisfy or obtain waiver of all financing conditions to the extent within the control of Gildan and its affiliates on a timely basis, (c) negotiate, execute and deliver definitive agreements with respect to the Debt Financing to the extent required, which shall reflect the terms in the Debt Commitment Letter or on such other terms acceptable to Gildan subject to certain limitations, and (d) in the event the financing conditions have been satisfied or waived, consummate the Debt Financing, including by enforcing Gildan’s rights under the Debt Commitment Letter and definitive agreements relating to the Debt Financing to the extent required. For more detailed information, see the section entitled “The Merger Proposal — Debt Financing” on page 73.
In the event any portion of the Debt Financing becomes unavailable on the terms and conditions in the Debt Commitment Letter, subject to certain limitations and other than as a result of Hanesbrands’ breach of the Merger Agreement or failure to satisfy certain conditions, (a) Gildan is required to promptly notify Hanesbrands of the unavailability and reasons therefor, (b) as promptly as practicable, Gildan is required to use reasonable best efforts to obtain alternative financing on terms and conditions, taken as a whole, no less favorable to Gildan than as contemplated by the Debt Commitment Letter and not involving conditions that constitute an adverse effect on financing, which is at least equal to the minimum amount required to be paid by Gildan in connection with the consummation of the Transactions, when taken together with available Debt Financing, any cash on hand, available lines of credit and other available sources of funds, and (c) Gildan is required to use reasonable best efforts to obtain and provide to Hanesbrands a copy of a new financing commitment that provides for such alternative financing, subject to customary redactions. Gildan is required to give Hanesbrands prompt notice of any material breach, default or repudiation by any party to the Debt Commitment Letter of which Gildan or its affiliates become aware. To the extent requested by Hanesbrands, Gildan is required to keep Hanesbrands informed on a reasonably current basis upon request of the status of its efforts to arrange Debt Financing.
Gildan has agreed that it shall not amend the Debt Commitment Letter or any Debt Financing document, except in connection with the incurrence of further or replacement financing, without the prior written consent of Hanesbrands (which may not be unreasonably withheld, delayed or conditioned) if such amendment (a) imposes additional conditions precedent or expands upon the conditions precedent to the funding of the Debt Financing, (b) reduces the amount of the Debt Financing or the net cash proceeds available from the Debt Financing to an amount less than the minimum amount required to be paid by Gildan in connection with the consummation of the Transactions, when taken together with any cash on hand, available lines of credit and other available sources of funds, (c) prevents or materially delays or makes materially less likely the funding of the Debt Financing or materially impairs, delays or prevents the consummation of the Transactions, (d) materially adversely affects Gildan’s ability to consummate the Transactions or (e) materially adversely impacts Gildan’s ability to enforce its rights against the parties to the Debt Commitment Letter or definitive agreements related thereto (each of which we refer to as an “adverse effect on financing”), in each case, subject to certain exceptions. Gildan may, however, without written notice or consent of Hanesbrands, reduce the amount of Debt Financing under the Debt Commitment Letter to the extent the remaining amount, taken together with net cash proceeds of one or more offerings of debt or equity securities or term loans, together with other sources of funds available to Gildan, are sufficient to consummate the Transactions.

Gildan has acknowledged and agreed that its obligations under the Merger Agreement are not subject to, or conditioned upon, Gildan’s receipt of financing.
Cooperation of Hanesbrands
Hanesbrands has agreed to use reasonable best efforts to, and to cause its subsidiaries to use reasonable best efforts to, and to use reasonable best efforts to cause the appropriate representatives of Hanesbrands and its subsidiaries to, provide customary cooperation reasonably requested by Gildan in connection with any Debt Financing or alternative financing (provided that such requested cooperation is subject to certain specified limitations), including:
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furnishing Gildan with certain financing information regarding Hanesbrands and its subsidiaries in connection with the Debt Financing;

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members of senior management of Hanesbrands participating in meetings and other customary syndication activities with providers of Debt Financing and rating agencies during normal business hours and at mutually agreed times and locations;

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reasonably assisting Gildan in the preparation of materials customarily requested to be used in connection with obtaining the Debt Financing;

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providing customary information regarding Hanesbrands and its subsidiaries to assist with Gildan’s preparation of pro forma financial statements;

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reasonably cooperating with the marketing efforts for any portion of the Debt Financing, including using reasonable best efforts with respect to ensuring the benefit of Hanesbrands’ existing lending relationships and assistance in obtaining credit ratings;

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providing customary authorization letters authorizing the distribution of information provided by Hanesbrands or its subsidiaries to prospective lenders with customary representations;

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causing Hanesbrands’ independent registered public accounting firms to provide customary assistance with the Debt Financing;

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delivering, at least three business days prior to closing, to the extent reasonably requested in writing by the Debt Financing sources at least 10 business days prior to closing, information and documentation regarding Hanesbrands and its subsidiaries with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations;

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assisting with obtaining releases of existing liens;

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taking all corporate actions, subject to the occurrence of the closing, reasonably requested by Gildan to permit the consummation of the Debt Financing;

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cooperating in satisfying conditions precedent for the Debt Financing if such condition requires cooperation of, or is within the control of, Hanesbrands and its subsidiaries; and

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providing customary information reasonably requested by Gildan regarding Hanesbrands and its subsidiaries to assist Gildan with the preparation of definitive documents for the Debt Financing.

Upon request by Hanesbrands, Gildan has agreed to reimburse Hanesbrands for all reasonable expenses incurred in connection with the financing cooperation and to indemnify Hanesbrands and its representatives for any losses incurred in connection with the arrangement of the Debt Financing, subject to certain exceptions.
Notes Redemption; Payoff of Hanesbrands Indebtedness
If requested in writing by Gildan, Hanesbrands is required to, and to cause each of its subsidiaries and each of their respective representatives to, use reasonable best efforts to cooperate with Gildan to, and use reasonable best efforts to take actions that are necessary to, allow or effect (a) the satisfaction and discharge of the aggregate principal amount of the Hanesbrands Notes and/or (b) the conditional redemption of the Hanesbrands Notes at the Closing, in each case which must be conditioned on the occurrence of the Closing.

Hanesbrands has agreed, at the request of Gildan, for each of the Hanesbrands Credit Agreement and the Hanesbrands ARS Facility Agreement, to furnish a notice in respect of payment in full and termination of outstanding commitments to the relevant party and provide Gildan at certain dates prior to the closing date customary draft and executed payoff letters and related guarantee and lien release documentation. In addition, Hanesbrands will, at the request of Gildan, cooperate in good faith and use reasonable best efforts to promptly assist Gildan in arranging for the continuation, modification, back-stop and/or replacement of certain other financing arrangements of Hanesbrands or its subsidiaries.
Employee Matters
During the six-month period following the Closing Date, Gildan has agreed to provide each employee of Hanesbrands and its subsidiaries employed at the First Gildan Merger Effective Time who continues to remain employed with Hanesbrands or its subsidiaries (each, a “Continuing Employee”) with:
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base salary or base wage that is no less than the base salary or base wage provided to such employee immediately prior to Closing;

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target annual cash bonus opportunities that are no less than the target annual cash bonus opportunities provided to such employee immediately prior to Closing;

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employee benefits that are no less favorable in the aggregate than the employee benefits provided to such employee immediately prior to the Closing (but, for purposes of determining whether such benefits are no less favorable in the aggregate, excluding any severance, defined benefit pension plan benefits, nonqualified deferred compensation, subsidized retiree or post-termination health or welfare benefits, equity- and equity-based awards, and retention, change-in-control, and other special or one-time awards); and

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long-term incentive opportunities that are no less favorable than long-term incentive opportunities provided to similarly situated employees of Gildan (except to the extent it would result in a duplication of benefits).

For a period of at least one year following the First Gildan Merger Effective Time, Gildan has agreed to have in place a severance plan, practice or policy applicable to each Continuing Employee that is not less favorable to such Continuing Employee than the applicable severance plan, practice or policy of Hanesbrands applicable to such Continuing Employee immediately prior to the Closing (given effect to the service crediting provisions described below). The requirements described in this paragraph and the prior paragraph shall not apply to Continuing Employees who are covered by a labor agreement.
Gildan has agreed to use its commercially reasonable efforts to (a) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Gildan or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (b) give each Continuing Employee credit for the plan year in which the First Gildan Merger Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the First Gildan Merger Effective Time for which payment has been made, and (c) give each Continuing Employee service credit for such Continuing Employee’s employment with Hanesbrands and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Gildan benefit plan, as if such service had been performed with Gildan, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.
Pursuant to the Merger Agreement, Gildan may request that Hanesbrands terminate its Hanesbrands 401(k) plan prior to the Closing. In the event such termination is requested, (a) Hanesbrands will provide Gildan with evidence that such Hanesbrands 401(k) plan has been terminated (the form and substance of which shall be provided to Gildan in advance for its review and reasonable comment) prior to Closing and (b) Gildan will have, or cause its subsidiaries to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code in which Continuing Employees who meet the eligibility criteria will be eligible to participate, and will use commercially reasonable efforts to cause such Hanesbrands 401(k) plan to accept rollovers (including of loans) by Continuing Employees from the Hanesbrands 401(k) plan.

In accordance with the terms of the Merger Agreement, each applicable employee’s Pre-Closing Bonus Amount (as defined in the Merger Agreement) will be determined as of immediately prior to the Closing. Such Pre-Closing Bonus Amount, along with any annual incentive for the portion of the applicable performance period that follows the Closing (determinable under the terms of Gildan’s annual or other short-term cash bonus plans or programs applicable to such employee), will generally be paid at the time such incentives are paid to similarly-situated employees of Gildan in the ordinary course of business.
Hanesbrands and Gildan agreed to cooperate in good faith to take such actions as reasonably necessary to ensure that following the Closing, Gildan (or one of its affiliates, including Hanesbrands and its subsidiaries) will continue the Hanesbrands Inc. Key Management Cadre Retirement Plan in accordance with its terms.
Indemnification and Insurance
The Parties agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or other employees of Hanesbrands or its subsidiaries as provided in their respective Organizational Documents or in any agreement as in effect on the date of the Merger Agreement will survive the Transactions and will continue at and after the First Gildan Merger Effective Time in full force and effect. For a period of six years after the First Gildan Merger Effective Time, Gildan and the Second Gildan Merger Surviving Corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of Hanesbrands’ or any of its subsidiaries’ Organizational Documents as in effect immediately prior to the First Gildan Merger Effective Time or in any indemnification agreements of Hanesbrands or its subsidiaries with any of their respective directors, officers or other employees as in effect immediately prior to the First Gildan Merger Effective Time, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the First Gildan Merger Effective Time were current or former directors, officers or other employees of Hanesbrands or its subsidiaries; provided that all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the final disposition of such action or resolution of such claim, even if beyond such six-year period. From and after the First Gildan Merger Effective Time, Gildan will assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and will cause the Second Gildan Merger Surviving Corporation and its subsidiaries to honor, in accordance with their respective terms, the indemnification and insurance covenants contained in the Merger Agreement.
Each of Gildan and the Second Gildan Merger Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director, officer or other employee of Hanesbrands or its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of Hanesbrands or its subsidiaries (together with such person’s heirs, executors or administrators, and successors and assigns, collectively as the “Hanesbrands Indemnified Party”) against any reasonable and documented costs or expenses, judgments, fines, losses, claims, damages, obligations, liabilities and amounts paid in settlement in connection with any actual or threatened action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the First Gildan Merger Effective Time, whether asserted or claimed prior to, at or after the First Gildan Merger Effective Time; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification. In the event of any such action, Gildan and the Second Gildan Merger Surviving Corporation will cooperate with the Hanesbrands Indemnified Party in the defense of any such action.
For a period of six years from the First Gildan Merger Effective Time, Gildan and the Second Gildan Merger Surviving Corporation will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Hanesbrands and its subsidiaries with respect to matters arising on or before the First Gildan Merger Effective Time; provided that after the First Gildan Merger Effective Time, Gildan and the Second Gildan Merger Surviving Corporation will not be required to pay annual premiums in excess of 300% of the last aggregate annual premium paid by Hanesbrands prior to the date of the Merger Agreement in respect of the coverage required to be obtained pursuant thereto, but in such case will purchase as much coverage as reasonably practicable for such amount. Hanesbrands will purchase, prior to the First Gildan Merger Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Hanesbrands and its subsidiaries with respect to matters arising on or before the First Gildan Merger Effective Time, covering, without limitation, the transactions contemplated by the Merger Agreement (including the Transactions); provided that Hanesbrands will not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by Hanesbrands prior to the date of the Merger Agreement for Hanesbrands’ current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if the cost of such “tail” policy would otherwise exceed such limit, Hanesbrands will be permitted to purchase as much coverage as reasonably practicable for up to such limit. Gildan and the Second Gildan Merger Surviving Corporation will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations under the policy to be honored by the Second Gildan Merger Surviving Corporation, and no other party will have any further obligation to purchase or pay for insurance under the Merger Agreement.
Gildan will pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Hanesbrands Indemnified Party that was successful in enforcing the indemnity and other obligations provided in the indemnification and insurance provisions contained in the Merger Agreement.
The rights of each Hanesbrands Indemnified Party under the Merger Agreement will be in addition to, and not in limitation of, any other rights such Hanesbrands Indemnified Party may have under the Organizational Documents of Hanesbrands or any of its subsidiaries or the Second Gildan Merger Surviving Corporation, any other indemnification agreement or arrangement, the MGCL or otherwise. The indemnification and insurance provisions contained in the Merger Agreement will survive the consummation of the Transactions and expressly are intended to benefit, and are enforceable by, each of the Hanesbrands Indemnified Parties.
Regulatory Filings and Efforts; Other Actions
General Obligations
Subject to the terms and conditions of the Merger Agreement, Hanesbrands and Gildan will use (and will cause their respective affiliates to use) their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable under applicable laws to cause the conditions to Closing to be satisfied and to consummate and make effective the Transactions as promptly as practicable after the date of the Merger Agreement and in any event prior to the End Date, including:
•
the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Hanesbrands Stockholder Approval and the Gildan Approvals, from governmental entities and the making of all other necessary registrations, notices, notifications, petitions, applications, reports and other filings and the taking of all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid any action by any governmental entity;

•
the obtaining of all necessary Consents from third parties (that are not governmental entities); and

•
the execution and delivery of any additional instruments necessary, proper or advisable to consummate, and to fully carry out the purposes of the transactions contemplated by the Merger Agreement, including the Transactions; provided that in no event shall either party or any of its respective subsidiaries be required to pay, prior to the First Gildan Merger Effective Time, any fee, penalty or other consideration to any third party (other than filing or administrative fees paid to a governmental entity) for any Consent required for or triggered by the consummation of the Transactions and other transactions contemplated by the Merger Agreement or otherwise.

Regulatory Filings and Obligations
Subject to the terms of the Merger Agreement, Hanesbrands and Gildan will:
•
prepare and file (a) an appropriate filing of a Notification and Report Form pursuant to the HSR Act (the “HSR Filing”), as promptly as practicable after the date of the Merger Agreement and (b) all other initial filings, notices, and reports (or where applicable, drafts thereof) with respect to the applicable required consents from governmental entities under the antitrust laws of non-U.S. jurisdictions, in each case within 35 days (unless a later date is mutually agreed upon by the Parties) after the date of the Merger Agreement, except for (i) delays caused by third parties not under control of Gildan or by Hanesbrands and (ii) the failure by the Hanesbrands Parties to promptly supply all the information required for the filings has contributed to the delay in the preparation of such filings; provided that the Parties will prepare and file such filings as promptly as practicable after taking into account the delays caused by clauses (i) and (ii), and, in each case, request early termination of the statutory waiting period under the HSR Act, and to the extent applicable, under the applicable laws with respect to all other consents from governmental entities,
•
promptly obtain all necessary Consents from third parties (that are not governmental entities); and

•
take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including the Transactions.

No party may withdraw or pull and refile its HSR Filing except with the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed).
Gildan will not be required to take any of the following actions but Hanesbrands will be required to take the following actions if requested by Gildan and only so long as such action is conditioned upon the consummation of the Transactions:
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contest or defend against any actual, anticipated or threatened order or actions seeking to prevent, materially delay or materially impair the consummation of the Transactions;

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propose, effect or agree to the disposition of the businesses, assets and equity or other business interests of Hanesbrands, Gildan or their respective subsidiaries;

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create, amend, terminate, divest or assign, or otherwise secure substitute parties for relationships, ventures or contractual rights and obligations of Hanesbrands, Gildan or their respective subsidiaries; or

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take or commit to take any action that would restrict Hanesbrands’, Gildan’s or any of their respective subsidiaries’ freedom of action, including with respect to, or that would effect changes to the conduct of business of, any businesses, assets, and equity or other business interests, relationships, ventures or contractual rights and obligations of Hanesbrands, Gildan or their respective subsidiaries.

Cooperation and Consultation Obligations
Hanesbrands and Gildan will cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions required by the Merger Agreement. Subject to applicable legal limitations and the instructions of any governmental entity, the Hanesbrands Parties, on the one hand, and Gildan and each Gildan Merger Sub, on the other hand, will keep each other apprised of the status of matters relating to the completion of the Transactions and other transactions contemplated by the Merger Agreement, including promptly informing and furnishing the other with copies of notices or other communications received or given by such party, or any of their respective subsidiaries, from or to any third party and/or any governmental entity with respect to such transactions. Subject to applicable law relating to the exchange of information, the Hanesbrands Parties, on the one hand, and Gildan and each Gildan Merger Sub, on the other hand, will permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other Parties in connection with any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any governmental entity (except that is requested by any governmental entity to remain confidential from the other Parties); provided that materials may be redacted (a) to remove references concerning the valuation of the businesses of Hanesbrands and its subsidiaries or proposals from third parties with respect thereto, (b) as necessary to comply with contractual agreements and (c) as necessary to address reasonable privilege or confidentiality concerns. The Parties will take their respective reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege in a manner so as to preserve the applicable privilege. Each of the Parties agrees not to initiate or agree to participate in any meeting or discussion, either in person or by telephone or videoconference, with any governmental entity in connection with the proposed Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by such governmental entity, gives the other Parties the opportunity to attend and participate.
Hanesbrands and Gildan will reasonably cooperate with respect to devising and implementing the strategy and timing for obtaining any consents required under any applicable law in connection with the Transactions and the other transactions contemplated by the Merger Agreement. In addition, the Parties will jointly develop, and each of the Parties will consult and reasonably cooperate with one another, and consider in good faith the views of one another, the strategy in connection with all meetings and communications with any governmental entity in connection with obtaining such Consents. Neither Hanesbrands nor Gildan nor any of their respective subsidiaries will initiate any discussions or proceedings with any governmental entity, or take or agree to take any actions, restrictions or conditions with respect to obtaining any consents in connection with the Transactions and the other transactions contemplated by the Merger Agreement without the prior written consent of the other Parties. In the event of any dispute between the Parties relating to the strategy or appropriate course of action or content of any submission or communication in connection with obtaining any Consents required under any applicable law with respect to the Transactions, the Parties will escalate such dispute to the general counsels (or most senior legal personnel) of each party for resolution. If such dispute is not resolved pursuant to the preceding sentence, Gildan will have the right, in its sole discretion, to make the final determination with respect to such matter.
Other Covenants and Agreements
Hanesbrands and Gildan have agreed in the Merger Agreement to various other covenants and agreements regarding various matters, including with respect to:
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Hanesbrands providing Gildan and its Representatives with reasonable access, subject to compliance with applicable laws, to its businesses, properties, representatives, contracts, commitments, and books and records during the period prior to the earlier of the First Gildan Merger Effective Time and the Termination Date; provided that Gildan may not perform any sampling or testing of the environment or building materials at any property of Hanesbrands;

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each party providing the other party with reasonable access, subject to compliance with applicable laws, to (a) all information concerning itself, its subsidiaries and its and their directors (or equivalents), officers and stockholders/shareholders and such other matters as may be reasonably necessary or advisable in connection with the drafting of this Proxy Statement/Prospectus, the Form F-4, any filings contemplated by the Merger Agreement, the Debt Financing or any other statement, filing, notice or application made by such party in connection with the Transactions or any other transactions contemplated by the Merger Agreement or in connection with integration planning and (b) all other information concerning its business, properties and personnel as may reasonably be requested by the other party;

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Hanesbrands providing certain diligence items to Gildan, including with respect to its outstanding equity awards and certain intellectual property of Hanesbrands;

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each party taking such actions as are necessary to complete the Transactions or the transactions contemplated by the Merger Agreement if any takeover statute is or may become applicable to the Transactions or the transactions contemplated by the Merger Agreement;

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cooperation between the Parties in connection with certain public announcements regarding the Transactions and the other transactions contemplated by the Merger Agreement;

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Hanesbrands’ cooperation with Gildan and the use of reasonable best efforts by Hanesbrands to delist Hanesbrands Common Stock from the NYSE and deregister Hanesbrands Common Stock under the Exchange Act as promptly as practicable after the First Gildan Merger Effective Time;

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the use of reasonable best efforts by Gildan to cause the Gildan Common Shares that are to be issued in the First Gildan Merger to be listed on the NYSE, subject to official notice of issuance, and the TSX, subject only to the TSX Standard Listing Conditions, prior to the First Gildan Merger Effective Time;

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each party taking reasonably necessary or advisable steps to cause any dispositions of Hanesbrands equity securities and any acquisitions of Gildan equity securities, pursuant to the Transactions and the other transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act;

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Hanesbrands giving Gildan the reasonable opportunity to participate in the defense or settlement of any stockholder litigation brought against Hanesbrands or its directors or officers relating to the Transactions or the other transactions contemplated by the Merger Agreement and Hanesbrands refraining from compromising or settling, or agreeing to compromise or settle, any such stockholder litigation without the prior written consent of Gildan (which will not be unreasonably withheld, conditioned or delayed) subject to certain exceptions;

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certain tax matters;

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delivery of certain stockholder consents for merger subs;

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delivery of officer and director resignations for Hanesbrands and its subsidiaries as requested by Gildan, in each case effective as of the First Gildan Merger Effective Time;

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Hanesbrands and its Representatives using reasonable best efforts to perform its obligations under certain contracts;

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delivery by Hanesbrands to Gildan of certain debt payoff documentation; and

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Hanesbrands using commercially reasonable efforts to obtain ownership of certain intellectual property and to provide accurate disclosures regarding certain intellectual property.

Termination or Abandonment of the Merger Agreement
Subject to conditions and circumstances described in the Merger Agreement, the Merger Agreement may be terminated and abandoned at any time prior to the First Gildan Merger Effective Time:
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by mutual written consent of Hanesbrands and Gildan;

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by either Hanesbrands or Gildan, if:

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the First Gildan Merger Effective Time has not occurred on or before the End Date, subject to a one time automatic extension of 90 days if all conditions to Closing (other than those conditions that by their nature are satisfied at Closing) have been satisfied or waived except for the receipt of consents under the HSR Act, and, if applicable, the receipt of consents under antitrust laws of non-U.S. jurisdictions with respect to the Transactions, or approval of the listing on the NYSE and the TSX of the Gildan Common Shares issuable in connection with the Transactions; provided that the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that has been the primary cause of the failure to consummate the Transactions on or before such date;

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any governmental entity of competent jurisdiction has issued or entered an injunction or similar order permanently enjoining or prohibiting the consummation of the Transactions, and such injunction or order has become final and non-appealable; provided that the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in a manner that has been the primary cause of such injunction or order; or

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the Hanesbrands Stockholder Approval is not obtained at the Special Meeting or at any adjournment or postponement thereof;

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by Hanesbrands:

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at any time prior to the receipt of the Hanesbrands Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal; or

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if there has been a breach or failure to perform in any material respect by Gildan or the Gildan Merger Subs of any representation, warranty, covenant or agreement set forth in Merger

Agreement and such breach or failure to perform would result in a failure of certain conditions to Closing and such breach or failure to perform is not curable by five Business Days prior to the End Date, or if curable by the End Date, has not been cured within 45 Business Days after the giving of written notice thereof by Hanesbrands; however, the right to terminate the Merger Agreement due to such a breach or failure will not be available to Hanesbrands if any of the Hanesbrands Parties is in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement;
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by Gildan:

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if there has been a breach or failure to perform in any material respect by any of the Hanesbrands Parties of any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach or failure to perform would result in a failure of certain conditions to Closing and such breach or failure is not curable by five Business Days prior to the End Date, or if curable by the End Date, has not been cured within 45 Business Days after the giving of notice thereof by Gildan; however, the right to terminate the Merger Agreement due to such a breach or failure will not be available to Gildan if Gildan or either of the Gildan Merger Subs is in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement; or

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prior to receipt of the Hanesbrands Stockholder Approval, if the Hanesbrands Board has effected a Change of Recommendation.

Effect of Termination
Except as described in the section below entitled “— Termination or Abandonment of the Merger Agreement — Termination Fees,” if the Merger Agreement is validly terminated in accordance with its terms, the Merger Agreement will be null and void and there will be no liability on the part of the Parties or their respective subsidiaries or affiliates, except that (a) certain provisions of the Merger Agreement will survive such termination, including those relating to termination payments and confidentiality, and (b) no such termination will relieve any party for liability for such party’s fraud or willful breach of any covenant or obligation contained in the Merger Agreement prior to its termination.
Termination Fees
Hanesbrands has agreed to pay a termination payment of $67.5 million to Gildan if:
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the Merger Agreement is terminated by Gildan because, prior to receipt of the Hanesbrands Stockholder Approval, the Hanesbrands Board has effected a Change of Recommendation;

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the Merger Agreement is terminated by Hanesbrands prior to receipt of the Hanesbrands Stockholder Approval, in order to enter into a definitive agreement providing for a Superior Proposal in respect of Hanesbrands; or

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(a) a Qualifying Transaction in respect of Hanesbrands is publicly proposed or publicly disclosed and not irrevocably and publicly withdrawn in good faith and without qualification at least two Business Days prior to the event giving rise to the termination; (b) the Merger Agreement is terminated by (i) either party as a result of the occurrence of the End Date or due to the failure to obtain the Hanesbrands Stockholder Approval or (ii) Gildan for the Hanesbrands Parties having breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreement contained in the Merger Agreement; and (c) concurrently with or within 12 months after such termination Hanesbrands consummates a Qualifying Transaction or enters into a definitive agreement providing for a Qualifying Transaction and later consummates such transaction.

Hanesbrands has agreed to reimburse Gildan for its expenses in an amount up to $17.5 million if the Merger Agreement is terminated by either party due to the failure to obtain the Hanesbrands Stockholder Approval. If the termination payment described above subsequently becomes payable, any previously paid expense reimbursement amount will be deducted from the amount of the termination payment.
Expenses
All costs, fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Transactions) will be paid by the party incurring or required to incur such costs, fees and expenses, except that (a) all filing fees paid by any party in respect of any regulatory filing (including any filings under antitrust laws and/or in respect of consents and approvals listed in the Hanesbrands Disclosure Schedules) will be borne by Gildan and (b) Hanesbrands has agreed to reimburse Gildan for its expenses in an amount up to $17.5 million if the Merger Agreement is terminated by either party due to failure to obtain the Hanesbrands Stockholder Approval.
Amendment or Waiver
At any time prior to the Closing, whether before or after receipt of the Hanesbrands Stockholder Approval, any provision of the Merger Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the Hanesbrands Stockholder Approval, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE require further approval of Hanesbrands Stockholders, the effectiveness of such amendment or waiver will be subject to the approval of Hanesbrands Stockholders. No failure or delay by any party in exercising any right under the Merger Agreement will operate as a waiver of such right nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement. The rights and remedies therein provided will be cumulative and not exclusive of any rights or remedies provided by law.
Specific Enforcement
Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.
Each party further agrees that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in the specific performance section of the Merger Agreement, as summarized above, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Third-Party Beneficiaries
Except for the Hanesbrands Indemnified Parties from and after the First Gildan Merger Effective Time as described in “— Indemnification and Insurance” on page 111, the Merger Agreement is for the sole benefit of the Parties and their permitted assigns and nothing therein is intended to and will not confer on any person other than the Parties any rights or remedies thereunder. The representations and warranties in the Merger Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with the amendments and waivers section of the Merger Agreement without notice or liability to any other person. In some instances, the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Transactions if the representations and warranties of the other Parties prove to be untrue due to a change in circumstance or otherwise. Consequently, persons other than the Parties may not rely upon the representations and warranties in the Merger Agreement as characterizations of actual facts or circumstances as of the date of the Merger Agreement or as of any other date.
Governing Law; Jurisdiction; Waiver of Jury Trial
The Merger Agreement is governed by the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

The Merger Agreement provides that the Parties agree to bring any action with respect to the Merger Agreement and the rights and obligations arising thereunder, or for recognition and enforcement of any judgment in respect of the Merger Agreement and the rights and obligations arising thereunder brought by the other Parties or their successors or assigns, will be brought and determined exclusively in the Circuit Court for Baltimore City (Maryland), Business and Technology Case Management Program or (and only if) such court finds it lacks subject matter jurisdiction, U.S. District Court for the District of Maryland, Northern Division; provided that if the subject matter over the matter is the subject of the action is vested exclusively in the U.S. federal courts, such action shall be heard in the U.S. District Court for the District of Maryland, Northern Division.
The Merger Agreement provides that each of the Parties irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Merger Agreement or the transactions contemplated thereby.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated financial information (the “Pro Forma Financial Information”) of Gildan are presented to illustrate the estimated effects of Gildan’s proposed acquisition of Hanesbrands. In addition, the Pro Forma Financial Information reflects Gildan’s refinancing of the existing Hanesbrands’ debt as of the acquisition date. The Pro Forma Financial Information is presented to illustrate the effects of the transaction accounting adjustments that are expected to occur upon completion of the Transactions and the offering of the Notes, the Term Loans and the termination of the commitments under the Bridge Facility (collectively, the “Financing Transactions”), as described in Note 7 of the Pro Forma Financial Information. Additional information on the Transactions and the Financing Transactions is provided in Note 1 to the Pro Forma Financial Information.
The Pro Forma Financial Information has been prepared using the historical consolidated financial statements of Gildan and Hanesbrands, incorporated by reference in this Proxy Statement/Prospectus. The pro forma condensed consolidated statement of financial position as of June 29, 2025 gives effect to the Transactions, Financing Transactions and other adjustments as if they had occurred on June 29, 2025. The pro forma condensed consolidated statements of earnings for the six months ended June 29, 2025, and year ended December 29, 2024 give effect to the acquisition, debt refinancing and other adjustments as if they had occurred on January 1, 2024. All pro forma adjustments and their underlying assumptions are described in the notes to the Pro Forma Financial Information. All financial data in the Pro Forma Financial Information is presented in U.S. dollars, unless otherwise noted.
The historical consolidated financial statements of Gildan, were prepared in accordance with IFRS and are presented in U.S. dollars. The historical financial statements of Hanesbrands were prepared in accordance with GAAP and are presented in U.S. dollars. The Pro Forma Financial Information has been adjusted to reflect Gildan’s IFRS accounting policies and presentation and prepared using the acquisition method of accounting under IFRS, with Gildan being the accounting acquirer. Accordingly, the total purchase consideration paid by Gildan in connection with the Transactions will be allocated to Hanesbrands’ identifiable assets and liabilities based on their fair values as of the Closing. Any excess of the total purchase consideration over the fair value of the identifiable assets acquired and liabilities assumed from Hanesbrands at their respective fair value will be recorded as goodwill. The financial condition and financial performance of Gildan after completion of the Transactions will reflect Hanesbrands after completion of the Transactions.
The Pro Forma Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the Transactions and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Gildan has elected not to present Management’s Adjustments and is only presenting transaction accounting adjustments in the Pro Forma Financial Information.
The Pro Forma Financial Information has been prepared for illustrative purposes only and is based on preliminary estimates, accounting judgments and currently available information and assumptions that Gildan management believes are reasonable. The notes to the Pro Forma Financial Information provide information of how such adjustments were derived and presented and are subject to change as additional information becomes available and analyses are performed. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. The Pro Forma Financial Information is not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the consolidated company. Actual amounts recorded upon consummation of the Transactions and Financing Transactions may differ significantly from the pro forma amounts reflected herein. Readers are cautioned to not place undue reliance on the Pro Forma Financial Information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
GILDAN ACTIVEWEAR INC.
Pro forma condensed consolidated statement of financial position
As of June 29, 2025
(in thousands of U.S. dollars — unaudited)
	Gildan (Historical) June 29, 2025	Hanesbrands (Adjusted) June 28, 2025	Transaction accounting adjustments – Transactions		Pro forma acquisition	Transaction accounting adjustments – Financing Transactions		Pro forma consolidated
		Note 3
Current assets:
Cash and cash equivalents	86,016	220,343	(283,041)	4(c)	23,318	2,300,000	7(i)	12,343
						(2,242,700)	7(i)
						(25,500)	7(ii)
						(42,775)	7(iii)
Trade accounts receivable	708,022	487,010	—		1,195,032	—		1,195,032
Inventories	1,215,520	955,946	100,000	4(e)(i)	2,271,466	—		2,271,466
Prepaid expenses, deposits and other current assets	125,373	139,838	—		265,211	—		265,211
Current assets held for sale	—	80,833	—		80,833	—		80,833
Total current assets	2,134,931	1,883,970	(183,041)		3,835,860	(10,975)		3,824,885
Non-current assets:
Property, plant and equipment	1,168,179	190,358	—		1,358,537	—		1,358,537
Right-of-use assets	96,974	219,586	—		316,560	—		316,560
Intangible assets	249,931	910,148	1,125,000	4(e)(ii)	2,285,079	—		2,285,079
Goodwill	271,677	648,362	(648,362)	4(e)(iii)	2,363,067	—		2,363,067
			2,091,390	4(e)(iii)
Deferred income taxes	19,503	16,466	—		35,969	—		35,969
Other non-current assets	60,659	34,778	—		95,437	—		95,437
Total non-current assets	1,866,923	2,019,698	2,568,028		6,454,649	—		6,454,649
Total assets	4,001,854	3,903,668	2,384,987		10,290,509	(10,975)		10,279,534
Current liabilities:
Accounts payable and accrued liabilities	497,479	993,359	66,428	5(a)	1,560,666	—		1,560,666
			3,400	5(b)
Income taxes payable	34,015	—	—		34,015	—		34,015
Current portion of lease obligations	19,749	71,510	—		91,259	—		91,259
Current portion of long-term debt	—	26,250	—		26,250	(26,250)	7(i)	—
Accounts receivable securitization facility	—	76,000	—		76,000	—		76,000
Current liabilities held for sale	—	73,863	—		73,863	—		73,863
Total current liabilities	551,243	1,240,982	69,828		1,862,053	(26,250)		1,835,803

	Gildan (Historical) June 29, 2025	Hanesbrands (Adjusted) June 28, 2025	Transaction accounting adjustments – Transactions		Pro forma acquisition	Transaction accounting adjustments – Financing Transactions		Pro forma consolidated
		Note 3
Long-term debt	1,856,340	2,268,799	36,811	4(e)(v)	4,161,950	(2,191,094)	7(i),(ii)	4,205,140
						2,274,500	7(i),(ii)	—
						(40,216)	7(iii)
Lease obligations	98,511	222,509	—		321,020	—		321,020
Deferred income taxes	26,466	—	249,520	4(e)(iv)	275,986	—		275,986
Pension and postretirement benefits	—	73,473	—		73,473	—		73,473
Other non-current liabilities	46,271	66,502	—		112,773	—		112,773
Total non-current liabilities	2,027,588	2,631,283	286,331		4,945,202	43,190		4,988,392
Total liabilities	2,578,831	3,872,265	356,159		6,807,255	16,940		6,824,195
Equity:
Share capital	288,025	—	2,085,876	4(a)	2,366,401	—		2,366,401
			(7,500)
Preferred stock	—	—	—		—	—		—
Common stock	—	3,537	(3,537)	5(c)	—	—		—
Additional paid-in capital	—	380,692	(380,692)	5(c)	—	—		—
Contributed surplus	52,939	—	44,183	4(d)	97,122	—		97,122
Retained earnings	1,110,932	(210,522)	210,522	5(c)	1,048,604	(42,775)	7(iii)	1,020,689
			(58,928)	5(a)		40,216	7(ii)
			(3,400)	5(b)		(25,356)	7(i)
Accumulated other comprehensive income (loss)	(28,873)	(142,304)	142,304	5(c)	(28,873)	—		(28,873)
Total equity attributable to shareholders	1,423,023	31,403	2,028,828		3,483,254	(27,915)		3,455,339
Total liabilities and equity	4,001,854	3,903,668	2,384,987		10,290,509	(10,975)		10,279,534

See accompanying notes to Pro Forma Financial Information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
GILDAN ACTIVEWEAR INC.
Pro forma condensed consolidated statement of earnings
For the six months ended June 29, 2025
(in thousands of U.S. dollars, except per share data — unaudited)
	Gildan (Historical) June 29, 2025	Hanesbrands (Adjusted, Note 3) June 28, 2025	Transaction accounting adjustments – Transactions		Pro forma acquisition	Transaction accounting adjustments – Financing Transactions		Total pro forma
Net sales	1,630,176	1,751,473	(6,125)	6(a)(i)	3,375,524	—		3,375,524
Cost of sales	1,118,864	1,025,665	(6,125)	6(a)(i)	2,138,404	—		2,138,404
Gross profit	511,312	725,808	—		1,237,120	—		1,237,120
Selling, general and administrative expenses	169,060	488,003	7,500	6(a)(ii)	664,563	—		664,563
Restructuring and acquisition-related costs (recoveries)	13,112	82	—		13,194	—		13,194
Operating income	329,140	237,723	(7,500)		559,363	—		559,363
Financial expenses, net	61,856	116,245	(2,796)	6(a)(iii)	175,305	(21,540)	7(iv)	153,765
Earnings before income taxes	267,284	121,478	(4,704)		384,058	21,540		405,598
Income tax expense	44,673	17,777	—	6(a)(iv)	62,450	—	7(v)	62,450
Net earnings	222,611	103,701	(4,704)		321,608	21,540		343,148
Earnings per share (Note 8):
Basic	1.47							1.83
Diluted	1.47							1.83
See accompanying notes to Pro Forma Financial Information.

GILDAN ACTIVEWEAR INC.
Pro forma condensed consolidated statement of earnings
For the year ended December 29, 2024
(in thousands of U.S. dollars, except per share data — unaudited)
	Gildan (Historical December 29, 2024)	Hanesbrands (Adjusted) December 28, 2024	Transaction accounting adjustments		Pro forma acquisition	Transaction accounting adjustments – Financing Transactions		Total pro forma
		Note 3
Net sales	3,270,590	3,507,438	—		6,778,028			6,778,028
Cost of sales	2,266,911	2,141,467	100,000	6(b)(i)	4,508,378			4,508,378
Gross profit	1,003,679	1,365,971	(100,000)		2,269,650	—		2,269,650
Selling, general and administrative expenses	390,769	1,016,923	15,000	6(b)(ii)	1,422,692			1,422,692
Restructuring and acquisition-related (recoveries) costs	(5,329)	159,743	58,928	6(b)(iii)	216,742			216,742
			3,400	6(b)(iv)
Operating income	618,239	189,305	(177,328)		630,216	—		630,216
Financial expenses, net	104,154	247,610	(5,592)	6(b)(v)	346,172	(49,525)	7(iv)	339,422
						42,775	7(iii)
Earnings before income taxes	514,085	(58,305)	(171,736)		284,044	6,750		290,794
Income tax expense	113,220	40,601	—	6(b)(vi)	153,821	—	7(v)	153,821
Net earnings	400,865	(98,906)	(171,736)		130,223	6,750		136,973
Earnings per share (Note 8):
Basic	2.46							0.69
Diluted	2.46							0.69
See accompanying notes to Pro Forma Financial Information.

NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
GILDAN ACTIVEWEAR INC.
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information
1.
DESCRIPTION OF THE TRANSACTIONS

On August 13, 2025, Hanesbrands, Gildan, Second Gildan Merger Sub, First Gildan Merger Sub, Hanesbrands Holdco, and Hanesbrands Merger Sub, entered into the Merger Agreement that provides for the acquisition of Hanesbrands by Gildan through multiple steps. First, Hanesbrands Merger Sub will merge with and into Hanesbrands, with Hanesbrands surviving the Hanesbrands Merger as a direct wholly owned subsidiary of Hanesbrands Holdco. Second, immediately following the Hanesbrands Merger, Hanesbrands will be converted into a Maryland limited liability company. Third, immediately following the LLC Conversion, First Gildan Merger Sub will merge with and into Hanesbrands Holdco, with Hanesbrands Holdco surviving the First Gildan Merger as a direct wholly owned subsidiary of Second Gildan Merger Sub. Fourth, immediately following the First Gildan Merger, Hanesbrands Holdco will merge with and into Second Gildan Merger Sub, with Second Gildan Merger Sub surviving the Second Gildan Merger as a direct wholly owned subsidiary of Gildan.
At the Hanesbrands Merger Effective Time, (a) each share of Hanesbrands Common Stock issued and outstanding immediately prior to the Hanesbrands Merger Effective Time will be converted into one share of Hanesbrands Holdco Common Stock, with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of Hanesbrands Holdco and (b) each Hanesbrands stock option, restricted stock unit and performance unit will be converted into an equity award covering that number of shares of Hanesbrands Holdco Common Stock equal to the number of shares of Hanesbrands Common Stock subject to such equity award, with substantially the same terms and conditions as the awards so converted.
At the First Gildan Merger Effective Time, each share of Hanesbrands Holdco Common Stock outstanding immediately prior to the First Gildan Merger Effective Time (other than certain excluded shares as described in the Merger Agreement) will be converted into the right to receive (a) 0.102 Gildan Common Shares and (b) $0.80 in cash, without interest, subject to applicable tax withholding.
The Merger Consideration has been estimated to be valued at approximately $2.4 billion comprised of (a) the non-cash estimated share consideration of $2,086 million, which is based on 0.102 Gildan Common Shares being issued per share of Hanesbrands Common Stock and 353.8 million shares of Hanesbrands Common Stock, outstanding as of September 30, 2025, multiplied by a share price of $57.80, which is the closing share price of the Gildan Common Shares on the NYSE on September 30, 2025; (b) cash consideration of approximately $283.0 million, based on payment of $0.80 per share of Hanesbrands Common Stock outstanding at Closing and 353.8 million shares of Hanesbrands Common Stock outstanding on September 30, 2025; and (c) estimated non-cash share award consideration of $44.2 million for Hanesbrands equity awards outstanding at Closing.
On August 13, 2025, Gildan, CIBC and MS entered into the Debt Commitment Letter providing for certain debt financing, the proceeds of which will be used, in part to fund the Cash Consideration, repay the indebtedness of Hanesbrands and pay expenses incurred in connection with the Transactions. Pursuant to the Debt Commitment Letter, CIBC and MS have committed to provide $2.3 billion of funding, comprised of the 364-day Bridge Facility in an aggregate principal amount of $1.2 billion, a 2-year term $500 million term loan and 3-year $600 million term loan, both bearing annual interest rates equal to (a) Term secured overnight financing rate (“SOFR”) plus a credit-rating based margin or (b) the ABR plus a credit-rating based margin.
Additionally, on September 23, 2025, Gildan priced an offering of $1.2 billion in aggregate principal amount of senior unsecured notes, comprising $600.0 million of senior unsecured notes due 2030, bearing interest at a rate of 4.700% per annum and maturing on October 7, 2030, and $600.0 million of senior unsecured notes due 2035, bearing interest at a rate of 5.400% per annum and maturing on October 7, 2035. Gildan expects settlement of the Notes to occur on or about October 7, 2025 at which point Gildan expects to terminate the commitments under the Bridge Facility.

For the purposes of the Pro Forma Financial Information, Gildan has assumed that the proceeds from cash on hand, the Notes offering and Term Loans will be used to pay the cash consideration, refinance and extinguish Hanesbrands’ senior secured revolving loan facility, senior secured term loans A and B, and unsecured senior notes, totaling approximately $2.3 billion in aggregate as of June 28, 2025 and pay related fees and expenses, which is referred to as the “Financing Transactions” in this Pro Forma Financial Information.
2.
BASIS OF PRESENTATION:

The Pro Forma Financial Information has been prepared using the historical consolidated financial statements of Gildan and Hanesbrands, incorporated by reference in this Proxy Statement/Prospectus. The unaudited pro forma condensed consolidated statement of financial position as of June 29, 2025 gives effect to the Transactions, debt refinancing and other adjustments as if they had occurred on June 29, 2025. The unaudited pro forma condensed consolidated statements of earnings for the six months ended June 29, 2025, and year ended December 29, 2024 give effect to the Transactions, Financing Transactions and other adjustments as if they had occurred on January 1, 2024. The Pro Forma Financial Information should be read in conjunction with the financial statements listed below:
•
the consolidated financial statements and notes thereto of Gildan as at and for the year ended December 29, 2024 incorporated by reference from Gildan’s Annual Report on Form 40-F for the year ended December 29, 2024;

•
the unaudited condensed interim consolidated financial statements of Gildan as at and for the six months ended June 29, 2025 incorporated by reference from Gildan’s Current Report on Form 6-K dated August 13, 2025;

•
the consolidated financial statements of Hanesbrands for the year ended December 28, 2024 incorporated by reference from Hanesbrands’ Annual Report on Form 10-K for the year ended December 28, 2024; and

•
the unaudited condensed consolidated financial statements of Hanesbrands as at and for the six months ended June 28, 2025 incorporated by reference from Hanesbrands’ Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2025.

The historical consolidated financial statements of Hanesbrands were prepared in accordance with GAAP and have been reconciled to IFRS as issued by the International Accounting Standards Board (“IASB”) below. Certain of Hanesbrands’ figures have been reclassified to conform to Gildan’s consolidated financial statement presentation as described below.
The accounting policies used in the preparation of the Pro Forma Financial Information are consistent in all material respects with those used by Gildan as described in Note 3 to its consolidated financial statements for the year ended December 29, 2024.
Based on the information available to date, management of Gildan has preliminarily determined there were no significant differences in accounting policies applied by Hanesbrands and Gildan, except as set out in the IFRS to GAAP and reclassification adjustments described below.
No adjustments have been made in the Pro Forma Financial Information for the planned post-closing strategic alternatives review by Gildan in respect of the Hanesbrands Australia business.
The Pro Forma Financial Information has been prepared in accordance with IFRS, using the acquisition method of accounting in accordance with IFRS 3, Business Combinations (“IFRS 3”), which will establish a new basis of accounting for all of Hanesbrands’s identifiable assets acquired and liabilities assumed at fair value as of the Closing. Gildan will be the acquirer for accounting purposes. As of the date of this Proxy Statement/Prospectus, Gildan has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Hanesbrands assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets, inventory and debt. Accordingly, certain Hanesbrands assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Hanesbrands’ assets and liabilities will be based on Hanesbrands’ actual assets and liabilities as of Closing and, therefore, cannot be made prior to the consummation of the Transactions. In addition, the value of the purchase consideration upon the consummation of the Transactions will be determined based on the estimated fair value of the share consideration transferred by Gildan as of Closing. Actual adjustments may differ from the amounts reflected in the Pro Forma Financial Information, and the differences may be material.
The pro forma adjustments represent management’s estimates based on information available as of the date of this Proxy Statement/Prospectus and are subject to change as additional information becomes available and analyses are performed.
The underlying assumptions for the unaudited pro forma adjustments provide a reasonable basis for presenting the significant financial effects directly attributable to such transactions; however, the Pro Forma Financial Information is not necessarily indicative of the results that would have been achieved if the Transactions reflected therein had been completed on the date indicated or of the results which may be obtained in the future. In addition, the Pro Forma Financial Information is not intended to project the combined company’s future financial position or operating results, and does not give effect to any integration costs, synergies or costs to achieve synergies, operating efficiencies and cost savings that may result from the Transactions as well as benefits expected to be derived from the Gildan’s growth initiatives following the Transactions.
3.
GAAP AND PRESENTATION CONFORMING ADJUSTMENTS:

The Hanesbrands historical consolidated financial statements were prepared in accordance with GAAP. For purposes of the Pro Forma Financial Information, those financial statements have been adjusted to conform to the recognition, measurement, and presentation requirements of IFRS. The adjustments made to the Hanesbrands historical consolidated financial statements are described below including certain conforming adjustments to align with Gildan’s presentation.
IFRS to GAAP adjustments:
a)
Under GAAP, after initial recognition, for an operating lease, a lessee generally amortizes the Right-of-use asset as a balancing amount that together with accretion on the lease liability generally produces straight-line total lease expense which is recognized as a single operating expense. Under IFRS, the amortization of the right of use asset is generally amortized on a straight-line basis and both the amortization and the accretion on the lease liability are presented based on their nature. This results in different timing of recognition (as amortization expense will not be recognized on a straight-line basis under GAAP) as well as different presentation on the statement of earnings. As a result, an adjustment has been recorded to reduce the Right-of-use assets by $23.1 million, with an offsetting adjustment to Retained earnings. Further an adjustment was recorded to increase amortization expense, included in Selling, general and administrative expenses, attributable to the Right-of-use assets of $0.7 million and $3.6 million for the six month period ended June 28, 2025 and the year ended December 28, 2024, respectively. Also, a reclassification of lease liability interest expense of $8.1 million and $18.3 million from Selling, general and administrative expenses to Financial expenses, net was recorded for the six month period ended June 28, 2025 and the year ended December 28, 2024, respectively. The above adjustments resulted in a net impact on Selling, general and administrative expenses of $7.3 million and $14.7 million for the six months ended June 28, 2025 and the year ended December 28, 2024, respectively. Total depreciation and amortization expense related to Right-of-use assets was $23.9 million and $51.0 million for the six months ended June 28, 2025 and the year ended December 28, 2024, respectively, and was included in Cost of Sales and Selling, General and Administrative Expenses.

b)
Hanesbrands has capitalized software costs of $91.4 million which would have been expensed under IFRS in the period incurred. As a result, an adjustment has been recorded to decrease Other non-current assets by $91.4 million as of June 28, 2025 with an offsetting decrease in Retained earnings. In addition, an adjustment has been recorded to decrease Selling, general and administrative expenses by $0.8 million for the six months ended June 28, 2025 and $1.3 million for the year ended December 28, 2024.

c)
In March 2025, Hanesbrands amended the terms of its Senior Secured Credit Facility (the

“March 2025 Amendment”), consisting of a revolving loan facility, a term loan A facility and a term loan B facility. While the accounting models to determine if a debt modification represents an extinguishment of the original debt and an issuance of a new debt are similar between IFRS and GAAP, there are differences in the application of the accounting criteria. Under GAAP, modifications of facilities of this nature where there are multiple lenders are generally evaluated as a series of individual loans and Hanesbrands determined that the amendments to certain loans were considered modifications rather than extinguishments. Under IFRS facilities of this nature are generally evaluated as a single unit of account and if the borrower plays an active role in determining the new lenders in the facility, then the amendments are considered to be an extinguishment of the entire facility. As a result, under IFRS, the March 2025 Amendment would be accounted for an extinguishment of the Senior Credit Facility and an issuance of a new instrument. An adjustment has been recorded to increase Long-term debt by $3.4 million, with an offsetting decrease to Retained earnings as of June 28, 2025, and to reduce to Financial expenses, net by $3.4 million to write off the unamortized debt issue costs related to the Senior Credit Facility for the six months period ended June 28, 2025.
d)
Hanesbrands applies hedge accounting to certain purchases of inventory in foreign currencies. Under GAAP, amounts deferred in accumulated other comprehensive income are released to income when the related inventory is sold. Under IFRS, the amounts deferred in equity related to these hedge relationships are reclassified against the inventory balance when the inventory is purchased. As a result, an adjustment has been recorded to decrease the Inventories by $1.1 million as of June 29, 2025 and to reduce the Accumulated other comprehensive income by $1.1 million as of June 29, 2025.

e)
There are several differences between GAAP and IFRS that are applicable to the accounting for the Hanesbrands defined benefit employee benefit plans.

•
Under GAAP, the discount rate is based on the rate at which the benefit obligation could be effectively settled by building a hypothetical portfolio of high quality corporate bonds. Under IFRS the discount rate should be determined by reference to market yields on high-quality corporate bonds in the same currency as the benefits to be paid with durations that are similar to those of the benefit obligation. The discount rate under IFRS was determined to be lower than under GAAP and as a result, the net benefit obligation was increased by $15.9 million as of June 28, 2025.

•
Under GAAP, Hanesbrands actuarial gains/losses are initially recognized in accumulated other comprehensive income and then amortized into income over the plan participants’ remaining service periods. Under IFRS, actuarial gains/losses are immediately recognized in other comprehensive income and these amounts are not recycled to profit or loss in future periods. Therefore, the periodic benefit cost under GAAP is reduced by $15.6 million and $7.5 million in the year ended December 28, 2024, and the six months ended June 28, 2025 respectively. Also, the accumulated other comprehensive and retained earnings were increased and decreased by $383.4 million respectively as of June 28, 2025.

•
Under GAAP an expected return on plan assets, is determined on the basis of the expected long-term rate of return on plan assets. Under IFRS, the net interest expense is determined by multiplying the net defined benefit liability or asset by the discount rate. Since the rate of return on plan assets, under GAAP is higher than the discount rate, the periodic benefits expense under GAAP was increased by $17.5 million and $6.5 million in the year ended December 28, 2024 and the six months ended June 28, 2025 respectively.

•
Under GAAP a settlement gain or loss is recognized in net income when the settlement occurs, and only if the amount exceeds a certain threshold. Under IFRS, a settlement gain or loss is recognized in net income when the event that relieves the pension benefit obligation occurs without reference to a threshold. As a result, settlement gains (losses) were recognized of $3.3 million and ($0.3) million in the year ended December 28, 2024, and the six months ended June 28, 2025, respectively, under IFRS that were not recognized under GAAP.

In summary, selling general and administrative expense was decreased by $0.6 million and $1.4 million in the six months ended June 28, 2025 and the year ended December 28, 2024, respectively.
f)
Income tax expense of $nil in both the six months ended June 28, 2025 and the year ended December 28, 2024 was recognized. It was assuming that Hanesbrands would have offset any tax impacts with previously unrecognized tax attributes or a valuation allowance.

Presentation adjustments:
Certain adjustments that have been made to conform the presentation of the consolidated financial statements of Hanesbrands to the presentation of financial information in Gildan’s financial statements. Such reclassifications include:
g)
Other current assets of $139.8 million as of June 28, 2025 have been reclassified to Prepaid expenses, deposits and other assets.

h)
Non-current assets held for sale of $23.4 million and non-current liabilities held for sale of $13.6 million as of June 28, 2025 have been reclassified to current assets held for sale and current liabilities held for sale, respectively.

i)
Accrued liabilities of $403.6 million as of June 28, 2025 have been reclassified to Accounts payable and accrued liabilities.

j)
Freight to customers of $6.1 million and $17.8 million for the six months ended June 28, 2025 and the year ended December 28, 2024, respectively have been reclassified from Selling, general and administration expenses to Cost of Sales.

k)
Reclassification of $3.2 million of recoveries from Cost of Sales and $3.2 million of expenses from Selling, general and administrative expenses to Restructuring and acquisition-related costs (recoveries) for the six months ended June 28, 2025. Reclassification of $24.2 million from Cost of Sales and $135.5 million from Selling, general and administrative expenses to Restructuring and acquisition-related costs (recoveries) for the year ended December 28, 2024. The nature of the costs are related to exit activities relating to manufacturing and supply chain initiatives and the reclassification is done to align with Gildan’s separate statement of earnings presentation of similar items. Among other amounts characterized as restructuring costs within the consolidated financial statements of Hanesbrands is $54 million write-down of inventory related to strategic product line initiatives for the year ended December 28, 2024, which are classified in Cost of Sales and are not reclassified herein.

l)
Reclassification of $20.7 million and $33.4 million of expenses related to debt refinancing charges and funding fees for sales of accounts receivables to financial institutions from Other expenses to Financial expenses, net for the six months ended June 28, 2025 and year ended December 28, 2024, respectively. For the six months ended June 28, 2025 and year ended December 28, 2024, $5.6 million and $14.0 million, respectively, of pension expenses were reclassified from Other expense to Selling, general and administrative expenses to align with Gildan’s presentation.

Hanesbrands Inc. Consolidated Balance Sheet as of June 28, 2025
in thousands of US dollars	Hanesbrands (Historical)	Presentation adjustments		GAAP adjustments		Hannes Adjusted
Assets
Cash and cash equivalents	220,343					220,343
Trade accounts receivable, net	487,010					487,010
Inventories	957,048			(1,102)	(d)	955,946
Prepaid expenses, deposits and other current assets	—	139,838	(g)			139,838
Other current assets	139,838	(139,838)	(g)			—
Current assets held for sale	57,421	23,412	(h)			80,833
Total current assets	1,861,660	23,412		(1,102)		1,883,970
Property, net	190,358					190,358
Right-of-use assets	242,743			(23,157)	(a)	219,586
Trademarks and other identifiable intangibles, net	910,148					910,148
Goodwill	648,362					648,362
Deferred tax assets	16,466					16,466
Other noncurrent assets	126,169			(91,391)	(b)	34,778
Noncurrent assets held for sale	23,412	(23,412)	(h)			—
Total assets	4,019,318	—		(115,650)		3,903,668
Liabilities and Stockholders’ Equity
Accounts payable	589,723	403,636	(i)			993,359
Accrued liabilities	403,636	(403,636)	(i)			—
Lease liabilities	71,510					71,510
Accounts Receivable Securitization Facility	76,000					76,000
Current portion of long-term debt	26,250					26,250
Current liabilities held for sale	60,281	13,582	(h)			73,863
Total current liabilities	1,227,400	13,582		—		1,240,982
Long-term debt	2,265,394			3,405	(c)	2,268,799
Lease liabilities – noncurrent	222,509					222,509
Pension and postretirement benefits	57,570			15,903	(e)	73,473
Other non-current liabilities	66,502					66,502
Noncurrent liabilities held for sale	13,582	(13,582)	(h)			—
Total liabilities	3,852,957	—		19,308		3,872,265
Preferred stock	—	—		—		—
Common stock	3,537					3,537
Additional paid-in capital	380,692					380,692
Retained earnings	306,759			(91,391)	(b)	(210,522)
				(3,405)	(c)
				(23,157)	(a)
				(399,328)	(e)
Accumulated other comprehensive loss	(524,627)			(1,102)	(d)	(142,304)
				383,425	(e)
Total stockholders’ equity	166,361	—		(134,958)		31,403
Total liabilities and stockholders’ equity	4,019,318	—		(115,650)		3,903,668

Consolidated Statement of Operations for the six months ended June 28, 2025
in thousands of US dollars	Hanes (Historical)	Presentation adjustments		GAAP adjustments		Hanes Adjusted
Net sales	1,751,473					1,751,473
Cost of sales	1,022,848	6,061	(j)			1,025,665
		(3,244)	(k)
Gross profit	728,625	(2,817)		—		725,808
Selling, general and administrative expenses	494,059	(6,061)	(j)	(803)	(b)	488,003
		3,162	(k)	(7,323)	(a)
		5,586	(l)	(617)	(e)
Restructuring and acquisition-related costs (recoveries)	—	82				82
Operating profit	234,566	(5,586)		8,743		237,723
Other expenses	26,295	(26,295)	(l)			—
Interest expenses, net	90,855	20,709	(l)	(3,405)	(c)	116,245
				8,086	(a)
Income from continuing operations before income taxes	117,416	—		4,062		121,478
Income tax expense	17,777	—		—	(f)	17,777
Income from continuing operations	99,639	—		4,062		103,701
Loss from discontinued operations, net of tax	(27,484)
Net income	72,155
Loss from discontinued operations, net of tax and Net income has been excluded from the unaudited pro forma statement of earnings.
Consolidated Statement of Operations for the year ended December 28, 2024,
in thousands of US dollars	Hanes (Historical)	Presentation adjustments		GAAP adjustments		Hanes Adjusted
Net sales	3,507,438					3,507,438
Cost of sales	2,147,914	17,797	(j)			2,141,467
		(24,244)	(k)
Gross profit	1,359,524	6,447		—		1,365,971
Selling, general and administrative expenses	1,173,576	(17,797)	(j)	(1,320)	(b)	1,016,923
		(135,499)	(k)	(14,721)	(a)
		14,036	(l)	(1,352)	(e)
Restructuring and acquisition-related costs		159,743	(k)			159,743
Operating profit	185,948	(14,036)		17,393		189,305
Other expenses	47,441	(47,441)	(l)			—
Interest expenses, net	195,901	33,405	(l)	18,304	(a)	247,610
Loss from continuing operations before income taxes	(57,394)	—		(911)		(58,305)
Income tax expense	40,601			—	(f)	40,601
Loss from continuing operations	(97,995)	—		(911)		(98,906)
Loss from discontinued operations, net of tax	(222,436)
Net loss	(320,431)
Loss from discontinued operations, net of tax and Net loss has been excluded from the unaudited pro forma statement of earnings.

4.
PRELIMINARY PURCHASE PRICE CALCULATION

The Transactions will be accounted for as a business combination in accordance with IFRS 3, Business Combinations. The purchase consideration, assets acquired, and liabilities assumed are therefore recorded at their estimated fair value based on information available as of September 30, 2025 unless otherwise noted.
The total estimated consideration is comprised of the following:
Estimated number of Gildan Common Shares to be issued(a)	36,087,820
Price of Gildan Common Shares as of September 30, 2025 ($/common share)(b)	$57.80
Share consideration	$2,085,876
Cash consideration(c)	$283,041
Equity award consideration(d)	$44,183
Total consideration	$2,413,100

The total Merger Consideration will change based on fluctuations in the price of the Gildan common shares on the TSX and the NYSE, and the number of shares of Hanesbrands Common Stock and Hanesbrands equity awards outstanding at the completion of the Transactions.
(a)
Total consideration is calculated based upon the assumptions that there are 353.8 million outstanding Hanesbrands Common Stock, which is the number of common shares outstanding on September 30, 2025 and converted into the number of Gildan common shares based on a 0.102 exchange ratio.

(b)
A Gildan share price of $57.80 has been ascribed based on the closing price of the Gildan shares on September 30, 2025. A change in the Gildan share price of 10% would increase or decrease the share consideration expected to be transferred by approximately $208.6 million, which would be reflected as an increase or decrease to goodwill.

(c)
Represents the cash consideration of $0.80 paid for each share of Hanesbrands Common Stock outstanding as of September 30, 2025.

(d)
In accordance with the terms of the Merger Agreement, Hanesbrands’ vested and unvested equity awards, comprising Hanesbrands Options, RSUs and PSUs, will be continued as Gildan equity awards with no modifications (except for PSUs as described below) and are deemed to be replacement awards issued. The estimated non-cash equity award consideration of $44.2 million relates to the amortized value of Hanesbrands equity awards outstanding at Closing, which will be converted into Gildan equity awards. The number of Gildan equity awards to be issued to each holder of Hanesbrands equity awards as of immediately prior to the Closing is equal to: (i) the number of such Hanesbrands equity awards outstanding; multiplied by (ii) the sum of: (a) 0.102 and (b) the quotient obtained by dividing $0.80 by a share price of $57.80, which is the closing share price of the Gildan Common Shares on the NYSE on September 30, 2025. Based on 11.9 million Hanesbrands equity awards outstanding as of September 30, 2025, and a share price of $57.80, which is the closing share price of the Gildan Common Shares on the NYSE on September 30, 2025, an estimated 1.4 million Gildan share awards would be issued to Hanesbrands employees. The value of the equity award consideration is calculated as the amortized fair value of the Hanesbrands share awards outstanding based on the elapsed service period as of June 29, 2025 and the retained historical vesting dates of the Hanesbrands awards. The remaining portion for which service has yet to occur of $35.4 million will be recognized as post-acquisition compensation cost and is not reflected on the unaudited pro forma condensed consolidated statement of earnings.

The Hanesbrands PSUs will be modified to remove performance and market conditions at the Closing Date such they will be converted into Gildan RSUs. The number of Gildan RSUs to be issued as replacement awards will be determined based on the target level of performance. Hanesbrands historical financial reporting was based upon the target level and as such the historical expense does not require adjustment for the modification. The difference in the fair value of the award which exclude the impact of the market condition and the fair value of Hanesbrands PSU is not significant and therefore no pro forma adjustment has been reflected. The terms and conditions of each such Gildan RSU will otherwise remain unchanged as a result of the conversion.

(e)
Fair value of assets acquired and liabilities of Hanesbrands assumed:

Estimated fair value (in thousands)
Cash and cash equivalents	220,343
Trade accounts receivable	487,010
Inventories(i)	1,055,946
Other current assets	220,671
Property, plant and equipment	190,358
Intangible assets(ii)	2,035,148
Other non-current assets	270,830
Accounts payable and accrued liabilities	993,359
Other current liabilities	149,863
Lease obligations	294,019
Long-term debt(v)	2,331,860
Pension and postretirement benefits	73,473
Deferred income tax liabilities, net(iv)	249,520
Other non-current liabilities	66,502
Total net assets at fair value	$321,710
Goodwill(iii)	2,091,390

The purchase accounting is dependent upon certain valuations and other assessments that have yet to progress to a stage where there is sufficient information for a definitive measurement. Gildan intends to complete the valuations and other assessments upon completion of the Transactions and will finalize the purchase equation as soon as practicable. The above purchase price allocation is preliminary and is based on management’s best estimates of the fair values of the assets acquired and liabilities assumed and taking into consideration relevant information available to date. Other than the adjustments described below, book values of the assets and liabilities have been used. Differences between these preliminary estimates and the final purchase accounting will occur, and these differences could be material.
(i)
Reflects an increase of $100 million to the carrying value of Hanesbrands inventory to adjust it to its preliminary estimated fair value. The fair value was determined based on the estimated selling price of inventory, less remaining selling costs and a normal profit margin on those selling efforts. The unaudited pro forma condensed consolidated statement of earnings was also adjusted to increase cost of sales by the same amount as the inventory that is expected to be sold within one year of the acquisition resulting in a pro forma adjustment of $100 million for the year ended December 29, 2024.

(ii)
The estimated fair value adjustment attributable to intangible assets of $1.1 billion included in the purchase price allocation column of the above table consists of the following:

	Fair value	Useful life	Amortization for six months ended June 29, 2025	Amortization for year ended December 29, 2024
Trademarks	$825,000	Indefinite	—	—
Customer relationships	300,000	20 years	7,500	15,000
	$1,125,000		7,500	15,000
The pro forma total adjustment on depreciation and amortization, inclusive the GAAP adjustments and acquisition accounting increments was an increase of $31.4 million and $66.0 million for the six months ended June 29, 2025 and year ended December 29, 2024, respectively.
(iii)
Reflects adjustment to remove Hanesbrands’ historical goodwill of $648.4 million and record goodwill resulting from the Transactions of $2.1 billion. The goodwill is not deductible for income tax purposes and relates to expected synergies, which are not recorded separately since they do not meet the recognition criteria for identifiable intangible assets.

(iv)
Deferred income tax liabilities of $249.5 million relate to an incremental deferred income tax liability for the tax effect of temporary taxable differences between the purchase accounting values and the tax basis of the net assets acquired (primarily related to trademarks and inventory). Deferred taxes associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation were calculated using the U.S. federal statutory rate of 21% as state tax is assumed to be nil.

(v)
Long-term debt was increased by $36.8 million to account for the difference between the fair value and the carrying value of Hanesbrands’ senior notes.

5.
PRO FORMA INTERIM CONSOLIDATED STATEMENT OF FINANCIAL POSITION ASSUMPTIONS AND ADJUSTMENTS:

The unaudited pro forma statement of financial position of Gildan as of June 29, 2025 has been adjusted to give effect to the consummation of the Transactions as if it had occurred on June 29, 2025, with transaction accounting adjustments calculated using information as of September 30, 2025 which is the most recent practicable date prior to the date of this Proxy Statement/Prospectus.
(a)
Reflects accrual of $66.4 million comprised of $55.9 million of estimated transaction costs of Gildan, including advisory, printing, legal and accounting services, as well as contractually committed change of control and retention payments of $10.5 million that are not recorded as of June 29, 2025, with an offset of $58.9 million to Retained earnings and $7.5 million as reduction to Share capital relating to share issuance costs. There are other severance amounts for change of control terminations (dual triggers) for which Gildan has not yet made a decision on retaining or terminating Hanesbrands personnel and as such, no proforma adjustment to the unaudited pro forma statement of earnings has been recorded. The estimated Gildan transaction costs are not expected to recur beyond 12 months after Closing and may change as additional information becomes known. Transaction costs of $70 million are expected to be incurred by Hanesbrands, such costs have not been reflected in the Pro Forma Financial Information.

(b)
To reflect an accrual of $3.4 million for the Hanesbrands six-year prepaid Directors & Officers insurance tail policy pursuant to the Merger Agreement as an increase of $3.4 million to Retained earnings. The expense is not expected to have a recurring impact.

(c)
The historical equity of Hanesbrands will be eliminated as part of the Transactions.

6.
PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS ASSUMPTIONS AND ADJUSTMENTS:

(a)
Pro forma adjustments to the unaudited interim consolidated statement of earnings for the six months ended June 29, 2025:

(i)
Elimination of net sales and cost of sales of $6.1 million relating to sales made to Gildan by Hanesbrands during the six month period ended June 29, 2025. No sales arose during the year ended December 29, 2024.

(ii)
Increase of $7.5 million to reflect the incremental amortization charges related to assigning fair values to the acquired definite life intangible assets giving effect to the Transactions as if it had occurred on January 1, 2024. The incremental amortization charge assumes straight-line amortization over the estimated useful lives of these assets, which has been assumed as twenty years for customer relationships. Gildan has not reflected any amortization expense for trademarks as these are considered to be indefinite life intangible assets.

(iii)
Interest expense included in Financial expenses, net decreased by $2.8 million for the six month ended June 29, 2025 relating to the fair value increment on the Hanesbrands’ senior notes.

(iv)
Income tax expense of nil has been recognized as any tax arising on the adjustments would be offset by previously unrecognized tax attributes or a valuation allowance. The pro forma income tax expense does not reflect potential impacts of the Transactions including the effects that the Pillar Two 15% global minimum tax may have on the combined company’s minimum tax in various jurisdictions in which they operate.

(b)
Pro forma adjustments to the consolidated statement of earnings for the year ended December 29, 2024:

(i)
Increase cost of sales by $100 million reflecting the fair value adjustment on the inventory acquired that is expected to be sold within one year of the acquisition.

(ii)
Increase of $15.0 million to reflect the incremental amortization charges related to assigning fair values to the acquired definite life intangible assets giving effect to the Transactions as if it had occurred on January 1,2024. The incremental amortization charge assumes straight-line amortization over the estimated useful lives of these assets, which has been assumed as twenty years for customer relationships, which brings the total amortization charge for the intangible assets acquired to $15 million for the year ended December 29, 2024. Gildan has not reflected any amortization expense for trademarks as these are considered to be indefinite life intangible assets.
(iii)
To reflect Gildan’s estimated incremental transactions costs of $58.9 million including advisory, printing, legal and accounting services, as well as contractually committed change of control and retention payments of $10.5 million that are not recorded as of June 29, 2025. The estimated Gildan transaction costs are not expected to recur beyond 12 months after Closing and may change as additional information becomes known. Transaction costs of $70 million are expected to be incurred by Hanesbrands, such costs have not been reflected in the Pro Forma Financial Information.

(iv)
To reflect the estimated costs of $3.4 million for the Directors & Officers insurance tail policy of Hanesbrands that was required to be purchased pursuant to the Transactions. The policy does not cover any claims incurred after the consummation of the Transactions. The expense is not expected to have a recurring impact.

(v)
Interest expense included in Financial expenses, net decreased by $5.6 million for the year ended December 29, 2024, 2025 relating to the fair value increment on the Hanesbrands’ senior notes.

(vi)
Income tax expense of nil has been recognized as any tax arising on the adjustments would be offset by previously unrecognized tax attributes or a valuation allowance. The pro forma income tax expense does not reflect potential impacts of the Transactions including the effects that the Pillar Two 15% global minimum tax may have on the combined company’s minimum tax in various jurisdictions in which they operate.

7.
PRO FORMA CASH AND FINANCING ADJUSTMENTS:

Gildan has obtained a commitment of $2.3 billion of transaction financing comprised of the Bridge Facility in the amount of $1.2 billion and Term Loans in the aggregate amount of $1.1 billion. Subsequently, on September 23, 2025, Gildan priced an offering of $1.2 billion in aggregate principal amount of the Notes, which is expected to settle on or about October 7, 2025 and at which point Gildan expects to terminate the commitments under the Bridge Facility. To finance the Cash Consideration for the Transactions and the refinancing of the Hanesbrands existing debt, it is expected that Gildan will (a) use cash on hand, (b) obtain and borrow loans under the Term Loans and (c) use the proceeds of the Notes offering. For purposes of this pro forma, it has been assumed that the debt refinancing will be completed through the Notes and the fully drawn Term Loans.
In addition, on September 16, 2025, Gildan entered into an agreement with the required lenders under its existing revolving credit facility providing for certain modifications to such facility conditioned on the consummation of the Transactions, including an increase in the aggregate revolving commitments thereunder from $1 billion to $1.2 billion, additional flexibility regarding acquisitions and asset sales, certain modifications to requirements relating to subsidiary guarantors and other modifications.
The Gildan Bridge Facility is a senior unsecured 364-day facility with an aggregate principal amount equal to $1.2 billion, and the Term Loans consist of a senior unsecured 2-year term loan facility in an aggregate principal amount equal to $500 million and a senior unsecured 3-year term loan facility having an aggregate principal amount equal to $600 million, both bearing annual interest rates equal to (a) Term SOFR plus a credit-rating based margin or (b) the ABR plus a credit-rating based margin. The assumed aggregate effective interest rate of the Notes and Term Loans for purposes of the pro forma condensed consolidated statement of earnings is 5.8%.
Adjustments have been made to long-term debt and finance expense to reflect the use of the Notes and Term Loans to pay the Cash Consideration and refinance the balance of Hanesbrands’ outstanding debt on June 29, 2025.

(i)
Reflects an increase in indebtedness outstanding and cash as of June 29, 2025 of $2.3 billion under the Gildan long-term debt as a result of the refinancing of $2.3 billion of existing Hanesbrands debt, comprising a $217 million revolving loan facility, $1.5 billion of term loan A and B and $600 million of senior notes, with Gildan’s Notes of $1.2 billion and Term Loans of $1.1 billion. An increase of $0.1 billion on Gildan’s long term debt was also recognized in order to settle related financing costs.

(ii)
Reflects $25.5 million of financing costs associated with the Notes and Term Loans, which are capitalized against the Notes and Term Loans and recognized as interest expense over the term of the related debt obligations. Unamortized debt issue costs of $25.3 million related to the Hanesbrands existing revolving loan facility, term loans and senior notes as well as fair value adjustments of $40.2 million per adjustment 4(e)(v) have been also been eliminated on refinancing per (i) above.

(iii)
Reflects the penalty of $33.5 million associated with the early repayment of the Hanesbrands senior notes which have been expensed for the year ended December 29, 2024. A further $9.3 million has been expensed representing a non-refundable fee incurred relating to the Bridge Facility. The aggregate expense of $42.8 million is not expected to have a recurring impact.

(iv)
Financial expense has decreased by $21.5 million and $49.5 million for the six months ended June 29, 2025 and year ended December 29, 2024, respectively, to reflect: (i) the difference in the interest rates on the Notes and Term Loans relative to the interest expense of Hanesbrands’ long-term debt, which represents a reduction of approximately 2.5% in the aggregative effective interest rates; (ii) the impact of the balance of the Notes and Term Loans balances being outstanding for the duration of the periods of the pro forma condensed consolidated statement of earnings; and (iii) the reduction in interest expense arising from the fair value adjustment on Hanesbrands’ long-term debt (Note 6(a)(iii)). No other adjustments have been made to Hanesbrands historical finance charges.

(v)
Income tax expense of nil has been recognized under the assumption that any tax arising on the adjustments would be offset by previously unrecognized tax attributes or a valuation allowance. The pro forma income tax expense does not reflect potential impacts of the acquisition including the effects that the Pillar Two 15% global minimum tax may have on the combined company’s minimum tax in various jurisdictions in which they operate.

The pro forma interest expense on the Notes and Term Loans has been calculated using an assumed effective interest rate of approximately 5.8%. The impact of a 1/8 percentage point increase or decrease in the assumed borrowing rate would result in an increase or decrease, respectively in interest expense of approximately $1.4 million for the six months ended June 29, 2025 and $3.9 million for the year ended December 29, 2024, respectively.

8.
PRO FORMA EARNINGS PER SHARE:

The following table summarizes pro forma basic and diluted income per common share of Gildan issued and outstanding:
(millions)	Six months ended June 29, 2025	Year ended December 29, 2024
Weighted average number of Gildan Common Shares outstanding	151,318	162,928
Assumed number of Gildan Common Shares to be issued on Acquisition	36,088	36,088
Pro forma weighted average of Gildan Common Shares outstanding – basic	187,406	199,016
Dilutive impact of Gildan stock options, Treasury RSUs and common shares held in trust	81	251
Pro forma weighted average of Gildan Common Shares outstanding – diluted	187,487	199,267
Pro forma net earnings	343,148	136,973
Pro forma basic and diluted income per share	1.83	0.69
Pro forma basic and diluted income per share	1.83	0.69

BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management of Hanesbrands
To Hanesbrands’ knowledge, the following table sets forth certain information regarding the beneficial ownership of Hanesbrands Common Stock as of September 30, 2025 (except as noted in the footnotes below) with respect to: (a) each person known by Hanesbrands to beneficially own more than 5% of the shares of Hanesbrands Common Stock issued and outstanding, (b) each member of the Hanesbrands Board, (c) each named executive officer of Hanesbrands, and (d) all current directors and executive officers as a group. The percentages of Hanesbrands Common Stock beneficially owned are based on 353,802,157 shares of Hanesbrands Common Stock outstanding as of September 30, 2025. Hanesbrands’ named executive officers for fiscal year 2024 are Stephen B. Bratspies, M. Scott Lewis, Joseph W. Cavaliere, Michael E. Faircloth, Kristin L. Oliver and Vanessa LeFebvre. Hanesbrands has determined beneficial ownership in accordance with the rules of the SEC. The address of each director and executive officer shown in the table below is c/o Hanesbrands Inc., 101 N. Cherry Street, Winston-Salem, North Carolina 27101.
Beneficial ownership is generally defined as either the sole or shared power to vote or dispose of the shares. Except as otherwise noted, the beneficial owners have the sole power to vote and dispose of the Hanesbrands Common Stock.
	Amount and Nature of Beneficial Ownership		Other(1)
Name and Address of Beneficial Owner	Beneficial Ownership of Hanesbrands Common Stock	Percentage of Class	Restricted Stock Units	Stock Equivalent Units in SERP and Deferred Compensation Plans	Total
BlackRock, Inc.(2)	52,230,097	14.76%	—	—	52,230,087
Vanguard Group, Inc.(3)	38,903,759	11.00%	—	—	38,903,759
Loews Corporation(4)	31,900,000	9.02%	—	—	31,900,000
Stephen B. Bratspies	962,058	*	919,600	—	1,881,658
Michael E. Faircloth	434,789	*	425,611	—	860,400
Vanessa LeFebvre(5)(6)	276,394	*	—	—	276,394
Joseph W. Cavaliere	270,209	*	632,043	—	902,252
Robert F. Moran	197,743	*	18,630	—	216,373
M. Scott Lewis	130,053	*	441,490	—	571,543
Kristin L. Oliver(5)	120,400	*	—	—	120,400
Franck J. Moison	101,429	*	18,630	—	120,059
James C. Johnson	73,682	*	18,630	167,608	259,920
William S. Simon	59,773	*	18,630	—	78,403
John G. Mehas	23,651	*	18,630	—	42,281
Natasha C. Chand	21,760	*	18,630	—	40,390
Colin Browne	19,634	*	18,630	—	38,264
Sharilyn S. Gasaway	15,019	*	18,630	—	33,649
Geralyn R. Breig	0	*	18,630	98,175	116,805
Mark A. Irvin	0	*	18,630	58,492	77,122
All directors and executive officers as a group (17 persons)(7)	2,734,998	*

*
Less than 1% of the outstanding shares

(1)
While the amounts in the “Other” column for restricted stock units and stock equivalent units in the Hanesbrands SERP and deferred compensation plans do not represent a right of the holder to receive Hanesbrands Common Stock within 60 days, these amounts are being disclosed because we believe they further our goal of aligning senior management and stockholder interests. The value of the Hanesbrands RSUs fluctuates based on changes in the price of Hanesbrands Common Stock. Similarly, the value of stock equivalent units held in the Hanesbrands SERP, the Executive Deferred Compensation Plan and the Director Deferred Compensation Plan fluctuates based on changes in Hanesbrands’ stock price.
(2)
Information regarding this beneficial owner is based on an Amendment No. 3 to Schedule 13G filed April 30, 2025 by BlackRock, Inc. (“BlackRock”) with the SEC. BlackRock, in its capacity as a parent holding company, reported that it beneficially owns 52,230,097 shares of Hanesbrands Common Stock and that it has sole voting power over 51,840,671 shares and sole dispositive power over 52,230,097 shares. BlackRock’s address is 50 Hudson Yards, New York, New York 10001.

(3)
Information regarding this beneficial owner is based on an Amendment No. 12 to Schedule 13G filed February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”) with the SEC. Vanguard reported that it beneficially owns 38,903,759 shares of Hanesbrands Common Stock and that it has shared voting power over 514,220 shares, sole dispositive power over 38,024,332 shares and shared dispositive power over 879,427 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Information regarding this beneficial owner is based on a Schedule 13G filed September 26, 2025 by Loews Corporation (“Loews”) with the SEC. Loews reported that it beneficially owns 31,900,000 shares of Hanesbrands Common Stock and that it has sole voting power and sole dispositive power over 31,900,000 shares. Loews’ address is 9 West 57th Street, New York, NY 10019.

(5)
Each of Ms. Oliver and Ms. LeFebvre is included in this table as a named executive officer of Hanesbrands. In each case, however, she is no longer employed by Hanesbrands.

(6)
Ms. LeFebvre’s employment with Hanesbrands terminated on September 30, 2024. The share ownership figure provided for her displays her holdings as reflecting in a Form 4 filed on her behalf on October 2, 2024, which is the most recent information available to Hanesbrands.

(7)
Includes Scott A. Pleiman, EVP, Chief Strategy, Transformation, Analytics & Technology Officer.

Security Ownership of Certain Beneficial Owners and Management of Gildan
To Gildan’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Gildan Common Shares as of September 30, 2025, by (a) each person known by Gildan to beneficially own 5% or more of the Gildan Common Shares, (b) each director (who was serving as a director as of that date) and nominee for director, (c) each executive officer of Gildan and (d) all current directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights on September 30, 2025 or 60 days thereafter (such as from the vesting of Gildan RSUs or by exercising options). The percentages of Gildan Common Shares beneficially owned are based on 149,071,817 Gildan Common Shares outstanding as of September 30, 2025. Securities that can be acquired within 60 days after September 30, 2025 are deemed to be outstanding for purposes of computing the ownership percentage of the beneficial owner of such securities, but not for purposes of computing any other person’s percentage. Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all Gildan Common Shares beneficially owned by them, except to the extent this power may be shared with a spouse. The address of each director and executive officer shown in the table below is 600 de Maisonneuve Boulevard West, 33rd Floor Montréal, Québec, Canada H3A 3J2.
Beneficial Owners	Gildan Common Shares	Percent of Class
Michael Kneeland	8,774	*
Glenn J. Chamandy(1)	977,007	*
Michener Chandlee	5,015	*
Ghislain Houle	9,625	*
Mélanie Kau	0	*
Peter Lee	0	*
Karen Stuckey	0	*
Anne-Laure Descours	0	*
Luca Barile(2)	2,089	*
Rhodri J. Harries(3)	203,207	*
Benito A. Masi(4)	351,507	*
Chuck J. Ward(5)	123,131	*
Jason DeHaan(6)	15,921	*
All current executive officers and directors as a group	1,696,276	1.14%
Janus Henderson Group plc(7)	9,923,674	6.66%
Bank of Nova Scotia Group(8)	7,678,872	5.15%

*
Represents less than 1% of the outstanding common shares.

(1)
The Gildan Common Shares held by Mr. Chamandy comprise (a) 963,071 Gildan Common Shares currently held by B.R.K. Investment Inc., a company controlled by Mr. Chamandy and (b) 13,936 Gildan Common Shares issuable upon the vesting of Gildan RSUs within 60 days of September 30, 2025. The business address of B.R.K. Investment Inc. is 600 de Maisonneuve Boulevard West, Suite 2410, Montréal, Québec, Canada H3A 3J2.

(2)
The Gildan Common Shares held by Mr. Barile comprise (a) 1,377 Gildan Common Shares currently held by Mr. Barile directly and (b) 712 Gildan Common Shares issuable upon the vesting of Gildan RSUs within 60 days of September 30, 2025.

(3)
The Gildan Common Shares held by Mr. Harries comprise (a) 194,057 Gildan Common Shares currently held by Mr. Harries directly and (b) 9,150 Gildan Common Shares issuable upon the vesting of Gildan RSUs within 60 days of September 30, 2025.

(4)
The Gildan Common Shares held by Mr. Masi comprise (a) 344,439 Gildan Common Shares currently held by Mr. Masi directly and (b) 7,068 Gildan Common Shares issuable upon the vesting of Gildan RSUs within 60 days of September 30, 2025.

(5)
The Gildan Common Shares held by Mr. Ward comprise (a) 116,279 Gildan Common Shares currently held by Mr. Ward directly and (b) 6,852 Gildan Common Shares issuable upon the vesting of Gildan RSUs within 60 days of September 30, 2025.

(6)
The Gildan Common Shares held by Mr. DeHaan comprise (a) 10,881 Gildan Common Shares currently held by Mr. DeHaan directly and (b) 5,040 Gildan Common Shares issuable upon the vesting of Gildan RSUs within 60 days of September 30, 2025.

(7)
According to a Schedule 13G/A filed with the SEC on August 14, 2025, 9,755,224 Gildan Common Shares are held by Janus Henderson Group plc, which has shared voting and dispositive power over those Gildan Common Shares. The business address of Janus is 201 Bishopsgate, EC2M 3AE, United Kingdom.

(8)
According to a Schedule 13G/A filed with the SEC on July 31, 2025 jointly, pursuant to a joint filing agreement, (a) 61,336 Gildan Common Shares are held by 1832 Asset Management L.P. whose principal business address is Scotiabank North, 40 Temperance Street, 16th Floor, Toronto, Ontario, M5H 0B4, Canada, (b) 105,450 Gildan Common Shares are held by MD Financial Management Inc., whose principal business address is 1870 Alta Vista Drive, Ottawa, Ontario, K1G 6R7, Canada, (c) 99,880 Gildan Common Shares are held by Scotia McLeod, a division of Scotia Capital Inc. whose principal business address is 40 King St. West, Scotia Plaza, 52nd Floor, Toronto, Ontario, M5W 2X6, Canada, and (d) 7,412,206 Gildan Common Shares are held by Jarislowsky, Fraser Limited, whose principal business address is 1010 Sherbrooke St. West, 20th Floor, Montréal, Québec, Canada, H3A 2R7 (the beneficial owners in the clauses (a) through (d) collectively, “the Bank of Nova Scotia Group”), each of which may be deemed the beneficial owner of, and to have sole voting power and sole dispositive power over 7,678,272 shares and all of which have the shared voting power and shared dispositive power over 600 shares.

COMPARISON OF RIGHTS OF GILDAN SHAREHOLDERS AND HANESBRANDS STOCKHOLDERS
General
Gildan is organized under the federal laws of Canada and, accordingly, the rights of Gildan Shareholders will be governed principally by the CBCA, Gildan’s Articles, and Gildan’s By-laws. Hanesbrands is incorporated in the State of Maryland, and the rights of Hanesbrands Stockholders are governed by the MGCL and the Hanesbrands Charter and Hanesbrands bylaws, as amended and restated (“Hanesbrands Bylaws”). Pursuant to the Transactions, each share of Hanesbrands Common Stock that is issued and outstanding immediately prior to the Hanesbrands Merger Effective Time will ultimately be converted into the right to receive the Merger Consideration. As a result, Hanesbrands Stockholders will become shareholders of Gildan and their rights will be governed principally by the CBCA, Gildan’s Articles and Gildan’s By-laws.
Material Differences Between the Rights of Shareholders of Gildan and Stockholders of Hanesbrands
The following is a summary of material differences between the rights of Gildan Shareholders under the CBCA, Gildan’s Articles and Gildan’s By-laws and the existing rights of Hanesbrands Stockholders under the MGCL, Hanesbrands Charter and Hanesbrands Bylaws. While Hanesbrands and Gildan believe that the following summary covers all of the material differences, it may not contain all of the information that is important to you. The following summary does not include a complete description of all differences between the rights of Gildan Shareholders and Hanesbrands Stockholders, nor does it include a complete discussion of the respective rights of Gildan Shareholders and Hanesbrands Stockholders.
The following summary is qualified in its entirety by reference to the CBCA, Gildan’s Articles and Gildan’s By-laws, the MGCL, and Hanesbrands Charter and Bylaws. You are urged to carefully read this entire Proxy Statement/Prospectus, the relevant provisions of the CBCA and the MGCL, Gildan’s Articles and Gildan’s By-laws, and Hanesbrands Charter and Bylaws for a more complete understanding of the differences between the rights of a Hanesbrands Stockholder and the rights of a Gildan Shareholder. Hanesbrands has filed with the SEC its charter and bylaws referenced in this summary of shareholder rights, and Gildan has filed with the SEC Gildan’s Articles and Gildan’s By-laws referenced in this summary of shareholder rights. For more information, see the section entitled “Where You Can Find Additional Information” on page 175. References to a “holder” in the following summary are to the registered holder of the applicable shares.
Provision	Gildan	Hanesbrands
Authorized Share Capital
Gildan is authorized to issue an unlimited number of common shares, an unlimited number of first preferred shares and an unlimited number of second preferred shares. There are no issued and outstanding first preferred shares and second preferred shares.
Holders of Gildan Common Shares are entitled to all of the applicable rights and obligations provided under the CBCA, Gildan’s Articles and Gildan’s By-laws.

The aggregate number of shares of stock that Hanesbrands has the authority to issue is 2.05 billion, consisting of two billion shares of Hanesbrands Common Stock and 50 million shares of Hanesbrands preferred stock, par value $0.01 per share (“Hanesbrands Preferred Stock”). Subject to any agreement of Hanesbrands to the contrary, the Hanesbrands Board, with the approval of a majority of the entire Hanesbrands Board and without any action by the stockholders of Hanesbrands, may amend the Hanesbrands Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Hanesbrands has authority to issue.

Provision	Gildan	Hanesbrands
Preferred Shares
The first preferred shares and second preferred shares may at any time or from time to time each be issued in one or more series. The Gildan Board may by resolution of the directors (and without further resolution of shareholders) fix from time to time before the issue thereof the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of each series of first preferred shares or second preferred shares. Holders of first preferred shares and second preferred shares will not be entitled to receive notice of or to attend any Gildan shareholder meetings and will not be entitled to vote at such meetings, except as required by law.
In addition to the rights attaching to any series of preferred shares, holders of Gildan’s preferred shares are entitled to all of the applicable rights and obligations provided under the CBCA and Gildan’s Articles and Gildan’s By-laws.

The Hanesbrands Board is authorized to cause Hanesbrands to issue up to 50 million shares of Hanesbrands Preferred Stock in one or more class or series and to fix and determine the number of shares of preferred stock of any class or series, to determine the designation of any such class or series, to increase or decrease the number of shares of any such class or series subsequent to the issue of shares of that series, and to determine or alter the preferences, conversion or other rights and restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any such class or series. As of the date hereof, there are currently no shares of Hanesbrands Preferred Stock outstanding.

Variation of Rights Attaching to a Class or Series of Shares
Under the CBCA, the rights attaching to Gildan Common Shares may be varied only through an amendment of Gildan’s Articles authorized by special resolution of Gildan’s shareholders, including, if applicable, a separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the CBCA.

Under the Hanesbrands Charter, the Hanesbrands Board may cause Hanesbrands to issue common or preferred stock in one or more class or series without stockholder approval. Such common or preferred stock may be issued with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, if any, as fixed by the Hanesbrands Board. A variation of the rights attached to issued shares of Hanesbrands common or preferred stock would be effected through articles supplementary to Hanesbrands Charter.

Consolidation and Division; Subdivision
Under the CBCA, the issued shares of a class or series of Gildan shares may be changed into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series through an amendment to its articles authorized by special resolution of Gildan shareholders, including, if applicable, a separate special resolution of the holders

Under the MGCL, the issued and outstanding shares of a corporation with a class of equity securities registered under the Exchange Act may be combined into a smaller number of shares, without stockholder action, at a ratio of not more than 10 shares into one share in any 12-month period. Under Maryland law, a reverse stock split is defined as a combination of outstanding

Provision	Gildan	Hanesbrands
of the affected class or series of shares in accordance with the provisions of the CBCA.
shares of stock of a corporation into a lesser number of shares of stock of the same class without any change in the aggregate amount of stated capital of the corporation, except for a change resulting from an elimination of fractional shares. Also under Maryland law, a division of issued and outstanding shares of stock into a greater number of shares of the same class may be accomplished without stockholder action.

Reduction of Share Capital
Under the CBCA, Gildan may, by a special resolution of Gildan shareholders, reduce its stated capital for a class or series of shares for any reason, provided there are no reasonable grounds for believing that (a) Gildan is, or after the proposed reduction of its stated capital would be, unable to pay its liabilities as they become due, or (b) after the proposed reduction of its stated capital, the realizable value of Gildan’s assets would be less than the aggregate of its liabilities.

Except as otherwise provided in the MGCL, Maryland law permits the Hanesbrands Board to effect a reduction in stated capital of Hanesbrands, with or without effecting an amendment to the Hanesbrands Charter. If stated capital is to be reduced other than in connection with Hanesbrands’ acquisition of its own stock, the proposed reduction and proposed amendment to the Hanesbrands Charter, if any, must be approved by the Hanesbrands Board and be submitted to a vote of Hanesbrands Stockholders. The proposed reduction and any charter amendment shall be approved by Hanesbrands Stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Distributions and Dividends; Repurchases and Redemptions
Distributions/Dividends
Under the CBCA, Gildan Shareholders are entitled to receive dividends if, as and when declared by the directors of Gildan, subject to prior satisfaction of preferential dividends applicable to any preferred shares. Under Gildan’s Articles, subject to the rights of the holders of any other class of shares of Gildan entitled to receive dividends in priority to or ratably with the holders of Gildan Common Shares, the Gildan Board may in its sole discretion declare dividends on the Gildan Common Shares to the exclusion of any other class of shares of Gildan.
Under the CBCA, the Gildan Board may declare and pay dividends to the holders of Gildan Common Shares or Gildan preferred shares provided there are no reasonable grounds for believing

Distributions/Dividends
Under the MGCL, the Hanesbrands Board may authorize, and Hanesbrands may declare and pay, a dividend to the holders of Hanesbrands capital stock out of surplus or any other funds legally available for such payments, so long as following a dividend, (a) Hanesbrands is able to pay its debts as they become due in the ordinary course and (b) its assets exceed the sum of its liabilities plus, unless the terms of any class or series of Hanesbrands Preferred Stock provides otherwise, the amount that would be needed, if Hanesbrands were dissolved at the time of the distribution, to satisfy the preferential rights of holders whose preferential rights are senior to Hanesbrands common stock, or the dividend is paid from (i) the net earnings of Hanesbrands for the fiscal year in

Provision	Gildan	Hanesbrands

that: (a) Gildan is, or would after the payment be, unable to pay its liabilities as they become due; and (b) the realizable value of Gildan’s assets would as a result of the payment be less than the aggregate of Gildan’s liabilities and the stated capital of all classes of Gildan’s shares.
With respect to the payment of dividends and the distribution of assets of Gildan in the event of any liquidation, dissolution or winding up of Gildan or the other distribution of the assets of Gildan among its shareholders for the purpose of winding up its affairs, the first preferred shares are entitled to priority over both the second preferred shares and the Gildan Common Shares. The second preferred shares are entitled to priority over the holders of the Gildan Common Shares.
Repurchases/Redemptions
Under the CBCA, Gildan may repurchase its own shares, provided there are no reasonable grounds for believing that (a) Gildan is, or would be after the payment for the purchase of such shares, unable to pay its liabilities as they become due and (b) the realizable value of Gildan’s assets would after the payment for the purchase of such shares be less than the aggregate of Gildan’s liabilities and the stated capital of all classes of Gildan’s shares.
Under the CBCA, Gildan may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price; provided that Gildan may only purchase or redeem its redeemable shares if there are no reasonable grounds for believing that (a) Gildan is, or would be after the payment for the purchase or redemption of such shares, unable to pay its liabilities as they become due and (b) the realizable value of Gildan’s assets would after the payment for the purchase or redemption of such shares be less than the aggregate of Gildan’s liabilities and the amount that would be required to pay the holders of Gildan’s shares that which the dividend is paid; (ii) Hanesbrands’ net earnings for the preceding fiscal year; or (iii) the sum of its net earnings for the preceding eight fiscal quarters. A dividend may be paid in cash, in shares of Hanesbrands’ capital stock or in other property.
Repurchases/Redemptions
Under the MGCL, Hanesbrands may repurchase shares of Hanesbrands stock if authorized by the Hanesbrands Board, so long as following a repurchase, (a) Hanesbrands is able to pay its debts as they become due in the ordinary course and (b) its assets exceed the sum of its liabilities plus, unless the terms of any class or series of Hanesbrands preferred stock provides otherwise, the amount that would be needed, if Hanesbrands were dissolved at the time of the distribution, to satisfy the preferential rights of holders whose preferential rights are senior to Hanesbrands common stock, or the repurchase is paid from (i) the net earnings of Hanesbrands for the fiscal year in which the dividend is paid; (ii) Hanesbrands’ net earnings for the preceding fiscal year; or (iii) the sum of its net earnings for the preceding eight fiscal quarters. Repurchased shares constitute authorized but unissued shares of Hanesbrands stock.

Provision	Gildan	Hanesbrands

have a right to be paid, on a redemption or in a liquidation, ratably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

Under the CBCA, neither Gildan nor subsidiaries of Gildan may hold Gildan shares, unless it is holding such shares solely in the capacity of a personal representative, or by way of security for the purposes of a transaction entered into in the ordinary course of business that includes the lending of money.

Lien on Shares, Calls on Shares and Forfeiture of Shares
Under the CBCA, shares must be fully paid prior to issue, and are non-assessable. Gildan shares will not be issued until the consideration for the shares is fully paid in money or in property or past services that are not less in value than the fair equivalent of the money that Gildan would have received if the shares had been issued for money. The determination of whether property or past services are the fair equivalent of monetary consideration will be made by the Gildan Board.

Under the MGCL, before the issuance of stock, the board of directors of a corporation must authorize the issuance, set the minimum consideration to be paid or a formula for its determination, and fairly describe any consideration other than money. Consideration for stock may consist of money, tangible or intangible property, labor or services actually performed for the corporation, a promissory note or other obligation for future payment or contracts for labor or services to be performed. When the corporation receives the consideration for which stock is to be issued, that stock is fully paid and nonassessable.

Voting Rights
The holders of Gildan Common Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of Gildan and to one vote in respect of each common share held at all such meetings, except at separate meetings of or on separate votes by the holders of another class or series of shares of Gildan.
The holders of the first preferred shares and second preferred shares will not be entitled to receive notice of or to attend any meeting of the shareholders of Gildan and will not be entitled to vote at any such meeting, except as may be required by law.
Each share of Hanesbrands Common Stock entitles the holder to notice of, and one vote on each matter submitted to a vote at, a meeting of Hanesbrands Stockholders.
Number of Directors
Under Gildan’s Articles, the actual number of directors on the Gildan Board may be determined from time to time by resolution of the directors, provided that the Gildan Board consists of at least five and at most 12 directors.

The Hanesbrands Charter and the Hanesbrands Bylaws provide that the number of directors constituting its board of directors must not be less than the minimum number required by the MGCL (which is one) nor more than 25,

Provision	Gildan	Hanesbrands

the exact number of directors to be determined from time to time by regular meeting or at any special meeting called for that purpose by a majority of the entire board of directors. The Hanesbrands Board currently consists of 11 directors.

Qualification of Directors
No person will be elected or appointed a director if the person is disqualified from being a director under the CBCA. A director ceases to hold office when the director ceases to be qualified as a director under the CBCA or Gildan’s Articles. No person will be eligible for election as a director of Gildan unless nominated in accordance with the nomination procedures provided for in Gildan’s By-laws.
Neither the Hanesbrands Charter nor the Hanesbrands Bylaws place any requirements on the qualifications of directors.
Citizenship and Residency of Directors	The CBCA requires that at least 25% of the directors of Gildan (or if Gildan ever has less than four directors, at least one director) must be resident Canadians.	Not applicable.
Election of Directors
Subject to the CBCA and Gildan’s Articles, Gildan’s By-laws provide that nominations of persons for election to the Gildan Board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors.
Under the CBCA, the Gildan Board has the ability to appoint additional directors between shareholder meetings without shareholder approval, provided that such additional number does not exceed one-third of the number of directors elected at the most recent shareholder meeting.
In addition, the CBCA requires distributing corporations such as Gildan to use a majority voting standard in uncontested director elections. Shareholders must vote “for” or “against” each nominee, and a nominee must receive more votes “for” than “against” to be elected.

Directors are elected at the annual meeting of stockholders or at a special meeting called for such purpose and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualify. Directors of Hanesbrands are elected by the affirmative vote of a majority of the total votes cast for and against such director nominee; provided that if the number of nominees, as of the 10th day before the filing of Hanesbrands’ definitive proxy statement with respect to such meeting, exceeds the number of directors to be elected at the meeting, the stockholders will instead elect the directors by a plurality of the votes cast.

Cumulative Voting	Under the CBCA, cumulative voting is only permitted if the articles of a corporation specifically provide for it.	The Hanesbrands Charter does not provide for cumulative voting.

Provision	Gildan	Hanesbrands
Gildan’s Articles do not provide for cumulative voting.
Vacancies
The CBCA generally allows a vacancy on the board of directors to be filled by a quorum of directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles. The directors may appoint one or more additional directors, who shall hold office for a term ending not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed shall not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

The Hanesbrands Charter provides that Hanesbrands has elected to be subject to Section 3-804(c) of the MGCL so that, except as may be provided by the Hanesbrands Board in setting the terms of any class or series of stock, any and all vacancies on the Hanesbrands Board may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred.

Votes to Govern	At all meetings of the Gildan Board, every question must be decided by a majority of the votes cast. The chairman of any meeting may vote as a director.
Under the Hanesbrands Bylaws, a majority of directors at any meeting of the Hanesbrands Board constitutes a quorum for the transaction of business except as otherwise provided by statute, the Hanesbrands Charter or the Hanesbrands Bylaws. The action of a majority of the directors present at a meeting at which a quorum is present will be the action of the Hanesbrands Board, except as otherwise provided by statute. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice.

Duties of Directors
Under the CBCA, the directors of Gildan owe a statutory fiduciary duty to Gildan. The directors have a duty to manage, or supervise the management of, the business and affairs of Gildan. In exercising their powers and discharging their duties, the directors must:
(a)
act honestly and in good faith with a view to the best interests of Gildan; and

(b)
exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

When acting with a view to the best interests of Gildan, the directors may

Maryland law requires a director to perform his or her duties in good faith with a reasonable belief that the director’s actions are in the best interests of the corporation and with the care of an ordinarily prudent person in a like position under similar circumstances. Maryland law provides that a director is presumed to satisfy this standard of conduct. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the protection afforded to directors of this presumption under the MGCL. Under Maryland law, an act of a director relating to or affecting an acquisition or a potential acquisition of control of

Provision	Gildan	Hanesbrands

consider, but are not limited to, the following factors:
(a)
the interests of shareholders, employees, retirees and pensioners, creditors, consumers and governments;

(b)
the environment; and

(c)
the long-term interests of Gildan.

Provided that the directors consider the interests of stakeholders and make a decision that is reasonable in light of the circumstances, Canadian courts generally will not question the decision. Canadian courts will scrutinize the process by which the directors make their decisions and the apparent objectives of their actions. If business decisions have been made honestly, prudently, in good faith, on reasonable grounds, and on an individual basis, Canadian courts will generally decline to substitute their own opinion for that of the board of directors, even where subsequent events may cast doubt on the directors’ determination.

Hanesbrands may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director.
Under Maryland law, a member of the Hanesbrands Board, or a member of any committee designated by the Hanesbrands Board, may, in the performance of such member’s duties, rely upon information, opinions, reports, statements, including financial statements or other financial data, prepared by Hanesbrands’ officers or employees, or committees of the Hanesbrands Board on which such director does not serve, or by a lawyer, certified public accountant or other similar expert that the director reasonably believes to be within the person’s professional or expert competence.

Under the CBCA, the directors of Gildan may delegate their duties to a managing director who is a resident Canadian or committee of directors and delegate to such managing director or committee any of the power of the directors, or to an officer of Gildan; provided that the directors may not delegate the power to:
(a)
submit to the Gildan shareholders any question or matter requiring the approval of the shareholders;

(b)
fill a vacancy among the directors or in the office of auditor, or appoint additional directors;

(c)
issue securities except as authorized by the directors;

(d)
issue shares of a series except as authorized by the directors;

(e)
declare dividends;

(f)
purchase, redeem or otherwise acquire shares issued by Gildan;

Provision	Gildan	Hanesbrands

(g)
pay a commission to any person in consideration of the person’s purchasing or agreeing to purchase shares of Gildan from Gildan or from any other person, or procuring or agreeing to procure purchasers for any such shares except as authorized by the directors;

(h)
approve a management information circular;

(i)
approve a takeover bid circular or directors’ circular;

(j)
approve any financial statements of Gildan; or

(k)
adopt, amend or repeal by-laws.

Conflicts of Interest of Directors and Officers
Under the CBCA, each of the directors and officers of Gildan must disclose to Gildan, in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with Gildan, if the director (a) is a party to the contract or transaction, (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction, or (c) has a material interest in a party to the contract or transaction. A director who discloses such a conflict of interest will not vote on any resolution to approve the contract or transaction, unless the contract or transaction relates primarily to his or her remuneration as a director, officer, employee, agent or mandatory of Gildan or an affiliate, is for indemnity or insurance of directors of Gildan, or is with an affiliate of Gildan.
Where Gildan enters into a contract or transaction with a director of Gildan, or with another person or entity of which a director of Gildan is a director or officer or in which a director of Gildan has a material interest, the director or officer is not accountable to Gildan or its shareholders if (a) disclosure of the interest was made as described above, (b) the directors of Gildan approved the

Pursuant to the MGCL, a contract or other transaction between Hanesbrands and a Hanesbrands director or between Hanesbrands and any other corporation or other entity in which any of the Hanesbrands directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:
•
the fact of the common directorship or interest is disclosed or known to the Hanesbrands Board or a committee of the Hanesbrands Board, and the Hanesbrands Board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•
the fact of the common directorship or interest is disclosed or known to the stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the

Provision	Gildan	Hanesbrands
	contract or transaction, and (c) the contract or transaction was reasonable and fair to Gildan when it was approved.	interested director or corporation or other entity; or

Despite the foregoing, even if a director’s interest is not disclosed as described above, provided the director was acting honestly and in good faith, such director is not accountable to Gildan or to its shareholders in respect of a transaction or contract in which the director has an interest; provided that:
(a)
the contract or transaction is approved or confirmed by special resolution at a meeting of the Gildan Shareholders;

(b)
disclosure of the interest was made to the Gildan shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

the contract or transaction was reasonable and fair to Gildan when it was approved or confirmed.
• the transaction or contract is fair and reasonable to Hanesbrands.
Shareholders’ Disclosure of Interests in Shares
Gildan shareholders are not required to disclose their interests in shares of Gildan, except in limited circumstances, including when nominating a candidate for election as a director, making certain other shareholder proposals or requisitioning a meeting of shareholders in accordance with each of the CBCA and Gildan’s By-laws.
Under the U.S. Exchange Act, all beneficial owners of holders of 5% or greater of Gildan’s outstanding share capital must report their holdings to the SEC on “Schedule 13G” if the holdings are passive and held not with an intent to acquire control and on “Schedule 13D” if the holdings are nonpassive and held with an intent to acquire control.
In accordance with applicable Canadian Securities Laws, a Gildan shareholder is required to disclose his or her interest in Gildan’s shares where such shareholder beneficially owns or controls, directly or indirectly, voting securities entitling such shareholder to more than 10% of the

Neither the MGCL nor the Hanesbrands Charter or Bylaws impose an obligation with respect to disclosure by stockholders of their interests in Hanesbrands Common Stock, except as part of a stockholders’ request for a special meeting, nomination of a director, stockholder proposals to be made at an annual meeting or in connection with requesting certain of Hanesbrands’ books and records.
Under the Exchange Act, all beneficial owners of holders of 5% or greater of the outstanding shares of Hanesbrands’ capital stock must report their holdings to the SEC on “Schedule 13G” if the holdings are passive and held not with an intent to acquire control and on “Schedule 13D” if the holdings are non-passive and held with an intent to acquire control.

Provision	Gildan	Hanesbrands
voting rights attached to outstanding securities of Gildan.
Record Dates
Under the CBCA, the Gildan Board may fix a record date for the purpose of determining shareholders entitled to receive payment of a dividend or entitled to participate in a liquidation distribution or for any other purpose, other than to establish a shareholder’s right to receive notice of or to vote at a meeting, which record date must be not more than 60 days before the day on which the particular action is to be taken. If no record date is fixed by the Gildan Board, the record date will be at the close of business on the day on which the directors pass the resolution in respect of the applicable action.
Under the CBCA, the Gildan Board may fix a record date for the purpose of determining shareholders entitled to receive notice of and vote at a meeting of shareholders, which record date must be not less than 21 days and not more than 60 days before the date of the meeting. If no record date is fixed by the Gildan Board, the record date for the determination of shareholders entitled to receive notice of or vote at a meeting of shareholders will be at the close of business on the day immediately preceding the day on which the notice is given, or if no notice is given, the day on which the meeting is held.
If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected, notice thereof will be given, not less than seven days before the date so fixed, (a) by advertisement in a newspaper published or distributed in the place where Gildan has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and (b) by written notice to each stock exchange in Canada on which the shares of Gildan are listed for trading.

Under the Hanesbrands Bylaws, the Hanesbrands Board may fix a record date to determine the stockholders entitled to receive payment of any dividend or allotment of any other rights or to make a determination of stockholders for any other proper purpose, which record date must not be prior to the close of business on the day the record date is fixed and must be not more than 90 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
Under the MGCL and the Hanesbrands Bylaws, the Hanesbrands Board may fix a record date to determine the stockholders entitled to notice of or to vote at any meeting of stockholders, which record date must not be prior to the close of business on the day the record date is fixed and must not be more than 90 days nor less than less than 10 days before the date on which the meeting is to be held or taken. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders will be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is closer date to the meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment or postponement of the meeting; provided, however, that if the meeting is adjourned to a date more than 120 days or postponed to a date more than 90 days after the record date originally fixed for the meeting, a new record date for such meeting may be fixed by the Hanesbrands Board.

Annual Meetings of Shareholders	Under the CBCA, the Gildan Board must call an annual meeting of	Under the MGCL, an annual meeting of stockholders is required for the election

Provision	Gildan	Hanesbrands

shareholders not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of Gildan’s preceding financial year. Under the CBCA and Gildan’s By-laws, meetings of Gildan shareholders will be held on a date and at such place at the registered office of Gildan or at such other place as determined by the Gildan Board, Chief Executive Officer or President.
At an annual meeting, shareholders will receive the financial statements of Gildan and the auditor’s report, elect directors of Gildan and appoint Gildan’s auditor. All other business that may properly come before an annual meeting of shareholders or any business coming before a special meeting of shareholders is considered special business. For special business to be properly brought before a meeting, it must be specified in the notice of meeting and include (a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (b) the text of any special resolution to be submitted to the meeting.

of directors and for such other proper business as may be conducted thereat.
The Hanesbrands Bylaws provide that the annual meeting of stockholders will be held at the date and time determined by the Hanesbrands Board, and that meetings of the stockholders will be held at the principal executive office of Hanesbrands or at such other place set by the Hanesbrands Board and stated in the notice of the meeting.

Meeting Notice Provisions
Under the CBCA, notice of the time and place of a meeting of Gildan shareholders must be given not less than 21 days and not more than 60 days before the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting.
Notice of a meeting of shareholders at which special business is to be transacted must state (a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (b) the text of any special resolution to be submitted to the meeting.

Under the MGCL and the Hanesbrands Bylaws, notice, in writing or by electronic transmission, of annual and special meetings of Hanesbrands Stockholders must be given not less than 10 nor more than 90 days before the date of the meeting to each stockholder entitled to vote at such meeting and each other stockholder entitled to notice of the meeting.
The MGCL and the Hanesbrands Bylaws provide that notice of an annual and special meeting of stockholders must state the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by statute, the purpose for which the special meeting is called.

Notice of Shareholder Nominations and Proposals	Nominations of persons for election to the Gildan Board may be made by any person (a “Nominating Shareholder”): (a) who, at the close of business on the date of the giving of the notice provided	Under the Hanesbrands Bylaws, a Hanesbrands Stockholder wishing to nominate a director for election to the Hanesbrands Board must provide written notice, in proper form, to the

Provision	Gildan	Hanesbrands

for in Gildan’s By-laws and on the record date for notice of such meeting of shareholders, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (b) who complies with the notice procedures set forth in Gildan’s By-laws. In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of Gildan at the principal executive offices of Gildan in accordance with Gildan’s By-laws.
To be timely, a Nominating Shareholder’s notice to the secretary of Gildan must be made:
(a)
in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the notice date; and

(b)
in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

To be in proper written form, a Nominating Shareholder’s notice to the corporate secretary of Gildan must be in writing and must set forth or be secretary at the principal executive office of Hanesbrands within the following time periods:
(a)
annual meetings:   not earlier than the 150th day nor later than 5:00 p.m., Eastern, on the 120th day prior to the anniversary of the proxy statement for the preceding year’s annual meeting, provided that in the event that the date of the annual meeting is advance or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern, on the later of (i) the 120th day prior to the date of such annual meeting, as originally convened, or (ii) the 10th day following the day on which a public announcement of the date of such meeting is first made; and

(b)
special meetings:   not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern, on the later of (i) the 90th day prior to such special meeting or the 10th day following the day on which the date of the special meeting and the nominees proposed by the Hanesbrands Board to be elected is first announced.

The public announcement of an adjournment or postponement of an annual or special meeting of stockholders will not commence a new time period for the giving of a stockholder’s notice as described above.
To be in proper form, the notice of nomination must include certain information about the proposing stockholder (including any beneficial owner on whose behalf the nomination is made or their affiliates, associates or others acting in concert therewith) and the nominee, including any beneficial ownership interests in Hanesbrands.

Provision	Gildan	Hanesbrands

accompanied by, certain information about the Nominating Shareholder and the proposed nominee, including, among other things, the Nominating Shareholder’s and the proposed nominee’s ownership of Gildan securities, and certain relationships and arrangements of the Nominating Shareholder and the proposed nominee.

Proxy Access
Under the CBCA, Gildan Shareholders may nominate candidates for election to the board through the shareholder proposal mechanism provided for under the CBCA (provided that such shareholder either owns, as registered or beneficial holder, or has the support of shareholders who own, as registered or beneficial holders, such number of shares either equal to 1% of the outstanding voting shares of Gildan or having a fair market value of C$2,000 for a period of at least six months prior to the nomination) and, provided that such shareholder complies with the notice procedures in Gildan’s By-laws (see the information set forth in the table above in the section entitled “— Notice of Shareholder Nominations and Proposals”).
None of the MGCL, the Hanesbrands Charter nor the Hanesbrands Bylaws provide for proxy access.
Calling Special Meetings of Shareholders
Under the CBCA, the Gildan Board may call a special meeting of shareholders at any time. In addition, holders of 5% or more of the outstanding shares of Gildan that carry the right to vote at a meeting sought to be held may requisition a shareholders meeting. The requisition must be sent to Gildan and each of its directors and state the business to be transacted at the meeting. The Gildan Board must call a meeting of shareholders to transact the business stated in the requisition within 21 days of receiving the requisition; otherwise the shareholder may call the meeting. The Gildan Board is not required to call a meeting upon receiving a requisition by a shareholder if (a) the business stated in the requisition is of a proscribed nature, (b) a record date has already been fixed and notice provided in respect of a meeting, or (c) the Gildan Board has already called a meeting and given notice of such meeting.

The Hanesbrands Bylaws provide that special meetings of stockholders for any purpose or purposes may be called only by the chairman of the Hanesbrands Board, the Hanesbrands Board, the Hanesbrands CEO, the Hanesbrands President or the Hanesbrands secretary at the written request in proper form of one or more stockholders entitled to cast not less than 20% of all the votes entitled to be cast on such a matter at such meeting.

Provision	Gildan	Hanesbrands
Shareholder Action by Written Consent
The CBCA allows any matters required to be voted on at a meeting of shareholders to be approved by Gildan shareholders via written resolution signed by all of the shareholders entitled to vote on the matter.

The Hanesbrands Charter provides that any action required or permitted to be taken at any meeting of Hanesbrands Stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing by each Hanesbrands Stockholder entitled to vote on the matter and filed with the minutes of the proceedings of Hanesbrands Stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the Hanesbrands Board and a consent in writing or by electronic transmission by Hanesbrands Stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of Hanesbrands Stockholders is delivered to Hanesbrands in accordance with the MGCL.

Quorum of Shareholders
A quorum for the transaction of business at any meeting of shareholders shall consist of shareholders entitled to vote at the meeting, whether present by proxy, by authorized representative, or participating through telephonic, electronic, or other communication means, collectively holding or representing not less than 25% of the outstanding shares of Gildan carrying voting rights at the meeting.

The Hanesbrands Bylaws provide that at any meeting of stockholders, the presence in person (including virtually) or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum, provided that the bylaws provision shall not affect any requirement under any Maryland statute or the Hanesbrands Charter for the vote necessary for the adoption of any measure. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Adjournment of Shareholder Meetings
Under the CBCA, the shareholders may adjourn the meeting if a quorum is not present at the opening of the meeting. If a meeting of the Gildan shareholders is adjourned for less than 30 days it will not be necessary to give notice of the adjourned meeting, other than by announcement at the meeting that it is adjourned. If a meeting of Gildan shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting will be given as for an original meeting, in accordance with the provisions of the CBCA.

The Hanesbrands Bylaws provide that if a quorum is not present at any meeting of the stockholders, then the chairman of the meeting may adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally noticed.

Provision	Gildan	Hanesbrands
Amendments to Articles or Certificate of Incorporation
Under the CBCA, an amendment to Gildan’s Articles requires approval by special resolution, being a majority of not less than two-thirds of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Gildan shareholders, including, if applicable, a separate special resolution of the holders of any separately affected class of shares in accordance with the provisions of the CBCA.

Under the MGCL, an amendment to a corporation’s charter generally requires the approval of the corporation’s board of directors and the holders of two-thirds of the outstanding stock entitled to vote thereon, unless the charter requires a higher vote, or the charter provides for a lower vote, which may not be less than the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. Except for amendments permitted to be made without stockholder approval under the MGCL or by specific provision in the Hanesbrands Charter, including amendments to the provision governing removal of directors and the number of authorized shares, any amendment to the Hanesbrands Charter shall only be valid if declared advisable by the Hanesbrands Board and approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.

Amendments to Bylaws
The Gildan Board may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of Gildan. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, or the amendment or repeal of a by-law, to the Gildan shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the by-law, by an ordinary resolution. If the by-law, amendment or repeal is rejected by the shareholders, or the directors do not submit the by-law, amendment or repeal to the shareholders as required, the bylaw, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

The Hanesbrands Board has the power to adopt, alter or repeal any provision of the Hanesbrands Bylaws and to adopt new bylaws. Hanesbrands Stockholders may alter or repeal any provision of the bylaws or adopt a new by-law provision if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Rights of Inspection
Under the CBCA, Gildan shareholders and creditors of Gildan and their personal representatives may examine: (a) Gildan’s Articles and Gildan’s By-laws, and all amendments thereto, and a copy of any unanimous

Under Section 2-512 of the MGCL, any Hanesbrands Stockholder, upon request provided in writing or by electronic transmission, may inspect and copy during usual business hours the Hanesbrands Bylaws, minutes of the

Provision	Gildan	Hanesbrands

shareholder agreement; (b) minutes of meetings and resolutions of Gildan shareholders; (c) copies of all notices of directors or notices of change of directors; and (d) Gildan’s securities register, during the usual business hours of Gildan, and may take extracts from the records, free of charge, and any other person may do so on payment of a reasonable fee.

proceedings of Hanesbrands Stockholders, annual statements of affairs and voting trust agreements provided to Hanesbrands in accordance with the MGCL.
In addition, under Section 2-513 of the MGCL, one or more persons who together are and for at least six months have been Hanesbrands Stockholders of record of at least five percent of the outstanding shares of any class or series of stock of Hanesbrands may inspect and copy during usual business hours Hanesbrands’ books of account and its stock ledger, upon request in writing or by electronic transmission. If Hanesbrands does not maintain the original or duplicate stock ledger at its principal office, one or more persons who together are and for at least six months have been Hanesbrands Stockholders of record of at least five percent of the outstanding shares of any class or series of stock of Hanesbrands may present to any officer of Hanesbrands a request in writing or by electronic transmission for a list of its stockholders.

Shareholder Suits
Derivative Action:   Under the CBCA, a “complainant” (as such term is defined in this table under “Oppression Remedy” below) may apply to a court for leave to bring a derivative action in the name and on behalf of Gildan or any of its subsidiaries, or to intervene in an existing action to which Gildan or any of its subsidiaries, for the purpose of prosecuting, defending or discontinuing the action on behalf of Gildan or its subsidiary. However, under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (a) the complainant has given notice to the board of directors of Gildan or its subsidiary of the complainant’s intention to apply to the court for such leave not less than 14 days before bringing the application if the board of directors of Gildan or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (b) the

Generally, Hanesbrands is subject to potential liability under the federal securities laws and under Maryland law. A stockholder may bring an action for a derivative suit to enforce the rights of the corporation when the requirements for bringing such a suit have been met. In certain circumstances, class action lawsuits are available to stockholders.
Under the MGCL, stockholders entitled to cast at least 25% of all the votes entitled to be cast in the election of directors may petition a court of equity to dissolve the corporation if the directors are so divided regarding the management of the corporation’s affairs that the vote required for action by the board cannot be obtained, or if a division of the stockholders makes election of directors impossible, stockholders are permitted to seek a judicial dissolution. However, under the MGCL any stockholder entitled to vote in the election of directors may petition

Provision	Gildan	Hanesbrands

complainant is acting in good faith; and (c) it appears to be in the interests of Gildan or its subsidiary that the action be brought, prosecuted, defended or discontinued.
Under the CBCA, the court in a derivative action may make any order it determines to be appropriate, including, without limitation, an order authorizing the complainant or any other person to control the conduct of the action, an order giving directions for the conduct of the action, an order directing that any amount determined to be payable by a defendant in the action will be paid, in whole or in part, directly to former and present security holders of Gildan or its subsidiary instead of to Gildan or its subsidiary and an order requiring Gildan or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action. A complainant is not required to give security for costs in a derivative action.
Oppression Remedy:   The CBCA provides an oppression remedy that enables a court to make any order, including, without limitation, an order: (a) restraining the conduct complained of; (b) appointing a receiver or receiver-manager; (c) to regulate Gildan’s affairs by amending Gildan’s Articles or Gildan’s By-laws or creating or amending a unanimous shareholder agreement; (d) directing an issue or exchange of securities; (e) appointing directors in place of or in addition to all or any of the directors then in office; (f) directing Gildan or any other person, to purchase securities of a security holder; (g) directing Gildan or any other person, to pay a security holder any part of the monies that the security holder paid for securities; (h) varying or setting aside a transaction or contract to which Gildan is a party and compensating Gildan or any other party to the transaction or contract; (i) requiring Gildan, within a time specified by the court, to produce to the court or an interested person financial statements in a court of equity to dissolve the corporation if (a) the stockholders are so divided that they have failed, for a period which includes at least two consecutive annual meeting dates, to elect successors to directors whose terms would have expired on the election and qualification of their successors, or (b) the acts of the directors or those in control of the corporation are illegal, oppressive or fraudulent.

Provision	Gildan	Hanesbrands

the required form or an accounting in such other form as the court may determine; (j) compensating an aggrieved person; (k) directing rectification of the registers or other records of Gildan; (l) liquidating and dissolving Gildan; (m) directing an investigation under the CBCA to be made; and (n) requiring the trial of any issue.
An application under the oppression remedy may be made by a “complainant,” which means: (a) a registered holder or beneficial owner, and a former registered holder or former beneficial owner, of a security of Gildan or any of its affiliates; (b) a director or an officer or a former director or former officer of Gildan or any of its affiliates; (c) the director appointed under the CBCA; or (d) any other person who, in the discretion of a court, is a proper person to make such an application.

Enforcement of Civil Liabilities Against Foreign Persons
A judgment for the payment of money rendered by a federal or provincial court in Canada based on civil liability would generally be enforceable elsewhere in Canada.
A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in federal or provincial courts of Canada. The party seeking enforcement would first have to commence proceedings at the appropriate level of court in the Canadian jurisdiction in which enforcement is sought and obtain an order from that court for the recognition and enforcement of the judgment.
The following requirements must generally be met before the foreign monetary judgment will be recognized and enforceable in a Canadian court: (a) the foreign court must have properly asserted jurisdiction; (b) the judgment must not have been obtained by fraud or in a manner contrary to natural justice; (c) the judgment must be final and conclusive; and (d) the judgment is not for a penalty, taxes or enforcement of a

A judgment for the payment of money rendered by a court in the U.S. federal court or any state court based on civil liability generally would be enforceable elsewhere in the U.S.
Assuming that a valid judgment granting or denying recovery of a sum of money (other than a judgment for taxes, fine or other penalty, or a judgment for support in matrimonial or family matters) is obtained against a Maryland corporation from a competent court located in a foreign jurisdiction, such judgment would generally be recognized and enforced in a legal proceeding properly commenced within the applicable statute of limitations in a court of the State of Maryland, provided that (a) the judgment was final, conclusive and enforceable in the foreign jurisdiction, (b) the judgment was rendered under a system which provides impartial tribunals and procedures compatible with the requirements of due process of law, (c) the court located in the foreign jurisdiction rendering the judgment possessed personal jurisdiction over the corporation, (d) the court located in the

Provision	Gildan	Hanesbrands
foreign public law, or otherwise contrary to Canadian public policy.
foreign jurisdiction rendering the judgment possessed jurisdiction over the subject matter, (e) the judgment was not obtained by fraud, (f) the corporation received notice of the proceedings in the court located in the foreign jurisdiction in sufficient time to enable it to defend, (g) the cause of action on which the judgment is based is not repugnant to the public policy of the State of Maryland, (h) the judgment does not conflict with another final and conclusive judgment, (i) the proceeding in the court located in the foreign jurisdiction was not contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in such court, (j) in the case of jurisdiction based only on personal service, the court located in the foreign jurisdiction was not a seriously inconvenient forum for the trial of the action, (k) the judgment is not subject to modification by its own terms or by applicable law and no events have occurred subsequent to the judgment that warrant modification, (l) there has not been such a substantial change in circumstances such that giving continued effect to the judgment is unjust, (m) the judgment is not subject to a condition not yet performed, (n) the judgment has not been vacated, (o) the holder of the judgment has not been enjoined from enforcing the judgment, (p) no equitable relief could be obtained against the judgment from a court located in the foreign jurisdiction, (q) the judgment has not been discharged by payment or otherwise, (r) the judgment was obtained in compliance with all legal requirements in the jurisdiction in which it was rendered, (s) there is no evidence to demonstrate prejudice in the court located in the foreign jurisdiction rendering the judgment and (t) the corporation has not demonstrated to the court of the State of Maryland that an appeal of the judgment is pending or that it is entitled and intends to appeal from the judgment.

Provision	Gildan	Hanesbrands
Limitation of Personal Liability of Directors and Officers
Under the CBCA, no provision in a contract, Gildan’s Articles, Gildan’s By-laws or a resolution of Gildan’s board of directors or shareholders relieves a director or officer of Gildan from the duty to act in accordance with the CBCA or the regulations thereunder or relieves them from liability for a breach thereof.

Under the MGCL, a corporation may include in its charter a provision that limits or eliminates the personal liability of the corporation’s directors and officers to the corporation and its stockholders for monetary damages, subject to the exceptions described in the following paragraph. The Hanesbrands Charter has such a provision, providing that, to the maximum extent that Maryland law in effect from time to time permits, no present or former director or officer of Hanesbrands shall be liable to Hanesbrands or Hanesbrands Stockholders for money damages.
However, a corporation may not limit or eliminate the personal liability of a director or officer for: actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as material to the cause of action.

Indemnification of Directors and Officers
Under the CBCA, Gildan may indemnify its directors and officers, its former directors and officers or another individual who acts or acted at Gildan’s request as a director or officer, or an individual acting in a similar capacity, of another entity (an “Indemnifiable Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnifiable Person in respect of any civil, criminal, administrative, investigative or other proceeding in which the Indemnifiable Person is involved because of that association with Gildan or other entity, provided that:
(a)
the Indemnifiable Person acted honestly and in good faith with a view to the best interests of Gildan, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Gildan’s request;

(b)
and in the case of a criminal or administrative action or proceeding

Maryland law requires a corporation (unless its charter provides otherwise, which the Hanesbrands Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to or in which he or she is made a party or witness by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify a present or former director and/or officer, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with any proceeding to or in which he or she may be made or threatened to be made a party or witness by reason of his or her service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•
the director or officer actually

Provision	Gildan	Hanesbrands

that is enforced by a monetary penalty, the Indemnifiable Person had reasonable grounds for believing that the Indemnifiable Person’s conduct was lawful.
Gildan may advance moneys to an Indemnifiable Person for the costs, charges and expenses of a proceeding referred to above; provided, however, that the Indemnifiable Person will repay the moneys if the individual does not fulfill the abovementioned conditions.
An Indemnifiable Person is also entitled to indemnity from Gildan in respect of all costs, charges and expenses reasonably incurred by the Indemnifiable Person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the Indemnifiable Person is subject because of the Indemnifiable Person’s association with Gildan or other entity, if the Indemnifiable Person:
(a)
was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the Indemnifiable Person ought to have done; and

(b)
fulfills the conditions first set out above.

In the case of a derivative action, indemnity may be made only with court approval, if the Indemnifiable Person fulfills the requirements first mentioned above.
In addition, Gildan may, under the CBCA, purchase and maintain insurance for the benefit of an Indemnifiable Person against such liabilities and in such amounts as the Gildan Board may from time to time determine and are permitted by the CBCA.
Gildan must indemnify a director or officer of Gildan, a former director or officer of Gildan or a person who acts or acted at Gildan’s request as a director or officer of a body corporate of which Gildan is or was a shareholder or received an improper personal benefit in money, property or services; or
•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a corporation may not indemnify a director or officer in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to pay or reimburse reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
The Hanesbrands Charter permits, and the Hanesbrands Bylaws provides, that Hanesbrands shall indemnify and pay or reimburse reasonable expenses in advance of final disposition to (a) any individual who is a present or former director or officer of Hanesbrands or (b) any individual who, while a director or officer of Hanesbrands and at the direction of Hanesbrands, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust employment benefit plan or any other enterprise from and against any claim or liability to which some person may incur by reason of his or her service in such capacity.

Provision	Gildan	Hanesbrands
creditor, and the heirs and legal representatives thereof, to the extent permitted by the CBCA or otherwise by law.
Appraisal/Dissent Rights
The CBCA provides that Gildan shareholders are entitled to exercise dissent rights and to be paid the fair value of their shares as determined in accordance with the provisions of the CBCA by following the dissent procedures set out therein, if Gildan:
(a)
is subject to an order in respect of an “arrangement” (as such term is defined in the CBCA) in accordance with the provisions of the CBCA;

(b)
resolves to amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(c)
resolves to amend its articles to add, change or remove any restriction on the business or businesses that Gildan may carry on;

(d)
resolves to amalgamate, other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation, in each case in accordance with the provisions of the CBCA;

(e)
resolves to be continued under the laws of another jurisdiction;

(f)
resolves to sell, lease or exchange all or substantially all its property other than in the ordinary course of business;

(g)
or resolves to carry out a going-private transaction or a squeeze-out transaction (as such terms are defined in the CBCA).

A shareholder is not entitled to dissent if an amendment to Gildan’s Articles is effected by a court order approving a reorganization (as defined in the CBCA) or by a court order made in connection with an action for an oppression remedy. Gildan shareholders are not entitled to

The Hanesbrands Charter includes a provision providing that holders of shares of Hanesbrands stock are not entitled to exercise any rights of an objecting stockholder provided under the MGCL unless the Hanesbrands Board, upon an affirmative vote of a majority of the Hanesbrands Board, determines that such rights apply to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Provision	Gildan	Hanesbrands
dissent or appraisal rights under the CBCA in connection with the transactions contemplated by the merger agreement.
Approval of Extraordinary Transactions; Anti-Takeover Provisions
Under the CBCA, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of Gildan other than in the ordinary course of business of Gildan, including an amalgamation (other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation in accordance with the provisions of the CBCA) and an arrangement (as defined in the CBCA), or a dissolution of Gildan, is generally required to be approved by special resolution, being a majority of not less than two-thirds of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Gildan Shareholders.
Additionally, Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (which we refer to as “MI 61-101”) of the Canadian Securities Administrators contains detailed requirements in connection with, among other transactions, “related party transactions” and “business combinations.” A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. “Related party,” as defined in MI 61-101, includes (a) directors and senior officers of the issuer, (b) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities and (c) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer. A “business combination” means, generally, any amalgamation, arrangement, consolidation, amendment to share terms or other transaction, as a

Under the MGCL, a Maryland corporation generally cannot merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Under the Hanesbrands Charter, these extraordinary actions shall be effective if declared advisable and taken by the Hanesbrands Board or approved by the affirmative vote of holders of shares of Hanesbrands Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter. Under the MGCL, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and

Provision	Gildan	Hanesbrands

consequence of which the interest of a holder of an equity security may be terminated without the holder’s consent. MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy (information) circular sent to security holders in connection with a related party transaction or business combination where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction or business combination and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction or business combination unless, in addition to any other required shareholder approvals, the disinterested shareholders of the issuer have approved the related party transaction or business combination by a simple majority of the votes cast.

(b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements.
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:
•
a classified board;

•
a two-thirds stockholder vote requirement for removing a director;

•
a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•
a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

Hanesbrands has elected to be subject to the provision of Subtitle 8 that requires that vacancies on the Hanesbrands Board may be filled only by the remaining directors and for the remainder of the full term on the directorship in which the vacancy occurred. Through provisions in the Hanesbrands Charter and Hanesbrands Bylaws unrelated to Subtitle 8,

Provision	Gildan	Hanesbrands

Hanesbrands already (a) requires the affirmative vote of the holder of not less than two-thirds of all the votes entitled to be cast on the matter for the removal of any directors, which removal will be allowed only for cause, (b) vests in the Hanesbrands Board the exclusive power to fix the number of directors.
Maryland’s control share acquisition act provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock, which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges:
•
one-tenth or more but less than one-third;

•
one-third or more but less than a majority; or

•
a majority or more of all voting power.

The Hanesbrands Bylaws contain a provision exempting any and all acquisitions by any person of shares of Hanesbrands stock from Maryland’s control share acquisition act. The Hanesbrands Board may, however, amend or eliminate this provision in the future without stockholder approval.

Shareholder Rights Plan
Gildan has a shareholder rights plan (the “Rights Plan”) in place. The Rights Plan is designed to encourage a potential acquiror who makes a take-over bid to proceed either by way of a “permitted bid” (which requires a take-over bid to satisfy certain minimum standards
Hanesbrands does not currently have a shareholder rights plan.

Provision	Gildan	Hanesbrands

designed to promote fairness), or with the concurrence of the Gildan Board. If a take-over bid does not meet these minimum standards and the Rights Plan is not waived by the Gildan Board, the Rights Plan provides that Gildan Shareholders, other than the acquiror (or any affiliate or associate of the acquiror or any person acting jointly or in concert with the acquiror or an associate or affiliate), will be able to purchase additional shares at a significant discount to market, thus exposing the person(s) acquiring Gildan Common Shares to substantial dilution of their holdings.

The Rights Plan will remain in effect until the close of business on the date of Gildan’s annual meeting of shareholders in 2026, with one renewal option subject to shareholder approval, and subject to earlier termination or expiration of the Rights Plan in accordance with its terms. This summary of certain of the provisions of the Rights Plan is qualified in its entirety by reference to the full text of the Rights Plan, a copy of which is available on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca.

Compulsory Acquisitions
The CBCA provides that if an offer is made to shareholders of a distributing corporation (as defined in the CBCA), such as Gildan, at approximately the same time to acquire all of the shares of a class of issued shares, including an offer made by a distributing corporation to repurchase all of the shares of a class of its shares (which we refer to as a “takeover bid”) and such offer is accepted within 120 days of the takeover bid by holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate or associate of the offeror) of any class of shares to which the takeover bid relates, then the offeror is entitled to acquire the shares held by those holders of securities of that class who did not accept the takeover bid either on the same terms on which the offeror acquired shares under the takeover bid or for payment of the fair value of such holder’s shares as determined in accordance with the

Under Section 3-106.1 of the MGCL, a public company incorporated in Maryland (the “Target Corporation”) may, unless its charter provides otherwise, be merged with or into an acquiring entity and without a vote of the Target Corporation’s stockholders if, following the consummation of a tender offer for the shares of the Target Corporation, the acquiring entity owns at least the percentage of shares of the Target Corporation that would be required to approve such merger.

Provision	Gildan	Hanesbrands
dissent right procedures under the CBCA.
Rights Upon Liquidation
Under the CBCA, Gildan may liquidate and dissolve by special resolution of the holders of each class of Gildan shares, whether or not such Gildan shareholders are otherwise entitled to vote.
In the event of the liquidation, dissolution, or winding up of Gildan or other distribution of assets of Gildan among its shareholders for the purpose of winding up its affairs, the holders of Gildan Common Shares are, subject to the rights of the holders of any other class of shares of Gildan entitled to receive the assets of Gildan upon such a distribution in priority to or ratably with the holders of Gildan Common Shares, entitled to participate ratably in any distribution of the assets of Gildan.
With respect to any distribution of assets of Gildan in the event of any liquidation, dissolution or winding up of Gildan or the other distribution of the assets of Gildan among its shareholders for the purpose of winding up its affairs, the first preferred shares are entitled to priority over both the second preferred shares and the Gildan Common Shares, and the second preferred shares are entitled to priority over the holders of the Gildan Common Shares.

Holders of Hanesbrands Common Stock are entitled to share ratably in Hanesbrands’ assets legally available for distribution to its stockholders in the event of Hanesbrands’ liquidation, dissolution or winding up, after payment of or adequate provision for all of Hanesbrands’ known debts and liabilities. These rights are subject to, and may be adversely affected by, the preferential rights granted to any other class or series of stock, including Hanesbrands Preferred Stock.

Forum Selection	Not applicable.
The Hanesbrands Bylaws provides that, unless Hanesbrands consents in writing, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division (collectively, the “Designated Courts”) will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of Hanesbrands, (b) any action asserting a claim of breach of any duty owed by any current or former director, officer, employee, stockholder or agent of Hanesbrands to Hanesbrands or to the stockholders of Hanesbrands, (c) any action asserting a claim against Hanesbrands or any of its

Provision	Gildan	Hanesbrands

current or former directors, officers, employees, stockholders or agents arising pursuant to any provision of the MGCL or the Hanesbrands Charter or Bylaws, or (d) any action asserting a claim against Hanesbrands or any of its current or former directors, officers, employees, stockholders or agents that is governed by the internal affairs doctrine.

If any such action or proceeding is pending in a court other than the Designated Courts (a “Foreign Action”) in the name of any stockholder (including a beneficial owner) or derivatively on behalf of Hanesbrands, the Hanesbrands Bylaws provide that such stockholder will be deemed to have consented to (a) the personal jurisdiction of the Designated Courts in connection with such Foreign Action to enforce the preceding paragraph; (b) transfer of the Foreign Action to the U.S. District Court for the District of Maryland, Northern Division, if the Foreign Action was filed in a U.S. District Court; (c) dismissal of the Foreign Action in favor of refiling in the Designated Courts if the Foreign Action was filed in a foreign court other than a U.S. District Court; and (d) having service of process made upon such stockholder in any such Foreign Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

VALIDITY OF SECURITIES
Stikeman Elliott LLP, Canadian counsel to Gildan, has opined upon the validity of the Gildan Common Shares offered by this Proxy Statement/Prospectus.

EXPERTS
Gildan
The consolidated financial statements of Gildan as of December 29, 2024 and December 31, 2023 and for the years then ended, and management’s assessment of the effectiveness of Gildan’s internal control over financial reporting as of December 29, 2024 have been incorporated by reference herein from Gildan’s Annual Report on Form 40-F for the year ended December 29, 2024, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm, incorporated by reference herein, as experts in accounting and auditing.
Hanesbrands
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Proxy Statement/Prospectus by reference to Hanesbrands’ Annual Report on Form 10-K for the year ended December 28, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES
Gildan is organized under the laws of Canada. A substantial portion of Gildan’s assets are located outside the United States, and many of Gildan’s directors and officers and some of the experts named in this Proxy Statement/Prospectus are residents of jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon Gildan and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of Gildan and such directors, officers or experts under U.S. federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of U.S. courts, of the civil liabilities predicated upon U.S. federal securities laws.

OTHER MATTERS
As of the date of this Proxy Statement/Prospectus, the Hanesbrands Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. If any other matters properly come before Hanesbrands Stockholders at the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the Hanesbrands Board.

FUTURE SHAREHOLDER PROPOSALS
The Transactions are expected to be completed by late 2025 or early 2026. Until the Transactions are completed, Hanesbrands Stockholders will continue to be entitled to attend and participate in Hanesbrands Stockholder meetings, including the annual meeting, if any. If the Transactions are completed, Hanesbrands will have no public stockholders and there will be no public participation in any future meetings of the stockholders of Hanesbrands. However, if the Transactions are not completed, Hanesbrands Stockholders will continue to be entitled to attend and participate in Hanesbrands stockholder meetings.
If you want to make a proposal for consideration at next year’s annual meeting and have it included in Hanesbrands’ proxy materials, Hanesbrands must receive your proposal no later than November 17, 2025, which is the 120th day prior to the anniversary of the date of the proxy statement for the 2025 Hanesbrands annual meeting, and the proposal must comply with SEC Rule 14a-8.
If you want to make a proposal or nominate a director for consideration at Hanesbrands 2026 annual meeting (other than a proposal in accordance with Rule 14a-8), you must comply with the then current advance notice provisions and other requirements set forth in the Hanesbrands Bylaws, which are filed with the SEC. Under the Hanesbrands Bylaws, a stockholder may nominate a director or submit a proposal for consideration at an annual meeting by giving timely notice to Hanesbrands’ Corporate Secretary. To be timely, that notice must contain information specified in the Hanesbrands Bylaws and be received by us not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. If, however, the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, Hanesbrands must receive notice of your nomination or proposal on or after October 18, 2025 and prior to 5:00 p.m., Eastern time, on November 17, 2025 unless the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the 2025 annual meeting.
In addition to satisfying the requirements under the Hanesbrands Bylaws, to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Hanesbrands’ nominees, you must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. To be timely, notice must be given to Hanesbrands’ Corporate Secretary in accordance with the advance notice procedures for nominations of directors as described above.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Hanesbrands and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Hanesbrands that they or Hanesbrands will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or Hanesbrands if you hold shares directly in your name. Written requests should be made to Hanesbrands Inc., 101 N. Cherry Street, Winston-Salem, North Carolina 27101, Attention: Corporate Secretary, and oral requests should be made by calling Hanesbrands’ Corporate Secretary’s Office at (336) 519-8080.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Hanesbrands and Gildan file annual, quarterly and other reports, proxy statements or management circulars and other information with the SEC under the Exchange Act. As Gildan is a “foreign private issuer” under the rules adopted under the Exchange Act and pursuant to the multijurisdictional disclosure system (the “MJDS”), it is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the Exchange Act. Furthermore, as a foreign private issuer that reports under the MJDS, Gildan is also permitted, and intends to continue, to follow certain Canadian corporate governance practices instead of those otherwise required under NYSE listing rules. Gildan prepares its annual report in accordance with Canadian disclosure requirements and financial statements in accordance with IFRS, which differ in certain aspects from GAAP and from practices prescribed by the SEC.
You may read and copy these reports, statements or other information filed by Hanesbrands or Gildan at the SEC’s website at www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this Proxy Statement/Prospectus. You may also access the SEC filings and obtain other information about Hanesbrands and Gildan through the websites maintained by Hanesbrands and Gildan at ir.Hanesbrands.com and www.gildancorp.com, respectively. The information contained in those websites is not incorporated by reference into, or in any way part of, this Proxy Statement/Prospectus. You should not rely on such information in deciding whether to approve the Merger Proposal unless such information is in this Proxy Statement/Prospectus or has been incorporated by reference into this Proxy Statement/Prospectus.
Gildan files reports, statements and other information with the applicable Canadian securities regulatory authorities. Gildan’s filings are electronically available to the public from SEDAR+ at www.sedarplus.com. The information contained on SEDAR+ is not incorporated by reference into this Proxy Statement/Prospectus.
Incorporation of Certain Documents by Reference
The SEC allows Hanesbrands and Gildan to “incorporate by reference” information into this Proxy Statement/Prospectus. This means that Hanesbrands and Gildan can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement/Prospectus, except for any information that is superseded by information that is included directly in this Proxy Statement/Prospectus or incorporated by reference subsequent to the date of this Proxy Statement/Prospectus.
This Proxy Statement/Prospectus incorporates by reference the documents listed below that Hanesbrands and Gildan have previously filed with the SEC. They contain important information about the companies and their financial condition. The following documents, which were filed by the companies with the SEC, are incorporated by reference into this Proxy Statement/Prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
Gildan Filings with the SEC (File No. 1-14830)	Period and/or Filing Date
Annual Report on Form 40-F	Year ended December 29, 2024
Quarterly Report on Form 6-K	Quarterly period ended March 30, 2025 and June 29, 2025
Current Report on Form 6-K	Filed: February 19, 2025 (two filings), March 12, 2025, March 13, 2025, March 25, 2025, April 30, 2025, August 20, 2025 and September 23, 2025.

Hanesbrands Filings with the SEC (File No. 001-32891)	Period and/or Filing Date
Annual Report on Form 10-K	Fiscal Year ended December 28, 2024
Quarterly Reports on Form 10-Q	Quarterly period ended March 29, 2025 and June 28, 2025.
Those portions of the definitive proxy statement on Schedule 14A that are incorporated by reference into Part III of the Annual Report on Form 10-K	Filed March 17, 2025.
Current Reports on Form 8-K
Filed: January 27, 2025, February 13, 2025 (Item 8.01), February 13, 2025 (Item 5.02), March 10, 2025, March 14, 2025, April 18, 2025, May 5, 2025, and August 13, 2025 (Item 1.01, 5.02, 8.01, and 9.01).

All documents filed by Hanesbrands and Gildan under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Proxy Statement/Prospectus to the completion of the offering will also be deemed to be incorporated into this Proxy Statement/Prospectus by reference other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Form 10-K or Form 40-F, Quarterly Reports on Form 10-Q or Form 6-K, Current Reports on Form 8-K or Form 6-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K under the Exchange Act), and proxy statements.
In addition, the description of Gildan Common Shares contained in Gildan’s registration statement on Form 8-A (File No. 001-14830) filed with the SEC on February 24, 2005 under Section 12 of the Exchange Act is incorporated by reference.
Hanesbrands and Gildan also incorporate by reference the Merger Agreement attached to this Proxy Statement/Prospectus as Annex A.
Gildan has supplied all information contained into this Proxy Statement/Prospectus relating to Gildan, and Hanesbrands has supplied all information contained in or incorporated by reference into this Proxy Statement/Prospectus relating to Hanesbrands.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.
You may also obtain copies of any document incorporated in this Proxy Statement/Prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses below, or from the SEC through the SEC’s website at www.sec.gov. Hanesbrands Stockholders and Gildan Shareholders may request a copy of such documents by contacting:
Hanesbrands Inc. 101 N. Cherry Street Winston-Salem, North Carolina 27101 Attention: Corporate Secretary Telephone: (336) 519-8080	Gildan Activewear Inc. 600 de Maisonneuve Boulevard West 33rd Floor Montréal, Québec Canada H3A 3J2 Attention: Corporate Secretary Telephone: (514) 735-2023
In addition, you may obtain copies of any document incorporated into this Proxy Statement/Prospectus, without charge, by visiting the websites maintained by Hanesbrands and Gildan at ir.hanesbrands.com and gildancorp.com/en/investors, respectively.
If you would like to request documents, please do so by November 18, 2025 to receive them before the Special Meeting.   If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one Business Day after we receive your request.

Hanesbrands and Gildan have not authorized anyone to give any information or make any representation about the Transactions, the Special Meeting or Hanesbrands and Gildan that is different from, or in addition to, that contained in this Proxy Statement/Prospectus or in any of the materials that Hanesbrands and Gildan have incorporated into this Proxy Statement/Prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this Proxy Statement/Prospectus is accurate only as of the date of this Proxy Statement/Prospectus unless the information specifically indicates that another date applies, and neither the mailing of this Proxy Statement/Prospectus to stockholders nor the issuance of Gildan Common Shares in the Transactions should create any implication to the contrary.

ANNEX A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
GILDAN ACTIVEWEAR INC.,
GALAXY MERGER SUB 1, INC.,
GALAXY MERGER SUB 2, INC.,
HANESBRANDS INC.,
HELIOS HOLDCO, INC.
and
HELIOS MERGER SUB, INC.
Dated as of August 13, 2025

A-i

A-ii

A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of August 13, 2025 (this “Agreement”), is by and among Gildan Activewear Inc., a corporation incorporated under the Business Corporations Act (Canada) (“Parent”), Galaxy Merger Sub 2, Inc., a Maryland corporation and direct wholly owned Subsidiary of Parent (“Second Parent Merger Sub”), Galaxy Merger Sub 1, Inc., a Maryland corporation and direct wholly owned Subsidiary of Second Parent Merger Sub (“First Parent Merger Sub” and, together with Second Parent Merger Sub, “Parent Merger Subs”), Hanesbrands Inc., a Maryland corporation (the “Company”), Helios Holdco, Inc., a Maryland corporation and direct wholly owned Subsidiary of the Company (“Company Holdco”), and Helios Merger Sub, Inc., a Maryland corporation and direct wholly owned Subsidiary of Company Holdco (“Company Merger Sub” and, together with the Company and Company Holdco, the “Company Parties”). Parent, Parent Merger Subs and the Company Parties are collectively referred to herein as the “Parties.”
W I T N E S S E T H:
WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of such acquisition, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”), Company Merger Sub shall be merged with and into the Company (the “Company Merger”), with the Company surviving the Company Merger as a direct wholly owned Subsidiary of Company Holdco, and immediately following the Company Merger, the Company shall be converted into a Maryland limited liability company (the “LLC Conversion”);
WHEREAS, immediately following the LLC Conversion, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, (a) First Parent Merger Sub shall be merged with and into Company Holdco (the “First Parent Merger”), with Company Holdco surviving the First Parent Merger as a direct wholly owned Subsidiary of Second Parent Merger Sub, and (b) immediately following the First Parent Merger, Company Holdco shall be merged with and into Second Parent Merger Sub (the “Second Parent Merger” and, together with the Company Merger, the LLC Conversion and the First Parent Merger, the “Transactions”), with Second Parent Merger Sub surviving the Second Parent Merger as a direct wholly owned Subsidiary of Parent;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and Transactions, on the terms and subject to the conditions set forth herein, are advisable and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, and (c) resolved to recommend that the stockholders of the Company approve the Transactions and directed that such matters be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting;
WHEREAS, the board of directors of Company Holdco has unanimously (a) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are advisable and the best interests of Company Holdco and its stockholder, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, and (c) resolved to recommend that the stockholder of Company Holdco approve the Transactions and directed that such matter be submitted for consideration of the stockholder of Company Holdco;
WHEREAS, the board of directors of Company Merger Sub has unanimously (a) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are advisable and in the best interests of Company Merger Sub and its sole stockholder, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, and (c) resolved to recommend that the sole stockholder of Company Merger Sub approve the Company Merger and directed that such matter be submitted for consideration of the sole stockholder of Company Merger Sub;
WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that it is in the best interests of Parent to enter into this Agreement and (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, the Debt Financing and the issuance of Parent Common Shares in connection with the Transactions (the “Parent Share Issuance”);
WHEREAS, the board of directors of First Parent Merger Sub has unanimously (a) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are advisable and in the best interests of First Parent Merger Sub and its sole stockholder, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, and (c) resolved to recommend that the sole stockholder of First Parent Merger Sub approve the First Parent Merger and directed that such matter be submitted for consideration of the sole stockholder of First Parent Merger Sub;
WHEREAS, the board of directors of Second Parent Merger Sub has unanimously (a) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are advisable and in the best interests of Second Parent Merger Sub and its sole stockholder, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions;
WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Company Merger and the LLC Conversion, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (b) the First Parent Merger and the Second Parent Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code and (c) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements contained herein in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
THE TRANSACTIONS
Section 1.1   The Transactions.   On the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the MLLCA, as applicable:
(a)   at the Company Merger Effective Time, Company Merger Sub shall merge with and into the Company, the separate corporate existence of Company Merger Sub shall cease and the Company shall be the surviving corporation (the “Company Merger Surviving Corporation”) and a direct wholly owned Subsidiary of Company Holdco;
(b)   immediately following the Company Merger, at the LLC Conversion Effective Time, the Company Merger Surviving Corporation shall be converted into a Maryland limited liability company (the “Company LLC”);
(c)   immediately following the LLC Conversion, at the First Parent Merger Effective Time, First Parent Merger Sub shall merge with and into Company Holdco, the separate corporate existence of First Parent Merger Sub shall cease and Company Holdco shall be the surviving corporation in the First Parent Merger (the “First Parent Merger Surviving Corporation”) and a direct wholly owned Subsidiary of Second Parent Merger Sub; and
(d)   immediately following the First Parent Merger, at the Second Parent Merger Effective Time, the First Parent Merger Surviving Corporation shall merge with and into Second Parent Merger Sub, the separate corporate existence of the First Parent Merger Surviving Corporation shall cease and Second Parent Merger Sub shall be the surviving corporation in the Second Parent Merger (the “Second Parent Merger Surviving Corporation”) and a direct wholly owned Subsidiary of Parent.
Section 1.2   Closing.   The closing of the Transactions (the “Closing”) shall take place at 8:30 a.m., New York City time remotely by exchange of documents and signatures (or their electronic counterparts) or, to the extent such exchange is not practicable, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, 10004, on the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions or, to the extent permitted by applicable Law, waiver of those conditions at the Closing); provided that the Closing may occur at such other place, time or date as the Company and Parent may agree in writing. The date on which the Closing shall occur being herein referred to as the “Closing Date.”
Section 1.3   Effective Times.
(a)   As promptly as practicable following the Closing, but on the Closing Date, the Company and Company Merger Sub shall cause the articles of merger in connection with the Company Merger (the “Company Merger Articles of Merger”) to be duly executed, filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and deliver or cause to be delivered, as applicable, any Taxes and fees and make all other filings or recordings required under the MGCL in connection therewith. The Company Merger shall become effective at such time as the Company Merger Articles of Merger have been duly filed and accepted for record by the SDAT or at such later time (not to exceed 30 days after the Company Merger Articles of Merger are accepted for record by the SDAT) as may be agreed by the Parties in writing and specified in the Company Merger Articles of Merger in accordance with the MGCL (the effective time of the Company Merger being herein referred to as the “Company Merger Effective Time”).
(b)   As promptly as practicable following the Closing, but on the Closing Date, the Company shall cause the articles of conversion in connection with the LLC Conversion (the “Company Articles of Conversion”) to be duly executed, filed with and accepted for record by the SDAT in accordance with the MGCL and MLLCA and deliver or cause to be delivered, as applicable, any Taxes and fees and make all other filings or recordings required under the MGCL and MLLCA in connection therewith. The LLC Conversion shall become effective at such time as the Company Articles of Conversion have been duly filed and accepted for record by the SDAT or at such later time (not to exceed 30 days after the Company Articles of Conversion are accepted for record by the SDAT) as may be agreed by the Parties in writing and specified in the Company Articles of Conversion in accordance with the MGCL and MLLCA, but in any event immediately following the Company Merger Effective Time (the effective time of the LLC Conversion being herein referred to as the “LLC Conversion Effective Time”).
(c)   As promptly as practicable following the Closing, but on the Closing Date, Company Holdco and First Parent Merger Sub shall cause the articles of merger in connection with the First Parent Merger (the “First Parent Merger Articles of Merger”) to be duly executed, filed with and accepted for record by the SDAT in accordance with the MGCL and deliver or cause to be delivered, as applicable, any Taxes and fees and make all other filings or recordings required under the MGCL in connection therewith. The First Parent Merger shall become effective at such time as the First Parent Merger Articles of Merger have been duly filed and accepted for record by the SDAT or at such later time (not to exceed 30 days after the Company Articles of Conversion are accepted for record by the SDAT) as may be agreed by the Parties in writing and specified in the First Parent Merger Articles of Merger in accordance with the MGCL, but in any event immediately following the LLC Conversion Effective Time (the effective time of the First Parent Merger being herein referred to as the “First Parent Merger Effective Time”).
(d)   As promptly as practicable following the Closing, but on the Closing Date, the Second Parent Merger Sub and First Parent Merger Surviving Corporation shall cause the articles of merger in connection with the Second Parent Merger (the “Second Parent Merger Articles of Merger”) to be duly executed, filed with and accepted for record by the SDAT in accordance with the MGCL and deliver or cause to be delivered, as applicable, any Taxes and fees and make all other filings or recordings required under the MGCL in connection therewith. The Second Parent Merger shall become effective at such time as the Second Parent Merger Articles of Merger have been duly filed and accepted for record by the SDAT or at such later time (not to exceed 30 days after the First Parent Merger Articles of Merger are accepted for record by the SDAT) as may be agreed by the Parties in writing and specified in the Second Parent Merger Articles of Merger in accordance with the MGCL, but in any event immediately following the First Parent Merger Effective Time (the effective time of the Second Parent Merger being herein referred to as the “Second Parent Merger Effective Time”).

Section 1.4   Effects of the Transactions.   The Transactions shall have the effects set forth in this Agreement and the applicable provisions of the MGCL and the MLLCA.
Section 1.5   Organizational Documents.
(a)   Prior to the Company Merger Effective Time, the Company Parties shall each take all necessary actions to ensure that the Organizational Documents of Company Holdco as of the Company Merger Effective Time are the same as the Organizational Documents of the Company as of the Company Merger Effective Time, except for the name of the Company, which shall be replaced with references to Company Holdco’s name, and except as may otherwise be permitted by Section 3-106.2(b)(4) of the MGCL.
(b)   At the Company Merger Effective Time, the Organizational Documents of Company Merger Sub as in effect immediately prior to the Company Merger Effective Time shall be the Organizational Documents of the Company Merger Surviving Corporation until thereafter amended in accordance with MGCL and the then-effective Organizational Documents of the Company Merger Surviving Corporation, except for the name of Company Merger Sub, which shall be replaced with references to the Company’s name.
(c)   At the LLC Conversion Effective Time, the Company LLC and its sole member shall adopt a limited liability company agreement in a form customary for a single member, member-managed limited liability company that is treated as a disregarded entity separate from Company Holdco for U.S. federal income tax purposes, which limited liability company agreement must be reasonably acceptable to Parent.
(d)   At the First Parent Merger Effective Time, the Organizational Documents of First Parent Merger Sub as in effect immediately prior to the First Parent Merger Effective Time shall be the Organizational Documents of the First Parent Merger Surviving Corporation until thereafter amended in accordance with MGCL and the then-effective Organizational Documents of the First Parent Merger Surviving Corporation, except for the name of First Parent Merger Sub, which shall be replaced with references to the name of the First Parent Merger Surviving Corporation.
(e)   At the Second Parent Merger Effective Time, the Organizational Documents of Second Parent Merger Sub as in effect immediately prior to the Second Parent Merger Effective Time shall be the Organizational Documents of the Second Parent Merger Surviving Corporation until thereafter amended in accordance with MGCL and the then-effective Organizational Documents of the Second Parent Merger Surviving Corporation.
Section 1.6   Directors and Officers.
(a)   Company Holdco and First Parent Merger Sub shall each take all necessary action to cause the directors and officers of First Parent Merger Sub as of immediately prior to the First Parent Merger Effective Time to be the initial directors of and officers of the First Parent Merger Surviving Corporation as of the First Parent Merger Effective Time, and such directors and officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
(b)   First Parent Merger Surviving Corporation and Second Parent Merger Sub shall each take all necessary actions to cause the directors and officers of the Second Parent Merger Sub as of immediately prior to the Second Parent Merger Effective Time to be the directors and officers of the Second Parent Merger Surviving Corporation following the Second Parent Merger Effective Time, and such directors and officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
ARTICLE 2
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 2.1   Effect of the Transactions on Capital Stock.
(a)   Company Merger.   At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Company Merger Sub or the holders of any securities of the Company or Company Merger Sub:

(i)   Conversion of Company Common Stock.   Each share of Company Common Stock that is outstanding immediately prior to the Company Merger Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the Company Holdco Common Stock with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of Company Holdco. All shares of Company Common Stock that have been converted into Company Holdco Common Stock as provided in this Section 2.1(a)(i) shall be automatically cancelled and cease to exist on the conversion thereof. From and after the Company Merger Effective Time, all certificates (or book-entry shares) representing the Company Common Stock shall be deemed for all purposes to represent the number of shares of Company Holdco Common Stock into which they were converted in accordance with the immediately preceding sentence. For purposes of this Agreement, where applicable (including, for the avoidance of doubt, Article 2), after the consummation of the Company Merger, all references to the Company, the Company Common Stock, the Company Options, the Company RSUs, the Company PSUs and the Company Equity Awards and other securities of the Company shall be deemed, as applicable, to be references to Company Holdco, Company Holdco Common Stock and the same securities and awards of Company Holdco, and all references to stockholders of the Company shall be deemed to be references to common stockholders of Company Holdco.
(ii)   Cancellation of Certain Company Holdco Common Shares.   Each share of Company Holdco Common Stock that is held by the Company as of the Company Merger Effective Time shall be automatically cancelled and cease to exist.
(iii)   Conversion of Company Merger Sub Common Stock.   Each share of Company Merger Sub Common Stock that is outstanding immediately prior to the Company Merger Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Company Merger Surviving Corporation (the “Company Merger Surviving Corporation Common Stock”) with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of Company Merger Surviving Corporation. From and after the Company Merger Effective Time, all certificates (or book-entry shares) representing Company Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of Company Merger Surviving Corporation Common Stock into which they were converted in accordance with the immediately preceding sentence.
(b)   LLC Conversion.   At the LLC Conversion Effective Time, by virtue of the LLC Conversion and without any action on the part of the Company Merger Surviving Corporation or the holders of any securities of the Company Merger Surviving Corporation, each share of Company Merger Surviving Corporation Common Stock that is outstanding immediately prior to the LLC Conversion Effective Time shall be converted into and become one validly issued and fully paid limited liability company interest of Company LLC.
(c)   First Parent Merger.   At the First Parent Merger Effective Time, by virtue of the First Parent Merger and without any action on the part of Company Holdco, First Parent Merger Sub or the holders of any securities of Company Holdco or First Parent Merger Sub:
(i)   Conversion of Company Holdco Common Stock.   Each share of Company Holdco Common Stock that is outstanding immediately prior to the First Parent Merger Effective Time, but excluding Cancelled Shares and the Company Equity Awards (which shall be governed by Section 2.3), shall be converted automatically into the right to receive: (A) a number of Parent Common Shares equal to the Exchange Ratio (the “Share Consideration”), subject to Section 2.1(g) with respect to fractional Parent Common Shares; and (B) $0.80 in cash, without interest and subject to the adjustment as provided for in Section 2.2(c) (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”). All shares of Company Holdco Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(c) shall be automatically cancelled and cease to exist on the conversion thereof, and uncertificated shares of Company Holdco Common Stock represented by book-entry form (“Common Book-Entry Shares”) and each certificate that, immediately prior to the First Parent Merger Effective Time, represented any such shares of Company Holdco Common Stock (each, a “Common Certificate”) shall thereafter represent only the right to receive the Merger Consideration

(including the right to receive, pursuant to Section 2.1(g), the Fractional Share Cash Amount) into which the shares of Company Holdco Common Stock represented by such Common Book-Entry Share or Common Certificate have been converted pursuant to this Section 2.1(c)(i).
(ii)   Treatment of Cancelled Shares.   Each share of Company Holdco Common Stock that is owned by Company Holdco, Parent or any of their respective Subsidiaries (including, with respect to Company Holdco, the Company Merger Surviving Corporation and, with respect to Parent, Parent Merger Subs) immediately prior to the First Parent Merger Effective Time, other than shares held in a fiduciary, representative or other capacity on behalf of third parties (whether or not held in a separate account), shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).
(iii)   Conversion of First Parent Merger Sub Common Stock.   Each share of the First Parent Merger Sub Common Stock outstanding immediately prior to the First Parent Merger Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Parent Merger Surviving Corporation (the “First Parent Merger Surviving Corporation Common Stock”) with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the First Parent Merger Surviving Corporation. From and after the First Parent Merger Effective Time, all certificates (or book-entry shares) representing the First Parent Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of First Parent Merger Surviving Corporation Common Stock into which they were converted in accordance with the immediately preceding sentence.
(iv)   Notwithstanding anything in this Agreement to the contrary, if the aggregate number of Parent Common Shares to be issued or issuable by Parent in connection with the Transactions or transactions related to the Transactions, including the Parent Common Shares issued as Share Consideration, the Parent Common Shares issuable under any Parent Options into which Company Options would be converted and any Parent Common Shares issued or issuable that are otherwise included in the number of securities issued or issuable for purposes of the TSX’s security holder approval requirement in Section 611 of the TSX Company Manual (collectively, the “Fully Diluted Issued Shares”), would result in the Fully Diluted Issued Shares being in excess of 24.99% of the number of Parent Common Shares outstanding, on a non-diluted basis (which, for greater certainty, shall mean the number of Parent Common Shares outstanding, not taking into account dilution from the Fully Diluted Issued Shares or any Parent Common Shares underlying any Parent Equity Award), as of the date of this Agreement, the amount of the Cash Consideration and Share Consideration shall be proportionately adjusted such that the Fully Diluted Issued Shares (taking into account such adjustment) represents 24.99% of the number of Parent Common Shares outstanding, on a non-diluted basis, as of the date of this Agreement; provided, that each holder of a share of Company Holdco Common Stock shall receive the same economic value for each share of Company Holdco Common Stock that it would have received pursuant to this Agreement as if such adjustment did not apply, valuing the Share Consideration based upon the average of the volume weighted averages of the trading prices of Parent Common Shares on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source reasonably selected by Parent) on each of the 20 consecutive NYSE trading days ending on (and including) the trading day that is one trading day prior to the date of this Agreement.
(d)   Second Parent Merger.   At the Second Parent Merger Effective Time, by virtue of the Second Parent Merger and without any action on the part of the First Parent Merger Surviving Corporation, Second Parent Merger Sub or the holders of any securities of the First Parent Merger Surviving Corporation or Second Parent Merger Sub, (i) each share of the Second Parent Merger Sub Common Stock issued and outstanding immediately prior to the Second Parent Merger Effective Time shall remain outstanding, all of which shares shall be held by Parent and which shall not be affected by the Second Parent Merger, and (ii) each share of common stock of the First Parent Merger Surviving Corporation issued and outstanding immediately prior to the Second Parent Merger Effective Time shall be cancelled and shall cease to exist, and no consideration shall be paid with respect thereto, such that, immediately following the Second Parent Merger, the Second Parent Merger Surviving Corporation shall be a direct wholly owned Subsidiary of Parent.

(e)   Appraisal Rights.   In accordance with Section 3-202(c) of the MGCL and pursuant to the Company’s and Company Holdco’s Organizational Documents, no appraisal rights shall be available to holders of Company Common Stock or Company Holdco Common Stock in connection with the Transactions (and, subject to Section 5.1(b)(vi), the Company shall not be permitted to adopt or propose any amendments to the Organizational Documents of the Company Parties or any of their respective Subsidiaries to provide for such appraisal rights).
(f)   Certain Adjustments.   If, between the execution and delivery of this Agreement and the Company Merger Effective Time, the outstanding shares of Company Common Stock or the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Merger Consideration shall be appropriately and equitably adjusted, without duplication, to proportionally reflect such change and to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(f) shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement (including, for the avoidance of doubt, Section 5.1 and Section 5.2).
(g)   No Fractional Shares.
(i)   No fractional Parent Common Shares shall be issued in connection with the First Parent Merger and no certificates, scrip or shares representing fractional Parent Common Shares shall be delivered on the conversion of shares of Company Holdco Common Stock pursuant to Section 2.1(c)(i). To the extent any Company Holdco Common Stock would be exchanged for a fraction of a Parent Common Share (after aggregating all shares represented by the Common Certificates and Common Book-Entry Shares delivered by such holder) (such Company Holdco Common Stock, the “Fractional Holdco Shares”), each holder of Fractional Holdco Shares shall receive, in lieu of a fraction of a Parent Common Share, cash (without interest) in an amount equal to the product of (i) the aggregate net cash proceeds as determined below and (ii) a fraction, the numerator of which is such fractional part of a Parent Common Share, and the denominator of which is the number of Parent Common Shares constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all holders of the Company Holdco Common Stock (the “Fractional Share Cash Amount”). As promptly as possible following the First Parent Merger Effective Time, the Exchange Agent shall sell at the then-prevailing prices on the NYSE or the TSX, as applicable, such number of Parent Common Shares constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all holders of Company Holdco Common Stock, with the cash proceeds (net of all commissions, transfer Taxes and other out-of-pocket costs and expenses of the Exchange Agent incurred in connection with such sales) of such sales to be used by the Exchange Agent to fund the foregoing payments in lieu of fractional Parent Common Shares. The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional Parent Common Shares pursuant to this Article 2 was not separately bargained-for consideration but merely represents mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Common Shares.
(ii)   No holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Common Share that would otherwise have been issuable as part of the Merger Consideration.
Section 2.2   Exchange of Certificates.
(a)   Exchange Agent.   Prior to the First Parent Merger Effective Time, Parent shall select (acting reasonably) a bank or trust company or similar nationally recognized institution (after reasonable consultation with the Company) to serve as exchange agent hereunder (the “Exchange Agent”). Prior to the First Parent Merger Effective Time, Parent shall, on behalf of First Parent Merger Sub, deposit or cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of shares of Company Holdco Common Stock, (i) cash in U.S. dollars sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.1(c)(i), and (ii) evidence of Parent Common Shares in book-entry form representing the number of Parent Common Shares sufficient to deliver the aggregate Share Consideration deliverable pursuant to Section 2.1(c)(i). Parent agrees to deposit, or cause to be deposited, with the Exchange Agent from time to time, as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(d). Any such cash and book-entry shares deposited with the Exchange Agent and payment for fractional Parent Common Shares in accordance with Section 2.1(g) shall be referred to as the “Exchange Fund.”
(b)   Payment Procedures.
(i)   As soon as reasonably practicable after the First Parent Merger Effective Time and in any event not later than the third Business Day following the Closing Date, Parent shall use its commercially reasonable efforts to cause the Exchange Agent to mail to each holder of record of shares of Company Holdco Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal with respect to Book-Entry Shares (to the extent applicable) and Common Certificates (which shall specify that delivery shall be effected, and risk of loss and title to Common Certificates shall pass, only on delivery of Common Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably mutually agree), and (B) instructions for use in effecting the surrender of Book-Entry Shares (to the extent applicable) or Common Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.
(ii)   On surrender of Common Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may be required by the Exchange Agent, the holder of such Common Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to promptly deliver to each such holder, the Merger Consideration into which the shares represented by such Common Certificates or Book-Entry Shares have been converted pursuant to this Article 2 (together with any Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(d)). No interest shall be paid or accrued on any amount payable on due surrender of Common Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Common Certificate is registered, it shall be a condition precedent of payment that (A) the Common Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Common Certificate surrendered or shall have established that such Tax either has been paid or is not required to be paid. Notwithstanding the foregoing, with respect to any shares of Company Common Stock held through The Depository Trust Company (“DTC”), Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable after the First Parent Merger Effective Time and in any event not later than the third Business Day following the Closing Date, upon surrender of Company Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (together with any Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(d)), in each case, that such holder has the right to receive pursuant to this Article 2.
(c)   Withholding Rights.   Each of the Exchange Agent, the Company, Parent and each Parent Merger Sub (or their respective Affiliates), as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”), or under any provision of Tax Law with respect to the making of such payment (and, for the avoidance of doubt, to the extent any deduction or withholding is required in respect of the delivery of any Parent Common Shares pursuant to this Agreement, the applicable withholding agent may withhold or deduct from the Cash

Consideration and/or a portion of the Parent Common Shares otherwise deliverable hereunder may be withheld). To the extent that amounts are so deducted or withheld and timely paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, and if withholding is taken in Parent Common Shares, the relevant withholding agent shall be treated as having sold such Parent Common Shares on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of such withholding and paid such cash proceeds to the relevant Governmental Entity.
(d)   Dividends or Distributions with Respect to Unexchanged Shares.   No dividends or other distributions, if any, with a record date after the First Parent Merger Effective Time with respect to Parent Common Shares shall be paid to the holder of any unsurrendered shares of Company Holdco Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(c)(i) until such holder shall surrender such shares of Company Holdco Common Stock in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Holdco Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(c)(i), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article 2) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Shares represented by such share of Company Holdco Common Stock, less such withholding or deduction for any Taxes required by applicable Law.
(e)   Closing of Transfer Books.   At the First Parent Merger Effective Time, the stock transfer books of Company Holdco shall be closed, and there shall be no further registration of transfers on the stock transfer books of the First Parent Merger Surviving Corporation of the shares of Company Holdco Common Stock that were outstanding immediately prior to the First Parent Merger Effective Time. If, after the First Parent Merger Effective Time, Common Certificates or Book-Entry Shares are presented to the Second Parent Merger Surviving Corporation, Parent or the Exchange Agent for transfer or any other reason, the holder of any such Common Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the consideration to which such holder is entitled pursuant to this Article 2.
(f)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Holdco Common Stock on the one-year anniversary of the First Parent Merger Effective Time shall thereafter be delivered to Second Parent Merger Surviving Corporation or, at the direction of Second Parent Merger Surviving Corporation, to Parent or any Subsidiary thereof on demand, and any former holders of shares of Company Holdco Common Stock who have not surrendered their shares in accordance with this Article 2 shall thereafter look only to Parent for payment of their claim for the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(d)) without any interest thereon, on due surrender of their shares.
(g)   No Liability.   Notwithstanding anything to the contrary in this Agreement, none of the Parties, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Holdco Common Stock or Company Common Stock for any amount properly delivered to a Governmental Entity or public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of Company Holdco Common Stock immediately prior to the date on which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall cease to represent any claim of any kind or nature and shall be deemed to be surrendered for cancellation to Parent.
(h)   Investment of Exchange Fund.   The Exchange Agent shall be subject to the terms and conditions of the Exchange Agent Agreement, including with respect to investment activities regarding the Exchange Fund; provided, that no such investment or loss thereon shall affect the amounts payable to holders of Common Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article 2.

(i)   Lost Certificates.   In the case of any Common Certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Common Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Common Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Common Certificate the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions deliverable pursuant to Section 2.2(d)) payable in accordance with Section 2.1 with respect to the shares of Company Holdco Common Stock represented by such lost, stolen or destroyed Common Certificate.
Section 2.3   Treatment of Company Equity Awards.
(a)   Each of the Company and Company Holdco shall take all actions as may be necessary so that at the Company Merger Effective Time, each Company Equity Award shall automatically be converted into an equity award covering that number of shares of Company Holdco Common Stock equal to the number of shares of Company Common Stock subject to such Company Equity Award. All terms and conditions applicable to each such Company Equity Award immediately prior to the Company Merger Effective Time shall, except as provided in the immediately preceding sentence, remain in effect immediately after the Company Merger Effective Time. Company Holdco shall remain subject to the obligations of the Company with respect to any such Company Equity Awards immediately after the Company Merger Effective Time.
(b)   At the First Parent Merger Effective Time, each option to purchase shares of Company Common Stock granted under the Company Equity Plan or as part of an inducement grant pursuant to the rules and regulations of the NYSE (each, a “Company Option”), whether vested or unvested, that is outstanding as of immediately prior to the First Parent Merger Effective Time shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into a Parent Option. The number of Parent Common Shares subject to each such Parent Option shall be equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the First Parent Merger Effective Time multiplied by (ii) the Equity Award Exchange Ratio. The exercise price per Parent Common Share with respect to each Parent Option shall be equal to the quotient (rounded up to the nearest whole cent) of (A) the exercise price per share of Company Common Stock with respect to the related Company Option divided by (B) the Equity Award Exchange Ratio. Except as specifically provided above, following the First Parent Merger Effective Time, each such Parent Option shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms, if any) as were applicable to the corresponding Company Option immediately prior to the First Parent Merger Effective Time.
(c)   At the First Parent Merger Effective Time, each Company RSU granted under the Company Equity Plan, whether vested or unvested, that is outstanding as of immediately prior to the First Parent Merger Effective Time, shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted share unit denominated in shares of Company Common Stock and shall be converted into a restricted stock unit denominated in a number of Parent Common Shares (a “Parent RSU”). The number of Parent Common Shares subject to each such Parent RSU shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the First Parent Merger Effective Time multiplied by (y) the Equity Award Exchange Ratio. Except as specifically provided above, following the First Parent Merger Effective Time, each such Parent RSU shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding Company RSU immediately prior to the First Parent Merger Effective Time. Upon settlement of a Parent RSU corresponding to a Company RSU outstanding immediately prior to the First Parent Merger Effective Time, Parent shall deliver to the holder thereof a Parent Common Share purchased by Parent on the secondary market.
(d)   At the First Parent Merger Effective Time, each performance stock unit (a “Company PSU”) granted under the Company Equity Plan, whether vested or unvested, that is outstanding as of immediately prior to the First Parent Merger Effective Time, shall, automatically and without any required action on the part of the holder thereof, cease to represent a performance stock unit denominated in shares of Company Common Stock and shall be converted into a Parent RSU. The number of Parent Common Shares subject to each Parent RSU corresponding to a Company PSU shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the First Parent Merger Effective Time based on the target level of performance multiplied by (y) the Equity Award Exchange Ratio. Except as specifically provided above, following the First Parent Merger Effective Time, each such Parent RSU shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding Company PSU immediately prior to the First Parent Merger Effective Time; provided, that the performance-based vesting conditions shall no longer apply. Upon settlement of a Parent RSU corresponding to a Company PSU outstanding immediately prior to the First Parent Merger Effective Time, Parent shall deliver to the holder thereof a Parent Common Share purchased by Parent on the secondary market.
(e)   As soon as practicable following the date of this Agreement, the Company Board or the appropriate committee thereof shall take, or cause to be taken, all necessary and appropriate action to provide that, with respect to the Company ESPP, (i) participation in the Company ESPP following the date of this Agreement shall be limited to those employees who are participants on the date of this Agreement, (ii) participants may not increase their payroll deduction or purchase elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement (the offering period in effect as of the date of this Agreement, the “Final Offering”), and (iv) the Company ESPP shall terminate, effective on the first purchase date following the date of this Agreement, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Company ESPP); provided, that if the Closing shall occur prior to the currently scheduled purchase date for the Final Offering, the purchase date shall instead occur on a date prior to the First Parent Merger Effective Time determined by the Company and consistent with the Company ESPP and the applicable offering period (with any participant payroll deductions not applied to the purchase of shares returned to the participant without interest), and the Company ESPP shall be terminated, effective on the Closing Date, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Company ESPP).
(f)   At or prior to the First Parent Merger Effective Time, the Company, through the Company Board or the appropriate committee thereof, shall adopt such resolutions and take any actions that are necessary to effectuate the actions contemplated by this Section 2.3. Parent shall take all actions that are necessary for the assumption of the Company Equity Awards pursuant to Section 2.3(a) through Section 2.3(d), including the reservation, issuance (subject to Section 2.3(e)) and listing of Parent Common Shares as necessary to effect the transactions contemplated by this Section 2.3.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES
Except as disclosed (x) in the Company SEC Documents furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein but excluding any redactions or specified omissions therein to the extent the full text of such Company SEC Documents have not been made available to Parent or any disclosures set forth in any “risk factors” section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (y) in the corresponding section of the confidential disclosure schedules delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on its face), each of the Company Parties jointly and severally represent and warrant to Parent and each Parent Merger Sub as follows as of the date of this Agreement and as of the Closing Date (other than such representation and warranty that expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time):

Section 3.1   Qualification, Organization, Subsidiaries.
(a)   Each of the Company Parties is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Maryland. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s other Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of the Company and its Subsidiaries (including Company Holdco and Company Merger Sub) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a U.S. or foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, (i) with respect to the Company, Company Holdco, Company Merger Sub and each of the Company’s Significant Subsidiaries, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company or such Subsidiaries, and (ii) with respect to the Company’s other Subsidiaries, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Organizational Documents of the Company and its Subsidiaries (including Company Holdco and Company Merger Sub), each as amended, supplemented, restated and/or amended and restated prior to the date of this Agreement, and each as made available to Parent is in full force and effect. None of the Company, Company Holdco, Company Merger Sub or any of the Company’s Significant Subsidiaries is in material violation of any provision of its Organizational Documents, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company’s other Subsidiaries is in violation of any provision of its Organizational Documents.
(b)   All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries (including Company Holdco and Company Merger Sub) have been validly issued and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens.
Section 3.2   Capitalization.
(a)   The authorized shares of the Company consists of 2,000,000,000 shares of Company Common Stock and 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”). As of August 11, 2025 (the “Company Capitalization Date”), there were (i) 353,774,148 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury, (iii) 23,915,632 shares of Company Common Stock available for new awards pursuant to the Company Equity Plan, (iv) 250,000 shares of Company Common Stock underlying outstanding Company Options, (v) 4,781,246.297 shares of Company Common Stock underlying outstanding Company RSUs (of which an aggregate of 456,247.297 were Deferred Company RSUs or Stock Equivalent Company RSUs), (vi) 5,046,281 shares of Company Common Stock underlying outstanding Company PSUs (assuming performance goals are satisfied at the target level), (vii) 10,092,562 shares of Company Common Stock underlying Company PSUs (assuming performance goals are satisfied at the maximum performance level), (viii) 5,342,035 shares of Company Common Stock reserved and available for issuance pursuant to the Company ESPP of which an estimated 37,217 shares of Company Common Stock were subject to outstanding purchase rights (estimated based on the closing price per share of Company Common Stock on the NYSE as of the Company Capitalization Date as reported by Bloomberg L.P. and the projected estimated dollar amount of contributions to the Company ESPP with respect to outstanding purchase rights) and (ix) no shares of Company Preferred Stock issued and outstanding. Since the Company Capitalization Date through the date of this Agreement, neither the Company ESPP nor any Company Equity Plan has been amended or otherwise modified and no shares of Company Common Stock or Company Preferred Stock have been repurchased or redeemed or issued (other than with respect to the exercise, vesting or settlement of any Company Equity Awards in effect on the Company Capitalization Date and pursuant to the terms of the applicable Company Equity Plan in effect on the Company Capitalization Date), and no shares of Company Common Stock or Company Preferred Stock have been reserved for issuance and no Company Equity Awards have been granted. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the First Parent Merger Effective Time will be when issued, duly authorized and validly issued as fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Each Company Equity Award (x) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Equity Plan and, as applicable, Company Deferral Plan pursuant to which it was issued and (y) other than with respect to any Stock Equivalent Company RSUs, is evidenced by a written award agreement, substantially in a form made available to Parent.
(b)   Except as set forth in Section 3.2(a) (including, for the avoidance of doubt, Section 3.2(a) of the Company Disclosure Schedules), as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding, other than shares of Company Common Stock that have become outstanding after the Company Capitalization Date, which were reserved for issuance as of the Company Capitalization Date as set forth in Section 3.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of the Company or any of the Company’s Subsidiaries (including Company Holdco and Company Merger Sub) to which the Company or any of the Company’s Subsidiaries (including Company Holdco and Company Merger Sub) is a party obligating the Company or any of the Company’s Subsidiaries (including Company Holdco and Company Merger Sub) to (A) issue, transfer or sell any shares of capital stock of the Company or any of the Company’s Subsidiaries (including Company Holdco and Company Merger Sub) or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment or (C) redeem or otherwise acquire any such shares of capital stock.
(c)   Neither the Company nor any of its Subsidiaries (including Company Holdco and Company Merger Sub) has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. No Subsidiary of the Company (including Company Holdco and Company Merger Sub) owns any capital stock of the Company. Except for its interests in its Subsidiaries (including Company Holdco and Company Merger Sub), the Company does not own, directly or indirectly, any capital stock of, or any subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock in, any Person.
(d)   Except for this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries (including Company Holdco and Company Merger Sub) is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.
(e)   Section 3.2(e) of the Company Disclosure Schedules lists (i) each Subsidiary of the Company (including Company Holdco and Company Merger Sub), its jurisdiction of organization, the percentage of its equity interests directly or indirectly held by the Company and any other Persons that own equity interests (including their respective ownership percentages) and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, and if such other Person is not wholly owned by the Company and/or its Subsidiaries, the other Persons that own the remaining interests in such other Person (including their respective ownership percentages).
Section 3.3   Authority Relative to this Agreement; Consents and Approvals; No Violation.
(a)   Each of the Company Parties has the requisite corporate or similar power and authority and has taken all corporate or similar action necessary to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Transactions. Except for (i) the Company Stockholder Approval, (ii) the approval of the Transactions by the Company, as the sole stockholder of Company Holdco (which such approval shall occur immediately following the execution and delivery of this Agreement pursuant to Section 5.16(b)), and (iii) the approval of the Transactions by Company Holdco, as the sole stockholder of Company Merger Sub (which such approval shall occur immediately following the execution and delivery of this Agreement pursuant to Section 5.16(c)), no other corporate or similar proceedings on the part of any of the Company Parties are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions. This Agreement has been duly and validly executed and delivered by each of the Company Parties and, assuming this Agreement constitutes the valid and binding agreement of Parent and each Parent Merger Sub, constitutes the valid and binding agreement of each of the Company Parties, enforceable against each of the Company Parties in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
(b)   (i) The Company Board at a duly called and held meeting has unanimously (A) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are advisable and in the best interests of the Company and its stockholders, (B) subject to receipt of the Company Stockholder Approval, approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, and (C) resolved to recommend that the stockholders of the Company approve the Transactions (the “Company Recommendation”) and directed that such matters be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting; (ii) the board of directors of Company Holdco has unanimously (A) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are advisable and in the best interests of Company Holdco and its sole stockholder, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, and (C) resolved to recommend that the sole stockholder of Company Holdco approve the Transactions and directed that such matters be submitted for consideration of the sole stockholder of Company Holdco; and (iii) the board of directors of Company Merger Sub has unanimously (A) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are advisable and in the best interests of Company Merger Sub and its sole stockholder, (B) declared it advisable, to enter into this Agreement, (C) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, and (D) resolved to recommend that the sole stockholder of Company Merger Sub approve the Transactions and directed that such matters be submitted for consideration of the sole stockholder of Company Merger Sub.
(c)   The execution, delivery and performance by each of the Company Parties of this Agreement and the consummation of the Transactions and the other transactions contemplated hereby by each of the Company Parties do not and will not require the Company or any of its Subsidiaries (including Company Holdco and Company Merger Sub) to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any U.S. or foreign, state, provincial, territorial or local governmental or regulatory agency, commission, court, body, entity or authority or any self-regulatory organization, including the NYSE or the TSX, in each case, of competent jurisdiction (each, a “Governmental Entity”), other than (i) the filing of the Company Merger Articles of Merger, Company Articles of Conversion, First Parent Merger Articles of Merger and the Second Parent Merger Articles of Merger with, and the acceptance for record of such filings by, the SDAT, pursuant to Section 1.3, (ii) (A) the Consents required to be obtained under the HSR Act and (B) the Consents under the Antitrust Laws of the jurisdictions set forth on Section 6.3(f) of the Company Disclosure Schedules, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Form F-4 (including the Proxy Statement/Prospectus), (iv) compliance with the rules and regulations of the NYSE and (v) compliance with any applicable foreign or state securities or blue sky laws (clauses (i) through (v), collectively, the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)   Assuming compliance with the matters referenced in Section 3.3(c) and receipt of the Company Approvals and the Company Stockholder Approval, the execution, delivery and performance by each of the Company Parties of this Agreement and the consummation by each of the Company Parties of the Transactions and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the Organizational Documents of the Company or any of its Subsidiaries (including Company Holdco and Company Merger Sub), (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of its Subsidiaries (including Company Holdco and Company Merger Sub) or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, instrument, permit, concession, franchise, right or license binding on the Company or any of its Subsidiaries (including Company Holdco and Company Merger Sub), other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, right of termination, cancellation, acceleration or loss that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.3(d) of the Company Disclosure Schedules sets forth a true, correct and complete list of each Company Material Contract entered into prior to the execution and delivery of this Agreement pursuant to which notices, consents or waivers are or would reasonably be expected to be required in connection with the consummation of the transactions contemplated by this Agreement, including the Transactions (whether or not subject to the exception set forth above with respect to clauses (ii) and (iii) of this Section 3.3(d)).
Section 3.4   Reports and Financial Statements.
(a)   The Company has filed or furnished, on a timely basis, all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act in the last three years (the forms, statements, certifications, documents and reports so filed or furnished by the Company and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”). To the extent that any Company SEC Document filed from August 1, 2022 through the date of this Agreement and available on the Electronic Data Gathering, Analysis, and Retrieval database of the SEC contains redactions or omissions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. Each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Company SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company (including Company Holdco and Company Merger Sub) is required to file or furnish any report, statement, schedule, form prospectus, registration statement or other document with, or make any other filing with, or furnish any other material to, the SEC or the Canadian Securities Administrators under any Laws. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Documents.
(b)   The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, in the last three years, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.
(c)   The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding

Company SEC Document) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 3.5   Internal Controls and Procedures.
(a)   The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company SEC Documents and other public disclosure documents.
(b)   The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, transactions are being executed only in accordance with authorizations of management and directors of the Company and access to assets is permitted only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a Subsidiary of the Company or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.
(c)   The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 28, 2024, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting. As of the date of its most recent audited financial statements, neither the Company nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of the Company, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. The Company has made available to Parent (A) a summary of any such disclosure made by management to the Company’s independent registered public accounting firm and audit committee since the date of its most recent audited financial statements and (B) any material communication made since the date of its most recent audited financial statements by management or the Company’s independent registered public accounting firm to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board (the “PCAOB”). In the last three years, neither the Company nor its independent registered public accounting firm has identified any critical audit matters in accordance with AS 3101 promulgated by PCAOB. In the last three years, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Continuing Employees regarding questionable accounting or auditing matters, have been received by the Company.
Section 3.6   No Undisclosed Liabilities.   Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 28, 2024, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-K for the fiscal year ended December 28, 2024, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the Ordinary Course of Business since December 28, 2024 (the “Company Balance Sheet Date”) or (d) as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company (including Company Holdco and Company Merger Sub) has any liabilities or obligations of any nature (whether known or unknown, accrued, absolute, contingent or otherwise).
Section 3.7   Compliance with Law; Permits.
(a)   The Company and its Subsidiaries have been, throughout the last three years, in compliance with and not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, common law or any rule, regulation, standard or Order of any Governmental Entity (collectively, “Laws”) applicable to the Company and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   The Company and its Subsidiaries are in possession of all franchises, grants, concessions, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, tariffs, qualifications, registrations and orders of any Governmental Entities (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and the Company and its Subsidiaries are in compliance with the terms and requirements of such Company Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Neither the Company nor any of its Subsidiaries has received any written notice that the Company or any of its Subsidiaries is in violation of any Law applicable to the Company or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Company Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   The Company does not (i) produce, design, test, manufacture, fabricate or develop one or more critical technologies, as defined at 31 C.F.R. § 800.215, (ii) perform any of the functions set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure, as defined at 31 C.F.R. § 800.212, or (iii) maintain or collect, directly or indirectly, sensitive personal data, as defined at 31 C.F.R. § 800.241, of U.S. citizens.
Section 3.8   Anti-Corruption; Anti-Bribery; Anti-Money Laundering.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)   For the last five years, the Company, its Subsidiaries and each of their directors, officers, other employees, agents and each other Person acting on behalf of the Company or its Subsidiaries are in compliance with, and for the last five years have complied with, (i) the Foreign Corrupt Practices Act of 1977 (the “FCPA”) and (ii) the provisions of all anti-bribery and anti-corruption Laws (“Anti-Corruption

Laws”) and anti-money laundering Laws, to which the Company and its Subsidiaries are subject. The Company and its Subsidiaries have (x) instituted policies and procedures that are reasonably designed to ensure compliance with the FCPA and Anti-Corruption Laws, (y) maintained such policies and procedures in full force and effect and (z) taken reasonable measures to enforce such policies and procedures.
(b)   In the last five years, none of the Company, its Subsidiaries or any of their directors (or equivalents), officers and other employees and each other Person acting on behalf of the Company or its Subsidiaries has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Actions, settlements or enforcement actions relating to the FCPA or Anti-Corruption Laws or any applicable Law related to terrorism financing.
(c)   In the last five years, none of the Company, its Subsidiaries or any of their directors (or equivalents), officers and their employees or any other Person acting on behalf of the Company or its Subsidiaries has: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, applied for purposes hereof as it applies to domestic concerns, or (B) to any Government Official, including any officer or employee of a state-owned enterprise, or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) obtaining or retaining business, or directing business to any Person or (z) securing any other improper benefit or advantage; or (ii) established or maintained any fund or asset for the benefit of or at the request of any public official that has not been accurately recorded in the books and records of the Company or any of its Subsidiaries.
Section 3.9   Sanctions.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)   For the last three years, the Company and its Subsidiaries have been, and currently are, in compliance with relevant economic sanctions and export control Laws and regulations to which the Company or any of its Subsidiaries are subject, including United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control of the United States Department of State, the European Union, any Member State of the European Union, and the United Kingdom (“Sanctions”), the United States International Traffic in Arms Regulations and the Export Administration Regulations (collectively with Sanctions, “Export and Sanctions Regulations”).
(b)   None of the Company or any of its Subsidiaries, or any directors (or equivalents), officer, other employee, agent or other Person acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, is currently or has been in the last three years: (i) a Sanctioned Person; (ii) organized, ordinarily resident or located in a Sanctioned Country; or (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause the Company to violate applicable Export and Sanctions Regulations.
(c)   Throughout the last three years, the Company and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance with the Export and Sanctions Regulations to which the Company and its Subsidiaries are subject, (ii) maintained such policies and procedures in full force and effect and (iii) taken reasonable measures to enforce such policies and procedures.
(d)   In the last three years, neither the Company nor any of its Subsidiaries (i) has been found in violation of, charged with or convicted of any Export and Sanctions Regulations, (ii) is, to the Company’s Knowledge, under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.
Section 3.10   Environmental Laws and Regulations.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the date that is five years prior to the date of this Agreement: (a) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws; (b) neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or may have liability under any Environmental Law and there are no legal, administrative, arbitral or other proceedings, claims or actions filed and pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any Environmental Law in each case other than with respect to matters that have been fully resolved; (c) to the Knowledge of the Company, there has been no treatment, storage or release of any Hazardous Substance in violation of or as would reasonably be expected to result in liability under any applicable Environmental Law from any properties currently or formerly owned or leased by the Company or any of its Subsidiaries or any predecessor; and (d) neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or agreement by or with any Governmental Entity or imposing any liability or obligation relating to any Environmental Law or subject to any indemnification obligation related to liabilities under Environmental Law or under any Contract with any other third party.
Section 3.11   Employee Benefit Plans; Labor Matters.
(a)   Section 3.11(a) of the Company Disclosure Schedules sets forth a true, correct and complete listing of all material Company Benefit Plans and separately identifies each Company Benefit Plan (i) that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Company Plan”) and (ii) that provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person.
(b)   The Company has made available to Parent, to the extent applicable, with respect to each material Company Benefit Plan, (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the two most recent annual reports (Form 5500 or 990 Series) and accompanying schedules, (iv) the most recent determination or opinion letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan, (v) an estimate of current unfunded liabilities under any Company Benefit Plan that provides pension or post-employment medical, disability, life insurance or other welfare benefits and (vi) all material correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan, including any filings under the Internal Revenue Service’s Employee Plans Compliance Resolution System Program or the United States Department of Labor’s Delinquent Filer Program.
(c)   Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole: (i) each Company Benefit Plan (including any related trusts) has been established, maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service; (iii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; and (iv) there are no pending, threatened or, to the Knowledge of the Company, anticipated Actions (other than routine claims for benefits in accordance with the terms of the Company Benefit Plans) by a Governmental Entity by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.
(d)   Neither the Company nor any of its Subsidiaries has or is expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate. With respect to any Company Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is reasonably expected to be, in “at-risk” status (within the meaning of Section 303(i) (4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then-current value of assets of such Company Benefit Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of the Company or its applicable Subsidiary previously filed with the SEC, (iii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been, or is reasonably expected to be, incurred by the Company or any of its Subsidiaries, (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Company Benefit Plan and (v) there has been no “reportable event” within the meaning of Section 4043 of ERISA which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Company Benefit Plan.
(e)   Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years. No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(f)   Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay, or any other payment from the Company or its Subsidiaries, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the First Parent Merger Effective Time.
(g)   The execution and delivery of this Agreement, the receipt of the Company Approvals and the Company Stockholder Approval or other approval of this Agreement or the consummation of the Transactions and the other transactions contemplated by this Agreement could not, either alone or in combination with another event, result in the payment of any “excess parachute payment” as defined Section 280G(b)(1) of the Code to any disqualified individual of the Company.
(h)   Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Company Benefit Plan or other agreement to compensate, indemnify, defend, hold harmless, reimburse or otherwise pay any person for excise or additional Taxes, interest or penalties payable incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.
(i)   Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole, all Non-U.S. Company Plans (i) have been maintained and operated in accordance with, and are in compliance with, their terms, applicable local Law, government taxation and funding requirements, and with any agreement entered into with a union or labor organization, (ii) to the extent required to be registered or approved by a foreign Governmental Entity, have been registered with, or approved by, a foreign Governmental Entity and, to the Company’s Knowledge, nothing has occurred that would adversely affect such registration or approval, and (iii) to the extent intended to be funded and/or book-reserved, are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or threatened material litigation relating to any Non-U.S. Company Plan.
(j)   The Company has made available to Parent, with respect to each current employee of the Company or any of its Subsidiaries, including any employee who is on a leave of absence of any nature, consistent with applicable law, (i) name, (ii) date of hire by the Company or any of its Subsidiaries, (iii) active or inactive status, (iv) title, (v) annualized compensation as of the date of this Agreement, including base salary, vacation and paid time off accrual amounts, bonus and commission potential, severance pay potential, each as applicable, (vi) employing entity and (vii) work location.
(k)   Section 3.11(k) of the Company Disclosure Schedules sets forth a true, correct and complete list of each Company Labor Agreement. The Company has made available to Parent true, correct and complete copies of each material Company Labor Agreement listed on Section 3.11(k) of the Company Disclosure Schedules. The execution and delivery of this Agreement, the receipt of the Company Approvals and the Company Stockholder Approval or other approval of this Agreement or the consummation of the Transactions and the other transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Entity) to any payments under any of the Company Labor Agreements, and the Company and its Subsidiaries are in compliance in all material respects with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby, including the Transactions.
(l)   Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole, (i) there are no strikes, lockouts, slowdowns, concerted work stoppages or other job actions, picketing, unfair labor practices or other labor disputes pending or, to the Company’s Knowledge, threatened with respect to any employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority and (iv) there is no pending or, to the Company’s Knowledge, threatened arbitration or grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any current or former employees of the Company or any of its Subsidiaries.
(m)   Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole, throughout the last three years, the Company and its Subsidiaries have complied with the Company Labor Agreements and all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, wages and hours, employee and worker classification, immigration status, discrimination in employment, harassment and collective bargaining. None of the Company or any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees or other service providers (other than routine payments to be made in the Ordinary Course of Business).
(n)   In the last three years, (i) no written allegations or investigations of sexual or racial harassment or sexual or race-based misconduct have been made against any individual in his or her capacity as an officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act (a “Company Insider”) and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Company Insiders. There are no investigations or Actions currently pending or, to the Company’s Knowledge, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as a Company Insider.
Section 3.12   Absence of Certain Changes or Events.
(a)   From the Company Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   From the Company Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses, and have not engaged in any material transaction other than, in the Ordinary Course of Business.
Section 3.13   Investigations; Litigation.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (including Company Holdco and Company Merger Sub), or any of their respective assets or properties at law or in equity before, and there are no Orders of, any Governmental Entity against or affecting the Company or any of the Company’s Subsidiaries (including Company Holdco and Company Merger Sub), or any of their respective assets or properties.
Section 3.14   Tax Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)   (i) The Company and its Subsidiaries have prepared and timely filed (taking into account any validly obtained extension of time within which to file) all Tax Returns required to be filed by any of them under applicable Law with the appropriate Governmental Entity, and all such filed Tax Returns are true, correct and complete; (ii) the Company and its Subsidiaries have paid all Taxes required to be paid under applicable Law (whether or not shown on any Tax Return) with the appropriate Governmental Entity and have withheld all Taxes required to be withheld by any of them (including in connection with amounts paid or owing to any employee, independent contractor, non-resident, creditor, customer, stockholder or other third party), except, in the case of clauses (i) and (ii), with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has been informed in writing by any Governmental Entity that such Governmental Entity believes that the Company or any of its Subsidiaries was required to file any income or other Tax Return that was not filed; (v) no claim has been made in writing by any Governmental Entity in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is, or may be, subject to Tax by or an obligation to file Tax Returns in that jurisdiction; (vi) there are no Liens for Taxes on any property of the Company or any of its Subsidiaries, except for Permitted Liens; and (vii) neither the Company nor any of its Subsidiaries has claimed or received a refund of Taxes or credit against Taxes to which it was not entitled.
(b)   The Company and each of its Subsidiaries have properly (i) collected and remitted all sales, use, value added, and similar Taxes with respect to sales made to their customers or services provided to their customers and (ii) for all sales or services that are exempt from sales, use, value added, and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.
(c)   Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.
(d)   Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), any “reportable transaction” as defined in Subsection 237.3(1) of the CITA or any “notifiable transaction” as defined in Subsection 237.4(1) of the CITA or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.
(e)   Neither the Company nor any of its Subsidiaries (i) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (A) exclusively between or among the Company and/or its Subsidiaries or (B) not primarily related to Taxes and entered into in the Ordinary Course of Business), (ii) has been a member of an affiliated, consolidated, unitary or combined group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or its Subsidiary), or (iii) has any obligation or liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.
(f)   To the Knowledge of the Company, The Company is not and in the five year period ending on the date hereof has not been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(g)   The Company has made available to Parent the list of all Tax rulings or requests (including private letter rulings and requests), closing agreements, gain recognition agreements or similar agreements with respect to Tax matters of the Company or any of its Subsidiaries that have been received or requested by or in respect of the Company or any of its Subsidiaries, in each case, which are currently in effect.
(h)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any closing agreement, installment sale or open transaction made prior to the Closing, (ii) any accounting method change or agreement with any Tax authority made prior to the Closing, or (iii) any election pursuant to Section 108(i) or 965(h) of the Code (or any similar provision of federal, state, local or non-U.S. Law) made prior to the Closing.
(i)   Neither the Company nor any of its Subsidiaries has taken or has agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent or impede the First Parent Merger and Second Parent Merger, taken together, on the one hand, or the Company Merger and the LLC Conversion, taken together, on the other hand, from qualifying as “reorganizations” within the meaning of Section 368(a) of the Code, (ii) cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code, (iii) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Transactions, or (iv) prevent or impede the Company from being able to deliver the executed Company Tax Certificate at Closing. As of the date of this Agreement, the Company believes it will be able to provide the Company Tax Certificate at Closing.
(j)   The Company and each of its Subsidiaries have complied with the transfer pricing provisions of all applicable Tax Laws (including Section 482 of the Code and Section 247 of the CITA), including the contemporaneous documentation, retention, and filing requirements thereof.
(k)   There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of any of Sections 15, 17, 78, or 80 to 80.04 of the CITA or any equivalent provision of any applicable Canadian, provincial or territorial Law to the Company or any of its Subsidiaries.
Section 3.15   Intellectual Property; IT Assets; Privacy.
(a)   Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Registered Company Intellectual Property, including for each item, as applicable: (i) the record (and, if different, legal) owner; (ii) the registration or application number; (iii) the registration or application date, as applicable; and (iv) the filing jurisdiction (or Internet domain name registrar). All Registered Company Intellectual Property, other than any application thereof, is subsisting, and to the Knowledge of the Company, valid and enforceable.
(b)   The Company or one or more of its Subsidiaries own, or have sufficient and valid rights to use, all material Intellectual Property used in or necessary for the operation of their respective businesses as currently conducted.
(c)   The Company or one or more of its Subsidiaries solely and exclusively own all Company Intellectual Property, free and clear of any Liens (other than Permitted Liens). No Company Intellectual Property is subject to any Order or Contract adversely affecting the Company’s and its Subsidiaries’ ownership or use of, or any rights in or to, such Company Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(d)   Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries (taken as a whole), in the last three years, the operation of the respective businesses of the Company and its Subsidiaries, and the Company Products, have not infringed, misappropriated or otherwise violated any Intellectual Property of any third Person. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries (taken as a whole), to the Knowledge of the Company, in the last three years, no third Person has infringed, misappropriated or otherwise violated any Company Intellectual Property. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries (taken as a whole), neither the Company nor its Subsidiaries have:
(i)   received any written claim, notice, invitation to license or similar communication during the last three years (A) challenging the use, validity, enforceability, scope or ownership of any Company Intellectual Property, or (B) asserting that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, any Intellectual Property of any third Person; or (ii) sent any written claim, notice, invitation to license or similar communication during the last three years (A) challenging the use, validity, enforceability, scope or ownership of any Intellectual Property of a third Person, or (B) asserting that a third Person is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property.
(e)   Each former and current employee, consultant or independent contractor who developed for or on behalf of the Company or any of its Subsidiaries any Intellectual Property material to the respective businesses of the Company and its Subsidiaries has executed a valid and enforceable written agreement requiring the assignment to the Company or its Subsidiaries, as applicable, of all such Intellectual Property, except where ownership of such Intellectual Property vests in the Company or the applicable Subsidiary by operation of applicable Law.
(f)   The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company or its Subsidiaries and that are material to the businesses of the Company and its Subsidiaries, taken as a whole. No such Trade Secrets have been disclosed by the Company or any of its Subsidiaries to any other Person (including third-party service providers of Generative AI Tools), except pursuant to valid and enforceable written agreements requiring such other Person to maintain the confidentiality thereof. To the Knowledge of the Company, no such Person has breached such agreements.
(g)   Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company or one or more of its Subsidiaries solely and exclusively own all the Company IT Assets, free and clear of any Liens (other than Permitted Liens), (ii) the Company and its Subsidiaries own, or have sufficient and valid rights to use, all IT Assets currently used in the operation of the respective businesses of the Company and its Subsidiaries, and (iii) the IT Assets are sufficient for, and operate and perform in all respects as required by, the operation of the respective businesses of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable safeguards, consistent with industry practices, to protect the IT Assets from any unauthorized access or use and designed to ensure that they do not contain any Malicious Code. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery measures, consistent with industry practices.
(h)   In the last three years, (i) the IT Assets have not materially malfunctioned or failed, or suffered material unscheduled downtime or unavailability, in each case, in a manner that materially disrupted the operation of the businesses of the Company and its Subsidiaries, taken as a whole, and (ii) neither the Company nor any of its Subsidiaries has experienced any unauthorized access to, or misuse of, any IT Assets, or any other act that compromised the security or confidentiality of the IT Assets, in each case, in a manner that was, individually or in the aggregate, material to the businesses of the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries (taken as a whole), to the Knowledge of the Company, the IT Assets do not contain any Malicious Code.
(i)   Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries comply, and at all times in the last three years have complied, with (i) all Privacy Laws, (ii) its and their public-facing policies, and (iii) other Contractual commitments to which the Company or any of its Subsidiaries are bound or subject, in the cases of clauses (ii) and (iii), relating to privacy, security or Processing of Personal Information (clauses (i), (ii) and (iii), collectively, the “Company Privacy Requirements”). The Company and its Subsidiaries maintain and implement commercially appropriate written policies and organizational, physical, administrative and technical measures regarding privacy, cybersecurity and data security that are (A) reasonably designed to protect against reasonably anticipated threats or hazards to the security, integrity and confidentiality of Personal Information and (B) consistent in all material respects with the Company Privacy Requirements. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in the last three years, neither the Company nor any of its Subsidiaries has received any written threat, notice or claim from any Person or Governmental Entity alleging non-compliance with or a violation of any Company Privacy Requirements. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in the last three years, there has been no actual or reasonably suspected loss, theft or unauthorized Processing of Personal Information while such Personal Information was in the possession, custody or control of the Company or its Subsidiaries, or its or their third-party vendors or service providers on behalf of the Company or its Subsidiaries, and the Company and its Subsidiaries have not notified, or been required to notify, any individual, Governmental Entity or other third Person in connection with any such incident or reasonably suspected incident.
(j)   Except as would not reasonably be excepted to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) no Generative AI Tools have been used in connection with the development of any Company Intellectual Property, including Company Intellectual Property embodied in any Company Product, and (ii) all third-party service providers of Generative AI Tools to which the Company or any of its Subsidiaries has provided (including as inputs or prompts to, or as training data for, any Generative AI Tools) any Personal Information, Trade Secrets or other confidential or privileged information of, or held by, the Company or any of its Subsidiaries, are contractually prohibited from using or retaining any such Personal Information, Trade Secrets or other information for any purpose other than to provide services to the Company or its applicable Subsidiary. The Company and its Subsidiaries have implemented and maintain reasonable written policies with respect to the use of Generative AI Tools by its and their employees, consultants and independent contractors, which, to the Knowledge of the Company, have been complied with in all material respects.
Section 3.16   Title to Assets.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company or one of its Subsidiaries has good and valid title to all tangible assets owned by the Company or any of its Subsidiaries as of the date of this Agreement, free and clear of all Liens other than Permitted Liens, or good and valid leasehold interests in all tangible assets leased or subleased by the Company or any of its Subsidiaries as of the date of this Agreement, or good and valid rights under the corresponding concession in all tangible assets held subject to such concession by the Company or any of its Subsidiaries as of the date of this Agreement; and (b) none of the Company or any of its Subsidiaries is a party to any Contract or subject to any Order that would deprive any of the Company or its Subsidiaries of the ability to operate substantially as the Company and its Subsidiaries operate on the date of this Agreement or that would deprive the Company and its Subsidiaries of the ability to serve directly all customers that may be served directly by them on the date of this Agreement.
Section 3.17   Properties.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Contract under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant (a “Company Real Property Lease”) with respect to material real property leased, subleased, held under concession, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, “Company Leased Real Property”) is valid and binding on the Company or the Subsidiary thereof party thereto, and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the Company Leased Real Property by the Company or its Subsidiaries in the operation of their business thereon, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no uncured default by the Company or any of its Subsidiaries under any Company Real Property Lease or, to the Knowledge of the Company, by any

other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancelation, and to the Knowledge of the Company, no termination or cancelation is threatened, under any material Company Real Property Lease.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries have good and valid fee simple title to all of the real property owned by the Company and its Subsidiaries (the “Company Owned Real Property” and, together with the Company Leased Real Property, the “Company Real Property”). The Company Real Property is (i) free and clear of all Liens of any nature whatsoever, except Permitted Liens, (ii) in good condition and repair, reasonable wear and tear excepted, and (iii) adequate to carry on the business of the Company and its Subsidiaries, except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Section 3.17(c) of the Company Disclosure Schedules sets forth a list of all Company Leased Real Property and Company Owned Real Property together with a correct street address or, if no such street address is available, such other information as is reasonably necessary to identify each parcel of such Company Leased Real Property and Company Owned Real Property.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending or, to the Knowledge of the Company, threatened with respect to any portion of any Company Owned Real Property.
Section 3.18   Opinion of Financial Advisor.   The Company Board has received the oral opinion of Goldman Sachs & Co. LLC, to be subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. A copy of such written opinion will promptly be delivered to Parent after execution of this Agreement solely for informational purposes on a non-reliance basis.
Section 3.19   Required Vote of the Company Stockholders.   The affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the approval of the Transactions at the Company Stockholder Meeting and the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (collectively, the “Company Stockholder Approval”) are the only votes of holders of securities of the Company that is required to approve the transactions contemplated by this Agreement, including the Transactions.
Section 3.20   Material Contracts.
(a)   Except for this Agreement and purchase orders entered into in the Ordinary Course of Business that do not contain material terms other than price and quantity not contained on the underlying Contract (so long as such underlying Contract has been made available to Parent), as of the date of this Agreement, neither the Company nor any of its Subsidiaries (including Company Holdco and Company Merger Sub) is a party to, or is expressly bound by, any Contract that:
(i)   would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);
(ii)   is a Company Real Property Lease relating to real property that is material to the business of the Company and its Subsidiaries, taken as a whole;
(iii)   contains material restrictions on the right of the Company or any of its Affiliates (including, for the avoidance of doubt, Parent and its Subsidiaries from and following the Closing) to engage in activities competitive with any Person or to solicit customers or suppliers anywhere in the world;

(iv)   grants “most favored nation” status applicable to the Company or any of its Affiliates (including, for the avoidance of doubt, Parent and its Subsidiaries from and following the Closing);
(v)   provides for the formation, creation, operation, management or control of any joint venture, partnership or other similar arrangement with a third party;
(vi)   is an indenture, credit agreement, loan agreement, note or other Contract providing for Indebtedness of the Company or any if its Subsidiaries (other than Indebtedness among the Company and/or any of its Subsidiaries) having an outstanding amount or notional amount (or, in the case of finance leases, the amount capitalized and reflected as a liability on the balance sheet) in excess of $5 million;
(vii)   is a settlement, conciliation or similar Contract, (A) entered into in the last three years, that would require the Company or any of its Subsidiaries to pay consideration of more than $5 million after the date of this Agreement or (B) that contains material restrictions on the business and operations of the Company or any of its Subsidiaries;
(viii)   provides for the acquisition or disposition by the Company or any of its Subsidiaries of any business (whether by merger, sale of stock, sale of assets or otherwise), or any real property, that would, in each case, reasonably be expected to result in the receipt or making by the Company or any Subsidiary of the Company of future payments in excess of $5 million;
(ix)   is an acquisition agreement that contains material “earn-out” or other material contingent payment obligations;
(x)   obligates the Company or any Subsidiary of the Company to make any future capital investment or capital expenditure outside the Ordinary Course of Business and in excess of $2 million;
(xi)   is reasonably likely to require, during the remaining term of such Contract, annual payments to or from the Company and its Subsidiaries of more than $15 million;
(xii)   limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;
(xiii)   contains a standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person;
(xiv)   is a Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding shares of Company Common Stock or any of their respective Affiliates, on the other hand;
(xv)   to which the Company or any of its Subsidiaries is a party, or by which any of them is bound, the ultimate contracting party of which, is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract);
(xvi)   pursuant to which: (A) the Company or any of its Subsidiaries is granted any license, covenant not to sue, release, waiver, immunity, option or other right (including co-existence or similar commitments) with respect to Intellectual Property (including data) of a third Person, where such Intellectual Property (including data) is material to the business of the Company or any of its Subsidiaries (other than (i) non-exclusive licenses for, or other similar non-exclusive rights to, unmodified, commercially available “off-the-shelf” software that have been granted on standardized, generally available terms, for which the one-time or annual fee, as applicable, does not exceed $2,000,000, (ii) any non-exclusive license or other right that is merely incidental to the subject matter of the applicable Contract the commercial purposes of which is primarily for something other than such license or right, (iii) Contracts between or among any of the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries, and (iv) non-exclusive licenses granted pursuant to any standard online or mobile customer terms of use, terms of service or similar terms of the

Company or any of its Subsidiaries, such as website terms of use); (B) the Company or any of its Subsidiaries grants to another Person any license, covenant not to sue, release, waiver, immunity, option or other right with respect to any Company Intellectual Property (including data) that is material to the businesses of the Company and its Subsidiaries (other than (i) non-exclusive licenses granted to suppliers, vendors, contractors or service providers in the Ordinary Course of Business solely to the extent necessary for the purpose of their provision of goods or services to the Company or its Subsidiaries, (ii) any non-exclusive license or other similar right that is merely incidental to the subject matter of the applicable Contract the commercial purpose of which is primarily for something other than such license or right, (iii) Contracts between or among any of the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries, and (iv) non-exclusive licenses granted pursuant to standard online or mobile customer terms of use, terms of service, or similar terms of the Company or any of its Subsidiaries, such as website terms of use; or (C) the Company or any of its Subsidiaries has assigned, transferred, sold, acquired, obtained or purchased, or agreed to assign, transfer, sell, acquire, obtain or purchase, any Intellectual Property (including data) that is material to the businesses of the Company and its Subsidiaries and that was executed in the three years prior to the date of this Agreement (other than Contracts with suppliers, vendors, service providers, employees and contractors entered into in the Ordinary Course of Business and Contracts solely between or among any of the Company’s Subsidiaries or solely between or among the Company and any of its Subsidiaries);
(xvii)   evidences financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract, in each case, that is material to the Company and its Subsidiaries, taken as a whole;
(xviii)   is a Contract with a Company Top Customer or Company Top Supplier; or
(xix)   to the extent not otherwise described in clauses (i) through (xviii) of this Section 3.20(a), if terminated or subject to a default by any party thereto, would have or would reasonably be expected to have a Company Material Adverse Effect.
Each Contract of the type described in clauses (i) through (xix) of this Section 3.20(a) and the Contracts set forth on Section 3.20(a)(xx) of the Company Disclosure Schedules being herein referred to as a “Company Material Contract.”
(b)   True, correct and complete copies of each Company Material Contract have been publicly filed with the SEC prior to the date of this Agreement or otherwise made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or in default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no other party to any Company Material Contract is in breach of or in default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.
Section 3.21   Suppliers and Customers.
(a)   Section 3.21 of the Company Disclosure Schedules sets forth a true, correct and complete list of (i) the top 10 suppliers (each, a “Company Top Supplier”) and (ii) the top 10 customers (each, a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer during the 12 months ended December 28, 2024.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in the three years prior to the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of the Company or its

Subsidiaries with any Company Top Supplier or any Company Top Customer, (ii) there has been no change in the material terms of the business relationship of the Company or any of its Subsidiaries with any Company Top Supplier or Company Top Customer, and (iii) no Company Top Supplier or Company Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate, not renew or change the pricing or other terms of its business.
Section 3.22   Inventory.   Except as would not have or reasonably be expected to have a Company Material Adverse Effect, the Company’s and its Subsidiaries’ inventory (a) is sufficient for the operation of the Company’s and its Subsidiaries’ business in the Ordinary Course of Business, (b) consists of items that are good and merchantable within normal trade tolerances (subject to applicable reserves), (c) is of a quality and quantity presently usable or saleable in the Ordinary Course of Business (subject to applicable reserves), (d) is not held by any Person (including any Affiliate of the Company Parties) on consignment, (e) is valued on the books and records of the Company or its Subsidiaries, as applicable, at the lower of cost or market with the cost determined under the standard cost accounting inventory valuation method consistent with past practice and (f) is subject to reserves determined in accordance with GAAP.
Section 3.23   Insurance Policies.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance), (ii) each insurance policy maintained by the Company or any of its Subsidiaries is in full force and effect, (iii) all premiums due by the Company or any of its Subsidiaries with respect to such insurance policies have been paid and (iv) the Company and its Subsidiaries are in compliance with all contractual requirements applicable thereto contained in such insurance policies. Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, written notice of any pending or threatened cancellation with respect to any of its material insurance policies. The Company has previously made available to Parent all material policies of insurance maintained by the Company or any of its Subsidiaries as of the date hereof.
Section 3.24   Affiliate Party Transactions.   In the three years prior to the date of this Agreement, there have been no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Person owning five percent or more of the Company Common Stock or any Affiliate of such Person or any director or executive officer of the Company or any of its Affiliates (or any relative thereof), on the other hand, or that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than Ordinary Course of Business employment agreements and similar employee and indemnification arrangements otherwise set forth on the Company Disclosure Schedules.
Section 3.25   Capitalization of Company Holdco and Company Merger Subs.   The authorized shares of (a) Company Holdco consists of 2,000,000,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding (the “Company Holdco Common Stock”), and 50,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding, and (b) Company Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Company Merger Sub Common Stock”), 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Company Holdco is as of the date of this Agreement, and at all times until immediately prior to the Company Merger Effective Time will be, owned directly by the Company; and all of the issued and outstanding capital stock of Company Merger Sub is as of the date of this Agreement, and at all times until immediately prior to the Company Merger Effective Time will be, owned directly by Company Holdco. There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of Company Holdco or Company Merger Sub pursuant to which any Person other than the Company may acquire any equity securities of Company Holdco or Company Merger Sub. Neither Company Holdco nor Company Merger Sub has conducted any business prior to the date of this Agreement, and, prior to the Company Merger Effective Time, will not have any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement or the transactions contemplated by this Agreement, including the Transactions.
Section 3.26   Finders or Brokers.   Other than Goldman Sachs & Co. LLC and Evercore Group L.L.C, neither the Company nor any of its Subsidiaries has employed or engaged any investment banker, broker or finder in connection with the Transactions or any other transactions contemplated by this Agreement who may be entitled to any fee or any commission in connection with or on consummation of the Transactions. The Company has made available to Parent true, correct and complete copies of all agreements pursuant to which any Person is entitled to any fees, rights to indemnification and expenses in connection with any of the transactions contemplated by this Agreement.
Section 3.27   Takeover Laws.   Assuming the representations and warranties of Parent and each Parent Merger Sub set forth in Section 4.18 are true and correct, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any anti-takeover provision in the Organizational Documents of any of the Company Parties is, and none of the Company Parties have any rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Transactions or any other transactions contemplated hereby.
Section 3.28   Joint Venture.   To the Knowledge of the Company:
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Joint Venture is a legal entity duly organized, validly existing and in good standing under the Laws of state of Delaware; and (ii) the Joint Venture has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a U.S. or foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. The Joint Venture is not in material violation of any provision of its Organizational Documents.
(b)   All of the outstanding shares of capital stock or voting securities of the Joint Venture that are held by the Company or a Subsidiary of the Company have been validly issued and are owned by the Company and another Subsidiary of the Company, free and clear of all material Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of the Joint Venture or any Permitted Liens.
(c)   The Joint Venture does not have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. The Joint Venture does not own any capital stock of the Company. The Joint Venture does not own, directly or indirectly, any capital stock of, or any subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock in, any Person.
(d)   Section 3.28(d) of the Company Disclosure Schedules lists (i) the percentage of the equity interests of the Joint Venture directly or indirectly held by the Company and any other Persons that own equity interests of the Joint Venture (including their respective ownership percentages) and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in the Joint Venture, and the other Persons that own the remaining interests in such other Person (including their respective ownership percentages).
(e)   The Joint Venture has been, throughout the last three years, in compliance with and not in default under or in violation of any Law applicable to the Joint Venture, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)   Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company, (i) the Joint Venture solely and exclusively owns all Intellectual Property owned or purported to be owned by the Joint Venture, free and clear of all Liens (other than Permitted Liens), (ii) the Joint Venture owns, or has sufficient and valid rights to use, all material Intellectual Property used in or necessary for the operation of its business as currently conducted, (iii) the Joint Venture has sufficient and valid rights to grant the licenses and others rights that it grants or purports to grant to the Company and its Subsidiaries, and (iv) in the last three years, the operation of the business of the Joint Venture has not infringed, misappropriated or otherwise violated any Intellectual Property of any third Person, and no third Person has infringed, misappropriated or otherwise violated any Intellectual Property owned or purported to be owned by the Joint Venture.
(g)   Section 3.28(g) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Registered Intellectual Property owned or purported to be owned by the Joint Venture. All such Registered Intellectual Property, other than any application thereof, is subsisting, valid and enforceable. The sole purpose of the Joint Venture is to own and maintain such Intellectual Property, and to license such Intellectual Property to the Company and Edgewell Personal Care Brands, LLC, and their respective affiliates (the “Joint Venture Business”). Since its formation, the Joint Venture has only engaged in the Joint Venture Business and activities related and incidental thereto.
Section 3.29   No Other Representations or Warranties; No Reliance.   The Company Parties each acknowledge and agree that, except for the representations and warranties contained in Article 4 or any certificate delivered pursuant to this Agreement, none of Parent, either Parent Merger Sub or any other Person acting on behalf of Parent or either Parent Merger Sub has made or makes, and none of the Company Parties have relied on, any representation or warranty, whether express or implied, with respect to Parent, either Parent Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company Parties or any of their respective Representatives by or on behalf of Parent or either Parent Merger Sub. The Company Parties acknowledge and agree that none of Parent, either Parent Merger Sub or any other Person acting on behalf of Parent or either Parent Merger Sub has made or makes, and none of the Company Parties have relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company Parties or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, either Parent Merger Sub or any of their respective Subsidiaries. Notwithstanding the foregoing, nothing in this Section 3.29 shall limit the Company Parties’ remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by Parent, either Parent Merger Sub or any other Person in Article 4 or any certificate delivered pursuant to this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT MERGER SUBS
Except as disclosed (x) in the Parent Public Documents furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein but excluding any redactions or specified omissions therein to the extent the full text of such Parent Public Documents have not been made available to the Company or any disclosures set forth in any “risk factors” section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (y) in the corresponding section of the confidential disclosure schedules delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on its face), Parent and each Parent Merger Sub jointly and severally represent and warrant to each of the Company Parties as follows as of the date of this Agreement and as of the Closing Date (other than such representation and warranty that expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time):
Section 4.1   Qualification, Organization, Subsidiaries.
(a)   Each of Parent and Parent Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation, as applicable. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent’s other Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of Parent and its Subsidiaries (including Parent Merger Subs) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a U.S. or foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, (i) with respect to Parent, Parent Merger Subs and each of Parent’s Significant Subsidiaries, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to Parent or such Subsidiaries, and (ii) with respect to Parent’s other Subsidiaries, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true, correct and complete copies of the Organizational Documents of Parent and each Parent Merger Sub, each as amended, supplemented, restated and/or amended and restated prior to the date of this Agreement, and each as made available to the Company is in full force and effect. None of Parent, Parent Merger Subs or any of Parent’s Significant Subsidiaries is in material violation of any provision of its Organizational Documents, and except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent’s other Subsidiaries is in violation of any provision of its Organizational Documents.
(b)   All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of Parent’s Subsidiaries (including Parent Merger Subs) have been validly issued and are owned by Parent, by another Subsidiary of Parent or by Parent and another Subsidiary of Parent, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens.
Section 4.2   Capitalization.
(a)   The authorized share capital of Parent consists of an unlimited number of Parent Common Shares, an unlimited number of first preferred shares issuable in series (the “Parent First Preferred Shares”) and an unlimited number of second preferred shares issuable in series (the “Parent Second Preferred Shares”). As of August 11, 2025 (the “Parent Capitalization Date”), there were (i) 149,062,515 Parent Common Shares issued and outstanding, (ii) no Parent First Preferred Shares issued and outstanding and (iii) no Parent Second Preferred Shares issued and outstanding. Since the Parent Capitalization Date through the date of this Agreement, no Parent Common Shares, Parent First Preferred Shares or Parent Second Preferred Shares have been repurchased or redeemed or issued, and no Parent Common Shares, Parent First Preferred Shares or Parent Second Preferred Shares have been reserved for issuance. All outstanding Parent Common Shares are, and, when issued and delivered in accordance with the terms of this Agreement, the Parent Common Shares to be issued as part of the Merger Consideration will be, duly authorized and validly issued as fully paid and nonassessable, common shares in the capital of Parent, listed and posted for trading on the NYSE and the TSX, and not subject to or issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.
(b)   Except as set forth in Section 4.2(a) (including, for the avoidance of doubt, Section 4.2(a) of the Parent Disclosure Schedules) or as required by the terms of the Parent Benefit Plans, as of the date of this Agreement, (i) Parent does not have any shares of its share capital issued or outstanding, other than Parent Common Shares that have become outstanding after the Parent Capitalization Date, which were reserved for issuance as of the Parent Capitalization Date, and (ii) except pursuant to any Parent Equity Awards, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of Parent or shares of capital stock of any of Parent’s Subsidiaries (including Parent Merger Subs) to which Parent or any of Parent’s Subsidiaries (including Parent Merger Subs) is a party obligating Parent or any of Parent’s Subsidiaries (including Parent Merger Subs) to (A) issue, transfer or sell any shares of Parent or shares of capital stock or any of Parent’s Subsidiaries (including Parent Merger Subs) or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment or (C) redeem or otherwise acquire any such shares or shares of capital stock. As of the Parent Capitalization Date, there were 1,694,767 Parent Common Shares issuable pursuant to outstanding Parent Equity

Awards and 446,554 Parent Common Shares available for future issuance pursuant to equity compensation plan(s) maintained by Parent.
(c)   The Parent Common Shares to be issued as part of the Merger Consideration shall not be subject to any resale restrictions under applicable Canadian Securities Laws provided that the conditions set forth in paragraphs 2 through 5 of subsection 2.6(3) of National Instrument 45-102 — Resale of Securities of the Canadian Securities Administrators are satisfied in respect of any such trade.
(d)   Neither Parent nor any of its Subsidiaries (including Parent Merger Subs) has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of Parent on any matter.
(e)   Except for this Agreement, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries (including Parent Merger Subs) is a party with respect to the voting of the Parent Common Shares or other shares of Parent or capital stock of any of Parent’s Subsidiaries.
Section 4.3   Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.
(a)   Each of Parent and Parent Merger Subs has the requisite corporate power and authority and has taken all corporate action necessary to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Transactions. Except for (i) the approval of the First Parent Merger by Second Parent Merger Sub, as the sole stockholder of First Parent Merger Sub (which such approval shall occur immediately following the execution and delivery of this Agreement pursuant to Section 5.16(a)) and (ii) the approval of the Second Parent Merger by Parent, as the sole stockholder of Second Parent Merger Sub (which such approval shall occur immediately following the execution and delivery of this Agreement pursuant to Section 5.16(b)), no other corporate proceedings on the part of Parent or either Parent Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions. This Agreement has been duly and validly executed and delivered by Parent and each Parent Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of each of the Company Parties, this Agreement constitutes the valid and binding agreement of Parent and each Parent Merger Sub, enforceable against each of Parent and each Parent Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
(b)   (i) The Parent Board at a duly called and held meeting has unanimously (A) determined that it is in the best interests of Parent to enter into this Agreement and (B) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions and the Debt Financing and the issuance of the Parent Common Shares in connection with the Transactions; (ii) the board of directors of First Parent Merger Sub has unanimously (A) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are advisable and in the best interests of First Parent Merger Sub and its sole stockholder, (B) declared it advisable, to enter into this Agreement, (C) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, and (D) resolved to recommend that the sole stockholder of First Parent Merger Sub approve the First Parent Merger and directed that such matter be submitted for consideration of the sole stockholder of First Parent Merger Sub; and (iii) the board of directors of Second Parent Merger Sub has unanimously (A) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are advisable and in the best interests of Second Parent Merger Sub and its sole stockholder, (B) declared it advisable, to enter into this Agreement, and (C) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions.
(c)   The execution, delivery and performance by Parent and each Parent Merger Sub of this Agreement and the consummation of the Transactions and the other transactions contemplated hereby by Parent and each Parent Merger Sub do not and will not require Parent or any of its Subsidiaries (including Parent Merger Subs) to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the First Parent Merger Articles of Merger and the Second Parent Merger Articles of Merger with, and the acceptance for record of such filings by, the SDAT, pursuant to Section 1.3, (ii) (A) the Consents required to be obtained under the HSR Act and (B) the Consents under the Antitrust Laws of the jurisdictions set forth on Section 6.3(f) of the Company Disclosure Schedules, (iii) compliance with the applicable requirements of the Securities Act, the Exchange Act and Canadian Securities Laws, including the filing with the SEC of the Form F-4 (including the Proxy Statement/Prospectus), (iv) compliance with the rules and regulations of the NYSE and the TSX (including the approval of the Parent Share Issuance and the listing on the NYSE and the TSX of the Parent Common Shares issuable in connection with the Transactions) and (v) compliance with any applicable foreign or state securities or blue sky laws (clauses (i) through (v), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   Assuming compliance with the matters referenced in Section 4.3(c) and receipt of the Parent Approvals, the execution, delivery and performance by Parent and each Parent Merger Sub of this Agreement and the consummation by Parent and each Parent Merger Sub of the Transactions and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the Organizational Documents of Parent or any of its Subsidiaries (including Parent Merger Subs), (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent or any of its Subsidiaries (including Parent Merger Subs) or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, instrument, permit, concession, franchise, right or license binding on Parent or any of its Subsidiaries (including Parent Merger Subs), other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, right of termination, cancellation, acceleration or loss that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4   Reports and Financial Statements.
(a)   Parent is a “reporting issuer” or the equivalent thereof and not on the list of reporting issuers in default under applicable Canadian Securities Laws in each of the provinces and territories in Canada. In the last three years, (i) Parent has filed or furnished, on a timely basis, all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act in the last three years (the forms, statements, certifications, documents and reports so filed or furnished by Parent and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent SEC Documents”) and (ii) Parent has filed or furnished all forms, documents and reports required to be filed or furnished by it with the Canadian Securities Administrators prior to the date of this Agreement (together with the Parent SEC Documents, the “Parent Public Documents”). Each of the Parent Public Documents, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Canadian Securities Laws, as the case may be, and no Parent Public Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Parent Public Documents filed with or furnished to the SEC or the Canadian Securities Administrators subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has not filed any confidential material change report with any Canadian Securities Administrators that, as of the date of this Agreement, remains confidential. No Subsidiary of Parent (including Parent Merger Subs) is required to file or furnish any report, statement, schedule, form prospectus, registration statement or other document with, or make any other filing with, or furnish any other material to, the SEC or the Canadian Securities Administrators under any Laws. As of the date of this Agreement, there are no outstanding or unresolved comments from the staff of the SEC or the Canadian Securities Administrators with respect to any of the

Parent Public Documents. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE and the TSX.
(b)   The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent Public Documents (or, if any such Parent Public Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Parent Public Document) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with IFRS (except, in the case of the unaudited financial statements, as permitted by Canadian Securities Laws or the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). KPMG LLP, who reported on and certified, or reviewed, Parent’s most recent consolidated financial statements, as the case may be, are independent registered public accountant as required by Canadian Securities Laws, and there has not been any “reportable event” (within the meaning of National Instrument 51-102 — Continuous Disclosure Obligations) in the last three years with respect to the present or, to the knowledge of Parent, any former auditor of Parent.
Section 4.5   Internal Controls and Procedures.
(a)   Parent has established and maintains disclosure controls and procedures as defined in Rule 13a-15 under the Exchange Act and in National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”). Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent Public Documents and other public disclosure documents.
(b)   Parent maintains a system of internal controls over financial reporting (as required by Rule 13a-15 under the Exchange Act and under NI 52-109) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS and to maintain accountability for assets, transactions are being executed only in accordance with authorizations of management and directors of Parent and access to assets is permitted only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of Parent and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or a wholly owned Subsidiary of Parent or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, Parent’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.
(c)   Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 29, 2024, and such assessment concluded that such controls were effective. Parent has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to Parent’s independent registered public accounting advisor and the audit committee of the Parent Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting. As of the date of its most recent audited financial statements, neither Parent nor its independent registered public accounting advisor had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of Parent, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. In the last three years, neither Parent nor its independent registered public accounting advisor has identified any critical audit matters in accordance with AS-3101 promulgated by PCAOB. In the last three years, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from employees of Parent or any of its Subsidiaries regarding questionable accounting or auditing matters, have been received by Parent.
Section 4.6   No Undisclosed Liabilities.   Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as of December 29, 2024, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s report on Form 6-K for the fiscal year ended December 29, 2024, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the Ordinary Course of Business since December 29, 2024 (the “Parent Balance Sheet Date”) or (d) as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent (including Parent Merger Subs) has any liabilities or obligations of any nature (whether known or unknown, accrued, absolute, contingent or otherwise).
Section 4.7   Compliance with Law; Permits.
(a)   Parent and its Subsidiaries have been, throughout the last three years, in compliance with and not in default under or in violation of any Laws applicable to Parent and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Parent and its Subsidiaries are in possession of all Permits necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and Parent and its Subsidiaries are in compliance with the terms and requirements of such Parent Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   No material change is required in any of the processes or properties or written procedures or policies of Parent or any of its Subsidiaries in connection with any Laws, and neither Parent nor any of its Subsidiaries has received any written notice that Parent or any of its Subsidiaries is in violation of any Law applicable to Parent or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Actions pending or, to the Knowledge of Parent, threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.8   Anti-Corruption; Anti-Bribery; Anti-Money Laundering.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a)   For the last five years, Parent, its Subsidiaries and each of their directors, officers, other employees, agents and each other Person acting on behalf of Parent or its Subsidiaries are in compliance with, and for the last five years have complied, with (i) the FCPA and (ii) the provisions of all Anti-Corruption Laws and all anti-money laundering Laws to which Parent and its Subsidiaries are subject. Parent and its Subsidiaries have (x) instituted policies and procedures that are reasonably designed to ensure compliance with the FCPA and Anti-Corruption Laws, (y) maintained such policies and procedures in full force and effect and (z) taken reasonable measures to enforce such policies and procedures.

(b)   In the last five years, none of Parent, its Subsidiaries or any of their directors (or equivalents), officers and other employees and each other Person acting on behalf of Parent or its Subsidiaries has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of Parent, pending or threatened Actions, settlements or enforcement actions relating to the FCPA or Anti-Corruption Laws or any applicable Law related to terrorism financing.
(c)   In the last five years, none of Parent, its Subsidiaries or any of their directors (or equivalents), officers and their employees or any other Person acting on behalf of Parent or its Subsidiaries has: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, applied for purposes hereof as it applies to domestic concerns, or (B) to any Government Official, including any officer or employee of a state-owned enterprise, or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) obtaining or retaining business, or directing business to any Person or (z) securing any other improper benefit or advantage; or (ii) established or maintained any fund or asset for the benefit of or at the request of any public official that has not been accurately recorded in the books and records of Parent or any of its Subsidiaries.
Section 4.9   Sanctions.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a)   For the last three years, Parent and its Subsidiaries have been, and currently are, in compliance with relevant economic sanctions and export control Laws and regulations to which Parent or any of its Subsidiaries are subject, including the Export and Sanctions Regulations and the Canadian Special Economic Measures Act, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), the Freezing Assets of Corrupt Foreign Officials Act, Part II.1 of the Criminal Code, the United Nations Act, any regulation promulgated under the aforementioned legislation, or any other similar legislation administered by the Government of Canada (“Canadian Sanctions Regulations”).
(b)   None of Parent or any of its Subsidiaries, or any directors (or equivalents), officer, other employee, agent or other Person acting on behalf of any of Parent or its Subsidiaries, in their capacity as such, is currently or has been in the last three years: (i) a Sanctioned Person; (ii) organized, ordinarily resident or located in a Sanctioned Country; or (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause Parent to violate applicable Export and Sanctions Regulations or Canadian Sanctions Regulations.
(c)   Throughout the last three years, Parent and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance with the Export and Sanctions Regulations or Canadian Sanctions Regulations to which Parent and its Subsidiaries are subject, (ii) maintained such policies and procedures in full force and effect and (iii) taken reasonable measures to enforce such policies and procedures.
(d)   In the last three years, neither Parent nor any of its Subsidiaries (i) has been found in violation of, charged with or convicted of any Export and Sanctions Regulations or Canadian Sanctions Regulations, (ii) is, to Parent’s Knowledge, under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation or Canadian Sanctions Regulations, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or Canadian Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations or Canadian Sanctions Regulations.
Section 4.10   Environmental Laws and Regulations.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date that is five years prior to the date of this Agreement: (a) Parent and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws; (b) neither Parent nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of or may have liability under any Environmental Law and there are no legal, administrative, arbitral or other proceedings, claims or actions filed and pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries relating to any Environmental Law in each case other than with respect to matters that have been fully resolved; (c) to the Knowledge of Parent, there has been no treatment, storage or release of any Hazardous Substance in violation of or as would reasonably be expected to result in liability under any applicable Environmental Law from any properties currently or formerly owned or leased by Parent or any of its Subsidiaries or any predecessor; and (d) neither Parent nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or agreement by or with any Governmental Entity or imposing any liability or obligation relating to any Environmental Law or subject to any indemnification obligation related to liabilities under Environmental Law or under any Contract with any other third party.
Section 4.11   Parent Benefit Plans; Labor Matters.
(a)   Section 4.11(a) of the Parent Disclosure Schedules sets forth a true, correct and complete listing of all material Parent Benefit Plans.
(b)   Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole: (i) each Parent Benefit Plan (including any related trusts) has been established, maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service; (iii) all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with IFRS; and (iv) there are no pending, threatened or, to the Knowledge of Parent, anticipated Actions (other than routine claims for benefits in accordance with the terms of the Parent Benefit Plans) by a Governmental Entity by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto.
(c)   Neither Parent nor any of its Subsidiaries has or is expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate. With respect to any Parent Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is reasonably expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then-current value of assets of such Parent Benefit Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of Parent or its applicable Subsidiary previously filed with the SEC or the Canadian Securities Administrators, (iii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been, or is reasonably expected to be, incurred by Parent or any of its Subsidiaries, (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Parent Benefit Plan and (v) there has been no “reportable event” within the meaning of Section 4043 of ERISA which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Parent Benefit Plan.
(d)   Neither Parent nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years. No Parent Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(e)   Except as provided in this Agreement or required by applicable Law, the consummation of the Transactions and the other transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries to severance pay, or any other payment from Parent or its Subsidiaries, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause Parent to transfer or set aside any assets to fund any material benefits under any Parent

Benefit Plan, (iv) otherwise give rise to any material liability under any Parent Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Parent Benefit Plan on or following the First Parent Merger Effective Time.
(f)   The execution and delivery of this Agreement, the receipt of the Parent Approvals or other approval of this Agreement or the consummation of the Transactions and the other transactions contemplated by this Agreement could not, either alone or in combination with another event, result in the payment of any “excess parachute payment” as defined Section 280G(b)(1) of the Code to any disqualified individual of Parent. Neither Parent nor any of its Subsidiaries is a party to or has any obligation under any Parent Benefit Plan or other agreement to compensate, indemnify, defend, hold harmless, reimburse or otherwise pay any person for excise or additional Taxes, interest or penalties payable incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.
(g)   Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole, all Parent Benefit Plans maintained outside of the U.S. (“Non-U.S. Parent Plans”): (i) have been maintained and operated in accordance with, and are in compliance with, their terms, applicable local Law, government taxation and funding requirements, and with any agreement entered into with a union or labor organization, (ii) to the extent required to be registered or approved by a foreign Governmental Entity, have been registered with, or approved by, a foreign Governmental Entity and, to the Knowledge of Parent, nothing has occurred that would adversely affect such registration or approval, and (iii) to the extent intended to be funded and/or book-reserved, are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or threatened material litigation relating to any Non-U.S. Parent Plan.
(h)   The execution and delivery of this Agreement, the receipt of the Parent Approvals or other approval of this Agreement or the consummation of the Transactions and the other transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Entity) to any payments under any Parent Labor Agreements, and Parent and its Subsidiaries are in compliance in all material respects with their obligations pursuant to all notification and bargaining obligations arising under any Parent Labor Agreements. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated hereby, including the Transactions.
(i)   In the last three years, (i) no written allegations or investigations of sexual or racial harassment or sexual or race-based misconduct have been made against any individual in his or her capacity as an officer or director of Parent who is subject to the reporting requirements of Section 16(a) of the Exchange Act (a “Parent Insider”) and (ii) neither Parent nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Parent Insiders. There are no investigations or Actions currently pending or, to Parent’s Knowledge, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as a Parent Insider.
Section 4.12   Absence of Certain Changes or Events.
(a)   From the Parent Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   From the Parent Balance Sheet Date through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses, and have not engaged in any material transaction other than, in the Ordinary Course of Business.
Section 4.13   Investigations; Litigation.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of Parent’s Subsidiaries (including Parent Merger Subs) or any of their respective assets or properties at law or in equity before, and there are no Orders of, any Governmental Entity against or affecting Parent or any of Parent’s Subsidiaries (including Parent Merger Subs) or any of their respective assets or properties.
Section 4.14   Tax Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a)   (i) Parent and its Subsidiaries have prepared and timely filed (taking into account any validly obtained extension of time within which to file) all Tax Returns required to be filed by any of them under applicable Law with the appropriate Governmental Entity, and all such filed Tax Returns are true, correct and complete; (ii) Parent and its Subsidiaries have paid all Taxes required to be paid under applicable Law (whether or not shown on any Tax Return) with the appropriate Governmental Entity and have withheld all Taxes required to be withheld by any of them (including in connection with amounts paid or owing to any employee, independent contractor, non-resident, creditor, customer, stockholder or other third party), except, in the case of clauses (i) and (ii), with respect to matters contested in good faith and for which adequate reserves have been established in accordance with IFRS; (iii) as of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of Parent or any of its Subsidiaries; (iv) neither Parent nor any of its Subsidiaries has been informed in writing by any Governmental Entity that such Governmental Entity believes that Parent or any of its Subsidiaries was required to file any income or other Tax Return that was not filed; (v) no claim has been made in writing by any Governmental Entity in any jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is, or may be, subject to Tax by or an obligation to file Tax Returns in that jurisdiction; and (vi) there are no Liens for Taxes on any property of Parent or any of its Subsidiaries, except for Permitted Liens.
(b)   Neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.
(c)   Neither Parent nor any of its Subsidiaries (i) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (A) exclusively between or among Parent and/or its Subsidiaries or (B) not primarily related to Taxes and entered into in the Ordinary Course of Business), (ii) has been a member of an affiliated, consolidated, unitary or combined group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent or its Subsidiary), or (iii) has any obligation or liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, provincial, territorial, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.
(d)   Neither Parent nor any of its Subsidiaries has taken or has agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent or impede the First Parent Merger and Second Parent Merger, taken together, on the one hand, or the Company Merger and the LLC Conversion, taken together, on the other hand, from qualifying as “reorganizations” within the meaning of Section 368(a) of the Code, (ii) cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code, (iii) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Transactions, or (iv) prevent or impede Parent from being able to deliver the executed Parent Tax Certificate at Closing. As of the date of this Agreement, Parent believes it will be able to provide the Parent Tax Certificate at Closing.
(e)   Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), any “reportable transaction” as defined in Subsection 237.3(1) of the CITA or any “notifiable transaction” as defined in Subsection 237.4(1) of the CITA or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.
(f)   Parent and each of its Subsidiaries have complied with the transfer pricing provisions of all applicable Tax Laws (including Section 482 of the Code and Section 247 of the CITA), including the contemporaneous documentation, retention, and filing requirements thereof.

(g)   There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of any of Sections 15, 17, 78, or 80 to 80.04 of the CITA or any equivalent provision of any applicable Canadian, provincial or territorial Law to Parent or any of its Subsidiaries.
Section 4.15   Financing.
(a)   Parent has delivered to the Company true, correct and complete copies of (i) the executed Debt Commitment Letter and Debt Fee Letters, which Debt Fee Letters have been redacted for fee amounts, pricing terms, “market flex” provisions (if any) and other terms that are customarily redacted, none of which redacted provisions would adversely affect the availability, conditionality or enforceability of the debt financing contemplated by the Debt Commitment Letter. Pursuant to the Debt Commitment Letter, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have committed to provide Parent and/or its Subsidiary party thereto with the amounts set forth in the Debt Commitment Letter for the purposes set forth therein. The only conditions precedent to the obligations of the Debt Financing Sources party to the Debt Commitment Letter thereunder to provide the Facilities (as defined therein) on the Closing Date are the Financing Conditions.
(b)   As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and, to the Knowledge of Parent, no amendment or modification is contemplated (other than with respect to flex rights as set forth in the Debt Fee Letters and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement), and the Debt Commitment Letter, in the form so delivered, constitutes the legal, valid and binding obligation of, and is enforceable against, Parent and, to the Knowledge of Parent, each of the other non-affiliated parties thereto, subject, in each case, to the Enforceability Exceptions.
(c)   Parent has fully paid (or caused to be paid) any and all fees that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. Except as set forth in the Debt Commitment Letter and the Debt Fee Letters, as of the date of this Agreement, there are no contracts, agreements, “side letters” or other arrangements to which Parent or any of its Subsidiaries is a party relating to the Debt Commitment Letter or the Debt Financing that imposes conditions precedent to the funding of the Debt Financing on the Closing Date or would otherwise affect the availability of the Debt Financing on the Closing Date in each case, other than any customary engagement letters or non-disclosure agreements which do not impact the conditionality, availability or amount of the Debt Financing and that, in the case of such customary engagement letters, copies of which (which may include customary redactions) have been delivered to the Company as of the date hereof.
(d)   Assuming the accuracy of the Company’s representations and warranties set forth in Article 3 and compliance by the Company in all material respects with its obligations hereunder, and assuming satisfaction of the conditions in Article 6 (other than the conditions set forth in Section 6.3(a) and Section 6.3(b) and those conditions that by their nature can only be satisfied at the Closing), as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would reasonably be expected to constitute, a default or breach by Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto, of any term of the Debt Commitment Letter or to prevent the satisfaction of any condition to the availability of the Debt Financing. Assuming satisfaction of the conditions in Article 6 (other than the conditions set forth in Section 6.3(a) and Section 6.3(b)) and that the Debt Financing is funded on the Closing Date in accordance with the Debt Commitment Letter, the proceeds from the Debt Financing, together with available cash of Parent and its Subsidiaries and other amounts expected to be available to Parent and its Subsidiaries, will be sufficient for Parent to pay the Required Amount.
(e)   Parent and Parent Merger Subs expressly acknowledge and agree that their obligations under this Agreement to consummate the Transactions or any of the other transactions contemplated by this Agreement are not subject to, or conditioned on, the receipt or availability of any funds or the Debt Financing.
Section 4.16   Capitalization of Parent Merger Subs.   The authorized capital stock of (a) First Parent Merger Sub consists of 10,000 shares of common stock, par value $0.01 per share (the “First Parent Merger

Sub Common Stock”), 1,000 shares of which are validly issued and outstanding, and (b) Second Parent Merger Sub consists of 10,000 shares of common stock, par value $0.01 per share (the “Second Parent Merger Sub Common Stock”), 1,000 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of First Parent Merger Sub is as of the date of this Agreement, and at all times until immediately prior to the First Parent Merger Effective Time will be, owned directly by Second Parent Merger Sub; and all of the issued and outstanding capital stock of Second Parent Merger Sub is as of the date of this Agreement, and at all times until immediately prior to the First Parent Merger Effective Time will be, owned directly by Parent. There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of First Parent Merger Sub or Second Parent Merger Sub pursuant to which any Person other than Parent may acquire any equity securities of First Parent Merger Sub or Second Parent Merger Sub. Neither First Parent Merger Sub nor Second Parent Merger Sub has conducted any business prior to the date of this Agreement, and, prior to the First Parent Merger Effective Time (in the case of First Parent Merger Sub) or the Second Parent Merger Effective Time (in the case of Second Parent Merger Sub), will not have any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement or the transactions contemplated by this Agreement, including the Transactions.
Section 4.17   Finders or Brokers.   Except for Morgan Stanley & Co. LLC and Canadian Imperial Bank of Commerce, neither Parent nor any Subsidiary of Parent (including each Parent Merger Sub) has employed or engaged any investment banker, broker or finder in connection with the Transactions or any other transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Transactions.
Section 4.18   Ownership of Common Stock.   None of Parent, either Parent Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, either Parent Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock, except pursuant to this Agreement. None of Parent, either Parent Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.
Section 4.19   No Other Representations or Warranties; No Reliance.   Each of Parent and Parent Merger Subs acknowledges and agrees that, except for the representations and warranties contained in Article 3 or any certificate delivered pursuant to this Agreement, none of the Company Parties or any other Person acting on behalf of the Company Parties has made or makes, and neither Parent nor either Parent Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company Parties, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, either Parent Merger Sub or any of their respective Representatives by or on behalf of the Company Parties. Each of Parent and Parent Merger Subs acknowledges and agrees that neither the Company Parties nor any other Person acting on behalf of the Company Parties has made or makes, and neither Parent nor either Parent Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, either Parent Merger Sub or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Parties or any of their respective Subsidiaries. Notwithstanding the foregoing, nothing in this Section 4.19 shall limit Parent’s remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by the Company Parties in Article 3 or any certificate delivered pursuant to this Agreement.

ARTICLE 5
COVENANTS AND AGREEMENTS
Section 5.1   Conduct of Business by the Company.
(a)   From and after the date of this Agreement and prior to the earlier of the First Parent Merger Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law, (ii) with Parent’s prior written approval (which shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly required or permitted by this Agreement, (iv) actions taken in connection with a Remedy Action or (v) as set forth in Section 5.1 of the Company Disclosure Schedules, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in all material respects in the Ordinary Course of Business and (B) preserve intact in all material respects its business organization and assets and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, labor unions, agents, contractors, business associates and key business relationships.
(b)   Without limiting the generality of and in furtherance of Section 5.1(a), from and after the date of this Agreement and prior to the earlier of the First Parent Merger Effective Time and the Termination Date, except (v) as may be required by applicable Law, (w) with Parent’s prior written approval (which shall not be unreasonably withheld, delayed or conditioned), (x) as expressly required or permitted by this Agreement, (y) actions taken in connection with a Remedy Action or (z) as set forth in the corresponding subsection of Section 5.1 of the Company Disclosure Schedules, the Company:
(i)   shall not, and shall not permit any of its Subsidiaries to, declare, set aside, make, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries) (except for dividends paid by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company);
(ii)   shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify or subdivide any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as may be permitted by Section 5.1(b)(vii), and except for (A) any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction and (B) the withholding of shares of Company Common Stock to satisfy withholding Tax obligations in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Company Equity Plan as in effect on the date of this Agreement;
(iii)   shall not, and shall not permit any of its Subsidiaries to, except as required pursuant to the terms of any Company Benefit Plan in effect as of the date hereof that is set forth in Section 3.11(a) of the Company Disclosure Schedules, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee of the Company or any of its Subsidiaries, except for those employees who are not party to a CIC Agreement set forth in Section 3.11(a) of the Company Disclosure Schedules, increases in annual salary or wage rate in the Ordinary Course of Business that do not exceed 5% individually or 3% in the aggregate, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement (other than amendments that do not materially increase the cost of maintaining such plan or the level of benefits provided thereunder), (C) grant any new awards, or amend or modify the terms of any outstanding awards (including, in each case, any Company Equity Awards), under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans (other than routine travel advances issued in the Ordinary Course of Business) to any Continuing Employee, (G) hire any employee at or above the level of Director or (H) terminate the employment of any officer-level employee other than for cause;
(iv)   shall not become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
(v)   shall not, and shall not permit any of its Subsidiaries to, change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or IFRS (as confirmed by the Company’s independent registered public accounting firm);
(vi)   shall not adopt or propose any amendment to the Organizational Documents of the Company Parties or any of their respective Subsidiaries;
(vii)   except for transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or other ownership interests in any Subsidiaries of the Company or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Award (except as otherwise provided by the express terms of any such Company Equity Award), other than (A) issuances of shares of Company Common Stock in respect of any exercise of or settlement of Company Equity Awards outstanding on the date of this Agreement or granted after the date hereof and not in violation of this Agreement, in each case, in accordance with their terms and, as applicable, the Company Equity Plans in effect as of the date of this Agreement, (B) any Permitted Liens and (C) pursuant to existing agreements in effect prior to the execution and delivery of this Agreement;
(viii)   except for transactions solely among the Company and its Subsidiaries or solely among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards outstanding on the date of this Agreement or granted after the date hereof and not in violation of this Agreement, in each case, in satisfaction of withholding obligations or in payment of the exercise price, in accordance with their terms and, as applicable, the Company Equity Plans in effect as of the date of this Agreement;
(ix)   shall not, and shall not permit any of its Subsidiaries to, incur, assume or guarantee any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security) except for (A) any Indebtedness solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, (B) borrowings under the Company Credit Agreement or the Company ARS Facility Agreement in the Ordinary Course of Business, (C) liabilities pursuant to finance leases (as determined in accordance with GAAP) incurred in the Ordinary Course of Business, (D) liabilities pursuant to or in connection with letters of credit, banker’s acceptances, bank guarantees or similar items (in each case whether or not drawn, contingent or otherwise) incurred in the Ordinary Course of Business, (E) guarantees or credit support provided by the Company or any of its Subsidiaries for Indebtedness of the Company or any of its wholly owned Subsidiaries, to the extent such Indebtedness is (1) in existence on the date of this Agreement or (2) incurred in compliance with this Section 5.1(b) (ix) and (F) Indebtedness incurred pursuant to agreements in effect prior to the execution and delivery of this Agreement and set forth in Section 5.1(b)(ix) of the Company Disclosure Schedules;
(x)   shall not, and shall not permit any of its Subsidiaries to, make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from the Company and any of its wholly owned Subsidiaries) in excess of $2 million individually or $5 million in the aggregate;

(xi)   shall not, and shall not permit any of its Subsidiaries to, cancel, modify or waive any Indebtedness or claims held by it or any of its Subsidiaries or waive any rights held by it or any of its Subsidiaries having in each case a value in excess of $2 million individually or $5 million in the aggregate;
(xii)   shall not, and shall not permit any of its Subsidiaries to, sell, lease, divest, cancel, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any portion of its businesses, properties or assets, in each case, material to the Company, including the capital stock of its Subsidiaries but excluding Company Intellectual Property which is covered by Section 5.1(b)(xxii), other than (except for Liens) in the Ordinary Course of Business, and except for transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;
(xiii)   shall not, and shall not permit any of its Subsidiaries to, enter into any Contract with a term greater than one year, that may not be terminated by the Company or any of its Subsidiaries without cause, and that would have been a Company Material Contract had it been entered into prior to this Agreement or terminate, allow to lapse, renew, materially modify, materially amend, waive any material rights, materially supplement, assign, convey, materially encumber or otherwise transfer, in whole or in part, material rights or interest pursuant to or in any Company Material Contract in a manner that is adverse to the Company, in each case, other than in the Ordinary Course of Business or as otherwise contemplated by this Section 5.1(b); provided, that no Contract set forth on Section 3.20(a)(xx) of the Company Disclosure Schedules shall be modified, amended, have any rights waived, supplemented, assigned, conveyed, encumbered or otherwise transferred in any manner without the prior written consent of Parent;
(xiv)   shall not, and shall not permit any of its Subsidiaries to, acquire assets from any other Person other than (A) in the Ordinary Course of Business and consistent in all material respects with the Company’s capital budget set forth in Section 5.1(b)(xvi) of the Company Disclosure Schedules, (B) acquisitions of inventory or other goods in the Ordinary Course of Business, or (C) assets with a fair market value or purchase not in excess of $2 million individually or $5 million in the aggregate;
(xv)   except as expressly covered by Section 5.14 or Section 5.1(b)(xix), shall not, and shall not permit any of its Subsidiaries to, enter into any consent decree or similar agreement or settle, pay, discharge or satisfy any Action that involves only the payment of monetary damages in excess of the amount set forth in Section 5.1(b)(xv) of the Company Disclosure Schedules over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC Documents relating to Actions, or which would reasonably be expected to (A) prevent, materially delay or materially impair the consummation of the Transactions or the other transactions contemplated by this Agreement, (B) have a materially negative impact or impose any material restriction on the operations and reputation of the Company or any of its Affiliates (including, for the avoidance of doubt, Parent and its Subsidiaries from and following the Closing), (C) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company or any of its Subsidiaries or (D) result in a finding or admission of a violation of Law;
(xvi)   shall not, and shall not permit any of its Subsidiaries to, make or authorize any capital expenditures, except to the extent provided by, and consistent in all material respects with, the Company’s capital budget set forth in Section 5.1(b)(xvi) of the Company Disclosure Schedules;
(xvii)   shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(xviii)   shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business that is not reasonably related to the existing business lines of the Company or its Subsidiaries;
(xix)   shall not, and shall not permit any of its Subsidiaries to, (A) make (other than in the Ordinary Course of Business), change or revoke any material Tax election, (B) change any material method of Tax accounting or Tax accounting period, (C) file any amended Tax Return with respect to any material Tax, (D) settle or compromise any material Tax proceeding or enter into any closing agreement relating to any material Tax, (E) surrender any right to claim a material Tax refund, (F) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material Tax except for automatic extensions of time to file any Tax Return obtained in the Ordinary Course of Business, or (G) initiate or enter into any voluntary disclosure or similar agreement with, or request any ruling from, or otherwise voluntarily disclose information to, any Governmental Entity with respect to any material Taxes, in each case, if such action would, individually or in the aggregate with other actions described in this clause (xix) and taken after the date hereof, reasonably be expected to result in a material increase in the Tax liability of the Company and its Subsidiaries;
(xx)   shall not, and shall not permit any of its Subsidiaries to, terminate or permit any material Company Permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material Company Permit;
(xxi)   shall not, and shall not permit any of its Subsidiaries to, materially reduce or terminate any insurance policies so as to adversely affect the insurance coverage of the Company or any of its Subsidiaries, taken as a whole, or fail to use its respective commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;
(xxii)   shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest or otherwise dispose of any Company Intellectual Property material to the businesses of the Company and its Subsidiaries, except for Permitted Liens and non-exclusive licenses under Company Intellectual Property granted in the Ordinary Course of Business;
(xxiii)   shall not, and shall not permit any of its Subsidiaries to, abandon or otherwise allow to lapse, be cancelled or expire any Company Intellectual Property material to the businesses of the Company and its Subsidiaries, other than lapses or expirations of any Registered Company Intellectual Property that is at the end of its maximum statutory term (with renewals); and
(xxiv)   shall not, and shall not permit any of its Subsidiaries to, agree, authorize or commit, in writing or otherwise, to take any of the foregoing actions.
(c)   Nothing contained in this Agreement shall give Parent or either Parent Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Parent Merger Effective Time. Prior to the First Parent Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to applicable Law, complete control and supervision over its and its Subsidiaries’ operations.
Section 5.2   Conduct of Business by Parent.   From and after the date of this Agreement and prior to the earlier of the First Parent Merger Effective Time and the Termination Date, except (a) as may be required by applicable Law, (b) with the Company’s prior written approval (which shall not be unreasonably withheld, delayed or conditioned), (c) as expressly required or permitted by this Agreement or (d) as set forth in Section 5.2 of the Parent Disclosure Schedules, Parent shall, and shall cause its Subsidiaries to use commercially reasonable efforts to (i) conduct its business in all material respects in the Ordinary Course of Business, (ii) preserve intact in all material respects its business organization and assets and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, labor unions, agents, contractors, business associates and key business relationships, and (iii) not take any action that would reasonably be expected to cause the Fully Diluted Issued Shares to be in excess of 24.99% of the number of Parent Common Shares outstanding as of the date of this Agreement, as to require a vote of the Parent shareholders under the TSX’s security holder approval requirement in Section 611 of the TSX Company Manual.
Section 5.3   Access.
(a)   Subject to compliance with applicable Laws, (i) the Company shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access to, in connection with furthering the Transactions and the other transactions contemplated hereby or integration planning relating thereto, on reasonable advance notice, throughout the period prior to the earlier of the First Parent Merger Effective Time and the Termination Date, the Company’s and its Subsidiaries’ businesses, properties, Representatives, Contracts, commitments, books and records; provided that, notwithstanding the foregoing, Parent shall not have any right to perform sampling or testing of the environment or building materials at any property of the Company and (ii) each of the Company and Parent shall (and each shall cause its Subsidiaries to) reasonably promptly furnish the other Party and its Representatives and the Debt Financing Sources (A) all information concerning itself, its Subsidiaries and its and their directors (or equivalents), officers and stockholders/shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Form F-4, any filings contemplated pursuant to Section 5.5, the Debt Financing or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transactions or any other transactions contemplated by this Agreement or in connection with integration planning and (B) all other information concerning its business, properties and personnel as may reasonably be requested by the other Party.
(b)   Notwithstanding the foregoing provisions of this Section 5.3, neither the Company nor Parent shall be required to afford such access or furnish such information if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a material violation of any agreement to which such Party or any of its Subsidiaries is a party, would result in a loss of privilege or Trade Secret protection to such Party or any of its Subsidiaries, would result in the disclosure of any information in connection with any litigation or similar dispute between the Parties would constitute a violation of any applicable Law or result in the disclosure of any Personal Information that would expose such Party to the risk of any material liability. In the event that Parent or the Company objects to any request submitted pursuant to and in accordance with this Section 5.3 and withholds information on the basis of the foregoing sentence, the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and each of the Company and Parent shall use its respective reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of its respective reasonable best efforts to (i) obtain the required consent or waiver of any third party required to provide such information and (ii) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures (including as set forth in the Clean Team Agreement), if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.
(c)   The Company shall use reasonable best efforts to provide to Parent as soon as reasonably practicable (i) a list of all material Company Permits and (ii) a general description of the principal functions conducted at each parcel of such Company Leased Real Property and Company Owned Real Property.
(d)   As promptly as practicable following the date of this Agreement, the Company will provide a true, correct and complete listing of all outstanding Company Equity Awards as of the Company Capitalization Date, setting forth the number of shares of Company Common Stock subject to each Company Equity Award and the holder, grant date, vesting schedule and exercise price with respect to each Company Equity Award, as applicable. Prior to the Closing, the Company shall update such listing to include, for each Company RSU which is outstanding under a Company Deferral Plan: (i) the applicable Company Deferral Plan under which such Company RSU has been deferred, (ii) whether such Company RSU is a Deferred Company RSU or a Stock Equivalent Company RSU and (iii) the settlement date of such Company RSU.
(e)   In addition to the obligations contemplated by this Section 5.3, Section 5.5, Section 5.7, Section 5.11, Section 5.12 or any other obligation of the Company to provide access to any information as contemplated by this Agreement, the Company shall provide Parent the materials set forth in Section 5.3(e) of the Company Disclosure Schedules until the earlier of the Closing Date and the Termination Date.

Section 5.4   No Solicitation.
(a)   Except as expressly permitted by this Section 5.4, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, (i) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Company Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to, or result in, a Company Alternative Proposal, and (ii) as of the date of this Agreement until the earlier of the First Parent Merger Effective Time and the Termination Date, not, directly or indirectly, (A) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer, inquiry or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, a Company Alternative Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding a Company Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Company Alternative Proposal (except solely to notify such Person that the provisions of this Section 5.4 prohibit any such discussions or negotiations), (C) furnish any non-public information relating to the Company or its Subsidiaries in connection with or for the purpose of facilitating a Company Alternative Proposal or any proposal, offer, inquiry or indication of intent that would reasonably be expected to lead to, or result in, a Company Alternative Proposal, (D) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other agreement with respect to a Company Alternative Proposal (except for confidentiality agreements or clean team agreements permitted under Section 5.4(b)) or (E) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Company Alternative Proposal.
(b)   Notwithstanding anything to the contrary in this Section 5.4, at any time prior to, but not after, obtaining the Company Stockholder Approval, if the Company receives an unsolicited Company Alternative Proposal that did not result from the Company’s violation of this Section 5.4 (including the Company’s failure to cause its Representatives to comply with this Section 5.4), the Company and its Representatives may contact the third party making such Company Alternative Proposal solely to clarify the terms and conditions thereof. If the Company Board, including any committee thereof, determines in good faith after consultation with outside legal and financial advisors that (i) such Company Alternative Proposal constitutes a Company Superior Proposal or (ii) such Company Alternative Proposal would reasonably be expected to lead to a Company Superior Proposal and, in either case, the failure to take such action would reasonably be likely to be inconsistent with the Company Board’s statutory standard of conduct under applicable Law, the Company may take the following actions: (A) furnish non-public information to the third party making such Company Alternative Proposal in response to a request therefor if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with the Company having confidentiality and use provisions not less restrictive in the aggregate to such third party than the provisions in the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement shall not restrict the Company from providing the access, information or data required to be provided to Parent pursuant to this Agreement, including this Section 5.4, and such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Company Alternative Proposal) and such information has previously been made available to Parent or is made available to Parent prior to or promptly (and in any event within 48 hours) following the time such information is made available to such third party, provided, however, that if the third party making such Company Alternative Proposal is a known competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such third party in connection with any actions permitted by this Section 5.4(b) other than in accordance with a “clean team agreement” that includes “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information that are no less restrictive in the aggregate than the Clean Team Agreement; and (B) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Company Alternative Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent in writing if: (i) any inquiries, proposals or offers with respect to a Company Alternative Proposal or that would reasonably be expected to lead to a Company Alternative Proposal are received by the Company or any of its Representatives; (ii) any information is requested from the Company or any of its Representatives that, to the Knowledge of the Company, after reasonable inquiry of the requesting Person, is or is reasonably likely to have been made in connection with a Company Alternative Proposal; or (iii) any discussions or negotiations with respect to a Company Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Alternative Proposal are sought to be initiated or continued with the Company or any of its Representatives, which notice shall identify the material terms and conditions thereof (including, if applicable and known after reasonable inquiry of the requesting Person, the name of the applicable third party, the financing or potential financing sources thereof and complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements, or, a reasonably detailed written summary of oral requests, proposals or offers). The Company shall keep Parent reasonably informed on a reasonably current basis (but, in any event, within 48 hours after any material change or development) of any material developments regarding any Company Alternative Proposals or any material change to the terms of any such Company Alternative Proposal and the status of any such discussions or negotiations with respect thereto.
(c)   Except as set forth in this Section 5.4, the Company Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement/Prospectus that is mailed by the Company to the stockholders of the Company, (iii) if any Company Alternative Proposal that is a tender offer or exchange offer for the outstanding shares of Company Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within 10 Business Days after such commencement, against acceptance of such tender offer or exchange offer by its stockholders, (iv) approve, adopt, recommend or declare advisable any Company Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Company Alternative Proposal, (v) following the public disclosure of each Company Alternative Proposal and each amendment, modification or supplement thereof, fail to publicly reaffirm the Company Recommendation within five Business Days after Parent’s first written request that the Company do so, (vi) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement or clean team agreement referred to in and entered into compliance with Section 5.4(b)) relating to any Company Alternative Proposal or (vii) agree, authorize or commit to do any of the foregoing (together with any of the actions set forth in the foregoing clauses (i) through (vi), a “Company Change of Recommendation”). Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Company Superior Proposal, make a Company Change of Recommendation if the Company Board, including any committee thereof, determines in good faith, after consultation with outside legal and financial advisors, that the failure of the Company Board to take such action would reasonably be likely to be inconsistent with its statutory standard of conduct under applicable Law; provided, that the Company Board shall not be entitled to make such a Company Change of Recommendation (A) unless the Company shall have given Parent at least five Business Days’ written notice (a “Company Superior Proposal Notice”) advising Parent of its intention to make such a Company Change of Recommendation or terminate this Agreement, which Company Superior Proposal Notice shall include a description of the terms and conditions of the Company Superior Proposal (including, if applicable, complete copies of any written requests, proposals or offers and any other material documents or a reasonably detailed written summary of oral requests, proposals or offers) that is the basis for the proposed action of the Company Board, the identity of the Person making the Company Superior Proposal, a description of the financing or potential financing sources for such Company Superior Proposal (if applicable and known after reasonable inquiry of the Person making the Company Superior Proposal) and a complete copy of any proposed definitive agreement for such Company Superior Proposal (if any), and the Company, if requested by Parent, shall have negotiated in good faith with Parent to make such amendments to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation or terminate this Agreement in connection with such Company Superior Proposal, and (B) unless, at the end of the five-Business Day period following the delivery of such Company Superior Proposal Notice (the “Company Superior Proposal Notice Period”), after taking into account any firm commitments made by Parent in writing to amend the terms of this Agreement and any other proposals or information offered by Parent during the Company Superior Proposal Notice Period, the Company Board, including any committee thereof, concludes that the Company Superior Proposal giving rise to the Company Superior Proposal Notice continues to constitute a Company Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the Company Superior Proposal (including any change in the amount or form of consideration) shall require a new Company Superior Proposal Notice and commence a new notice period pursuant clause (A) of three Business Days.
(d)   Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Company Stockholder Approval, but not after, the Company Board may, in response to a Company Intervening Event, make a Company Change of Recommendation if the Company Board, including any committee thereof, determines in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure of the Company Board to take such action would reasonably be likely to be inconsistent with its statutory standard of conduct under applicable Law; provided, that the Company Board shall not be entitled to make such a Company Change of Recommendation unless (i) the Company shall have given Parent at least five Business Days’ written notice (a “Company Intervening Event Notice”) advising Parent of its intention to make such a Company Change of Recommendation, which Company Intervening Event Notice shall include a description of the applicable Company Intervening Event and (ii) unless, at the end of the five-Business Day period following the delivery of such Company Intervening Event Notice (the “Company Intervening Event Notice Period”), after taking into account any firm commitments made by Parent in writing to amend the terms of this Agreement and any other proposals or information offered by Parent during the Company Intervening Event Notice Period, the Company Board, including any committee thereof, determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such Company Change of Recommendation would reasonably be likely to result in the Company Board violating its statutory standard of conduct under applicable Law if such amendments were to be given effect.
(e)   Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Company Recommendation or (ii) making any disclosure to its stockholders if the Company Board, including any committee thereof, determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would reasonably be likely to be inconsistent with its statutory standard of conduct under applicable Law; provided, however, that any such disclosure or communication shall not have the effect of withdrawing, qualifying or modifying the Company Recommendation except in compliance with this Section 5.4.
(f)   Further to Section 5.4(a), the Company shall promptly (but in any event within 24 hours after the execution and delivery of this Agreement) terminate all physical and electronic data access previously granted to any Persons in connection with the Transactions (other than to Parent and its Affiliates and Representatives) and request that any such Persons promptly return or destroy all confidential information concerning the Company and any of its Subsidiaries.
(g)   During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the First Parent Merger Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided that, if the Company Board, including any committee thereof, determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to waive a particular “standstill” or similar provision, would reasonably be likely to be inconsistent with its statutory standard of conduct under applicable Law, the Company may, with prior written notice to Parent, waive such “standstill” or similar provision, solely to the extent necessary to permit the applicable Person (if it has not been solicited in violation of this Section 5.4) to make, on a confidential basis to the Company Board, a Company Alternative Proposal, conditioned upon such Person agreeing to disclosure of such Company Alternative Proposal to Parent, in each case as contemplated by this Section 5.4.

(h)   “Company Alternative Proposal” means any bona fide, written proposal, offer, inquiry or indication of intent made by any Person or group of Persons (other than Parent, either Parent Merger Sub or their respective Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company, in each case, as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 80% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person of more than 20% of the net revenues, net income or total assets of the Company and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of more than 20% of the outstanding shares of Company Common Stock.
(i)   “Company Superior Proposal” means a Company Alternative Proposal (substituting in the definition thereof 25% for 20% and 75% for 80%, respectively, in each place each such phrase appears) made after the date of this Agreement, that the Company Board, including any committee thereof, determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, that, if consummated, would result in a transaction (i) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement, including the Transactions, (ii) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements (including the anticipated timing thereof) and any other aspects considered relevant by the Company Board, or any committee thereof, and (iii) for which financing, if a cash transaction (in whole or in part), is fully committed or reasonably determined to be available by the Company Board, or any committee thereof (in each case, after taking into account any revisions to the terms of this Agreement proposed by Parent pursuant to Section 5.4(c) of this Agreement).
(j)   “Company Intervening Event” means any material event, change, occurrence or development with respect to the Company and its Subsidiaries (taken as a whole) that is unknown and not reasonably foreseeable to the Company Board as of the time of exchange of signature pages to this Agreement, or if known or reasonably foreseeable to the Company Board as of the time of exchange of signature pages to of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the time of exchange of signature pages to this Agreement; provided that (A) the receipt, existence or terms of a Company Alternative Proposal or a Company Superior Proposal, (B) the Company meeting or exceeding any internal or analysts’ expectations or projections or (C) changes after the execution and delivery of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided, that in the case of clauses (B) and (C), the events, changes, occurrences, or developments underlying any such performance or changes may be taken into account in factors determining whether a Company Intervening Event has occurred to the extent not otherwise excluded by the definition thereof) shall not be deemed to constitute a Company Intervening Event.
Section 5.5   Filings; Other Actions.
(a)   As promptly as reasonably practicable after the date of this Agreement, (i) the Company and Parent shall jointly prepare, and the Company shall file with the SEC, the preliminary Proxy Statement/Prospectus and (ii) Parent shall prepare and file with the SEC and the Canadian Securities Administrators the Form F-4 with respect to the Parent Common Shares to be issued in connection with the First Parent Merger, which shall include the Proxy Statement/Prospectus (provided, that no Party shall be in breach of this timing obligation to the extent any delay is the result of an inability, after its reasonable best efforts, to prepare required pro forma financial statements). Each of the Company and Parent shall use its respective reasonable best efforts to (A) have the Proxy Statement/Prospectus cleared by the SEC as promptly as reasonably practicable after such filing and (B) have the Form F-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and keep the Form F-4 effective for so long as necessary to complete the Transactions. Each of the Company and Parent shall furnish all non-privileged information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus and the Form F-4. Each of the Company and Parent

shall provide the other Party with a reasonable period of time to review the Proxy Statement/Prospectus and any amendments thereto prior to filing and shall reasonably consider any comments from the other Party. Each of the Company and Parent shall respond as promptly as reasonably practicable to any comments from the SEC or the staff of the SEC. Each of the Company and Parent shall notify the other Party promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Form F-4 or for additional information and shall supply the other Party with copies of all correspondence between it and any of its Representatives, on the one hand, and the SEC or the staff of the SEC or the TSX, on the other hand, with respect to the Proxy Statement/Prospectus or the Form F-4 or the Transactions or the other transactions contemplated by this Agreement within 24 hours of the receipt thereof. Parent shall advise the Company promptly after receipt of notice thereof, of the time of effectiveness of the Form F-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares to be issued as Share Consideration for offering or sale in any jurisdiction, and each of the Company and Parent will use its respective reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The Proxy Statement/Prospectus and Form F-4 shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act. If at any time prior to the Company Stockholder Meeting (or any adjournment or postponement of the Company Stockholder Meeting) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus and/or the Form F-4, so that the Proxy Statement/Prospectus and/or the Form F-4 would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed by the Company and/or Parent with the SEC and/or the Canadian Securities Administrators, as applicable, and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the shareholders of Parent. The Company shall cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Form F-4 is declared effective under the Securities Act (such date, the “Clearance Date”).
(b)   Each of Parent and the Company will provide their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement/Prospectus and the Form F-4, responses to any comments of the SEC or the Canadian Securities Administrators with respect thereto or related to the Company Stockholder Meeting or the issuance of the Parent Common Shares and other documents related to the Company Stockholder Meeting or the issuance of the Parent Common Shares in connection with the First Parent Merger, prior to filing or sharing such documents with the applicable Governmental Entity or mailing such documents or a Notice of Internet Availability of Proxy Materials or other notices (“Proxy Statement/Prospectus Notice”) (in each case in accordance with the notice-and-access rules promulgated by the SEC) to the Company’s and Parent’s stockholders or shareholders, as applicable. Each Party will include in the Proxy Statement/Prospectus, the Form F-4 and such other documents related to the Company Stockholder Meeting or the issuance of Parent Common Shares in connection with the First Parent Merger, all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement/Prospectus, the Form F-4 and such other documents shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company and its Subsidiaries included in the Proxy Statement/Prospectus, the Form F-4 and such other documents shall be in form and content satisfactory to the Company, acting reasonably.
(c)   Subject to Section 5.4 and Section 5.5(d), the Company shall take all action necessary in accordance with applicable Law, the rules of the NYSE and the Organizational Documents of the Company to set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the mailing of the Proxy Statement/Prospectus or the Proxy Statement/Prospectus Notice for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) as soon as reasonably practicable following the Clearance Date (and in any event within 45 days thereof). Unless the Company shall have made a Company Change of Recommendation in compliance with Section 5.4, the Company shall include the Company Recommendation in the Proxy Statement/

Prospectus and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholder Meeting (including by soliciting proxies in favor of the approval of this Agreement) as soon as reasonably practicable.
(d)   The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to its shareholders (including providing voting reports on at least a weekly basis; provided that during the 10 Business Days prior to the Company Stockholder Meeting, the Company shall promptly provide daily voting reports) and shall give notice to Parent one day prior to the Company Stockholder Meeting and on the day of, but prior to, the Company Stockholder Meeting, indicating whether as of such date sufficient proxies representing the Company Stockholder Approval have been obtained. The Company may, in its reasonable discretion, postpone, recess or adjourn the Company Stockholder Meeting (i) (A) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (B) if as of the time that the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) (the “Original Meeting Date”) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (C) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, or (D) to comply with applicable Law, so long as, in each case that the Company exercises its right under this Section 5.5(d) to postpone, recess or adjourn the Company Stockholder Meeting, the Company shall have provided prior written notice to Parent and reasonably consulted with Parent in advance with respect to such determination; provided, that without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), in no event shall the Company Stockholder Meeting be postponed, recessed or adjourned pursuant to this clause (i) more than 10 Business Days in connection with any one postponement, recess or adjournment, or (ii) if a Company Alternative Proposal or a Company Superior Proposal is received within five Business Days before the Company Stockholder Meeting, to allow reasonable additional time for the Company Board to consider a Company Alternative Proposal or a Company Superior Proposal; provided, that without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), in no event shall the Company Stockholder Meeting be postponed, recessed or adjourned pursuant to clause (ii) more than five Business Days in connection with any one postponement, recess or adjournment; provided further that in no event shall the Company Stockholder Meeting be postponed, recessed or adjourned pursuant to clause (i) or (ii) more than an aggregate of 30 days from the Original Meeting Date. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the approval of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement) that the Company shall propose to be considered and voted on by the shareholders of the Company at the Company Stockholder Meeting.
(e)   The information supplied or to be supplied by the Company Parties and their financial advisors for inclusion in the Proxy Statement/Prospectus and the Form F-4 shall not, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders, at the time of the Company Stockholder Meeting or at the time the Form F-4 (and any amendment or supplement thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to statements made therein based on information supplied by Parent or either Parent Merger Sub for inclusion or incorporation by reference therein.
(f)   The information supplied or to be supplied by Parent for inclusion in the Proxy Statement/Prospectus or the Form F-4 shall not, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders, at the time of the Company Stockholder Meeting or at the time the Form F-4 (and any amendment or supplement thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to statements made therein based on information supplied by any of the Company Parties for inclusion or incorporation by reference therein.
(g)   The Company shall, and shall use reasonable best efforts to cause its Representatives to, reasonably cooperate with Parent and its Representatives in connection with the preparation of any pro forma financial information required to be disclosed in the Proxy Statement/Prospectus, the Form F-4 or any other filings with the SEC or the Canadian Securities Administrators, including, for greater certainty, any business acquisition report required to be filed by Parent pursuant to Part 8 of National Instrument 51-102 — Continuous Disclosure Obligations, and the Company hereby consents to the inclusion or incorporation by reference into the Form F-4 or any such business acquisition report of any financial statements or other information relating to the Company or any of its Subsidiaries required to be included or incorporated by reference therein. For the avoidance of doubt, any such financial statements of the Company to be included in any such business acquisition report shall be prepared in accordance with GAAP.
Section 5.6   Employee Matters.
(a)   Parent agrees that each employee of the Company and its Subsidiaries at the First Parent Merger Effective Time who continues to remain employed with the Company or its Subsidiaries (each, a “Continuing Employee”) shall, for a period of not less than six months following the Closing Date, be provided with: (x) base salary or base wage that is no less than the base salary or base wage provided by the Company and its Subsidiaries to such employees immediately prior to the Closing; (y) target annual cash bonus opportunities that are no less than those target annual cash bonus opportunities provided by the Company and its Subsidiaries to such employees immediately prior to the Closing; and (z) employee benefits that are no less favorable in the aggregate to those employee benefits provided by the Company and its Subsidiaries to such employees immediately prior to the Closing; provided, that for purposes of determining whether such benefits are no less favorable in the aggregate, any severance, defined benefit pension plan benefits, nonqualified deferred compensation, subsidized retiree health or welfare benefits, post-termination health or welfare benefits, equity and equity-based awards and retention or change in control payments or other special or one-time awards shall not be taken into account. In addition, for a period of not less than six months following the Closing Date, Parent agrees to provide each Continuing Employee with long-term incentive opportunities that are no less favorable than long-term incentive opportunities provided to similarly situated employees of Parent; except to the extent it would result in a duplication of benefits. Parent shall have in place, during the period commencing at the First Parent Merger Effective Time and ending no earlier than the first anniversary thereof, a severance plan, practice or policy applicable to each Continuing Employee that is not less favorable to such employee than the applicable severance plan, practice or policy of the Company applicable to each such employee immediately prior to the Closing (given effect to the service crediting provisions set forth in Section 5.6(b)(iii)). The requirements of this Section 5.6(a) shall not apply to Continuing Employees who are covered by a Company Labor Agreement and the terms and conditions of employment for those Continuing Employees shall continue to be governed by the applicable Company Labor Agreement.
(b)   Parent shall use its commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the First Parent Merger Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the First Parent Merger Effective Time for which payment has been made, and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.
(c)   Prior to the Closing, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company’s 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Closing. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide

Parent with evidence that such Company 401(k) Plan has been terminated (the form and substance of which shall be provided to Parent in advance for its review and reasonable comment) prior to the Closing. In the event that Parent requests that the Company 401(k) Plan be terminated, Parent shall have, or cause its Subsidiaries to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) in which Continuing Employees who meet the eligibility criteria thereof (with credit for service with the Company and its Subsidiaries) shall be eligible to participate. Parent agrees to use commercially reasonable efforts to cause the Parent 401(k) Plan to accept rollovers, including of loans, by Continuing Employees from the Company 401(k) Plan.
(d)   Immediately prior to the Closing, the Company shall determine the aggregate amount of the annual or other short-term cash bonus entitlements payable to each employee of the Company or its Subsidiaries who remains employed through such time pursuant to the Company Benefit Plans set forth on Section 5.6(d) of the Company Disclosure Schedules (the “Company Bonus Plans”) in respect of the portion of the applicable performance period in which the Closing occurs that has elapsed as of the Closing Date (such performance period, the “Closing Performance Period” and such amount, the “Pre-Closing Bonus Amount”). At the time annual (or other short-term) cash bonuses are paid to other similarly-situated employees of Parent in the Ordinary Course of Business (but in any event no later than March 15 of the year following the Closing Date) or at such other time as may be required under the terms of the applicable bonus program or to comply with or be exempt from Section 409A of the Code, Parent shall, or shall cause one of its Affiliates to pay to each Continuing Employee who remains employed by Parent or an Affiliate thereof (including the Company or its Subsidiaries) through the end of the Closing Performance Period the sum of (i) such Continuing Employee’s respective portion of the Pre-Closing Bonus Amount and (ii) the amount of such Continuing Employee’s cash bonus entitlement in respect of the portion of the Closing Performance Period following the Closing Date (in accordance with the terms of the annual or other short-term cash bonus plan or program applicable to such Continuing Employee for the remaining portion of the Closing Performance Period and after giving effect to the covenant set forth in Section 5.6(a)); provided, that the aggregate amount paid to the Continuing Employees shall not be less than the Pre-Closing Bonus Amount.
(e)   Prior to initiating any broad-based written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries that are intended to address compensation or benefits matters relating specifically to the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith. For the avoidance of doubt, nothing in this Section 5.6(e) shall restrict the Company from responding to inquiries about compensation and benefits matters in the Ordinary Course of Business or making routine communications about such matters consistent with past practice and consistent with statements made publicly.
(f)   The Company and Parent agree to cooperate in good faith to take the actions set forth on Section 5.6(f) of the Company Disclosure Schedules.
(g)   Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan, (ii) prevent Parent, the Second Parent Merger Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the First Parent Merger Effective Time, any Company Benefit Plan in accordance their terms, (iii) prevent Parent, the Second Parent Merger Surviving Corporation or any of their Affiliates, after the First Parent Merger Effective Time, from terminating the employment of any Continuing Employee or (iv) without limiting the generality of Section 8.10, create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Second Parent Merger Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Second Parent Merger Surviving Corporation or any of their Affiliates may maintain.
Section 5.7   Efforts.
(a)   Subject to the terms and conditions set forth in this Agreement, the Parties shall use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable under applicable Laws to cause the conditions to Closing set forth in Article 6 to be satisfied and to consummate and make effective the Transactions and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all other necessary registrations, notices, notifications, petitions, applications, reports and other filings and the taking of all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid any Action by any Governmental Entity, (ii) the obtaining of all necessary Consents from third parties (that are not Governmental Entities) and (iii) the execution and delivery of any additional instruments necessary, proper or advisable to consummate, and to fully carry out the purposes of the transactions contemplated by this Agreement, including the Transactions; provided that in no event shall either the Company or Parent or any of their respective Subsidiaries be required to pay, prior to the First Parent Merger Effective Time any fee, penalty or other consideration to any third party (other than filing or administrative fees paid to a Governmental Entity) for any Consent required for or triggered by the consummation of the Transactions and the other transactions contemplated by this Agreement or otherwise.
(b)   Subject to the terms and conditions set forth in this Agreement and without limiting the provisions of Section 5.7(a), the Parties shall (i) prepare and file (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, as promptly as practicable after the date of this Agreement and (B) all other initial filings, notices, and reports (or where applicable, drafts thereof) with respect to the Consents from Governmental Entities, including the Consents from any Governmental Entity under the Antitrust Laws of the jurisdictions set forth on Section 6.3(f) of the Company Disclosure Schedules, in each case as promptly as practicable (and, in the case of the Consents from any Governmental Entity under the Antitrust Laws of the jurisdictions set forth on Section 6.3(f) of the Company Disclosure Schedules, within 35 days (unless a later date is mutually agreed upon by the Parties) after the date hereof except where: (i) actions or inactions of third parties not under the control of a Party; or (ii) the failure by the Company Parties to promptly supply all the information required for the filings has contributed to the delay in the preparation of such filings; provided, that the Parties shall prepare and file such filings as promptly as practicable after taking into account the delays caused by (i) and (ii), and, in each case, request early termination of the statutory waiting period under the HSR Act, and to the extent applicable, under the applicable Laws with respect to all other Consents from Governmental Entities, (ii) promptly obtain all necessary Consents from third parties (that are not Governmental Entities) and (iii) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including the Transactions. No Party shall withdraw or pull and refile its Notification and Report Form under the HSR Act except with the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed). In the event that any information in the filings submitted pursuant to this Section 5.7(b) or any such supplemental information furnished in connection therewith is deemed confidential by any Party, the Parties shall maintain the confidentiality of the same, and the Parties shall seek authorization from the applicable Governmental Entity to withhold such information from public view.
(c)   The Parties acknowledge and agree that no provision of this Agreement shall require, or be construed to require, any Party or any of its Subsidiaries to (i) contest or defend against any actual, anticipated or threatened Order or Actions seeking to prevent, materially delay or materially impair the consummation of the Transactions, (ii) propose, effect or agree to the disposition of the businesses, assets and equity or other business interests of the Company, Parent or their respective Subsidiaries, (iii) create, amend, terminate, divest or assign, or otherwise secure substitute parties for relationships, ventures or contractual rights and obligations of the Company, Parent or their respective Subsidiaries or (iv) take or commit to take any action that would restrict Parent’s, the Company’s or any of their respective Subsidiaries’ freedom of action, including with respect to, or that would effect changes to the conduct of business of, any businesses, assets, and equity or other business interests, relationships, ventures or contractual rights and obligations of the Company, Parent or their respective Subsidiaries; provided, however, that if requested by Parent, the Company will take, and will cause its Subsidiaries to take, any action described in this Section 5.7(c) (any such action requested by Parent, a “Remedy Action”), so long as such action is conditioned upon the consummation of the Transactions.
(d)   The Parties shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 5.7(d), and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company Parties, on the one hand, and Parent and each Parent Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the Transactions and the other transactions contemplated thereby, including promptly informing and furnishing the other with copies of notices or other communications received or given by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from or to any third party and/or any Governmental Entity with respect to such transactions. In addition to the obligations contemplated by Section 5.3 and Section 5.5, and subject to applicable Law relating to the exchange of information, the Company Parties, on the one hand, and Parent and each Parent Merger Sub, on the other hand, shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity (except that is requested by any Governmental Entity to remain confidential from the other Parties); provided, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. The Parties shall take their respective reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.7(d) in a manner so as to preserve the applicable privilege. Each of the Parties agrees not to initiate or agree to participate in any meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate.
(e)   Subject to the obligations in this Section 5.7(e), Parent and the Company shall reasonably cooperate with respect to devising and implementing the strategy and timing for obtaining any Consents required under any applicable Law in connection with the Transactions and the other transactions contemplated by this Agreement. In addition, the Parties shall jointly develop, and each of the Parties shall consult and reasonably cooperate with one another, and consider in good faith the views of one another, the strategy in connection with all meetings and communications with any Governmental Entity in connection with obtaining such Consents. Neither Parent nor the Company nor any of their respective Subsidiaries shall initiate any such discussions or proceedings with any Governmental Entity, or take or agree to take any actions, restrictions or conditions with respect to obtaining any Consents in connection with the Transactions and the other transactions contemplated by this Agreement without the prior written consent of the other Party hereto. Notwithstanding the foregoing, in the event of any dispute between the Parties relating to the strategy or appropriate course of action or content of any submission or communication in connection with obtaining any Consents required under any applicable Law with respect to the Transactions and the other transactions contemplated by this Agreement, the Parties shall escalate such dispute to the general counsels (or most senior legal personnel) of the Company and Parent for resolution. If such dispute is not resolved pursuant to the preceding sentence, Parent shall have the right, in its sole discretion, to make the final determination with respect to such matter.
Section 5.8   Takeover Statute.   If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Transactions and the other transactions contemplated hereby, each of the Parties and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Transactions.

Section 5.9   Public Announcements.   The initial press release by each of Parent and the Company with respect to the execution and delivery of this Agreement and the Transactions and the other transactions contemplated hereby shall be a joint press release and shall be acceptable to Parent and the Company. Other than such initial press release, each Party shall consult with and provide the other Parties a meaningful opportunity to review and comment on, and give due consideration to reasonable comment on, any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby, including the Transactions, and the Company shall not issue any such press release or other public statement or comment prior to such consultation and the written consent of Parent, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange; provided, that the restrictions in this Section 5.9 shall not apply to (a) any statements made by the Company or Parent in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 5.9 (and for the avoidance of doubt, any statements relating to the Transactions or this Agreement made by the Company or Parent or any of their respective Subsidiaries made during meetings with Governmental Entities or Government Officials unrelated to the Transactions or this Agreement and initiated in the Ordinary Course of Business that are in response to questions by such Governmental Entities or Government Officials and consistent in tone and substance with information previously disclosed in previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 5.9 and not initiated by the Company shall not in and of itself be a breach of this Section 5.9 or Section 5.7), (b) any disclosure of any information concerning this Agreement or the transactions contemplated hereby, including the Transactions, in connection with any dispute between any of the Company Parties, on the one hand, and Parent or either Parent Merger Sub, on the other hand, regarding this Agreement or the transactions contemplated hereby, or (c) any communication by the Company regarding a Company Alternative Proposal or from and after a Company Change of Recommendation or the Company or Parent response thereto in compliance with Section 5.4. In addition, subject to the exceptions set forth above, the Company Parties shall inform Parent in advance regarding the form and content of any public disclosure of any material developments or matters involving the Company, including earnings releases and regulatory matters, reasonably in advance of publication and release.
Section 5.10   Indemnification and Insurance.
(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or other employees, as the case may be, of the Company or its Subsidiaries as provided in its Organizational Documents or in any agreement, in each case in effect as of the date hereof or as amended or modified in accordance with the terms and conditions of this Agreement, shall survive the Transactions and shall continue at and after the First Parent Merger Effective Time in full force and effect. For a period of six years after the First Parent Merger Effective Time, Parent and the Second Parent Merger Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s or any of its Subsidiaries’ Organizational Documents as in effect immediately prior to the First Parent Merger Effective Time or in any indemnification agreements of the Company or any of its Subsidiaries with any of their respective directors, officers or other employees as in effect immediately prior to the First Parent Merger Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the First Parent Merger Effective Time were current or former directors, officers or other employees of the Company or its Subsidiaries; provided, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or resolution of such claim, even if beyond such six-year period. From and after the First Parent Merger Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Second Parent Merger Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.10(a).
(b)   Each of Parent and the Second Parent Merger Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director, officer or other employee of the

Company or its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or its Subsidiaries (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any reasonable and documented costs or expenses (including advancing reasonable and documented attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, obligations, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the First Parent Merger Effective Time (including acts or omissions in connection with such Persons serving as a director, officer, other employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company), whether asserted or claimed prior to, at or after the First Parent Merger Effective Time; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification. In the event of any such Action, Parent and the Second Parent Merger Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.
(c)   For a period of six years from the First Parent Merger Effective Time, Parent and the Second Parent Merger Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the First Parent Merger Effective Time; provided, that after the First Parent Merger Effective Time, Parent and the Second Parent Merger Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. The Company shall purchase, prior to the First Parent Merger Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the First Parent Merger Effective Time, covering, without limitation, the transactions contemplated hereby, including the Transactions; provided, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if the cost of such “tail” policy would otherwise exceed such limit, the Company shall be permitted to purchase as much coverage as reasonably practicable for up to such limit. Parent and the Second Parent Merger Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Second Parent Merger Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party that was successful in enforcing the indemnity and other obligations provided in this Section 5.10.
(d)   The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of the Company or the Second Parent Merger Surviving Corporation, any other indemnification agreement or arrangement, the MGCL or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Transactions and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
(e)   In the event that Parent, the Second Parent Merger Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Second Parent Merger Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

Section 5.11   Financing Cooperation.
(a)   Prior to the Closing or, if earlier, the termination of this Agreement in accordance with Article 7, the Company will, and will cause its Subsidiaries to, use reasonable best efforts (at Parent’s sole cost and expense) to, and use reasonable best efforts to cause the appropriate Representatives of the Company and its Subsidiaries to, provide such cooperation as is customary and reasonably requested by Parent in connection with any Debt Financing, which cooperation will include (i) furnishing Parent with the Required Information and other customary or pertinent information regarding the Company and its Subsidiaries reasonably requested by Parent (or the Debt Financing Sources) in connection with such Debt Financing, including preliminary or “flash” information if requested, (ii) members of senior management participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and drafting sessions (in each case, which may be virtual) with providers or potential providers of the Debt Financing and rating agencies during normal business hours and at mutually agreed times and locations, (iii) reasonably assisting Parent in the preparation of materials customarily requested to be used in connection with obtaining the Debt Financing, including rating agency presentations, road show materials, bank information memoranda, registration statements, prospectuses, offering memoranda, bank syndication materials, offering documents, private placement memoranda and similar documents customarily required in connection with the Debt Financing, including the marketing and syndication thereof, (iv) providing customary information regarding the Company and its Subsidiaries to Parent to assist Parent with Parent’s preparation of pro forma financial statements (it being understood that the Company shall not be required to provide pro forma financial statements, projections or any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, although the Company will provide information regarding the Company and its Subsidiaries reasonably requested by Parent so that Parent can calculate or estimate such pro forma amounts), (v) reasonably cooperating with the marketing efforts for any portion of the Debt Financing, including using its reasonable best efforts to ensure that any syndication efforts benefit from its existing lending relationships and using reasonable best efforts to assist Parent in obtaining any credit ratings in connection with the Debt Financing, (vi) providing customary authorization letters authorizing the distribution of information provided by the Company or its Subsidiaries to prospective lenders and containing a customary representation to the Debt Financing Sources for the Debt Financing that such information provided by the Company or its Subsidiaries does not contain a material misstatement or omission and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or its or their securities, (vii) causing the independent registered public accounting firms of the Company to (A) render customary “comfort letters” (including customary negative assurance comfort and change period comfort) with respect to financial information regarding the Company and its Subsidiaries contained in any materials relating to the Debt Financing, (B) provide consents for use of their reports and opinions in any documents filed or furnished by Parent with the SEC or in any other materials or disclosures relating to the Debt Financing in which financial information of the Company and its Subsidiaries is included and (C) participate in a reasonable number of due diligence sessions (which may be virtual), (viii) delivering information and documentation related to the Company and its Subsidiaries at least three Business Days prior to the Closing Date as is required and reasonably requested in writing by the Debt Financing Sources at least 10 Business Days prior to the Closing Date with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and rules adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department, (ix) assisting with obtaining releases of existing Liens, (x) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing, (xi) cooperating in satisfying the conditions precedent set forth in any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries and (xii) providing customary information regarding the Company and its Subsidiaries to Parent to assist Parent with the preparation of definitive Debt Financing Documents (including any guarantee, supplemental indentures, currency or interest rate hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources), and the schedules and exhibits thereto, in each case, as may be reasonably requested by Parent.

(b)   Nothing in this Section 5.11 will require the Company and its Subsidiaries to (i) waive or amend any terms of this Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Closing Date for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) without limiting its obligations to deliver conditional redemption notices, executed Payoff Letters, prepayment and termination notices, Lien release documentation and other customary documentation pursuant to Section 5.19 and Section 5.20, enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Closing Date, except to the extent previously agreed in writing by the Company; (iv) except to the extent contemplated with respect to Required Information (and without limiting the obligation to assist in preparation of pro forma financial statements), prepare separate financial statements for the Company and its Subsidiaries to the extent not customarily prepared by the Company and its Subsidiaries and to the extent such preparation would be unduly burdensome or change any fiscal period; (v) adopt any resolutions, execute any consents or otherwise take any corporate or similar action to be effective prior to the Closing; (vi) provide or obtain any legal opinion on or prior to the Closing; (vii) take any action that would (A) conflict with or violate its Organizational Documents or any applicable laws in any material respect or (B) unreasonably interfere with the ongoing business or operation of the Company and its Subsidiaries, taken as a whole, in any material respect; or (viii) prepare or provide Excluded Information. In addition, no action, liability or obligation of the Company and its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than (i) to the extent contemplated with respect to Required Information, (ii) customary representation letters to auditors, (iii) in connection with Section 5.19 and Section 5.20 or (iv) customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) will be effective until the Closing Date. Except in connection with the delivery of a chief financial officer certificate in connection with any Required Information, nothing in this Section 5.11 will require (1) any officer, employee or Representative of the Company and its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 5.11 that would reasonably be expected to result in personal liability to such officer, employee or Representative; or (2) the Company Board to approve any Debt Financing or Contracts related thereto, effective prior to the Closing Date.
(c)   The Company shall not be required to provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged; provided that Parent is notified of the nature of such information for which such disclosure is prohibited.
(d)   Parent shall (x) at the Closing (or, if the Closing does not occur, promptly), upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company in connection with the cooperation of the Company contemplated by this Section 5.11 (other than the preparation of the Company’s financial statements in the Ordinary Course of Business) and (y) indemnify and hold harmless the Company and its Representatives from and against any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties and costs and expenses suffered or incurred by them in connection with the arrangement of any Debt Financing (other than to the extent arising from inaccuracy of any information furnished in writing by or on behalf of the Company, its Affiliates or its or its Affiliates’ Representatives or the gross negligence, bad faith, willful misconduct or fraud of the Company, its Affiliates, or its or its Affiliates’ Representatives). The Company hereby consents to the use of its and its Subsidiaries’ Trademarks in connection with the Debt Financing; provided that all such uses are in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.
Section 5.12   Stock Exchange Delisting; 1934 Act Deregistration.
(a)   The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the SEC to enable the delisting of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the First Parent Merger Effective Time, but in any event no more than 10 days thereafter. In connection therewith, Parent (taking into account the degree to which the Company satisfies its obligations set forth in the foregoing sentence of this Section 5.12) shall use its commercially reasonable efforts to (a) assist in enabling the Company or the NYSE to be in a position to promptly file and cause the filing with the SEC of a Form 25 on the Closing Date and (b) cause the filing of a Form 15 on the first Business Day that is at least 10 days after the date the Form 25 is filed (such period between the Form 25 and the Form 15 filing dates, the “Delisting Period”). Upon Parent’s determination that the Company may be required to file any quarterly or annual reports pursuant to the Exchange Act during the period from and following the filing of a Form 25 with respect to the Company and the filing of a Form 15 at the end of the Delisting Period, the Company shall deliver to Parent at least five Business Days prior to Closing a draft of any such reports required to be filed during the Delisting Period, which is sufficiently developed such that it can be timely filed and when filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable Law.
(b)   Parent will, reasonably promptly following the execution of this Agreement, apply to the NYSE and the TSX for the NYSE’s and the TSX’s approval of the listing of all the Parent Common Shares issuable in connection with the First Parent Merger. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the First Parent Merger to be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject only to the satisfaction of the conditions in the letter of the TSX granting conditional listing approval of such listing (the “TSX Standard Listing Conditions”), prior to the First Parent Merger Effective Time. Parent shall reasonably promptly provide to Company any correspondence received from the NYSE and the TSX in respect of such listing applications, including, as applicable, the conditional and final listing approval letters from the TSX for the listing of such Parent Common Shares following the respective receipt thereof. The Company shall reasonably cooperate with Parent in the preparation of the materials to be submitted to the NYSE or the TSX, as applicable, and the resolution of any comments thereto received from the NYSE or the TSX.
Section 5.13   Rule 16b-3.   Prior to the First Parent Merger Effective Time, the Company and Parent, and the Company Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall take such actions as may be reasonably necessary or advisable to cause any dispositions of Company equity securities and any acquisition of Parent equity securities (in each case including derivative securities) pursuant to the Transactions and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.14   Stockholder Litigation.   Except for any Action between the Company or its Subsidiaries, on the one hand, and Parent, Parent Merger Subs or their Affiliates, on the other hand, each of the Company and Parent shall keep the other reasonably informed of, and cooperate with such Party in connection with, any stockholder litigation or claim or other similar Action against such Party and/or its directors or officers relating to the Transactions or any other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any such Action and neither the Company nor any of its Subsidiaries shall compromise or settle, or agree to compromise or settle, any such Action arising or resulting from the Transactions or the other transactions contemplated by this Agreement without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed); provided that the Company may compromise or settle stockholder litigation made or pending against a Company Party if each of the following conditions are met: (a) the resolution of all such litigation requires payment from the Company or any of its Subsidiaries or Representatives in an amount not to exceed the amount set forth in Section 5.14 of the Company Disclosure Schedules or the provision of disclosures to the shareholders of the Company relating to the Transactions (which disclosures shall be subject to Section 5.9); (b) the settlement provides for no injunctive or other equitable relief; (c) the settlement provides that each of Parent, Parent’s Subsidiaries, Parent’s Representatives, the Company, the Company Subsidiaries

and the Indemnified Parties are released from all liability in connection therewith; and (d) none of Parent, the Company Parties and their respective Subsidiaries and Representatives are required to admit any wrongdoing as part of the settlement. For purposes of this Section 5.14, “participate” shall require that the Company keep Parent reasonably apprised of the proposed strategy and other decisions with respect to any such Action and that Parent may offer comments or suggestions with respect to such Action, which the Company shall consider in good faith.
Section 5.15   Certain Tax Matters.
(a)   Each of Parent and the Company shall use its respective reasonable best efforts to cause the Transactions to be effectuated in accordance with Schedule 5.15(a) and, taken together, to qualify, and shall not take or knowingly fail to take (and shall cause its Affiliates not to take or knowingly fail to take) any action that could reasonably be expected to (i) prevent or impede the First Parent Merger and the Second Parent Merger, taken together, on the one hand, or the Company Merger and the LLC Conversion, taken together, on the other, from qualifying as “reorganizations” within the meaning of Section 368(a) of the Code and (ii) cause stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code. If either Parent or the Company intends to propose any modifications to Schedule 5.15(a), (x) such Party shall timely inform the other Party of such intended modification, (y) such other Party agrees to consider any such proposed modification in good faith, and (z) no modification shall be made without the consent of such other Party (such consent not to be unreasonably withheld, conditioned or delayed).
(b)   Parent shall use its reasonable best efforts to deliver to Sullivan & Cromwell LLP, counsel to Parent (“Parent Tax Counsel”), and Jones Day, counsel to the Company (“Company Tax Counsel”), a representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form F-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form F-4 or its exhibits) and signed by an officer of Parent, substantially in the form attached hereto as Exhibit A (the “Parent Tax Certificate”), and the Company shall use its reasonable best efforts to deliver to Parent Tax Counsel and Company Tax Counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form F-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form F-4 or its exhibits) and signed by an officer of the Company, substantially in the form attached hereto as Exhibit B (the “Company Tax Certificate” and, together with the Parent Tax Certificate, the “Tax Certificates”).
(c)   Parent agrees that if Parent receives a Parent Change in Law Opinion from Parent Tax Counsel, it shall use its reasonable best efforts to obtain a Parent Tax-Free Opinion from an alternative tax counsel of similar standing. The Company agrees that if the Company receives a Company Change in Law Opinion from Company Tax Counsel, it shall use its reasonable best efforts to obtain a Company Tax-Free Opinion from an alternative tax counsel of similar standing. Each of the Company and Parent shall cooperate fully with the alternative tax advisor(s), including by providing the necessary representation letters and other materials reasonably requested by the alternative tax advisor(s). In the event that the alternative tax advisor(s) is unwilling or unable to deliver the required opinion with the requisite level of certainty, and that the Company or Parent, as applicable, has used its reasonable best efforts to obtain such opinion from the alternative tax advisor, then the Company or Parent, as applicable, shall not be required to select any other alternative tax advisor.
(d)   Parent shall not be treated as in breach of Section 5.15(b) for failing to deliver the Parent Tax Certificate if such failure is caused primarily by an intentional act or intentional failure to act on the part of the Company or any of its Representatives. The Company shall not be treated as in breach of Section 5.15(b) for failing to deliver the Company Tax Certificate if such failure is caused primarily by an intentional act or intentional failure to act on the part of Parent or any of its Representatives. Each of Parent and the Company agree that if either Party cannot deliver a Tax Certificate at the Closing substantially in the same form attached hereto as Exhibit A or Exhibit B, as applicable, each of Parent and the Company shall use its respective reasonable best efforts to agree to amendments, modifications, supplements or replacements of the Tax Certificate that would permit delivery of such modified certificate.

(e)   Parent shall, and shall cause the Second Parent Merger Surviving Corporation to, (i) comply with the reporting requirements of Treasury Regulations Section 1.367(a)-3(c)(6) and (ii) reasonably cooperate with any “five-percent transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), who certifies to Parent in writing that it is such a shareholder and furnishes to Parent documentation reasonably satisfactory to Parent supporting such certification, to enable such Person to enter into a valid gain recognition agreement under Treasury Regulations Section 1.367(a)-8.
Section 5.16   Parent Merger Subs, Company Holdco and Company Merger Sub Shareholder Approvals.
(a)   Promptly following the execution and delivery of this Agreement, Second Parent Merger Sub (in its capacity as the sole stockholder of First Parent Merger Sub) shall execute and deliver, in accordance with applicable Law and its Organizational Documents, a written consent approving the Transactions on the terms and subject to the conditions set forth in this Agreement.
(b)   Promptly following the execution and delivery of this Agreement, the Company (in its capacity as sole stockholder of Company Holdco) shall execute and deliver, in accordance with applicable Law and its Organizational Documents, a written consent approving the Transactions on the terms and subject to the conditions set forth in this Agreement.
(c)   Promptly following the execution and delivery of this Agreement, Company Holdco (in its capacity as sole stockholder of Company Merger Sub) shall execute and deliver, in accordance with applicable Law and its Organizational Documents, a written consent approving the Transactions on the terms and subject to the conditions set forth in this Agreement.
Section 5.17   Director and Officer Resignations.   As requested by Parent, the Company shall use reasonable best efforts to cause to be delivered to Parent prior to the Closing resignations executed by directors (or equivalents) and officers of the Company and its Subsidiaries, in each case, to be effective upon the First Parent Merger Effective Time.
Section 5.18   Other Matters.   The Company shall, and shall cause its Subsidiaries to perform its and their obligations under, and use their respective reasonable best efforts to cause its and their contractual counterparties to perform their obligations under (including, if necessary, by exercising rights and seeking available remedies), the Contracts set forth on Section 5.18 of the Company Disclosure Schedules. The Company shall keep Parent reasonably informed regarding, and consult in good faith with Parent on, such matters.
Section 5.19   Notes Redemption.   Prior to the First Parent Merger Effective Time, if requested in writing by Parent, the Company shall, and shall cause each of its Subsidiaries and each of their respective Representatives to, use its reasonable best efforts to cooperate with Parent to, and use reasonable best efforts to take such actions as are necessary to, allow or effect, as the case may be, (a) the satisfaction and discharge on the Closing Date of all the outstanding aggregate principal amount of the Company Notes (the “Discharge”) and/or (b) the conditional redemption of all of the outstanding aggregate principal amount of the Company Notes pursuant to the applicable provisions of the Company Indenture at the Closing Date (the “Redemption”). Any Redemption and/or Discharge, and all notices or instructions with respect thereto must be conditioned on the occurrence of the Closing or shall occur on or after the Closing Date. Parent shall ensure that, at or prior to the Closing, Parent shall have funds necessary in connection with any such Redemption and/or Discharge. The Parties hereby agree that none of the Company, any Subsidiary of the Company or any of the foregoing Person’s respective Representatives shall be required to pay or deposit any amounts required in connection with a Redemption or the Discharge, except to the extent such amounts have been previously provided by Parent to such Person expressly for such purpose.
Section 5.20   Payoff of Company Credit Agreement and Other Company Indebtedness.
(a)   At the request of Parent, the Company shall furnish to the agent under the Company Credit Agreement not later than three Business Days prior to the Closing (or such shorter period as the agent to the Company Credit Agreement may otherwise agree in accordance with the Company Credit Agreement), a notice in respect of the payment in full and termination of all outstanding commitments under the Company Credit Agreement.

(b)   At the request of Parent, the Company shall furnish to the agent, purchaser or other relevant party under the Company ARS Facility Agreement not later than 30 days prior to the Closing (or such shorter period as permitted under the Company ARS Facility Agreement or as the applicable agent, purchaser or other party may otherwise agree in accordance with the Company ARS Facility Agreement), a notice in respect of the payment in full and termination of all outstanding commitments under the Company ARS Facility Agreement.
(c)   The Company shall (i) deliver to Parent, at least one Business Day prior to the Closing Date, an executed Payoff Letter (which may be delivered in escrow dated as of the Closing Date) (and at least five Business Days prior to the Closing Date, drafts of such Payoff Letter (which such drafts do not need to include final “payoff” amounts, as long as such final “payoff” amounts are provided to Parent at least two Business Days prior to the Closing Date)) with respect to the Company Credit Agreement and the Company ARS Facility Agreement and (ii) use its reasonable best efforts to cooperate with any back-stop, “roll-over” or termination of any existing letters of credit under the Company Credit Agreement.
(d)   From the date of this Agreement until Closing, the Company shall, at Parent’s request, cooperate in good faith and use reasonable best efforts to promptly assist Parent in arranging for the continuation, modification, back-stop and/or replacement of the Company’s and its Subsidiaries’ (as determined by Parent) (A) receivables financing, supply chain financing, interest rate, currency or other hedging arrangements and other working capital finance and cash management arrangements, including those arrangements listed on Section 5.20(d) of the Company Disclosure Schedules and (B) existing letters of credit (other than letters of credit issued under the Company Credit Agreement, which are addressed under Section 5.20(c)), banker’s acceptances, bank guarantees, performance or surety bonds or similar items, in each case including by (i) facilitating Parent’s communications and meetings with the counterparties to such arrangements, (ii) providing Parent with customary information relating to such arrangements, (iii) negotiating any amendments, consents or other documents relating to such arrangements as Parent may reasonably request in anticipation of the Closing and (iv) if Parent is not able to make arrangements for the continuation of any such arrangement on terms satisfactory to Parent, or Parent otherwise determines to terminate any such arrangement, assisting with the termination and payoff (if applicable) of such arrangement.
Section 5.21   Financing.
(a)   From the date of this Agreement until the earlier of the First Parent Merger Effective Time or the termination of this Agreement in accordance with Article 7, Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and use reasonable best efforts to do, or cause to be done, all things reasonably necessary or advisable, to arrange and obtain the Debt Financing and to consummate the Debt Financing on or prior to the Closing Date to the extent required to pay the Required Amount (after taking into account any cash on hand, available lines of credit (including under Parent’s existing revolving credit facility) and other sources of funds available to Parent on the Closing Date). Such actions shall include using reasonable best efforts to: (i) comply with and maintain in effect the Debt Commitment Letter (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (d) below); (ii) satisfy, or obtain a waiver thereof, on a timely basis all Financing Conditions to the extent within the control of Parent and its Affiliates; (iii) negotiate, execute and deliver Debt Financing Documents to the extent required to pay the Required Amount (after taking into account any cash on hand, available lines of credit (including under Parent’s existing revolving credit facility) and other sources of funds available to Parent on the Closing Date), which shall reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions (if any) related thereto) or on such other terms acceptable to Parent that would not constitute an Adverse Effect on Financing (as defined below) as compared to those set forth in the Debt Commitment Letter delivered to the Company on the date hereof; and (iv) in the event that the Financing Conditions have been satisfied or waived or, upon funding would be satisfied, consummate the Debt Financing (including by instructing the Debt Financing Sources to fund the Debt Financing in accordance with the Debt Commitment Letter, and enforcing Parent’s rights under the Debt Commitment Letter and the definitive agreements relating to the Debt Financing) to the extent required to pay the Required Amount (after taking into account any cash on hand, available lines of credit (including under Parent’s existing revolving credit facility) and other sources of funds available to Parent on the Closing Date).

(b)   From the date of this Agreement until the earlier of the First Parent Merger Effective Time or the termination of this Agreement in accordance with Article 7, Parent and its Affiliates shall give the Company prompt notice of any material breach, default or repudiation by any party to the Debt Commitment Letter of which Parent or its Affiliates becomes aware. Parent shall keep the Company informed on a reasonably current basis upon request by the Company of the status of its efforts to arrange the Debt Financing contemplated by the Debt Commitment Letter.
(c)   In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions (if any)) (other than as a result of the Company’s breach of any provision of this Agreement or failure to satisfy the conditions set forth in Article 6, and except where such unavailability is the result of the incurrence of any Permanent Financing (as defined below)), then Parent shall (i) promptly notify the Company thereof and the reasons therefor, (ii) use reasonable best efforts to obtain Alternative Financing from the same or alternative Debt Financing Entities on terms and conditions, taken as a whole, no less favorable to Parent than as contemplated by the Debt Commitment Letter and not involving any conditions that would constitute an Adverse Effect on Financing as compared to those set forth in the Debt Commitment Letter delivered to the Company on the date hereof, that, when taken together with the portion of the Debt Financing that remains available and any cash on hand, available lines of credit (including under Parent’s existing revolving credit facility) and other sources of funds available to Parent on the Closing Date, is at least equal to the Required Amount, as promptly as practicable following the occurrence of such event, and (iii) use reasonable best efforts to obtain, and, when obtained, provide the Company with a true, correct and complete copy of, a new financing commitment that provides for such Alternative Financing; provided that any provisions set forth in such new financing commitment relating to fees, pricing terms, “market flex” provisions (if any) and other terms that are customarily redacted (including any dates related thereto) may be redacted, so long as such redaction does not extend to any terms that would reasonably be expected to reduce the aggregate principal amount of such Alternative Financing to be funded on the Closing Date or impose additional conditions precedent to the funding of such Alternative Financing on the Closing Date.
(d)   From the date of this Agreement until the earlier of the First Parent Merger Effective Time or the termination of this Agreement in accordance with Article 7, without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), Parent and its Affiliates shall not amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter or any Debt Financing Document (except in connection with the incurrence of other financing to replace such financing) if such amendment, modification, supplement, restatement, assignment, substitution or replacement would (A) impose additional conditions precedent or expand upon the conditions precedent to the funding of the Debt Financing, (B) reduce the amount of the Debt Financing or the net cash proceeds available from the Debt Financing to an amount that would be less than an amount that would be required to pay the Required Amount (after taking into account any cash on hand, available lines of credit (including Parent’s existing revolving credit facility) and other sources of funds available to Parent on the Closing Date), (C) prevent or materially delay or make materially less likely the funding of the Debt Financing (or the satisfaction of the Financing Conditions) on the Closing Date or materially impair, delay or prevent the consummation of the Transactions or the other transactions contemplated by this Agreement, (D) materially adversely affect Parent’s ability to consummate the Transactions or the other transactions contemplated by this Agreement or (E) materially adversely impact the ability of Parent to enforce its rights against the Debt Financing Sources or any of the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto (clauses (A) through (E), each an “Adverse Effect on Financing”); provided that Parent may, without the prior written consent of the Company, amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter, including (1) to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar Debt Financing Entities that have not executed the Debt Financing Documents as in effect on the date hereof and, in connection therewith, amend the economic and other arrangements with respect to such appointments, (2) modify pricing, (3) terminate or reduce any commitments under the Debt Financing in order to obtain or as a result of having obtained a Permanent Financing and/or (4) increase the aggregate amount of the Debt Financing, in each case, so long as such amendments would not be reasonably expected to result in an Adverse Effect on Financing. Upon request of the Company, Parent shall keep the Company informed in reasonable detail of the status of Parent’s efforts to arrange the Debt

Financing. Any alternative, substitute or replacement debt financing obtained by Parent in accordance with this paragraph and the previous paragraph is the “Alternative Financing.” For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by any Alternative Financing and references to “Debt Commitment Letter,” “Debt Fee Letters,” “Debt Financing Documents,” “Debt Financing Entities,” “Debt Financing Sources” or “Financing” shall include the documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing to the extent permitted by this Section 5.21, and such Alternative Financing shall be required to comply with the provisions of this Agreement to the same extent as the Debt Financing contemplated by the Debt Commitment Letter. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Affiliates be required to pay any fees or any interest rates applicable to the Alternative Financing in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions (if any)) or agree to any term (including any market flex term (if any)) less favorable (taken as a whole) to Parent than such term contained in the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions (if any)). Parent and Parent Merger Subs expressly acknowledge and agree that their obligations under this Agreement are not subject to, or conditioned on, Parent’s or Parent Merger Subs’ receipt of financing.
(e)   Notwithstanding anything to the contrary in this Section 5.21, Parent may, without notice to or consent of the Company, reduce the amount of the Debt Financing under the Debt Commitment Letter, or terminate the Debt Commitment Letter, to the extent that the remaining amount of the Debt Financing under the Debt Commitment Letter (if any) after such reduction or termination, taken together with the net cash proceeds of one or more offerings, placements, sales and/or other issuances of debt and/or equity securities of or term loans to Parent subsequent to the date hereof (collectively, “Permanent Financing”), together with cash on hand, available lines of credit (including under Parent’s existing revolving credit facility) and other sources of funds available to Parent on the Closing Date, is sufficient to consummate the transactions contemplated hereunder to occur at Closing (including payment of the Required Amount).
Section 5.22   Registered Company Intellectual Property.
(a)   The Company shall use commercially reasonable efforts, at its own cost and expense, to obtain all assignments, make all filings and recordations and take any and all other actions to ensure that by the Closing Date, the Company or one of its Subsidiaries (other than the Joint Venture) is the legal and record owner of all the Registered Company Intellectual Property, excluding any Copyrights or other Registered Intellectual Property that are not used and not currently intended to be used in the businesses of the Company or its Subsidiaries.
(b)   Without limiting Section 3.15(a), the Company shall, prior to the Closing, update Section 3.15(a) of the Company Disclosure Schedule as necessary to include any Registered Company Intellectual Property not initially set forth on Section 3.15(a) of the Company Disclosure Schedule, remove any Registered Intellectual Property incorrectly listed thereon, and otherwise correct all information set forth thereon that is incorrect as of the date hereof.
ARTICLE 6
CONDITIONS TO THE TRANSACTIONS
Section 6.1   Conditions to Obligation of Each Party to Effect the Transactions.   The respective obligations of each Party to effect the Transactions shall be subject to the satisfaction (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:
(a)   the Company Stockholder Approval shall have been obtained;
(b)   the Form F-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced;
(c)   no injunction or similar Law shall have been entered, enacted or promulgated by any Governmental Entity and shall continue to be in effect that prohibits or makes illegal the consummation of the Transactions;

(d)   the Consents required to be obtained under the HSR Act with respect to the Transactions shall have been obtained; and
(e)   the Parent Common Shares to be issued in the First Parent Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject only to the TSX Standard Listing Conditions.
Section 6.2   Conditions to Obligation of the Company Parties to Effect the Transactions.   The obligation of the Company Parties to effect the Transactions is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:
(a)   the representations and warranties of Parent and each Parent Merger Sub:
(i)   set forth in Section 4.2(a) and Section 4.12(a) shall be true and correct in all respects (except, in the case of Section 4.2(a), for any inaccuracies that would increase the number of Parent Common Shares issued and outstanding, on a fully diluted basis, by more than 0.25%, in the aggregate), at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time);
(ii)   set forth in first sentence of Section 4.1(a), Section 4.2(b), Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.6 and Section 4.17 (x) that are qualified by the words “materially,” “material” or “Parent Material Adverse Effect” shall be true and correct in all respects, at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time) and (y) that are not qualified by the words “materially,” “material” or “Parent Material Adverse Effect” shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); and
(iii)   set forth in Article 4 (other than those referenced in clauses (i) and (ii) of this Section 6.2(a)) shall be true and correct, without giving effect to the words “materially,” “material” or to any qualification based on the defined term “Parent Material Adverse Effect,” at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except with respect to this clause (ii) where the failure of such representations and warranties to be so true and correct have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(b)   Parent and each Parent Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing;
(c)   no Parent Material Adverse Effect shall have occurred since the date of this Agreement that is continuing;
(d)   Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another executive officer (in such executive officer’s capacity as such and without personal liability), certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied; and
(e)   the Company shall have received from Parent the Parent Tax Certificate (subject to the Agreed Assumption); provided that this condition shall be deemed not to be satisfied if (i) the Company Tax Counsel has delivered an opinion (the “Company Change in Law Opinion”) that, as a result of a change in Law occurring after the date of this Agreement, and based on the representations of officers of the Company in the Company Tax Certificate and on representations of officers of Parent in the Parent Tax Certificate, Company Tax Counsel is or would be unable to provide an opinion (the “Company Tax-Free Opinion”) to the effect that for U.S. federal income Tax purposes (A) the First Parent Merger and the Second Parent Merger, taken together, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (B) the First Parent Merger and the Second Parent Merger, taken together, should not result in gain recognition pursuant to Section 367(a)(1) of the Code by Persons who are stockholders of the Company (other than Excepted Stockholders) (such determination being made with the Agreed Assumption) and (ii) the Company is unable to obtain a Company Tax-Free Opinion from an alternative tax counsel pursuant to Section 5.15(c).
Section 6.3   Conditions to Obligations of Parent and Parent Merger Subs to Effect the Transactions. The obligations of Parent and each Parent Merger Sub to effect the Transactions are further subject to the satisfaction (or waiver by Parent to the extent permitted by applicable Law) of the following conditions:
(a)   the representations and warranties of the Company Parties:
(i)   set forth in the first four sentences of Section 3.2(a) and Section 3.12(a) shall be true and correct in all respects (except, in the case of Section 3.2(a), for any inaccuracies that would increase the number of shares of Company Common Stock issued and outstanding, on a fully diluted basis, by more than 0.25%, in the aggregate) at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time);
(ii)   set forth in the first sentence of Section 3.1(a), Section 3.2(b), Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.6, Section 3.26 and Section 3.27 (x) that are qualified by the words “materially,” “material” or “Company Material Adverse Effect” shall be true and correct in all respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time) and (y) that are not qualified by the words “materially,” “material” or “Company Material Adverse Effect” shall be true and correct in all material respects at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); and
(iii)   set forth in Article 3 (other than those referenced in clauses (i) and (ii) of this Section 6.3(a)) shall be true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect” (except for references to “Company Material Contracts”), at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(b)   each of the Company Parties shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing;
(c)   no Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing;
(d)   the Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another executive officer (in such executive officer’s capacity as such and without personal liability), certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied;
(e)   Parent Tax Counsel shall not have delivered to Parent an opinion (a “Parent Change in Law Opinion”) that, as a result of a change in Law occurring after the date of this Agreement, and based on the representations of officers of the Company in the Company Tax Certificate and on the representations of officers of Parent in the Parent Tax Certificate, Parent Tax Counsel is or would be unable to provide an opinion (the “Parent Tax-Free Opinion”) to the effect that for U.S. federal income Tax purposes no gain or loss will be recognized under Section 361 by any of Company Holdco, the Company, Company Merger Sub, Parent, Second Parent Merger Sub, or First Parent Merger Sub (such determination being made with the Agreed Assumption); provided that this condition shall be deemed satisfied if Parent is able to obtain a Parent Tax-Free Opinion from an alternative tax counsel pursuant to Section 5.15(c); and
(f)   all Consents of any Governmental Entity required in connection with the execution, delivery and performance of this Agreement under the Antitrust Laws of the jurisdictions set forth on Section 6.3(f) of the Company Disclosure Schedules (other than the HSR Act) shall have been obtained or deemed to have been obtained under such applicable Antitrust Law.
Section 6.4   Frustration of Closing Conditions.   No Party may rely as a basis for not consummating the Transactions on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any covenant or agreement in this Agreement.
ARTICLE 7
TERMINATION
Section 7.1   Termination or Abandonment.   This Agreement may be terminated and abandoned prior to the First Parent Merger Effective Time:
(a)   by the mutual written consent of the Company and Parent;
(b)   by either the Company or Parent, if:
(i)   (A) the First Parent Merger Effective Time shall not have occurred on or before 5:00 p.m., New York City time on May 13, 2026 (the “End Date”); provided, that if as of the End Date all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 shall have been satisfied or waived other than those conditions that by their nature are to be satisfied at the Closing and the conditions set forth in Section 6.1(d) and Section 6.3(f) (but only to the extent the applicable injunction or Order relates to any Antitrust Laws) or Section 6.1(e), then the End Date shall automatically be extended for 90 days on one occasion only (and such date, as so extended, shall be the End Date); and (B) the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) (or any of its Subsidiaries that are Parties) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of the failure to consummate the Transactions on or before such date;
(ii)   any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar Order permanently enjoining or prohibiting the consummation of the Transactions, and such injunction or Order shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) (or any of its Subsidiaries that are Parties) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of such injunction or Order; or
(iii)   if the Company Stockholder Meeting (including any adjournments or postponements thereof made in compliance with the terms of this Agreement) shall have been held and been concluded and the Company Stockholder Approval shall not have been obtained;

(c)   by the Company:
(i)   at any time prior to the receipt of the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Company Superior Proposal in compliance with Section 5.4; or
(ii)   if Parent or either Parent Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by five Business Days prior to the End Date or, if curable, is not cured within 45 Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(ii) and the basis for such termination; provided, that the Company shall not have a right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if any of the Company Parties is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;
(d)   by Parent:
(i)   if any of the Company Parties shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by five Business Days prior to the End Date or, if curable, is not cured within 45 Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, that Parent shall not have a right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or either Parent Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or
(ii)   prior to receipt of the Company Stockholder Approval, the Company Board shall have effected a Company Change of Recommendation.
Section 7.2   Effect of Termination.   In the event that a Party has the right to terminate this Agreement pursuant to Section 7.1, such Party may give written notice thereof to the other Parties and, upon such notice to the other Parties, this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties. In the event of a valid termination of this Agreement pursuant to Article 7, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Parties or their respective Subsidiaries or Affiliates, except that: (a) no such termination shall relieve the Company of its obligation to pay the Company Termination Fee if, as and when required pursuant to Section 7.3; (b) no such termination shall relieve any Party for liability for such Party’s fraud or Willful Breach of this Agreement prior to its termination; and (c) the Confidentiality Agreement, the Clean Team Agreement, this Section 7.2, Section 7.3 and Article 8 shall survive the termination hereof. “Willful Breach” shall mean deliberate action taken or deliberate failure to act that the breaching Party intentionally takes (or fails to take) and actually knows would be or cause a material breach of this Agreement.
Section 7.3   Company Termination Fee.
(a)   If this Agreement is terminated by:
(i)   Parent pursuant to Section 7.1(d)(ii) (Company Change of Recommendation);
(ii)  the Company pursuant to Section 7.1(c)(i) (Company Superior Proposal); or
(iii)  (A) either Parent or the Company pursuant to Section 7.1(b)(i) (Failure to Close by End Date) or Section 7.1(b)(iii) (Failure to Obtain Company Stockholder Approval) or (B) Parent pursuant to Section 7.1(d)(i) (Breach by the Company Parties) and, in each case:
(A)   at or prior to the time of such termination, in the case of a termination pursuant to Section 7.1(b)(i) (Failure to Close by End Date) or Section 7.1(d)(i) (Breach by the Company Parties), or at or prior to the Company Stockholder Meeting, in the case of a termination pursuant to Section 7.1(b)(iii) (Failure to Obtain Company Stockholder Approval), a Company Alternative Proposal (substituting in the definition thereof “50%” for “20%” and for “80%” in each place each such phrase appears) is publicly proposed or publicly disclosed and not irrevocably and publicly withdrawn in good faith and without qualification at least two Business Days prior to the event giving rise to the termination hereunder (a “Qualifying Transaction”); and
(B)   concurrently with or within 12 months after such termination, the Company or any of its Subsidiaries shall have (1) consummated a Qualifying Transaction or (2) entered into a definitive agreement providing for a Qualifying Transaction and later consummates such Qualifying Transaction, then the Company shall pay to Parent in consideration of Parent disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by Parent, a fee of $67.5 million in cash (the “Company Termination Fee”), free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by Law, such payment to be made within three Business Days after such termination in the case of clause (i) above, simultaneously with, and as a condition to, the effectiveness of any such termination in the case of clause (ii) above, or within three Business Days after the consummation of such Qualifying Transaction in the case of clause (iii) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. On the payment by the Company of the Company Termination Fee as and when required by this Section 7.3(a), none of the Company, its Subsidiaries or their respective former, current or future officers, directors (or equivalents), partners, stockholders, managers, members, Affiliates and Representatives or any Debt Financing Source shall have any further liability with respect to this Agreement, the Debt Commitment Letter, the Debt Financing or the Transactions or the other transactions contemplated hereby or thereby (and the abandonment or termination thereof) to Parent, either Parent Merger Sub or their respective Affiliates or Representatives, except to the extent provided in Section 7.2.
(b)   If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iii) (Failure to Obtain Company Stockholder Approval), then the Company shall pay to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, an amount in cash equal to all of the reasonable out-of-pocket fees and expenses (including all fees and expenses of Representatives) incurred by Parent or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby, up to a maximum amount of $17.5 million (the “Expense Reimbursement”), free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by Law, such payment to be made within three Business Days after such termination. In the event the Company Termination Fee subsequently becomes payable pursuant to Section 7.3(a), any previously paid Expense Reimbursement will be deducted from the amount of the Company Termination Fee.
(c)   On the payment by the Company of the Company Termination Fee as and when required by this Section 7.3, neither the Company nor any of its former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives or any Debt Financing Source shall have any further liability with respect to this Agreement, the Debt Commitment Letter, the Debt Financing or the Transactions or the other transactions contemplated hereby or thereby (and the abandonment or termination thereof) to Parent or its Affiliates or Representatives, except to the extent provided in Section 7.2.
(d)   Each Party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3(a), Parent would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 7.3, the Company shall pay to Parent all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee or the Expense Reimbursement, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Company Termination Fee becomes payable by, and is paid by, the Company to Parent and such payment is accepted by Parent, upon acceptance, such Company Termination Fee shall be Parent’s sole and exclusive remedy for monetary damages pursuant to this Agreement. The Parties further acknowledge that the Company Termination Fee shall not constitute a penalty but is in consideration for a disposition of rights under this Agreement and represents liquidated damages, in a reasonable amount that will compensate Parent in the circumstances (which do not involve fraud or willful and material breach by the other Parties) in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. The Parties further acknowledge that the right to receive the Company Termination Fee shall not limit or otherwise affect any such Party’s right to specific performance as provided in Section 8.5.
ARTICLE 8
MISCELLANEOUS
Section 8.1   No Survival of Representations and Warranties.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Transactions, except for Section 3.29, Section 4.19 and covenants and agreements that contemplate performance at or after the Closing.
Section 8.2   Expenses.   Except as set forth in Section 7.3, whether or not the Transactions are consummated, all costs, fees and expenses incurred in connection with the Transactions, this Agreement and the transactions contemplated hereby, including all costs, fees and expenses of its Representatives, shall be paid by the Party incurring or required to incur such costs, fees and expenses, except that all filing fees paid by any Party in respect of any regulatory filing (including any and all filings under the Antitrust Laws and/or in respect of the Company Approvals or Parent Approvals) shall be borne by Parent. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to, or as a result of, the Transactions shall be borne by Parent.
Section 8.3   Counterparts; Effectiveness.   This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form or by any other electronic means complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)), each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered in accordance with the prior sentence to the other Parties.
Section 8.4   Governing Law; Jurisdiction.   This Agreement shall be deemed to be made in and in all respects shall be governed by, interpreted and construed in accordance with the laws of the State of Maryland, without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland. In addition, each of the Parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or their successors or assigns, shall be brought and determined exclusively in the Circuit Court for Baltimore City (Maryland), Business and Technology Case Management Program or (and only if) such court finds it lacks subject matter jurisdiction, U.S. District Court for the District of Maryland, Northern Division; provided, that if the subject matter over the matter is the subject of the Action is vested exclusively in the United States federal courts, such Action shall be heard in the United States District Court for the District of Maryland, Northern Division (the “Chosen Courts”). Each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement, including the Transactions, in any court other than the Chosen Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.4 in the manner provided for notices in Section 8.7. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable Law.
Section 8.5   Specific Enforcement.
(a)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.
(b)   Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 8.6   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.6.
Section 8.7   Notices.   Any notice required to be given hereunder shall be sufficient if in writing and sent by email or by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
To Parent, First Parent Merger Sub or Second Parent Merger Sub:
Gildan Activewear Inc.
600 Maisonneuve Blvd W #33
Montreal, Quebec H3A 3J2 Canada
Attention:
Legal Department

Telephone:
(514) 735-2023

Email:
corprequest@gildan.com

with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:
Brian E. Hamilton
Matthew B. Goodman

Telephone:
(212) 558-4000

Email:
hamiltonb@sullcrom.com
goodmanm@sullcrom.com

and a copy (which shall not constitute notice) to:
Stikeman Elliott LLP
1155 René-Lévesque West
41st Floor
Montréal, Québec H3B 3V2 Canada
Attention:
Robert Carelli
Olivier Godbout

Telephone:
(514) 397-3000

Email:
rcarelli@stikeman.com
ogodbout@stikeman.com

To the Company Parties:
Hanesbrands Inc.
101 North Cherry Street
Winston-Salem, NC 27101
Attention:
Virginia A. Piekarski
Carlyle R. Cromer

Telephone:
336-918-3453
336-749-7482

Email:
Gini.Piekarski@hanes.com
Carlyle.Cromer@hanes.com

with a copy (which shall not constitute notice) to:
Jones Day
1221 Peachtree Street, N.E.
Suite 400
Atlanta, GA 30361
Attention:
Randi C. Lesnick
Joel T. May
Darcy R. White

Telephone:
(404) 521-3939

Email:
rclesnick@jonesday.com
jtmay@jonesday.com
darcywhite@jonesday.com

with a copy (which shall not constitute notice) to:
Blake, Cassels & Graydon LLP
199 Bay Street
Toronto, ON, M5L 1A9 Canada
Attention:
Michael Gans
Jacob Gofman

Telephone:
(416) 863-2400

Email:
michael.gans@blakes.com
jacob.gofman@blakes.com

or to such other address as a Party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email; provided, that no “bounceback” or notice of non-delivery is received, (b) on proof of service when sent by reliable overnight delivery service, (c) on personal delivery in the case of hand delivery or (d) on receipt of the return receipt when sent by certified or registered mail. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 8.8   Assignment; Binding Effect.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise)

without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns; provided, that upon the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned; provided that any assignment that would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of Parent to deliver the Parent Tax Certificate shall be deemed a reasonable basis for the Company to withhold consent), Parent or any Parent Merger Sub may transfer or assign its rights, interests or obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates (including, from and following the Closing, the Second Parent Merger Surviving Corporation or any of its Subsidiaries) or to any of the Debt Financing Sources for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and any refinancings, extensions, refundings or renewals thereof, but any such transfer or assignment will not relieve Parent or such Parent Merger Sub of any of its obligations hereunder.
Section 8.9   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 8.10   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof. Except for Section 5.10 (which, from and after the First Parent Merger Effective Time, shall be for the benefit of the Indemnified Parties), this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein is intended to and shall not confer on any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.11   Amendments; Waivers.   At any time prior to the Closing, whether before or after receipt of the Company Stockholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 8.12   Headings.   Headings of the Articles and Sections of this Agreement are for convenience of the Parties and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.13   Debt Financing Sources.   Notwithstanding anything to the contrary in this Agreement (including any other provision in this Section 8.13 of this Article 8), each Party, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letter) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) agrees not to bring, or to support any Person to bring, any such Action in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such Action in any such court, (e) agrees that service of process upon any such Party or such Party’s Subsidiaries or controlled Affiliates in any such Action shall be effective if notice is given in accordance with Section 8.7, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY SUCH ACTION BROUGHT AGAINST THE DEBT FINANCING SOURCES IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DEBT FINANCING, (g) agrees that none of the Debt Financing Sources shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement or the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (subject to the last sentence of this Section 8.13), (h) agrees that only Parent and its Subsidiary party to the Debt Commitment Letter, including their respective permitted successors and assigns under the Debt Commitment Letter, shall be permitted to bring any claim (including any claim for specific performance) against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter and that neither the Company nor any Subsidiary or any of their controlled Affiliates shall be entitled to seek the remedy of specific performance with respect to Parent’s or its applicable Subsidiary’s rights under the Debt Commitment Letter against the Debt Financing Sources, (i) agrees in no event will any Debt Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with the Debt Financing, and (j) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 8.13 and that this Section 8.13 and the definitions of “Debt Commitment Letter,” “Debt Fee Letter,” “Debt Financing,” “Debt Financing Documents,” “Debt Financing Entities” and “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would adversely modify the substance of any of the foregoing as it affects the Debt Financing Entities) may not be amended, modified or waived without the written consent of the Debt Financing Entities. Notwithstanding the foregoing, nothing in this Section 8.13 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Debt Financing Source’s obligations under the Debt Commitment Letter to Parent and its Subsidiaries party thereto.
Section 8.14   Interpretation.   When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references herein to “$” or “dollars” shall be to U.S. dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The words contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such words. Except as expressly stated otherwise, any Contract defined or referred to herein or in any schedule that is referred to herein means such Contract as from time to time amended, modified or supplemented (to the extent permitted by the applicable provisions thereof and this Agreement, including Section 5.1), including by waiver or consent, together with any addenda, schedules or exhibits to, any purchase orders or statements of work governed by, and any “terms of services” or similar conditions applicable to, such agreement. Any specific Law defined or referred to herein or in any schedule that is referred to herein means such Law as from time to time amended, modified or supplemented, and to any rules or regulations promulgated thereunder. The words “or” and “any” are not exclusive unless clearly described as such, including by reference to “either.” The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “shall” denotes a directive and obligation, and not an option, and the word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context otherwise requires, with respect to materials delivered to Parent prior to the execution and delivery of this Agreement, the words “made available,” “delivered to” and words of similar import refer to documents posted to the virtual data room hosted by Datasite for Project Radiance at least six hours prior to the execution and delivery into this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Section 8.15   Obligations of Parent Merger Subs, Company Holdco and Company Merger Sub.    Whenever this Agreement requires either Parent Merger Sub or any other Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Parent Merger Sub or such Subsidiary, as applicable, to take such action. Whenever this Agreement requires a Subsidiary of the Company (including Company Holdco or Company Merger Sub) to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, and after the First Parent Merger Effective Time, on the part of the First Parent Merger Surviving Corporation or the Second Parent Merger Surviving Corporation, as applicable, to cause such Subsidiary to take such action. Any obligation of one Party to another Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
Section 8.16   Definitions.   For purposes of this Agreement, the following terms (as capitalized below) shall have the following meanings when used herein:
“Action” means a claim, action, cause of action, demand, investigation, suit, arbitration, litigation, review, grievance or proceeding, whether civil, criminal, regulatory or administrative, whether in equity or at law, in contract, in tort or otherwise.
“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Agreed Assumption” shall be set forth in Schedule 6.2(e).
“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade Laws or Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.
“beneficial owner” means, with respect to any securities, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficial ownership,” “beneficially own” and “beneficially owned” shall have a correlative meaning.

“Book-Entry Shares” means, collectively, the Common Book-Entry Shares.
“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Toronto or Montreal, Canada, are authorized by law or executive order to be closed.
“Canadian Securities Administrators” means Autorité des marchés financiers du Québec and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.
“Canadian Securities Laws” means the Securities Act (Quebec) and all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada, and the rules and policies of the TSX.
“CITA” means the Income Tax Act (Canada).
“Clean Team Agreement” means the Clean Team Agreement, dated as of June 26, 2025, between Parent and the Company.
“Company ARS Facility Agreement” means the Amended and Restated Receivables Purchase Agreement, dated March 8, 2019, by and among HBI Receivables LLC, the Company, PNC Bank, N.A., PNC Capital Markets LLC and the other parties from time to time party thereto.
“Company Benefit Plans” means all compensation and/or pension or other benefit plans, programs, policies, practices, contracts, agreements or other arrangements, whether or not in writing and whether or not funded, in each case, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees or directors of the Company or its Subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable Law.
“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company Credit Agreement” means that certain sixth amended and restated credit agreement, dated as of March 7, 2025, by and among the Company, as borrower, the lenders party thereto, JPMorgan Chase Bank N.A., as the administrative agent and the collateral agent and the other parties thereto, and as further supplemented, amended, restated or amended and restated.
“Company Deferral Plans” means the Company’s Non-Employee Director Deferred Compensation Plan (as amended and restated as of December 9, 2008 and as further amended effective as of November 15, 2016 and March 1, 2019), the Company’s Executive Deferred Compensation Plan (as amended and restated as of November 1, 2013 and as further amended effective as of November 1, 2013 and March 1, 2019) and the Company’s Supplemental Employee Retirement Plan (effective as of January 1, 2006), as amended.
“Company Equity Awards” means the Company Options, the Company RSUs and the Company PSUs.
“Company Equity Plan” means the Company’s 2020 Omnibus Incentive Plan, as amended on each of April 24, 2023 and April 29, 2025, together with any addenda thereto.
“Company ESPP” means the Company Employee Stock Purchase Plan.
“Company Indenture” means that certain senior notes indenture, dated as of February 14, 2023, by and among the Company, each of the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee.
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company IT Assets” means all IT Assets owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or other labor organization that the Company or any of its Subsidiaries is a party to or otherwise bound.
“Company Material Adverse Effect” means an event, change, fact, condition, occurrence, effect, result or development that, individually or in the aggregate, (x) has, or would reasonably be expected to have, a materially adverse effect on the business, operations, financial or other condition, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement (including the Transactions), but, solely in the case of clause (x), shall not include events, changes, facts, conditions, occurrences, effects, results or developments to the extent relating to or resulting from:
(a)   changes in general economic or political conditions or the securities, equity, credit or financial markets in general, including trade regulations, trade disputes, restrictions and tariffs (or similar Taxes), or changes in or affecting domestic or foreign interest or exchange rates;
(b)   any decline in the market price or trading volume of the Company Common Stock or any change in the credit rating of the Company or any of its securities (provided, that the events, changes, facts, conditions, occurrences, effects or developments underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof);
(c)   changes or developments in the industries in which the Company or its Subsidiaries operate;
(d)   changes in Law after the date of this Agreement;
(e)   the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Transactions or other transactions contemplated hereby, including the identity of Parent and the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities, but only to the extent that such impact was proximately caused by the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Transactions or other transactions contemplated hereby, including the identity of Parent (provided, that the exceptions in this clause (e) shall not apply to the representations or warranties set forth in Section 3.3(d) or in the conditions set forth in Article 6 with respect to such representations and warranties);
(f)   performance by the Company Parties of their express obligations under this Agreement (except for any obligation to operate in the Ordinary Course of Business or similar obligations) or with the prior written consent or at the written direction of Parent;
(g)   any act of civil unrest, civil disobedience, war, terrorism, sabotage, military activity or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement (including, in each applicable case, whether physical or cyber), provided, however, that this exclusion shall not apply to cyberattacks, cyber intrusions, or any other cyber incidents that are specifically directed or targeted at the Company or its Subsidiaries;
(h)   any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events;
(i)   any pandemic, epidemic or disease outbreak or other comparable events;

(j)   changes in GAAP, IFRS or other applicable accounting standards after the date of this Agreement;
(k)   any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the events, changes, facts, conditions, occurrences, effects or developments underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); or
(l)   the Company or any of its Subsidiaries taking a Remedy Action;
except, with respect to clauses (a), (c), (d), (g), (h), (i) and (j), to the extent the impact thereof disproportionately and adversely affects the Company and its Subsidiaries, taken as a whole, relative to the other participants in the same or similar industries or geographies in which the Company and its Subsidiaries operate, the disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.
“Company Notes” means the 9.000% senior unsecured notes due 2031, issued pursuant to the Company Indenture.
“Company Products” means all products or services owned, developed, designed, marketed, distributed, licensed, sold, offered for sale or otherwise made available to any Person by or on behalf of, or currently under development by, the Company or any of its Subsidiaries, and any marketing, advertising, promotional or other similar activities undertaken by the Company or any Subsidiary in connection therewith.
“Company RSU” means each award of restricted stock units granted under the Company Equity Plan, including Deferred Company RSUs and Stock Equivalent Company RSUs.
“Confidentiality Agreement” means the Non-Disclosure Agreement, dated May 23, 2025, by and between Parent and the Company.
“Contract” means any legally binding, written or oral contract, note, bond, mortgage, indenture, deed of trust, lease, commitment, agreement, concession, arrangement or other obligation; provided, that “Contracts” shall not include any Company Benefit Plan or Parent Benefit Plan.
“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, among Parent and the Debt Financing Entities party thereto (including all exhibits, annexes, schedules and term sheets attached thereto), as amended, amended and restated, supplemented, replaced or otherwise modified in compliance with this Agreement (and including any joinders thereto), pursuant to which the Debt Financing Entities party thereto have agreed, subject only to the applicable Financing Conditions, to provide or cause to be provided the debt financing described therein for the purposes of financing the Transactions and the other transactions contemplated by this Agreement, repaying all principal, interest and fees outstanding under the Company Credit Agreement, the Company ARS Facility Agreement and the Redemption and/or Discharge.
“Debt Fee Letters” means those certain fee letters relating to the Debt Financing, contemplated by the Debt Commitment Letter.
“Debt Financing” means any debt financing obtained by Parent or any of its Affiliates in connection with the Transactions or the other transactions contemplated by this Agreement.
“Debt Financing Documents” means any credit agreements, note purchase agreements, indentures, guarantees, pledge and security documents, definitive financing documents, agreements, schedules or other certificates or documents contemplated by the Debt Financing.
“Debt Financing Entities” means the agents, arrangers, lenders, initial purchasers, underwriters and other entities (other than Parent, any Affiliate of Parent) that have committed to arrange or provide all or any part of any Debt Financing (including pursuant to the Debt Commitment Letter, purchase or underwriting agreements, indentures or credit agreements entered into in connection therewith), including any such persons becoming party thereto pursuant to any joinder agreements, and their respective successors and assigns.
“Debt Financing Sources” means the Debt Financing Entities, together with their respective former, current and future Affiliates and their and their respective Affiliates’ officers, directors, employees, agents, stockholders, partners (general or limited), trustees, managers, members, controlling parties, Representatives, advisers, funding sources and other representatives of each of the foregoing, and their respective successors and assigns; provided, that neither Parent nor any Affiliate thereof shall be a Debt Financing Source.
“Deferred Company RSU” means each equity retainer or long-term incentive payment comprised of an award under the Company Equity Plan that is subject to a deferral election pursuant to a Company Deferral Plan.
“Environmental Law” means any applicable Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances.
“Equity Award Exchange Ratio” means the sum of (a) the Exchange Ratio and (b) the quotient, rounded to two decimal places, obtained by dividing (i) the Cash Consideration by (ii) the Parent Share Price.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or Parent or any of their respective Subsidiaries, as applicable, as a “single employer” within the meaning of Section 414 of the Code.
“Excepted Stockholder” means any shareholder of the Company that would be a “five percent transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the Transactions that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c).
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent Agreement” means the Contract pursuant to which Parent shall appoint the Exchange Agent, which shall be in form and substance reasonably acceptable to the Company; provided, that such acceptance shall not be unreasonably conditioned, withheld or delayed.
“Exchange Ratio” means 0.102.
“Excluded Information” means (a) description of all or any portion of the terms of the Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, (b) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (c) historical financial statements or other information required by Rule 3-03(e), Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or 13-02 of Regulation S-X under the Securities Act, (d) any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and (e) separate Subsidiary financial statements, related party disclosures, or any segment reporting or disclosure, including, without limitation, any required by FASB Accounting Standards Codification Topic 280.
“Financing Conditions” means, with respect to the Debt Financing, the conditions precedent expressly set forth or referred to in Exhibit C of the Debt Commitment Letter as in effect on the date hereof.

“Form F-4” means the registration statement on Form F-4 pursuant to which the offer and sale of Parent Common Shares in connection with the First Parent Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto).
“GAAP” means United States generally accepted accounting principles.
“Generative AI Tool” means generative artificial intelligence technology or similar tools capable of autonomously producing content (including in the form of text, images, audio, or video), predictions, recommendations or decisions in response to prompts or other inputs.
“Government Official” means any official, officer, employee, or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.
“Hazardous Substance” means any substance presently listed, defined, regulated, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, regulated per- and polyfluoroalkyl substances (PFAS) or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and implemented in Canada through the Accounting Recommendations in the Chartered Professional Accountants of Canada Handbook.
“Indebtedness” means any of the following liabilities or obligations: (a) indebtedness for borrowed money; (b) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) liabilities pursuant to or in connection with letters of credit, banker’s acceptances, bank guarantees or similar items (in each case whether or not drawn, contingent or otherwise); (d) liabilities pursuant to finance leases (as determined in accordance with GAAP); (e) liabilities arising out of interest rate, commodity and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest, commodity prices or currency rates; (f) deferred purchase price of property, equipment or services or liabilities related to past acquisitions, in each case, except for trade payables incurred in the Ordinary Course of Business not overdue by more than 60 days; (g) outstanding payment obligations arising in connection with indemnification, earnouts or any other contingent purchase price or similar payment obligations under Contracts related to past acquisitions (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); and (h) guarantees and arrangements having the economic effect of a guarantee of any obligation, liability or undertaking contemplated by the foregoing clauses (a) through (g), in each case including all interest, penalties and other payments due with respect thereto, including indebtedness of others guaranteed by the Company and its Subsidiaries or secured by any Lien or security interest on the assets of the Company and its Subsidiaries.
“Intellectual Property” means all intellectual property, industrial or proprietary rights arising under the Laws of any jurisdiction or existing anywhere in the world, including all rights in or to any of the following:
(a)   patents and patent applications and industrial design registrations and applications and invention disclosures, and all continuations, divisionals, continuations-in-part, revisions, supplementary protection certificates, reissues, renewals, extensions, substitutes or reexaminations and patents issuing thereon; (b) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, corporate names, trade names, symbols, and other identifiers of origin, in each case, whether or not registered and any and all applications and registrations therefor, including all renewals of the same, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (c) copyrights, copyright registrations and applications, published and unpublished works of authorship (including software, website and mobile content and compilations of information), whether or not copyrightable, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor and all renewals, extensions, restorations and reversions thereof (“Copyrights”); (d) Internet domain names, uniform resource locators, Internet Protocol addresses, social media accounts or user names (including handles), and other names, identifiers and locators associated with any of the foregoing or other Internet addresses, sites and services; (e) trade secrets, know-how, industrial secrets, inventions, discoveries, ideas, improvements, information, data and databases, algorithms, techniques, processes, schematics, business and other methods, formulae, drawings, specifications, source code, prototypes, models, flow-charts, testing procedures and results, designs, customer lists and supplier lists and other confidential or proprietary business or technical information (“Trade Secrets”); and (f) all other intellectual property, industrial or proprietary rights.
“IT Assets” means all of the technology devices, computers, mobile or handheld devices, computer systems, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment owned, used or held for use (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries, and all data stored therein or processed thereby.
“Joint Venture” means Playtex Marketing Corporation, a Delaware corporation.
“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(a) of the Parent Disclosure Schedule and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(b) of the Company Disclosure Schedules, in each of case (a) and (b), following reasonable inquiry of their respective direct reports who would reasonably be expected to have knowledge of the subject matter of the applicable representation or warranty; provided that, with respect to representations and warranties made by the Company with respect to the Joint Venture, “Knowledge” shall mean the actual knowledge of the individuals listed on Section 8.16(b) of the Company Disclosure Schedules.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means a lien, mortgage, pledge, security interest, charge, title defect, adverse Actions and interests, option to purchase, right of first refusal or other encumbrance of any kind or nature whatsoever.
“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “virus,” “Trojan horse,” “worm,” “spyware,” “ransomware” (as such terms are commonly understood in the software industry) or any other code reasonably capable of having any of the following functions without authorization: disrupting, disabling, erasing, encrypting, harming or otherwise materially adversely affecting the operation or availability of, or access to, IT Assets.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“NYSE” means the New York Stock Exchange.
“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement, notice, stipulation, assessment, determination or indemnity issued, promulgated, made, rendered or entered into by or with any Governmental Entity or Government Official.
“Ordinary Course of Business” means, with respect to an action taken by any Person, the conduct that is: (a) consistent in nature, scope and magnitude with the past practices of such Person prior to the date of this Agreement and taken in the ordinary course normal, day-to-day operations of such Person;

and (b) similar in nature, scope and magnitude to actions customarily taken in the ordinary course of normal, day-to-day operations of other Persons of similar size and that operate in the same or similar industries and in the same or similar geographic markets as such Person, but, in each case, giving effect to any adjustments or modifications thereto (regardless of whether consistent with past custom and practice) taken to comply with applicable Law or in response to or as a result of any extraordinary event occurring after the date of this Agreement that was not reasonably foreseeable as of the date of this Agreement and that is outside the control of the Company and its Subsidiaries or Parent and its Affiliates, as applicable, and excluding (x) any conduct that would reasonably be expected to violate applicable Law and (y) any conduct that would, individually or in the aggregate, reasonably be expected to be grossly negligent.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or charter, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Parent Benefit Plans” means all compensation and/or pension or other benefit plans, programs, policies, practices, contracts, agreements or other arrangements, whether or not in writing and whether or not funded, in each case, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of current or former employees or directors of Parent or its Subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable Law.
“Parent Common Shares” means the common shares of Parent.
“Parent DSU Award” means a deferred share unit award in respect of Parent Common Shares.
“Parent Equity Awards” means Parent Options, Parent RSUs, Parent PSUs and Parent DSU Awards.
“Parent Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or other labor organization that Parent or any of its Subsidiaries is a party to or otherwise bound.
“Parent Material Adverse Effect” means an event, change, fact, condition, occurrence, effect, result or development that, individually or in the aggregate, (x) has, or would reasonably be expected to have, a materially adverse effect on the business, operations, financial or other condition, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement (including the Transactions), but, solely in the case of clause (x), shall not include events, changes, facts, conditions, occurrences, effects, results or developments to the extent relating to or resulting from:
(a)   changes in general economic or political conditions or the securities, equity, credit or financial markets in general, including trade regulations, trade disputes, restrictions and tariffs (or similar Taxes), or changes in or affecting domestic or foreign interest or exchange rates;
(b)   any decline in the market price or trading volume of the Parent Common Shares or any change in the credit rating of Parent or any of its securities (provided, that the events, changes, facts, conditions, occurrences, effects or developments underlying any such decline or change may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof);

(c)   changes or developments in the industries in which Parent or its Subsidiaries operate;
(d)   changes in Law after the date of this Agreement;
(e)   the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Transactions or other transactions contemplated hereby, including the identity of the Company and the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities, but only to the extent that such impact was proximately caused by the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Transactions or other transactions contemplated hereby, including the identity of the Company (provided, that the exceptions in this clause (e) shall not apply to the representations or warranties set forth in Section 4.3(d) or in the conditions set forth in Article 6 with respect to such representations and warranties);
(f)   performance by Parent or Parent Merger Subs of their express obligations under this Agreement (except for any obligation to operate in the Ordinary Course of Business or similar obligations) or with the prior written consent or at the written direction of the Company;
(g)   any act of civil unrest, civil disobedience, war, terrorism, sabotage, military activity or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement (including, in each applicable case, whether physical or cyber), provided, however, that this exclusion shall not apply to cyberattacks, cyber intrusions, or any other cyber incidents that are specifically directed or targeted at Parent or its Subsidiaries;
(h)   any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events;
(i)   any pandemic, epidemic or disease outbreak or other comparable events;
(j)   changes in GAAP, IFRS or other applicable accounting standards after the date of this Agreement; or
(k)   any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the events, changes, facts, conditions, occurrences, effects or developments underlying any such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); or
except, with respect to clauses (a), (c), (d), (g), (h), (i) and (j), to the extent the impact thereof materially, disproportionately and adversely affects Parent and its Subsidiaries, taken as a whole, relative to the other participants in the same or similar industries or geographies in which Parent and its Subsidiaries operate, the disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect.
“Parent Option” means an option to purchase Parent Common Shares.
“Parent PSU” means a performance share unit award in respect of Parent Common Shares.
“Parent Share Price” means the average of the volume weighted averages of the trading prices of Parent Common Shares on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the 20 consecutive trading days ending on (and including) the trading day that is two trading days prior to the Closing Date.
“Payoff Letter” means, with respect to the Company Credit Agreement and the Company ARS Facility Agreement, a customary payoff letter or such other customary confirmation letter or termination agreement reasonably acceptable to Parent executed by the lenders or other creditors thereunder (or their duly authorized agent or representative) and which states the aggregate amount of outstanding obligations of the Company and its Subsidiaries thereunder as of the date specified in such letter (together with a customary per diem for payment following such date) and the instructions for payment of the same to discharge such obligations, which letter shall also state that, upon receipt from or on behalf of the borrower thereunder of payment of such amount (together with the per diem, to the extent applicable) in cash in immediately available funds, (a) all obligations and liabilities of the Company and its Subsidiaries thereunder, and all obligations of the lenders thereunder (other than those liabilities that expressly survive the termination thereof) shall be satisfied and all guarantees provided by, and all other agreements of, the Company and its Subsidiaries thereunder shall be terminated (to the extent applicable, other than any issued and outstanding letters of credit thereunder for which alternative arrangements may have been agreed), (b) all Liens relating to the equity interests, rights, properties and assets of the Company and its Subsidiaries granted in connection therewith (to the extent applicable, other than any cash collateral or other arrangements to backstop any letters of credit issued and outstanding thereunder that are not terminated at Closing) shall be released and terminated without any further action by the secured parties, and the lenders or other creditors thereunder (or their duly authorized agent or representative) agree to file such documents and instruments as are necessary to evidence such release and/or authorize the Company and its Subsidiaries or Parent or any of its Affiliates (or their respective counsel) to file such documents and instruments as are necessary to evidence such release and (c) provide for delivery to the Company (or their designee) on or promptly following the Closing Date all possessory collateral (if any) in such lenders’ or agent’s possession.
“Permitted Lien” means (a) any Lien for Taxes or governmental assessments, charges or claims of payment not yet due or payable, being contested in good faith or for which adequate accruals or reserves have been established, (b) any Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the Ordinary Course of Business that do not materially detract from the value of or materially interfere with the use of any of the assets, (c) any Lien that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity or (d) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith.
“Person” means any individual, corporation, partnership, limited liability company, association, estate, trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.
“Personal Information” means any (a) information that identifies or could reasonably be used to identify an individual, household, browser or device or (b) that constitutes, or has the same meaning as, “personal data,” “personal information,” “personally identifiable information,” or the similar or equivalent term defined under applicable Privacy Laws.
“Privacy Laws” means all Laws concerning the privacy, security or processing of personal information or data, and all rules and regulations promulgated thereunder, including the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, data breach notification Laws, state privacy Laws (including the California Consumer Privacy Act), and the European Union General Data Protection Regulation 2016/679/EU (the “GDPR”) and any national Laws implementing the GDPR.
“Process” or “Processing” means any operation or set of operations performed, whether by manual or automated means, on Personal Information or on sets of Personal Information, such as the collection, acquisition, use, access, storage, disclosure, transfer, analysis, deletion or modification of Personal Information.
“Proxy Statement/Prospectus” means the proxy statement relating to the Company Stockholder Meeting, which will be used as a prospectus of Parent with respect to the Parent Common Shares issuable in connection with the First Parent Merger (together with any amendments or supplements thereto).
“Registered” means, with respect to Intellectual Property, issued by, registered with, or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
“Representatives” means, with respect to a Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives.

“Required Amount” means the minimum amount sufficient to finance the payments required to be paid by Parent or its Subsidiaries on the Closing Date in connection with the consummation of the Transactions or the other transactions contemplated by this Agreement, including the First Parent Merger, repaying all principal, interest and fees outstanding under the Company Credit Agreement, the Company ARS Facility Agreement and the Redemption and/or Discharge.
“Required Information” means (a) audited consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of stockholders’ equity and of cash flows of the Company and its Subsidiaries, prepared in accordance with GAAP, for the three most recent fiscal years ended at least 60 days prior to the Closing Date (which Parent hereby acknowledges receiving for the fiscal years ended December 31, 2022, December 30, 2023 and December 28, 2024) and the unqualified audit report of the Company’s independent registered public accounting firm related thereto (which Parent hereby acknowledges receiving for the three fiscal years ended December 31, 2022, December 30, 2023 and December 28, 2024) and (b) unaudited consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of stockholders’ equity and of cash flows of the Company and its Subsidiaries, prepared in accordance with GAAP, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 40 days prior to the Closing Date and for the comparable period of the prior fiscal year, reviewed by the Company’s independent registered public accounting firm, in each case, prepared in a form materially consistent with the applicable requirements of Regulation S-X.
“Sanctioned Country” means any country, region or territory that is the subject of a comprehensive embargo under Export and Sanctions Regulations or Canadian Sanctions Regulations.
“Sanctioned Person” means (a) any Person listed or designated under Sanctions or Canadian Sanctions Regulations, (b) any Person organized or resident in a Sanctioned Country, or (c) any Person owned 50% or more, individually or in the aggregate, directly or indirectly, by, or otherwise owned or controlled by a Person described in clauses (a) and (b), or, with respect to Canadian Sanctions Regulations, controlled as determined in accordance with the control test under Canadian Sanctions Regulations by, any such Person, (d) any government of a Sanctioned Country, and (e) any entity owned or controlled by any such government.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Significant Subsidiaries” has the meaning given to it in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act.
“Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of (a) the securities or other ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or (b) at least a majority of the equity or ownership interests of such other Person, in each case, is directly or indirectly owned or controlled by such first Person or by one or more of its Subsidiaries. For purposes of this Agreement, the Joint Venture shall not be deemed a Subsidiary of the Company; provided that for each instance in Article 5 where the Company agrees to cause its Subsidiaries to take or not take an action, the Joint Venture will be included but only to the extent the Company has the ability to cause such action or inaction to be taken.
“Stock Equivalent Company RSU” means each Company RSU corresponding to a cash deferral invested in a stock equivalent account under a Company Deferral Plan.
“Tax Return” means any return, report, statement, designation or similar filing made or required to be made with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
“Taxes” means any and all federal, state, provincial territorial or local (in each case, whether U.S. or non-U.S.) taxes or similar duty, fee, charge, levy, tarriff or other like assessment of any kind (together with any and all interest, penalties, additions to tax, inflationary adjustment, and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, branch, capital gains, franchise, windfall or other profits, gross receipts, property, sales, premium, harmonized, use, capital stock, payroll, employment, employment insurance, pension plan premiums, health, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem, value added, goods and services taxes, whether imposed directly or through a collection or withholding mechanism.
“TSX” means the Toronto Stock Exchange.
Section 8.17   Certain Defined Terms.   The following terms are defined elsewhere in this Agreement, as indicated below:
Term	Section
Adverse Effect on Financing	Section 5.21(d)
Agreement	Preamble
Alternative Financing	Section 5.21(d)
Anti-Corruption Laws	3.8(a)
Canadian Sanctions Regulations	Section 4.9(a)
Cancelled Shares	2.1(c)(ii)
Cash Consideration	2.1(c)(i)
Chosen Courts	8.4
Clearance Date	5.5(a)
Closing	1.2
Closing Date	1.2
Closing Performance Period	5.6(d)
Code	2.2(c)
Common Book-Entry Shares	2.1(c)(i)
Common Certificate	2.1(c)(i)
Company	Preamble
Company 401(k) Plan	5.6(c)
Company Alternative Proposal	5.4(h)
Company Approvals	3.3(c)
Company Articles of Conversion	1.3(b)
Company Balance Sheet Date	3.6
Company Board	Recitals
Company Bonus Plans	5.6(d)
Company Capitalization Date	3.2(a)
Company Change in Law Opinion	Section 6.2(e)
Company Change of Recommendation	5.4(c)
Company Disclosure Schedules	Article 3
Company Holdco	Preamble
Company Holdco Common Stock	3.25
Company Insider	3.11(n)
Company Intervening Event	Section 5.4(j)
Company Intervening Event Notice	5.4(d)
Company Intervening Event Notice Period	5.4(d)
Company Leased Real Property	3.17(a)

Term	Section
Company LLC	1.1(b)
Company Material Contract	3.20(a)
Company Merger	Recitals
Company Merger Articles of Merger	1.3(a)
Company Merger Effective Time	1.3(a)
Company Merger Sub	Preamble
Company Merger Sub Common Stock	3.25
Company Merger Surviving Corporation	1.1(a)
Company Merger Surviving Corporation Common Stock	2.1(a)(iii)
Company Option	2.3(b)
Company Owned Real Property	Section 3.17(b)
Company Parties	Preamble
Company Permits	3.7(b)
Company Preferred Stock	3.2(a)
Company Privacy Requirements	3.15(i)
Company PSU	2.3(d)
Company Real Property	Section 3.17(b)
Company Real Property Lease	3.17(a)
Company Recommendation	3.3(b)
Company SEC Documents	3.4(a)
Company Stockholder Approval	3.19
Company Stockholder Meeting	5.5(c)
Company Superior Proposal	5.4(i)
Company Superior Proposal Notice	5.4(c)
Company Superior Proposal Notice Period	5.4(c)
Company Tax Certificate	5.15(b)
Company Tax Counsel	5.15(b)
Company Tax-Free Opinion	Section 6.2(e)
Company Termination Fee	7.3(a)
Company Top Customer	3.21(a)
Company Top Supplier	3.21(a)
Consents	5.7(a)
Continuing Employee	5.6(a)
Copyrights	8.16
Delisting Period	5.12(a)
Discharge	5.19
DTC	Section 2.2(b)(ii)
End Date	7.1(b)(i)
Enforceability Exceptions	3.3(a)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Expense Reimbursement	7.3(b)
Export and Sanctions Regulations	3.9(a)

Term	Section
FCPA	3.8(a)
Final Offering	2.3(e)
First Parent Merger	Recitals
First Parent Merger Articles of Merger	1.3(c)
First Parent Merger Effective Time	1.3(c)
First Parent Merger Sub	Preamble
First Parent Merger Sub Common Stock	4.16
First Parent Merger Surviving Corporation	1.1(c)
First Parent Merger Surviving Corporation Common Stock	2.1(c)(iii)
Fractional Holdco Shares	Section 2.1(g)(i)
Fractional Share Cash Amount	Section 2.1(g)(i)
Fully Diluted Issued Shares	Section 2.1(c)(iv)
GDPR	8.16
Governmental Entity	3.3(c)
Indemnified Party	5.10(b)
Joint Venture Business	3.28(g)
Laws	3.7(a)
LLC Conversion	Recitals
LLC Conversion Effective Time	1.3(b)
Merger Consideration	2.1(c)(i)
MGCL	Recitals
MLLCA	Recitals
NI 52-109	4.5(a)
Non-U.S. Company Plan	3.11(a)
Non-U.S. Parent Plan	4.11(g)
Original Meeting Date	Section 5.5(d)
Parent	Preamble
Parent 401(k) Plan	5.6(c)
Parent Approvals	4.3(c)
Parent Balance Sheet Date	4.6
Parent Board	Recitals
Parent Capitalization Date	4.2(a)
Parent Change in Law Opinion	6.3(e)
Parent Disclosure Schedules	Article 4
Parent First Preferred Shares	4.2(a)
Parent Insider	4.11(i)
Parent Merger Subs	Preamble
Parent Permits	4.7(b)
Parent Public Documents	4.4(a)
Parent RSU	2.3(c)
Parent SEC Documents	4.4(a)
Parent Second Preferred Shares	Section 4.2(a)
Parent Share Issuance	Recitals

Term	Section
Parent Tax Certificate	5.15(b)
Parent Tax Counsel	5.15(b)
Parent Tax-Free Opinion	6.3(e)
Parties	Preamble
PCAOB	Section 3.5(c)
Permanent Financing	5.21(e)
Permits	3.7(b)
Pre-Closing Bonus Amount	5.6(d)
Proxy Statement/Prospectus Notice	5.5(b)
Qualifying Transaction	7.3(a)(iii)(A)
Redemption	5.19
Remedy Action	5.7(c)
Sanctions	Section 3.9(a)
SDAT	1.3(a)
Second Parent Merger	Recitals
Second Parent Merger Articles of Merger	1.3(d)
Second Parent Merger Effective Time	1.3(d)
Second Parent Merger Sub	Preamble
Second Parent Merger Sub Common Stock	4.16
Second Parent Merger Surviving Corporation	1.1(d)
Share Consideration	2.1(c)(i)
Tax Certificates	5.15(b)
Termination Date	5.1(a)
Trade Secrets	8.16
Trademarks	8.16
Transactions	Recitals
TSX Standard Listing Conditions	Section 5.12(b)
Willful Breach	7.2

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.
GILDAN ACTIVEWEAR INC.
By:
/s/ Glenn J. Chamandy

Name:
Glenn J. Chamandy

Title:
President

GALAXY MERGER SUB 1, INC.
By:
/s/ Glenn J. Chamandy

Name:
Glenn J. Chamandy

Title:
President

GALAXY MERGER SUB 2, INC.
By:
/s/ Glenn J. Chamandy

Name:
Glenn J. Chamandy

Title:
President

[Signature Page to Agreement and Plan of Merger]

HANESBRANDS INC.
By:
/s/ Stephen B. Bratspies

Name:
Stephen B. Bratspies

Title:
President

HELIOS HOLDCO, INC.
By:
/s/ Stephen B. Bratspies

Name:
Stephen B. Bratspies

Title:
President

HELIOS MERGER SUB, INC.
By:
/s/ Stephen B. Bratspies

Name:
Stephen B. Bratspies

Title:
President

[Signature Page to Agreement and Plan of Merger]

ANNEX B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000
PERSONAL AND CONFIDENTIAL
August 13, 2025
Board of Directors
Hanesbrands Inc.
101 North Cherry Street
Winston-Salem, North Carolina 27101
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Gildan Activewear Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Hanesbrands Inc. (the “Company”) of the Merger Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 13, 2025 (the “Agreement”), by and among Parent, Galaxy Merger Sub 2, Inc., a direct wholly owned subsidiary of Parent (“Second Parent Merger Sub”), Galaxy Merger Sub 1, Inc., a direct wholly owned subsidiary of Second Parent Merger Sub (“First Parent Merger Sub”), Helios Holdco, Inc., a direct wholly owned subsidiary of the Company (“Company Holdco”), Helios Merger Sub, Inc., a direct wholly owned subsidiary of Company Holdco (“Company Merger Sub”) and the Company. The Agreement provides, among other things, that Company Merger Sub will be merged with and into the Company, with the Company surviving such merger as a direct wholly owned subsidiary of Company Holdco, following which First Parent Merger Sub will be merged with and into Company Holdco, as a result of which each outstanding Share (excluding any Cancelled Shares (as defined in the Agreement)) will be converted into $0.80 in cash (the “Cash Consideration”) and 0.102 common shares (“Parent Common Shares”) of Parent (the “Share Consideration”; together with the Cash Consideration, the “Merger Consideration”).
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (collectively, the “Transaction”). Goldman Sachs Investment Banking has an existing lending relationship with the Company. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to the Company in connection with responding to shareholder activism in November 2023; as financial advisor to the Company in connection with the sale of the intellectual property and certain operating assets of the Company’s global Champion business in June 2024; and as bookrunner with respect to the Company’s senior secured revolving credit facility in March 2025. We also have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Parent in connection with responding to shareholder activism beginning in December 2023. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 28, 2024 and annual reports to shareholders and Annual Reports on Form 40-F of Parent for the five fiscal years ended December 29, 2024; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and certain interim reports to shareholders and Reports of Foreign Private Issuer on Form 6-K of Parent; certain other communications from the Company and Parent to their respective stockholders; certain publicly available research analyst reports for the Company and Parent; certain internal financial analyses and forecasts for the Company standalone prepared by its management, certain internal financial analyses and forecasts for Parent standalone prepared by its management, and certain financial analyses and forecasts for Parent pro forma for the Transaction prepared by management of the Company, in each case, as approved for our use by the Company (the “Forecasts”); certain net operating loss carryforwards of the Company, as prepared by the management of the Company and approved for our use by the Company (the “NOL Forecasts”); and certain operating synergies projected by the management of Parent to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Parent; reviewed the reported price and trading activity for the Shares and the Parent Common Shares; compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the apparel industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, the NOL Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company or the best currently available estimates and judgments of the management of Parent, as applicable. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the Merger Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any allocation of the Merger Consideration, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Parent Common

Shares or the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ GOLDMAN SACHS & CO. LLC

(GOLDMAN SACHS & CO. LLC)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Officers and Directors
The Canada Business Corporations Act provides that a corporation may indemnify a director or officer, a former director or officer, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (collectively, an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than an action by or on behalf of Gildan to procure a judgment in its favor) in which the Indemnified Person is involved because of that association with Gildan or other entity, if the Indemnified Person:
a)
acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

b)
in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

In respect of an action by or on behalf of Gildan or other entity to procure a judgment in its favor, Gildan, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by an Indemnified Person in connection with such action, if the Indemnified Person satisfies the conditions set forth above in clauses (a) and (b) above. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from Gildan in respect of all costs, charges and expenses reasonably incurred by such Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which such Indemnified Person is made a party by reason of such Indemnified Person’s association with Gildan or such other entity, if such Indemnified Person satisfies the conditions set forth above in clauses (a) and (b) above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such Indemnified Person ought to have done.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
Item 21.   Exhibits and Financial Statement Schedules
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.
Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)
That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(g)
The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit Number	Exhibit Description
2.1
Agreement and Plan of Merger, dated August 13, 2025, by and among Gildan Activewear Inc., Galaxy Merger Sub 2, Inc., Galaxy Merger Sub 1, Inc., Hanesbrands Inc., Helios Holdco, Inc. and Helios Merger Sub, Inc. (attached as Annex A to the Proxy Statement/Prospectus included in this registration statement)#

3.1	Certificate of Restated Articles of Incorporation, dated February 15, 2011 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-8 filed with the SEC on November 16, 2015)*
3.2	By-Law One (incorporated by reference to the Registrant’s Form 6-K filed with the SEC on August 5, 2005)*
3.3	By-Law Two (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the SEC on March 28, 2019)*
4.1	Specimen of Common Share Certificate with Rights Legend (incorporated by reference to Exhibit 2 to the Registrant’s Form 8-A/A filed with the SEC as of February 20, 2020)*
4.2
Trust Indenture, dated as of November 22, 2024, between Gildan Activewear Inc. and TSX Trust Company, as Trustee (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the SEC as of November 25, 2024)*

4.3
First Supplemental Trust Indenture, dated as of November 22, 2024, between Gildan Activewear Inc. and TSX Trust Company, as Trustee (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K filed with the SEC as of November 25, 2024)*

4.4
Second Supplemental Trust Indenture, dated as of November 22, 2024, between Gildan Activewear Inc. and TSX Trust Company, as Trustee (incorporated by reference to Exhibit 99.3 to the Registrant’s Form 6-K filed with the SEC as of November 25, 2024)*

4.5
Third Supplemental Trust Indenture, dated as of March 13, 2025, between Gildan Activewear Inc. and TSX Trust Company, as Trustee (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the SEC as of March 14, 2025)*

4.6
Fourth Supplemental Trust Indenture, dated as of March 13, 2025, between Gildan Activewear Inc. and TSX Trust Company, as Trustee (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K filed with the SEC as of March 14, 2025)*

4.7
Fifth Supplemental Trust Indenture, dated as of March 13, 2025, between Gildan Activewear Inc. and TSX Trust Company, as Trustee (incorporated by reference to Exhibit 99.3 to the Registrant’s Form 6-K filed with the SEC as of March 14, 2025)*

5.1	Opinion of Stikeman Elliot LLP as to the validity of the common shares of Gildan Activewear Inc. being registered*
8.1	Opinion of Jones Day regarding certain federal income tax matters*
10.1
Shareholder Rights Plan Agreement, dated as of February 21, 2023, by and between Gildan Activewear Inc. and Computershare Investor Services, Inc., as Rights Agent (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the SEC on February 22, 2023)*

21.1	Subsidiaries of Gildan Activewear Inc. (incorporated by reference to Exhibit 99.3 to the Registrant’s Form 40-F filed with the SEC on February 19, 2025)*
23.1	Consent of KPMG LLP relating to the financial statements and effectiveness of internal controls over financial reporting of Gildan Activewear Inc.
23.2	Consent of PricewaterhouseCoopers LLP relating to the financial statements and effectiveness of internal controls over financial reporting of Hanesbrands Inc.
23.3	Consent of Stikeman Elliot LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)*
23.4	Consent of Jones Day (included in the opinion filed as Exhibit 8.1 to this registration statement)*
24.1	Power of Attorney of Officers and Directors*

Exhibit Number	Exhibit Description
99.1	Form of Proxy Card of Hanesbrands Inc.
99.2	Consent of Goldman Sachs & Co. LLC.
107	Filing fee table*

*
Previously filed.

#
Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Gildan Activewear Inc. agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montréal, Québec, Canada, on October 3, 2025.
GILDAN ACTIVEWEAR INC.
By:
/s/ Glenn J. Chamandy

Name:
Glenn J. Chamandy

Title:
President and Chief Executive Officer

Pursuant to the requirements of the U.S. Securities Act, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated:
Signature	Title	Date
/s/ Glenn J. Chamandy Glenn J. Chamandy	President, Chief Executive Officer and Director (Principal Executive Officer)	October 3, 2025
* Luca Barile	Executive Vice-President, Chief Financial Officer (Principal Financial Officer)	October 3, 2025
* Vince Spadafora	Vice President, Principal Accounting Officer (Principal Accounting Officer)	October 3, 2025
* Michael Kneeland	Chair of the Board of Director	October 3, 2025
* Michener Chandlee	Director	October 3, 2025
* Anne-Laure Descours	Director	October 3, 2025
* Ghislain Houle	Director	October 3, 2025
* Mélanie Kau	Director	October 3, 2025
* Peter Lee	Director	October 3, 2025
* Karen Stuckey	Director	October 3, 2025

*
Glenn J. Chamandy, by signing his name hereto, does hereby sign this Amendment No. 1 to the registration statement on behalf of the directors and officers of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and officers, and filed with the U.S. Securities and Exchange Commission.

By:
/s/ Glenn J. Chamandy

Name: Glenn J. Chamandy
Title:  Attorney-in-fact

Pursuant to the requirements of Section 6(a) of the U.S. Securities Act, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Gildan Activewear Inc. in Osprey, Florida, United States on October 3, 2025.
By:
/s/ Michael Kneeland

Name:
Michael Kneeland

Title:
Chair of the Board of Directors, Authorized Representative in the United States